Prospectus

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290367

Issuance of up to 18,761,062 Common Shares

Akanda Corp.

This prospectus relates to the resale, from time to time of up to an aggregate of 18,761,062 common shares, no par value, of Akanda Corp. (“Common Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Selling Stockholders may receive the Common Shares included in this prospectus upon the conversion of principal and interest under outstanding convertible promissory notes of the Company in the aggregate principal amount of $12,000,000 held by such Selling Stockholders. The 18,761,062 Common Shares is calculated based upon the floor price of $0.678 per share as set forth in the convertible promissory notes. The Company is registering 18,761,062 Common Shares, which is the maximum amount of Common Shares that can be issued upon conversion of $12,000,000 of principal, plus interest, under the convertible promissory notes. See the section entitled, “Selling Stockholders” for additional information regarding the Selling Stockholders and the section entitled “Prospectus Summary–Other Recent Developments–Convertible Note Transaction” for additional information regarding the convertible promissory notes.

The Selling Stockholders may sell the Common Shares at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale. We will not realize any proceeds from sales by the Selling Stockholders.

All costs incurred in the registration of the Common Shares are being borne by the Company.

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN”. The last sale price of our Common Share as reported by the Nasdaq Capital Market on September 26, 2025 was $3.98. None of our Class A Special Shares nor the Class B Special Shares if any when issued, are or will be listed on a national securities exchange or interdealer quotation system.

We are organized under the laws of the Province of Ontario, Canada and are an “emerging growth company” and a “foreign private issuer” as defined under applicable United States federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

We are not considered a “controlled company” under The Nasdaq Stock Market (“Nasdaq”) corporate governance rules as we do not currently expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this offering.

As a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. The Company has elected to follow home country practice in lieu of the of the requirements under Nasdaq Rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, issuance, and potential issuance of its Common Shares (or securities convertible into or exercisable for its Common Shares) at price less than certain referenced prices, if such shares equal 20% or more of the Company’s common shares or voting power outstanding before the issuance. We may in the future elect to follow additional home country practices in Canada instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers with regard to certain corporate governance matters. See “Risk Factors - Risks Related to Our Common Shares.”

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 15 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2025

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different, and we do not take any responsibility for, or provide any assurance as to the reliability of, any information, other than the information in this prospectus. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. In particular, our securities have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada during the course of their distribution hereunder except pursuant to a Canadian prospectus or prospectus exemption. The information in this prospectus is accurate only as of the date on its cover, regardless of the time of delivery of this prospectus or the time of any sale of our securities. Our business, results of operations, financial condition, or prospects may have changed since those dates.

Before you invest in our securities, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this prospectus forms a part.

For investors outside of the United States: We have not done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or otherwise states, references to “Akanda,” the “Company,” “we,” “us,” “our,” and similar references refer to Akanda Corp., a corporation formed under the laws of the Province of Ontario, Canada and its subsidiaries. References to “First Towers” refer to First Towers & Fiber Corp., a corporation existing under the laws of the Province of British Columbia which we acquired by way of a share exchange on August 21, 2025 and which is our wholly-owned subsidiary.

Our functional currency and reporting currency is the U.S. dollar, the legal currency of the United States (“USD”, “US$” or “$”).

On August 26, 2025, the Company implemented a 1-for-3.125 reverse stock split on its common shares. Except as specifically provided to the contrary or as provided in the historical financial statements included in this prospectus, the information in this prospectus gives retroactive effect to such reverse stock split.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Our financial statements are prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board. Our fiscal year ends on December 31 of each year as does our reporting year.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

MARKET AND INDUSTRY DATA

This prospectus contains references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us. Some data is also based on our good faith estimates, which are derived from our review of internal surveys or data, as well as the independent sources referenced above. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “might”, “will”, “should”, “believe”, “expect”, “could”, “would”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus, including among other things:

●	our limited operating history;

●	the successful integration of First Towers into our business, and growth of that business;

●	unpredictable events and associated business disruptions;

●	changes in cannabis laws, regulations and guidelines;

●	decrease in demand for cannabis and cannabis-derived products;

●	exposure to product liability claims and actions;

●	damage to our reputation due to negative publicity;

●	risks associated with product recalls;

●	the viability of our product offerings;

●	our ability to attract and retain skilled personnel;

●	maintenance of effective quality control systems;

●	regulatory compliance risks;

●	risks inherent in an agricultural business and in the other businesses in which we operate;

●	increased competition in the markets in which we operate and intend to operate;

●	risks associated with expansion into new jurisdictions;

●	our ability to obtain and maintain adequate insurance coverage;

●	our ability to identify and integrate strategic acquisitions, investments and partnerships and to manage our growth;

●	our ability to raise capital and the availability of future financing;

●	global economy risks;

●	our ability to maintain the listing of our securities on The Nasdaq Capital Market; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors” in our reports and filings we make with the SEC from time to time.

These and other factors are more fully discussed in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this prospectus.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance, and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by applicable law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not include all of the information you should consider before investing in our securities. You should carefully read this entire summary together with the more detailed information appearing elsewhere in this prospectus, including our financial statements, and related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before making an investment decision. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

History

Akanda Corp. was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. In September 2021, we entered into a share purchase agreement with Halo, a publicly-traded, vertically integrated multinational cannabis company (NEO: HALO) (OTCQX: HCANF) (Germany: A9KN). Pursuant to this agreement, we acquired all the issued and outstanding equity interests of Cannahealth Limited, a Republic of Malta company (“Cannahealth”), from Halo (the “Cannahealth Acquisition”).

At the closing of the Cannahealth Acquisition on November 3, 2021, Cannahealth owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which owned all the issued and outstanding equity interests of Bophelo. As a result of the Acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. As consideration for this Acquisition, we issued 5,250 Akanda Shares to Halo at a price of $2,500.00 per share, resulting in Halo owning approximately 68.3% of all our outstanding Akanda Shares at the closing of the Cannahealth Acquisition.

On November 12, 2021, Halo transferred 840 Akanda Shares to an unaffiliated party, 1306077B.C. LTD. (the “Halo Transferee”), which resulted in Halo owning 49.6% of our issued and outstanding Akanda Shares (the “Halo Transfer”) at the time. On March 14, 2022, and pursuant to a convertible debenture agreement between Akanda and Halo, Akanda issued 658 Akanda Shares to Halo to settle the principal amount and accrued interest (at the time of conversion) of $6,582,980 owing to Halo as per the terms of the convertible debenture agreement.

On April 20, 2022, Akanda, Cannahealth, The Flowr Corporation (“Flowr”) and Holigen Limited (“Holigen”), a wholly-owned subsidiary of Flowr entered into a share purchase agreement (the “Holigen Agreement”) whereby Cannahealth would acquire 100% of the ordinary shares of Holigen, which is the holding company of RPK Biopharma, Unipessoal, LDA, a cultivator and manufacturer of medical cannabis products based in Portugal (the “Holigen Acquisition”). The Holigen Acquisition closed on April 29, 2022. The purchase price for the Holigen Acquisition was comprised of (i) of $3,000,000 in cash and (ii) 760 Akanda Shares. Concurrent with the closing of the Holigen Acquisition, Akanda purchased 14,285,714 Common Shares of Flowr for an aggregate purchase price of CAD$999,999.98.

On July 15, 2022, our indirect wholly-owned subsidiary Bophelo, a Lesotho company, was placed into liquidation by the High Court of Lesotho (the “Lesotho Court”) pursuant to an unauthorized application and request (the “Liquidation Application”) that was filed by Louisa Mojela, our former Executive Chairman, who was terminated as Executive Chairman of Akanda in July 2022, and the Mophuti Matsoso Development Trust, which we believe was established by Ms. Mojela. Mr. Chavonnes Cooper of Cape Town, South Africa, was appointed by the Lesotho Court as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. We intend to seek to recover significant loans made to Bophelo to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs in the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation. As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our Inquiry into the liquidation confirms that the process is complete.

On August 9, 2022, we entered into a cooperation agreement with Cansativa GmbH to allow the Cansativa platform to supply the German market with dried flowers from Akanda’s then EU-GMP certified indoor grow facility in Sintra, Portugal. In April 2024, the Company completed the transaction with Somai for the sale of RPK and as a result will not continue with the cooperation agreement.

On September 22, 2023, the Company entered an amended and restated option to purchase agreement with 1107385 B.C. LTD., pursuant to which the Company acquired an option to purchase a Canadian THC and CBD farming facility located at 1900 Ferne Road, Gabriola Island, British Columbia and related operations and licenses, pursuant to which, the key deal terms are as follows:

●	Akanda will issue a non-refundable payment equal to US$1,800,000 and if paid in Common Shares of Akanda will be based on formula to calculate the per share price as set forth in the agreement. The initial payment will be broken up into the First Option Payment, the Second Option Payment and the Third Option Payment, upon signing, 15 days after signing, 30 days after signing respectively.

●	This buys Akanda the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site. Additional payments will be made based upon milestones achieved from the development. Additional milestones include THC cultivation, sales of product, CBD cultivation, and Hemp cultivation. In the event all of the milestone payments are made or otherwise pays the full purchase price in the timeframes specified in the option agreement, the Company will have purchased the farming facility.

To date, Akanda has made the first three option payments and an additional $750,000 milestone payment as a result of our obtaining a hemp license from Health Canada in September 2024. We also anticipate making additional payments once the remaining milestones are achieved, of which we can give no assurance of success. To date, we have not yet cultivated any product from this farming facility.

On September 24, 2025, the Company entered into an Amendment No. 1 to Amended and Restated Option to Purchase (the “Option Amendment”) with 1107385 B.C. LTD., to amend certain provisions of that certain Amended and Restated Option to Purchase, made as of September 22, 2023. The Option Amendment extended the option term contained in the Amended and Restated Option to Purchase to September 25, 2027. In exchange for such extension, the Company shall pay to 1107385 B.C. LTD.a total of $250,000, of which $150,000 was paid at signing and $100,000 shall be paid on the 12-month anniversary of the Amendment. Additionally, the Company agreed (a) to register certain common shares, no par value, of the Company, owned by 1107385 B.C. LTD.and (b) to pay to 1107385 B.C. LTD.a specified Value (as defined in the Option Amendment) in cash from the proceeds of the Company’s next capital raising transaction.

On February 28, 2024, the Company entered into a share purchase agreement with Somai, Cannahealth and Holigen to sell all the shares of RPK to Somai for a consideration of $2,000,000. In addition, Somai agreed to assume up to 1,000,000 Euros of current liabilities and RPK’s debt with the senior secured lender bank, Caixa Agricola. In total, Somai agreed to assume approximately 4,000,000 Euros of debt. On April 1, 2024, the Company completed the transaction with Somai for the sale of RPK.

On June 12, 2021, we entered into a finder’s fee agreement with Cannera Holdings LTD, a British Columbia corporation, pursuant to which we agreed to pay to it a finder’s fee of 5% of the gross sales price of RPK payable at closing for identifying and introducing or otherwise assisting us with completing the sale of RPK. On February 28, 2024, we paid an invoice of $425,000 to Cannera.

On August 21, 2025, we acquired all of the common shares of First Towers, and First Towers became our direct wholly-owned subsidiary. First Towers is focused on tower development and operating a 700+km fiber optic network in the wireless market of Mexico, with an intention to expand to other Latin American countries. First Towers:

●	Owns the largest 5G dark fiber optic network in Central Mexico.

●	Is in possession of 20-year master lease agreements for both tower development and fiber network.

●	Is a preferred partner in providing coverage to the rural regions of Mexico.

●	Has a veteran tower development team with 20+ years of experience in telecommunications infrastructure development.

●	Has 24 towers deployed to date and an additional 6 under construction, with the opportunity to continue to develop in key Mexican markets.

First Towers generates revenue from owning telecommunications equipment and towers and leasing the equipment and space to telecommunications companies. See below “Acquisition of First Towers and Related Transactions”.

Our principal executive offices and mailing address are located at c/o Gowling WLG (Canada) LLP, 100 King St. W, Suite 1600, Toronto, ON M5X 1G5, Canada, and our telephone number is +1 (416) 862-7525.

The U.S. Securities and Exchange Commission (the “SEC”) maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on www.sec.gov. You can also find information on our website akandacorp.com. The information contained on our website is not a part of this prospectus.

Acquisition of First Towers and Related Transactions

First Towers Closing

On March 5, 2025, we entered into a Share Exchange Agreement (the “SEA”) with First Towers and the common shareholders of First Towers (the “Shareholders”). Subject to the terms and conditions set forth in the SEA, the parties agreed to enter into a business combination transaction (the “First Towers Transaction” or the “Transaction”), pursuant to which, among other things, all of the common shares of First Towers shall be exchanged for either our common shares (the “Purchaser Shares”), or cash payable over time and evidenced by a promissory note (the “Consideration Note”), and First Towers shall continuing as a wholly owned subsidiary of the Company.

On August 21, 2025 but dated as of August 19, 2025, the Company and First Towers, individually and on behalf of the Shareholders, entered into an amendment to the SEA (the “Amendment”, and combined with the SEA as amended, the “Amended SEA”), which amends certain terms of the SEA, including the following:

1.	Instead of issuing Purchaser Shares to the Shareholders at the closing pursuant to the SEA, the Company will issue instead, subject to post-closing shareholder approvals as described below, (a) newly authorized Class A Special Shares of the Company (the “Class A Special Shares”), that convert into an aggregate number of common shares of the Company equal to 19.9% of the common shares of the Company issued and outstanding at the Closing (as defined below) and (b) newly authorized Class B Special Shares of the Company (the “Class B Special Shares” and, with the Class A Special Shares, the “Special Shares”), that convert into the remaining Purchaser Shares otherwise issuable to the Shareholders under the SEA.

2.	The closing date, as defined in the SEA, has been amended to mean the date the Amendment was entered into. Accordingly, the closing of the First Towers Transaction was August 21, 2025 but dated as of August 19, 2025 (the “Closing”), and First Towers is a wholly-owned subsidiary of the Company as of such date.

3.	The common shares underlying the Class A Special Shares and the Class B Special Shares (collectively, the “Common Shares”), shall be registered for resale pursuant to the terms of a Registration Rights Agreement entered into at the Closing by the Company and First Towers on behalf of the Shareholders (the “Registration Rights Agreement”).

4.	The Company will convene and conduct a special meeting of shareholders (the “First Shareholder Meeting”) within forty-five days of the Closing, to solicit proxies in support of a special resolution of the Company’s shareholders approving an amendment of the articles of incorporation of the Company to provide for the issuance of the Special Shares (the “Proposal”). The First Shareholder Meeting took place on August 29, 2025, at which time a majority of the votes cast at the First Shareholder Meeting approved the Proposal and the Class A Special Shares were thereafter issued to the Shareholders.

5.	The Company’s Board of Directors and its executive officers as of immediately prior to the Closing, will remain as the Company’s Board of Directors and executive officers. Management of First Towers, as a wholly-owned subsidiary of the Company, will include Christopher Cooper, President, Francisco Juarez, VP and Chief Operating Officer, and Edgar Contreras, Country Manager.

6.	Certain closing conditions in the SEA, including with respect to a pre-closing financing and the filing of a Registration Statement on Form F-4, have been either waived or deleted as a covenant in the Amendment.

7.	In addition to holding the First Shareholder Meeting, the Company shall hold a special meeting of shareholders (the “Second Shareholder Meeting”), for the purpose of obtaining such approval as may be required by the applicable rules and regulations of Nasdaq from the common shareholders of the Company with respect to the issuance of (a) the Common Shares issuable upon conversion of the Class B Special Shares and (b) common shares of the Company underlying certain promissory notes of First Towers to be recapitalized at Closing and assumed by the Company pursuant to the terms of the Amended SEA, as described further below. If the Company does not obtain such shareholder approval at the first such meeting, the Company shall call a meeting every thirty days thereafter to seek such approval until obtained.

Assumption of First Towers Indebtedness

Dated as of August 19, 2025, in connection with the First Towers Transaction and the Closing, the Company entered into a Debt Settlement Agreement (the “PGC DSA”) and a Convertible Promissory Note (the “PGC Note”) with PGC Finco Inc. (“PGC”), and a Debt Settlement Agreement (the “Dunstan DSA”) and a Convertible Promissory Note (the “Dunstan Note”) with Dunstan Holdings Ltd. (“Dunstan”).

Pursuant to the PGC DSA, in satisfaction of all indebtedness of First Towers to PGC through the Closing, the Company assumed indebtedness of First Towers in the aggregate principal amount of US$4,153,078 which is evidenced by the PGC Note, and the Company agreed to pay to PGC a cash payment of $500,000 and issue to PGC, upon shareholder approval therefore, 1,741,129 Class B Special Shares.

Pursuant to the Dunstan DSA, in satisfaction of all indebtedness of First Towers to Dunstan through the Closing, the Company assumed indebtedness of First Towers in the aggregate principal amount of US$756,917.28 which is evidenced by the Dunstan Note, and the Company agreed to issue to PGC, upon shareholder approval therefor, 547,569 Class B Special Shares.

Each of the PGC Note and the Dunstan Note (collectively, the “Notes”) has a maturity date of August 19, 2031, has an interest rate of 8-1/2% per annum payable semiannually in arrears, and are secured by all of the assets of the Company. The Notes are subject to customary events of default.

Each Note may be converted from time to time by either the Company or the holder of the Note, into common shares of the Company, subject to first obtaining approval from the shareholders of the Company at the Second Shareholder Meeting. The conversion price shall be a price per share equal to the greater of (a) $0.2720 and (b) a ten percent discount to the seven trading day VWAP immediately prior to receipt of the conversion notice.

A copy of each of the PGC DSA, the Dunstan DSA, the PGC Note and the Dunstan Note is filed with this Form 6-K as Exhibit 10.3. 10.4, 10.5 and 10.6, respectively, and the foregoing description of the PGC DSA, the Dunstan DSA, the PGC Note and the Dunstan Note is qualified in its entirety by reference thereto.

Consideration Note

Dated as of August 19, 2025, in connection with the First Towers Transaction and the Closing, the Company entered into the Consideration Note with a Shareholder. The Consideration Note is in the principal amount of US$14,133,966. It has a maturity date of August 19, 2027 and has an interest rate of 16% per annum payable quarterly. The Notes are subject to customary events of default.

In addition, the Company paid to the holder of the Consideration Note a commitment fee of $424,018.98.

The Consideration Note is secured by all of the assets of the Company pursuant to a General Security Agreement dated as of August 19, 2025, but such security interest has been subordinated to the Notes and the security interest held by PGC and Dunstan. Subsequent to the closing of the September Offering described below under “Other Recent Developments-Convertible Note Transaction,” the Company prepaid approximately $6.5 million of the Consideration Note out of the proceeds from the September Offering.

Other Recent Developments

Convertible Note Transaction

On September 12, 2025, the Company entered into a Securities Purchase Agreement dated September 11, 2025 (the “Purchase Agreement”) with the Selling Stockholders, to issue and sell to each of the Selling Stockholders a convertible promissory note (each, individually, a “September Note” and collectively, the “September Notes”), for aggregate gross proceeds to the Company of $12.0 million (the “Purchase Price”), before deducting fees to the Placement Agent (as defined below) and other expenses payable by the Company in connection with the offering (the “September Offering”). The closing of the September Offering occurred on September 12, 2025.

The Company intends to use the net proceeds from the sale of the September Notes for (i) marketing purposes of up to $3.5 million, (ii) for the renewal and continued development of the Company’s Gabriola, B.C. site, (iii) working capital and general corporate purposes of up $3 million and (iv) up to $7 million to be used for the repayment of certain indebtedness.

Univest Securities, LLC (the “Placement Agent”) acted as placement agent for the September Offering.

The maturity date of each September Note is the 12-month anniversary of the issuance date of such September Note, and is the date upon which the principal amount, as well as any other fees, shall be due and payable. The September Notes bear interest at a rate of 10% per annum.

Each Selling Stockholder has the right, at any time, to convert all or any portion of the then outstanding and unpaid principal amount and interest if any (including any costs, fees and charges) into the Company’s common shares, no par value (the “Common Shares”) at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.88 per share (the “Initial Conversion Price”), (ii) 85% of the VWAP (as defined in the September Notes) of the Common Shares during the five consecutive Trading Day (as defined in the September Notes) period ending and including the Trading Day immediately preceding the delivery of the Conversion Notice (as defined in the September Notes); or (iii) 85% of the Closing Sale Price (as defined in the September Notes) on the Trading Day prior to the Conversion Notice being submitted; provided, however, that in no event shall the Conversion Price equal a price per share that is less than $0.678.

Any such conversion is subject to conversion limitations so each Investor beneficially owns less than 4.99% (or at the election of the Selling Stockholder, up to 9.99%) of the Common Shares.

Subject to exceptions described in the Purchase Agreement and the September Notes (the “Excluded Securities”), the Company may not issue any September Notes (other than to the Selling Stockholders as contemplated by the Purchase Agreement) and the Company shall not issue any other securities that would cause a breach or default under the September Notes during the term of the September Notes without the Selling Stockholders’ consent. If, at any time while the September Notes are outstanding, the Company shall carry out one or more Subsequent Placements (as defined in the September Notes), the Company shall first use 20% of the net proceeds of such Subsequent Placement to redeem all or a portion of the September Notes at a price in cash equal to 105% multiplied by the sum of the principal amount subject to such redemption, plus accrued but unpaid interest, plus a Make-Whole Amount (as defined in the September Notes), plus Late Charges (as defined in the September Notes), if any, plus liquidated damages, if any, and any other amounts, if any, then owing to the Selling Stockholders in respect of the September Notes, subject to an exception for Excluded Securities.

The September Notes contain customary Events of Default for transactions similar to the transactions contemplated by the Purchase Agreement and the September Notes, which entitle each Investor, among other things, to accelerate the due date of the unpaid principal amount of the September Note. Upon the first occurrence of an Event of Default with respect to any September Note, such Note shall bear interest at a rate of eighteen percent (18.0%) per annum of the then-outstanding principal amount. Additionally, from and after the occurrence of any Event of Default, each Investor may elect to cause the Company to redeem its September Note upon the terms and at prices described in the September Notes.

The September Notes also permit the Selling Stockholders to (a) redeem their September Notes upon certain change of control events, and (b) subject to the Excluded Securities exceptions, contain customary adjustments upon certain events such as upon a subdivision or combination of the Common Shares, subsequent equity sales, and other events as described in the Notes.

The Purchase Agreement contains certain representations, warranties and covenants made by each of the Company and the Investor, as set forth therein.

As part of the September Offering, the Company entered into a Registration Rights Agreement with the Selling Stockholders, whereby the Company agreed to register for resale the Common Shares underlying the September Notes. The Registration Statement on Form F-1, of which this prospectus forms a part, is being filed to satisfy the Company’s obligations under such Registration Rights Agreement.

On August 11, 2025, the Company entered into an engagement letter (the “Engagement Letter”) with the Placement Agent, pursuant to which the Placement Agent agreed to serve as the placement agent for the issuance and sale of securities of the Company. As compensation for such placement agent services, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 2.5% of the gross proceeds received by the Company from the September Offering, plus $50,000 for its fees and expenses. Accordingly, the Company paid the Placement Agent $300,000 in cash fees in relation to the September Offering.

Further, pursuant to the Engagement Letter, the Company granted to the Placement Agent a six month right of first refusal to provide capital raising investment banking services to the Company on an exclusive basis in all matters for which such investment banking services are sought by the Company. The Engagement Letter also includes indemnification obligations of the Company and other provisions customary for transactions of this nature.

The September Notes were issued in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction to accredited investors by an issuer not involving any public offering.

Shareholder Meeting

On April 30, 2025, the Company held its Annual General and Special Meeting of Shareholders for the fiscal year 2024, at which the shareholders of the Company approved the following proposals:

●	A proposal to fix the number of directors for the Corporation at five.

●	A proposal to elect five directors to serve until the next meeting of shareholders at which the election of directors is considered, or until his or her successor is duly elected or appointed, unless he or she resigns, is removed or becomes disqualified in accordance with the articles of the Company or the Business Corporations Act. The nominees, Christopher Cooper, David Jenkins, Jatinder Dhaliwal, Katharyn Field, and Usama Chaudhry, were elected to serve as directors.

●	A proposal to re-appoint GreenGrowth CPAs, as auditors of the Company for the 2025 fiscal year, and to authorize the audit committee of the Company to fix the auditors’ remuneration and the terms of their engagement.

●	A proposal to consider and, if deemed appropriate, to pass, a special resolution, approving one or more amendments to the articles of the Company for one or more future consolidations of the Company’s issued and outstanding common shares on the basis of consolidation ratios to be selected by the Board of Directors of the Company within a range between two pre-consolidation common shares for one post-consolidation common share and 100 pre-consolidation common shares for one post-consolidation common share, provided that, (A) the cumulative effect of the share consolidation shall not result in a consolidation ratio that exceeds 100 pre-share consolidation common shares for one post-share consolidation common share, and (B) such share consolidation occurs prior to the earlier of the 12 month anniversary of the meeting and the next annual meeting of shareholders; and file the articles of amendment to give effect to the share consolidation at the selected consolidation ratio(s).

Reverse Stock Split

On August 26, 2025, we implemented a 1-for-3.125 reverse stock split of our Common Shares. Every 3.125 shares of our issued and outstanding common shares were automatically converted into one issued and outstanding common share. No fractional shares were issued as a result of the reverse stock split. Instead, any fractional shares that resulted from the split were rounded down to the next whole number. The reverse stock split affected all shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s outstanding Common Shares, except for adjustments that resulted from the treatment of fractional shares.

Cessation of Canmart Ltd.

On March 5, 2025, the Company announced that after evaluating the current state of the Company’s business of importing and distributing cannabis-based products in the United Kingdom through its Canmart Ltd. subsidiary, the Company’s Board of Directors has determined to discontinue and cease its U.K operations and shut down Canmart Ltd. The Board came to this conclusion after receiving notification from Canmart’s directors that they intend to resign and the difficulty in finding qualified replacements, determining that the expense and timing of renewing its license to operate in the U.K. when compared to projected near-term future revenues is not cost effective, and evaluating the continued potential exposure to Canmart’s existing lawsuits, among other things.

Financing Transaction

Commencing on March 25, 2025, the Company entered into a series of Subscription Agreements with the investors signatory thereto pursuant to which the Company sold to the investors an aggregate of 73,143 restricted common shares of the Company at a subscription price per share of $4.38, or aggregate gross proceeds to the Company of approximately $320,000.

THE OFFERING

Issuer	Akanda Corp., an Ontario corporation.

Common Shares Offered	18,761,062 Common Shares, which is the maximum number of shares that the Selling Stockholders may receive pursuant to the conversion of principal and interest under certain convertible promissory notes of the Company purchased by them on September 12, 2025, in the aggregate principal amount of $12,000,000.(1) See the section entitled, “Selling Stockholders” for additional information regarding the Selling Stockholders.

Common Shares Outstanding Immediately prior to the September Offering	728,289 Common Shares, as of September 26, 2025(2).

Common Shares to be Outstanding after the September Offering	19,489,351 Common Shares, assuming (i) the conversion of the September Notes by the Selling Stockholders into Common Shares, plus all accumulated interest until their respective maturity dates, using the floor price of $0.678 per share, assuming that the September Notes remain outstanding until their respective maturity dates and that the interest is paid in Common Shares, and (ii) no other Common Shares are issued by the Company. If the Selling Stockholders do not fully convert the September Notes, or if any such conversions occur prior to the maturity dates thereof, the Company would have less Common Shares outstanding after the September Offering. Furthermore, if the Selling Stockholders fully convert the September Notes at a conversion price higher than the floor price of $0.678 per share, the Company will issue less than the 18,761,062 shares being registered hereby. (2).

Use of Proceeds	We will not receive any proceeds from the resale of Common Shares included in this prospectus by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from their respective sales of the Common Shares in this offering. See the “Use of Proceeds” section of this prospectus.

Listing	Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN.” There is no established trading market for the Company’s Class A Special Common Shares or the Class B Special Common Shares expected to be issued by the Company, all of which (subject to certain limited exceptions) vote with, or will vote with upon issuance, the Common Shares. We do not intend to list the Class A Special Common Shares or the Class B Special Common Shares on The Nasdaq Capital Market or any other national securities exchange or any other nationally recognized trading system.

Transfer Agent	The transfer agent and registrar for our Common Shares is Vstock Transfer, LLC.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 15, and all other information contained in this prospectus, before deciding to invest in our securities.

(1)	The 18,761,062 Common Shares is calculated based upon the floor price of $0.678 per share as set forth in the convertible promissory notes. The Company is registering 18,761,062 Common Shares, which is the maximum amount of Common Shares that can be issued upon conversion of $12,000,000 of principal and interest under the convertible promissory notes.

(2)	Does not include:

●	144,930 Common Shares underlying issued and outstanding Class A Special Shares, which vote as a single class with the Common Shares.

●	Common Shares reserved for future issuance under our Stock Option Plan (the “Plan”) as well as any automatic evergreen increases in the number of Common Shares reserved for future issuance under our Plan;

●	an aggregate of 4,775,972 Common Shares underlying the Class B Special Shares, which we are seeking shareholder approval to issue pursuant to the terms of the First Towers Acquisition, and which, when and if issued, will vote as a single class with the Common Shares and the Class A Special Shares; and

●	Common Shares underlying the convertible senior promissory notes we issued pursuant to the terms of the First Towers Acquisition, that may be issued upon conversion thereof from time to time in accordance with the provisions of such senior convertible notes.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited condensed combined pro forma financial data was prepared using the method of accounting for business combinations under IFRS Accounting Standards 3, with Akanda being both the legal acquirer and the accounting acquirer. The following information should be read in conjunction with the audited consolidated financial statements of Akanda and of First Towers, in each case for the year ended December 31, 2024, including the respective notes thereto, each of which is included elsewhere in this prospectus. At the issuance date of the First Towers historical financial statements and as reflected in the notes therein, First Towers had considered a different method of accounting for the First Towers Transaction, which the parties had subsequently determined should instead be IFRS Accounting Standards 3. Accordingly, the below pro forma financial statements reflect an accounting standard different from the notes to the First Towers historical financial statements.

The unaudited condensed combined pro forma statement of financial position as at December 31, 2024 and for the year ended December 31, 2024 have been prepared to give effect to the Transaction as if it occurred on January 1, 2024. The historical financial statements of each of Akanda and First Towers were prepared in accordance with IFRS Accounting Standards.

The condensed combined pro forma financial data, which is preliminary in nature, have been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. In addition, the condensed combined pro forma financial data does not purport to project the future financial position or operating results of the combined company.

Akanda Corp.

Unaudited Pro Forma Combined Statement of Financial Position

As at December 31, 2024

(Expressed in United States Dollars)

	First Towers & Fiber Corp. (formerly Canadian Tower and Fibre Optics Inc.)	Akanda Corp.	Footnote reference	Pro Forma Adjustments	Consolidated Total
	$	$		$	$
ASSETS
Current
Cash	677,784	3,838,650	3(a)	320,000	4,336,434
	-	-	3(d)	(500,000)	-
Cash held in trust	-	3,216		-	3,216
Trade and other receivables	947,261	370,537		-	1,317,798
Prepayments	83,174	391,649		-	474,823
Loans receivable	-	451,529	3(b)	(352,953)	98,576
	1,708,219	5,055,581		(532,953)	6,230,847
Non-current
Property, plant and equipment	3,938,124	2,339,182	3(e)	6,847,126	13,124,432
Goodwill	-	-	3(e)	35,487,919	35,487,919
Intangible assets	-	15,827			15,827
Loan receivable	-	503,493			503,493
Right-of-use assets	195,478	-			195,478
	4,133,602	2,858,502		42,335,045	49,327,149
Total Assets	5,841,821	7,914,083		41,802,092	55,557,996

LIABILITIES
Current liabilities
Trade and other payables	1,111,073	2,982,499	3(e)	500,000	5,017,591
	-	-	3(g)	424,019	-
Loans and borrowings	12,938,157	352,814	3(b)	(352,953)	4,592,861
	-	-	3(c)	(4,992,936)	-
	-	-	3(d)	(500,000)	-
	-	-	3(d)	(2,131,840)	-
	-	-	3(d)	(4,909,995)	-
Convertible debenture	-	-	3(d)	4,189,614	-
Lease liabilities	19,540	-		-	19,540
Due to related parties	195,114	302,232		-	497,346
	14,263,884	3,637,545		(7,774,091)	10,127,338
Non-current
Loans and borrowings	3,888	-	3(e)	14,133,966	13,713,835
	-	-	3(g)	(424,019)	-
Lease liabilities	163,558	-		-	163,558
	167,446	-		13,709,947	13,877,393
Total Liabilities	14,431,330	3,637,545		5,935,856	24,004,731

SHAREHOLDERS’ EQUITY
Share capital	5,105,073	63,319,398	3(a)	320,000	63,639,398
	-	-	3(f)	(5,105,073)	-
Series A Share Capital	-	-	3(d)	424,236	1,148,882
	-	-	3(e)	724,646
Series B Share Capital	-	-	3(d)	1,707,604	25,587,464
	-	-	3(e)	23,879,860
Other reserves	106,249	24,423	3(f)	(106,249)	24,423
Accumulated deficit	(13,202,142)	(57,459,061)	3(c)	4,992,936	(57,959,061)
	-	-	3(e)	(500,000)
	-	-	3(f)	8,209,206
Convertible Debenture - Equity Component	-	-	3(d)	720,381	720,381
Accumulated other comprehensive loss	(404,497)	(1,608,222)	3(f)	404,497	(1,608,222)
Equity attributable to owners	(8,395,317)	4,276,538		35,672,044	31,553,265
Non-controlling interest	(194,192)	-	3(f)	194,192	-
Total shareholders’ equity	(8,589,509)	4,276,538		35,866,236	31,553,265
Total liabilities and equity	5,841,821	7,914,083		41,802,092	55,557,996

The accompanying notes are an integral part of this unaudited pro-forma consolidated statements.

Akanda Corp.

Unaudited Pro Forma Combined Statement of Loss and Comprehensive Loss

For the year ended December 31, 2024

(Expressed in United States Dollars)

	First Towers & Fiber Corp. (formerly Canadian Tower and Fibre Optics Inc.)	Akanda Corp.	Footnote reference	Pro Forma Adjustments	Pro Forma Combined
	$	$		$	$

Sales	694,725	836,664		-	1,531,389
Cost of sales	673,471	628,282		-	1,301,753
Gross profit	21,254	208,382		-	229,636

Operating expenses
Depreciation and amortization	603,956	141,054		-	745,010
Consulting and professional fees	1,356,367	2,693,399			4,049,766
Personnel expenses	90,426	495,699		-	586,125
General and administrative expenses	235,660	1,260,712		-	1,496,372
Total operating expenses	2,286,409	4,590,864		-	6,877,273

Operating loss	(2,265,155)	(4,382,482)		-	(6,647,637)

Other income (expenses):
Acquisition costs	-	-	3(e)	500,000	500,000
Finance income	-	6,492	3(b)	(2,953)	3,539
Finance expense	(2,683,661)	(100,107)	3(b)	2,953	(2,780,815)
Finance exchange gain (loss), net	(1,456,898)	(133,015)		-	(1,589,913)
Gain on debt settlement	-	27,554	3(c)	4,992,936	5,020,490
Other expenses	(34,680)	-			(34,680)
Other income	-	238,553		-	238,553
Gain on sale of subsidiary	-	198,780		-	198,780
Write-off of AP, net	-	475,816		-	475,816
Write-off of holdback payable	-	400,000		-	400,000
Net loss from continuing operations	(6,440,394)	(3,268,409)		5,492,936	(4,215,867)

Loss from discontinued operation	-	(827,620)		-	(827,620)
Net loss before non-controlling interest	(6,440,394)	(4,096,029)		5,492,936	(5,043,487)
Net loss attributable to:
Shareholders of the parent	(6,182,778)	-		5,492,936	(689,842)
Non-controlling interests	(257,616)	-		-	(257,616)

Other comprehensive loss:
Foreign currency translation adjustment	2,230,002	(101,188)		-	2,128,814
Total comprehensive loss	(4,210,392)	(4,197,217)		5,492,936	(2,914,673)

Comprehensive loss attributable to:
Shareholders of the parent	(4,041,976)	-		5,492,936	1,450,960
Non-controlling interests	(168,416)	-		-	(168,416)

The accompanying notes are an integral part of this unaudited pro-forma consolidated statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AS AT DECEMBER 31, 2024

Note 1.  Description of the Transaction and Purchase Consideration

Pursuant to the Share Exchange Agreement dated March 5, 2025, between Akanda Corp. (“Akanda”), First Towers & Fibers Corp. (“First Towers”), and the shareholders of First Towers, as amended by that Amendment Agreement dated as of August 19, 2025 but effective August 21, 2025, Akanda has agreed to acquire all of the outstanding shares of First Towers.

●	First Towers shareholders will receive an aggregate of 144,930 Class A Special Shares of Akanda, which are convertible into an equal number of common shares of Akanda.

●	First Towers shareholders will receive an aggregate of 4,775,972 Class B Special common shares of Akanda, which are convertible into an equal number of common shares of Akanda, but only after Akanda seeks and received shareholder approval of the Transaction.

●	One shareholder of First Towers, who owns 111,666,666 First Towers shares, received cash consideration of approximately $14.13 million in lieu of Akanda shares, in addition to a cash payment of $424,019.

●	Akanda assume certain outstanding indebtedness totaling approximately $5.0 million.

●	Akanda paid a former debtholder of First Towers a cash payment of $500,000.

●	Upon Akanda seeking and receiving shareholder approval of the Transaction, Akanda will issue an aggregate of 732,383 Class B Special Shares to former debtholders of First Towers.

The transaction does not require shareholder approval under applicable Canadian or Nasdaq rules; however, Akanda has determined that it will seek shareholder approval for Nasdaq purposes as if it were a United States domestic issuer and not a Foreign Private Issuer under SEC rules. The Akanda Class A Special Shares and Class B Special Shares, when and if issued, are or will be, as the case may be, issued pursuant to an exemption from registration under SEC rules.

Unless otherwise indicated, all share quantities disclosed in these pro forma financial statements reflect post-consolidation share amounts.

Note 2.   Basis of Presentation

The unaudited pro-forma consolidated statement of financial position of the Company gives effect to the Proposed Transaction as described above. In substance, the Proposed Transaction involves Akanda shareholders obtaining control of FTFC and accordingly the Proposed Transaction results in Akanda acquiring FTFC. The Proposed Transaction has been accounted for as a business combination, in accordance with IFRS 3, by which Akanda acquired the net assets of FTFC. Accordingly, the accompanying unaudited pro-forma consolidated statement of financial position of the Company has been prepared by management using the same accounting policies as described in Akanda’s audited financial statements for the year ended December 31, 2024. There are no differing accounting policies between Akanda and FTFC.

The unaudited pro-forma consolidated statement of financial position is not necessarily indicative of the Company’s consolidated financial position when closing of the Proposed Transaction occurs had the Transaction closed on the dates assumed herein. These consolidated financial statements have been prepared with the information that would be available at December 31, 2024.

The unaudited pro-forma consolidated statement of financial position has been compiled from information derived from and should be read in conjunction with the following information, prepared in accordance with IFRS:

●	Akanda’s audited annual consolidated financial statements as at and for the year ended December 31, 2024, which are included in this prospectus;

●	FTFC’s audited annual consolidated financial statements as at and for the year end December 31, 2024, which are included in this prospectus; and

●	the additional information set out in Note 3 of this unaudited pro-forma consolidated statement of financial position that are directly attributable to the Proposed Transaction or factually supportable by significant events occurring to date.

Note 3.  Unaudited Pro-Forma Assumptions and Adjustments

The unaudited pro-forma consolidated statement of financial position gives effect to the completion of the Proposed Transaction, incorporating the assumptions within Note 1, as if it had occurred on the date presented, December 31, 2024. Consequential adjustments to the accumulated deficit are based on the Proposed Transaction equation described in Note 3(f).

The unaudited pro-forma consolidated statement of financial position has been prepared based on the following assumptions:

a)	Subsequent to December 31, 2024, Akanda issued and completed an additional non-brokered private placement of 73,143 common shares at a price of $4.38 per common share for $320,000 gross proceeds. There were no share issue costs associated with this private placement.

b)	Upon consolidation, the intercompany loan between Akanda and FTFC of $352,953 is eliminated, of which $350,000 is the principal amount and $2,953 of accrued interest on the debt.

c)	Prior to closing of the Proposed Transaction, the creditors agreed to reduce the total amount of interest owing by $4,992,936 resulting in a forgiveness of debt.

d)	Upon closing the Proposed Transactions, Akanda entered into an agreement with creditors of FTFC to pay $500,000 of interest payable on loan facilities. In addition, the creditors agreed to a settlement of the remaining $2,131,840 interest payable by the issuance of 123,414 Series A shares and 496,757 Series B shares. The remaining $4,909,995 principal amount on the loans was then settled by the issuance of a convertible debenture. The convertible debentures are unsecured, bearing interest at 8.5% per annum payable semi-annually, and are due August 31, 2031. The convertible debenture allows the holder to convert into common shares of Akanda at a price per share of the greater of $0.2720 and 10% discount to the 7-day volume weighted average price immediately prior the receipt of the Notice of Conversion. The convertible debenture was determined to be a compound financial instrument composed of a liability and equity components, meeting the fixed-for-fixed criteria. The fair value of the liability component at the time of issuance was calculated as being equivalent to the discounted cash flows for the debentures assuming an effective interest rate of 12%. The effective interest rate was based upon the estimated interest rate for a debenture without a conversion feature. The fair value of the equity component (conversion feature) was determined at the time of issuance as the difference between the face value of the convertible debenture and the fair value of the liability component. At the time of issuance, the value of the liability component was determined to be $4,189,614 with the residual value of $720,381 assigned to the equity component.

e)	As a result of the Proposed Transaction, the shareholders of Akanda will acquire control of FTFC and the Transaction will be accounted for as a business combination, in accordance with IFRS 3, by which Akanda acquired the net assets of FTFC.

For the purposes of the pro-forma consolidated statement of financial position, management has estimated the fair value of the equity instruments deemed to be exchanged and received by FTFC (deemed accounting acquiree). The fair value of the 4,920,901 common shares outstanding prior to the acquisition of FTFC by the issuance of 144,930 Series A shares and 4,775,972 Series B shares and the issuance of a promissory note. The fair value of the Series A and Series B shares was estimated at approximately $5.00 per share, which is the closing price of the common shares of Akanda on December 31, 2024, for a total share value of $24,604,506. In addition, Akanda issued a promissory note of $14,133,996, bringing the total consideration to $38,738,472. The Company’s legal and transaction costs incurred are estimated to be up to $500,000, which will be recorded as a cash transaction expense on the consolidated statement of income.

Net Assets Acquired (FTFC)	Amount (USD)
Cash	$677,784
Accounts receivable	947,261
Prepaids	83,174
ROU assets	195,478
Property and equipment	10,785,250
Goodwill	35,487,919
Trade payables	(1,111,073)
Loans	(7,949,109)
Lease liability	(183,098)
Due to related parties	(195,114)
$38,738,472

Consideration Paid	Amount (USD)
Series A and B shares deemed to be issued	$24,604,506
Promissory note	14,133,966
$38,738,472

The actual calculation and allocation of the purchase price will be based on the net assets purchased at the closing date. Accordingly, the actual amounts for each of the assets and liabilities will vary from these pro-forma amounts and the variation may be material.

f)	There will be an elimination of FTFC’s December 31, 2024 balances of share capital of $5,105,073, other reserves of $106,249, accumulated other comprehensive loss of $404,497, non-controlling interest of $194,192, and accumulated deficit of $8,209,206 as a result of the acquisition.

g)	Upon issuance of the promissory note, Akanda agreed to pay a 3% commitment fee for a total of $424,019. As this commitment fee is the result of the issuance of debt, the fee offset against the debt facility and is recorded as an interest expense over the life of the facility.

h)	Subsequent to the closing of the proposed transaction, Akanda completed a 3.125 share consolidation. All per share numbers have been adjusted to reflect this consolidation.

Note 4.  Pro Forma Shareholders’ Equity

Akanda Corp.

Unaudited Pro Forma Combined Statement of Equity

As at December 31, 2024

(Expressed in United States Dollars)

	Common Shares		Series A		Series B
	Number	$	Number	$	Number	$
Akanda Shares, December 31, 2024	655,146	63,319,398	-	-	-	-
Private placement	73,143	320,000	-	-	-	-
Acquisition of FTFC	-	-	144,930	724,646	4,775,972	23,879,860
Shares issued for interest payment	-	-	123,414	424,236	496,757	1,707,604
	728,289	63,639,398	268,344	1,148,882	5,272,729	25,587,464

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including our financial statements, and the related notes included in this prospectus, before deciding whether to invest in our securities. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Financial Condition

We should be considered an early-stage company with limited operating history and may never become profitable.

Akanda was only recently incorporated to be a holding company, with operating subsidiaries having limited operating histories and generating minimal revenue. Since then, we have discontinued, or are in the process of discontinuing, our European operations while we are seeking to launch our hemp and THC/CBD farming facility in British Columbia, Canada, as well as consummate our planned business combination with First Towers and Fiber Corp. We remain an early-stage company and have limited financial resources and minimal operating cash flow. If we cannot successfully develop, manufacture and distribute our planned cannabis products, or have capacity constraints, quality control problems or other disruptions, we may not be able to develop or offer market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market or expand our market share. A failure by us to achieve a low-cost structure through economies of scale or improvements in cultivation, manufacturing or distribution processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

We expect to require additional funding to develop and launch our pre-revenue hemp and THC/CBD cultivation facility in Gabriola Island, British Columbia. However, there can be no assurance that additional funding will be available to us for the development of our planned businesses, as well as to fund our planned combination with First Towers and Fiber Corp. and operations thereafter, which will require the commitment of substantial resources. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development. Potential investors should carefully consider the risks and uncertainties that an early stage company with a very limited operating history will face. In particular, potential investors should consider that we may be unable to:

●	successfully implement or execute our business plan, or that our business plan is sound;

●	effectively pursue business opportunities, including potential acquisitions;

●	adjust to changing conditions or keep pace with increased demand;

●	attract and retain an experienced management team; or

●	raise sufficient funds in the capital markets to effectuate our business plan, including expanding production capacity, licensing and approvals.

Our financial situation creates doubt as to whether we will continue as a going concern.

Akanda does not expect to generate material revenues in 2025, as a result of shutting down its Canmart operations. Accordingly, the revenues Akanda generated in 2024 are not recurring, and Akanda does not of yet generate any revenues from its British Columbia farming facility. Furthermore, Akanda does not expect to generate any revenues in 2025 unless and until it consummates its business combination with First Towers and Fiber Corp. of which it can give no assurance of success. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements.

To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our subsidiary, Bophelo, is currently in insolvency proceedings.

Our indirect wholly-owned subsidiary, Bophelo, was placed into liquidation by the High Court of Lesotho (the “Lesotho Court”) in July 2022 pursuant to an unauthorized application and request (the “Liquidation Application”) that was filed by Louisa Mojela, our former Executive Chairman, who was terminated as Executive Chairman of Akanda, and the Mophuti Matsoso Development Trust (“MMD Trust”), which we believe was established by Ms. Mojela. Mr. Chavonnes Cooper of Cape Town, South Africa, was appointed by the Lesotho Court as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. While we intend to contest and seek to reverse the determination by the Lesotho Court to place Bophelo in liquidation, and will seek to recover significant loans made to Bophelo to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs in the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation, there can be no assurance that we will be successful in reversing the Lesotho Court’s determination to place Bophelo in liquidation.

As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete.

We may become involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

We may become involved in litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our reputation, business, financial condition or results of operations.

In July 2022, our former Executive Chairman, Louisa Mojela was summarily terminated as Chairman of Bophelo for Cause, as a “bad leaver”. In the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation, we plan to seek to recover significant loans that we have made to Bophelo to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs. On October 20, 2022, Ms. Mojela filed a claim against Canmart and Akanda for wrongful termination of her Service Agreement. Ms. Mojela sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim lodged for losses caused by Ms. Mojela, including a loan of US $6,849,935.69 Akanda advanced to Bophelo. As at December 31, 2023, Ms. Mojela’s entire application failed. At the Consequentials hearing on January 15, 2024, Canmart and Akanda were awarded £60,000 in legal costs. On 5 February 2024, Mojela sought permission to appeal of the summary judgment decision but her application for permission to appeal was refused on 11 April 2024. On 17 April, 2024, Mojela applied for a hearing to renew her application to appeal. This claim was resolved via a confidential settlement on December 2, 2024 and no amounts beyond this settlement are further owing to Ms. Mojela.

In February 2023, Tejinder Virk, our former Chief Executive Officer, notified us of his resignation. Mr. Virk’s resignation was a result of disagreement with us regarding contractual obligations owed pursuant to the Service Agreement dated June 2, 2021 (the “Service Agreement”) between Mr. Virk, Halo Labs Inc., as guarantor, and Canmart Limited. According to Mr. Virk, the Company and Canmart committed a breach of the Service Agreement by failing to pay him monies and benefits owed following his placement on a paid leave of absence in November 2022 due to an internal investigation into Mr. Virk’s conduct as our Chief Executive Officer and as a director of Canmart. While we have informed Mr. Virk that he has been summarily dismissed and will be paid through February 2023. On May 12, 2023, Tejinder Virk issued a claim for Detriment and dismissal for alleged protected disclosures totaling £1,630,302.22. The claim has been denied in its entirety. Witness statements were exchanged on 30 April 2024 and the Tribunal hearing was scheduled and took place by video in May 2024. This claim was resolved via a confidential settlement on May 10, 2024 and no amounts beyond this settlement are further owing to Mr. Virk.

In April 2023, Trevor Scott, our former Chief Financial Officer, filed a claim against the Company for amounts owing under his employment agreement totaling £420,659.95. This claim was resolved via a confidential settlement on January 15, 2024 and no amounts beyond this settlement are further owing to Mr. Scott.

In May 2023, Vidya Iyer, our former SVP of Finance, filed a claim against the Company for amounts owing under her employment agreement totaling £151,774. This claim was resolved via a confidential settlement on March 27, 2024 and no amounts beyond this settlement are further owing to Ms. Iyer.

On January 29, 2024, Shailesh Bhushan, our former Chief Financial Officer, filed a complaint with the Employment Standards Branch of British Columbia claiming unpaid salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. The Company previously offered to Mr. Bhushan an annual salary of CAD $60,000 and as such, believes the claim to be frivolous, strongly disputes the amount claimed, and intends to vigorously defend itself.

Please refer to Note 23 of Akanda’s audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 included elsewhere in this prospectus for details of the legal proceedings with Mr. Bhushan.

Management is unable to assess the likelihood that we would be successful in any trial with respect to ongoing matters. Accordingly, no assurance can be given that if we go to trial and ultimately lose, or if we decide to settle at any time, such an adverse outcome would not be material to our consolidated financial position. Additionally, in any such case, we will likely be required to use available cash, or the proceeds from future offerings, towards the judgment or settlement, that we otherwise would have used to build our business. In such event, we would be required to raise additional capital sooner than we otherwise would, of which we can give no assurance of success, or delay, curtail or cease the commercialization of some or all of our products and services.

Risks Related to the First Towers Transaction

The market price of our Common Stock will continue to fluctuate after the First Towers Transaction.

The market price of the common shares of Akanda will continue to fluctuate, potentially significantly, following completion of the Transaction, as a result of a variety of factors, including for example, among others, general market and economic conditions, changes in our businesses, operations and prospects, interest rates, general market, industry and economic conditions and other factors generally affecting the stock prices, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Akanda will operate. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, our common shares, regardless of the post-transaction actual operating performance.

As a result of the First Towers Transaction, the market price for our common shares may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Akanda Common Stock.

First Towers’ business differs from those of Akanda, and, accordingly, our results of operations post-Transaction will be affected by some factors that are different from those currently or historically affecting the results of operations of Akanda.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Transaction.

The success of the First Towers Transaction will depend in part on our ability to retain the talents and dedication of key professionals of First Towers. It is possible that these employees may decide not to remain with First Towers. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Akanda’s business activities post-Transaction may be adversely affected and management’s attention may be directed to hiring suitable replacements, all of which may cause Akanda’s business to suffer. In addition, Akanda may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. No assurance can be given that post-Transaction, Akanda will be able to attract or retain key employees to the same extent that those companies have been able to attract or retain their own employees in the past.

The First Towers Transaction has and may continue to cause disruptions in the business of Akanda and First Towers, which could have an adverse effect on Akanda’s business and financial results.

The First Towers Transaction has caused disruptions in the business of Akanda and of First Towers, including by diverting some of the attention of their respective management toward the completion of the First Towers Transaction instead of focusing on their respective business. In addition, Akanda has diverted significant management resources in an effort to complete the First Towers Transaction, which could have been applied to further building its legacy business.

Akanda will require additional financing and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

To date, Akanda has relied primarily on equity and debt financing to carry on its business. Akanda has limited financial resources and operating cash flow and can make no assurance that sufficient funding will be available to it to fund its operating expenses and to further develop its business.

Any additional financing may involve substantial dilution for the existing shareholders. There can be no assurance that such additional capital will be available, on a timely basis or on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of operations or the further development of its business with the possible loss of such properties or assets. If adequate funds are not available or are not available on acceptable terms, Akanda may not be able to fund its business or the expansion thereof, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a Material Adverse Effect on its business, financial condition and results of operations.

Akanda may be exposed to increased litigation, which could have an adverse effect on Akanda’s business and operations post-Transaction.

Akanda may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties following the First Towers Transaction. Such litigation may have an adverse impact on Akanda’s business and results of operations or may cause disruptions to Akanda’s operations.

Akanda’s existing business may be secondary to First Tower’s existing business. Akanda Shareholders will therefore after the Transaction have a continuing equity interest predominantly in the business of First Towers.

After consummation of the Transaction, Akanda expects to maintain its existing hemp and cannabis cultivation business in Gabriola Island, British Columbia; however, the assets and existing business of First Towers are expected to account for a substantial percentage of the combined business’ focus.

Akanda’s debt post-Transaction may limit its financial flexibility.

In connection with meeting its requirements under the SEA, including as a condition to the consummation of the First Towers Transaction, Akanda assumed approximately $20 million of First Towers indebtedness. Our indebtedness could have adverse effects on the financial condition and results of operations of Akanda post-Transaction, including:

●	increasing its vulnerability to changing economic, regulatory and industry conditions;

●	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

●	limiting its ability to pay dividends to its stockholders, if at all;

●	limiting its ability to borrow additional funds; and

●	increasing its interest expense and requiring Akanda post-Transaction to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, share repurchases, dividends and other purposes.

The ability of Akanda post-Transaction to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, Akanda’s financial position and performance, as well as prevailing market conditions and other factors beyond its control.

Declaration, payment and amounts of dividends, if any, to stockholders of Akanda post-Transaction will be uncertain.

Akanda has not historically paid cash dividends on its capital stock. Whether any dividends are declared or paid to stockholders of Akanda post-Transaction, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. The Akanda Board post-Transaction will have the discretion to determine the dividend policy of Akanda, including the amount and timing of dividends, if any, that Akanda may declare from time to time, which may be impacted by any of the following factors:

●	Akanda may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

●	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Akanda Board post-Transaction, which could change its dividend practices at any time and for any reason;

●	the amount of dividends that Akanda may distribute to its stockholders is subject to restrictions under Canadian law and is limited by restricted payment and leverage covenants in Akanda’s credit facilities and, potentially, the terms of any future indebtedness that Akanda may incur; and

●	certain limitations on the amount of dividends subsidiaries of Akanda can distribute to Akanda, as imposed by law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

Holders of Akanda’s common shares will be diluted by the future issuance of additional common shares underlying the planned issuance of Class A Special Shares and Class B Special Shares in connection with the First Towers Transaction or otherwise; future sales of such shares in the public market or the expectation that such sales may occur may decrease the market price of Akanda’s common shares.

Akanda is expected to issue a significant number of common shares in the future in connection with the planned issuance (subject to shareholder approval) of its Class A Special Shares and Class B Special Shares. These issuances are expected to dilute Akanda existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of Akanda’s common shares. Since the Class A Special Shares an the Class B Special Shares vote with the common shares as a single class, the voting rights of existing common shareholders of Akanda will be adversely affected, by diluting the voting power of Akanda’s common shares.

Risks Related to Akanda’s Cannabis Business

Future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.

We are currently seeking to consummate the Transaction with First Towers, to expand our business offerings and be less reliant on the cannabis market. We may further, in the future seek to acquire or invest in, other businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. While our growth strategy with respect to our planned cannabis operations may include broadening our product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. Additionally, the integration of our acquisitions, including with First Towers, and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities associated with our acquisitions.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions (for businesses we do not purchase as an 100% owned subsidiary) and may retain minority shareholder rights which could make a future change of control or necessary corporate approvals for actions more difficult to achieve and/or more costly.

We may also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted stock. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.

Demand for cannabis and its derivative products could be adversely affected and significantly influenced by scientific research or findings, regulatory proceedings, litigation, or media attention.

The legal cannabis industry in Canada and in many other potential markets for us is at an early stage of its development. Consumer perceptions regarding legality, morality, consumption, safety, efficacy and quality of medicinal cannabis are mixed and evolving and can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of medicinal cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the medicinal cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity, could have a material adverse effect on the demand for medicinal cannabis and on our business, results of operations, financial condition and cash flows. Public opinion and support for medicinal cannabis use has traditionally been inconsistent and varies from jurisdiction to jurisdiction. Our ability to gain and increase market acceptance of our business may require substantial expenditures on investor relations, strategic relationships and marketing initiatives. There can be no assurance that such initiatives will be successful, and their failure to materialize into significant demand may have an adverse effect on our financial condition.

Our success will depend, in part, on our ability to continue to enhance our product offerings to respond to technological and regulatory changes and emerging industry standards and practices.

Rapidly changing markets, technology, emerging industry and regulatory standards and frequent introduction of new products characterize our business and planned business. The process of cultivating and processing our planned cannabis products to meet applicable standards and successfully marketing such products and obtaining necessary licenses requires significant continuing costs, marketing efforts, third-party commitments and regulatory approvals. We may also decide to expand our planned product offering to include cannabis oils and extracts, and ultimately, to produce consumer branded cannabis products. We may not be successful in expanding our production capacity, or obtaining any required regulatory approvals or licenses, to implement our growth plans, which, together with any capital expenditures made in our operations, may have a material adverse effect on our business, financial condition and operating results.

We are subject to the inherent risk of exposure to product liability claims.

As a planned cultivator and distributor of products designed to be ingested by humans, we will face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused bodily harm or injury. In addition, the sale of our planned products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning health risks, possible side effects or interactions with other substances. Product liability claims or regulatory actions against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products.

We expect to be subject to the inherent risks involved with product recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. If any of our planned products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection therewith. There can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if our products are subject to recall, our reputation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for our planned products and could have a material adverse effect on our results of operations and financial condition. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention, potential loss of applicable licenses, and increased legal fees and other expenses.

Research regarding the viability, safety, efficacy, use and social acceptance of cannabis or isolated cannabinoids (such as cannabidiol and tetrahydrocannabinol) remains in early stages.

There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as cannabidiol and tetrahydrocannabinol). Although we believe that the articles, reports and studies published support our beliefs regarding the viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, investors should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated herein or reach negative conclusions related to medical cannabis, which could have a material adverse effect on the demand for our future products and could result in a material adverse effect on our business, financial condition and results of operations or prospects.

We may not be able to maintain effective quality control systems.

We may not be able to maintain an effective quality control system. The effectiveness of our quality control system and our ability to maintain any Good Agricultural and Collecting Practices (“GACP”) certification we may receive with respect to our planned manufacturing, processing and testing facilities depend on a number of factors, including the design of our quality control procedures, training programs, and the ability to ensure that our employees adhere to our policies and procedures. We also may depend on third party service providers to manufacture, process or test our products, that are subject to GACP requirements.

We expect that regulatory agencies will periodically inspect our and our service providers’ facilities to evaluate compliance with applicable GACP requirements. Failure to comply with these requirements may subject us or our service providers to possible regulatory enforcement actions. Any failure or deterioration of our or our service providers’ quality control systems, including loss of the GACP certification we may receive, may have a material adverse effect on our business, results of operations and financial condition.

The cannabis and cannabinoid industries face strong opposition.

Many political and social organizations oppose hemp and cannabis and their legalization, and many people, even those who support legalization, oppose the sale of hemp, cannabis and their derivatives in their geographies. Our business will need support from local governments, industry participants, consumers and residents to be successful. Additionally, there are large, well-funded businesses and industry groups that may have a strong opposition to the cannabis industry. For example, the pharmaceutical and alcohol industries have traditionally opposed cannabis legalization. Any efforts by these or other industries opposed to cannabis to halt or impede the cannabis industry could have detrimental effects on our business.

We are subject to the risks inherent in an agricultural business.

Our business involves the growing of cannabis, which is an agricultural product. As a result, our financial results are subject to the risks inherent to the agricultural business, such as crop disease, mold or mildew, insect infestations, volatile weather, drought, absorption of heavy metals, climate change and similar agricultural risks, which may adversely affect supply, reduce production and sales volumes, increase production costs, or prevent or impair shipments. Natural elements have had and could continue to have a material adverse effect on the production of our cannabis products, while prior use of pesticides at our agricultural sites, if not discovered prior to cultivation on such sites, could lead to the production of tainted and unsaleable product, which could negatively impact the results of our operations. Additionally, crop insurance is generally not available to cannabis.

We further have not started any farming or cultivation at our British Columbia location and are subject to the additional risks of starting an agricultural business. Cannabis cultivation and processing, can significantly influence the demand for agricultural equipment. Changing demand for certain agricultural products could have an effect on the price of farming output and consequently the demand for certain of our equipment and could also result in higher research and development costs related to changing machine requirements. Additionally, cannabis cultivation dynamics is similar to that of other agricultural commodities cultivation dynamics in that failure to deliver quality products that meet customer needs at competitive prices ahead of competitors could have a significant adverse effect on the Company’s business. Our business results, therefore, depends on our ability to understand and anticipate our customers’ specific preferences and requirements, and preplan and cultivate cannabis products accordingly to meet such customer demand.

Our business will be reliant upon third party suppliers, service providers and distributors.

As our business grows, we will need a supply chain for certain material portions of the production and distribution process of our products. Our suppliers, service providers and distributors may elect, at any time, to breach or otherwise cease to participate in supply, service or distribution agreements, or other relationships, on which our operations rely. Loss of our suppliers, service providers or distributors would have a material adverse effect on our business and operational results.

Part of our strategy is to enter into and maintain arrangements with third parties related to the development, testing, marketing, manufacturing, distribution and commercialization of our products. Our revenues are dependent on the successful efforts of these third parties, including the efforts of our distribution partners. Entering into strategic relationships can be a complex process and the interests of our distribution partners may not be or remain aligned with our interests. Some of our current and future distribution partners may decide to compete with us, refuse or be unable to fulfill or honor their contractual obligations to us, or change their plans to reduce their commitment to, or even abandon, their relationships with us. There can be no assurance that our distribution partners will market our products successfully or that any such third-party collaboration will be on favorable terms.

Our profit margins and the timely delivery of our products are dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our ability to develop our business and enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of our outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. The failure of our primary suppliers or manufacturers to supply ingredients or produce our products could adversely affect our business operations.

There is no assurance that our sales and promotional activities will be successful.

Our future growth and profitability will depend on the effectiveness and efficiency of sales and promotional expenditures, including our ability to (i) achieve the necessary licenses and regulatory approvals for our cultivation facility, (ii) determine the appropriate creative message and media mix for future marketing expenditures and (iii) effectively manage cultivation and processing costs in order to maintain acceptable operating margins.. There can be no assurance that our sales and promotional expenditures will result in revenues in the future or will generate awareness of our products and services. In addition, no assurance can be given that we will be able to manage our sales and promotional expenditures on a cost-effective basis.

We believe that maintaining and promoting our brand is critical to expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to provide quality, reliable and innovative products, which we may not do successfully. We may introduce new products or services that our customers do not like, which may negatively affect our brand and reputation. Maintaining and enhancing our brand may require us to make substantial investments, and these investments may not achieve the desired goals. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and financial results from operations could be materially adversely affected.

We may be unable to sustain our pricing model.

Significant price fluctuations or shortages in the cost of materials may increase our cost of goods sold and cause our results of operations and financial condition to suffer. If we are unable to secure materials at a reasonable price, we may have to alter or discontinue selling some of our products or attempt to pass along the cost to our customers, any of which could adversely affect our results of operations and financial condition.

Additionally, increasing costs of labor, freight and energy could increase our and our suppliers’ cost of goods. If our suppliers are affected by increases in their costs of labor, freight and energy, they may attempt to pass these cost increases on to us. If we pay such increases, we may not be able to offset them through increases in its pricing, which could adversely affect our results of operations and financial condition.

We may be unable to effectively manage future growth.

We may be subject to growth-related risks, including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining large orders for our products, we will be required to deliver large volumes of products to our customers on a timely basis and at a reasonable cost. We may not obtain large-scale orders for our products and if we do, we may not be able to satisfy large-scale production requirements on a timely and cost-effective basis. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to significant competition by new and existing competitors in the cannabis industry.

The industry in which we operate is subject to intense and increasing competition. Many of our competitors have greater resources that may enable them to compete more effectively than us in the cannabis industry, or they have a longer operating history and greater capital resources and facilities, which may enable them to compete more effectively in this market. We expect to face additional competition from existing licensees and new market entrants who are granted licenses in the jurisdictions in which we operate, including the United Kingdom and other jurisdictions in which we intend to expand our operations. If a significant number of new licenses are granted in the near term, we may experience increased competition for market share and may experience downward pricing pressure on our products as new entrants increase production. Such competition may cause us to encounter difficulties in generating revenues and market share, and in positioning our products in the market. If we are unable to successfully compete with existing companies and new entrants to the market, our lack of competitive advantage will have a negative effect on our business and financial condition.

Our directors and officers may have conflicts of interest in conducting their duties.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in the cannabis industry through their participation in corporations, partnership or joint ventures, which are potential competitors of our company. Situations may arise in connection with potential acquisitions in investments where the other interests of these directors and officers may conflict with the interests of our company. Our directors and officers with conflicts of interest will be subject to the procedures set out in the related Canadian law and regulations.

Our director, Christopher Cooper, is principal of First Towers and has recused himself as an Akanda board member for the purposes of this Transaction and is no longer on Akanda’s audit committee as a result.

Our executive officers are engaged in other business activities and, accordingly, may not devote sufficient time to our business affairs, which may affect our ability to conduct operations.

In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors. For example, our Interim Chief Executive Officer and Executive Director, Ms. Katie Field, is the Chief Executive Officer and Chairman of Halo, and Christopher Cooper is Chief Executive Officer of First Towers.

Disease outbreaks or public health emergencies could adversely affect our future operations.

Our planned operations could be significantly and adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events and the related economic repercussions. We cannot accurately predict the effects global pandemics or other public health emergencies will have on our operations and the ability of others to meet their obligations with us, including uncertainties relating to the ultimate geographic spread of the disease, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. Additionally, COVID-19 has caused significant disruptions to the global financial markets, some of which are ongoing, which could impact our ability to raise additional capital or make it more expensive to do business. The ultimate impact on us and our significant suppliers and prospective customers is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

We could be subject to a security breach that could result in significant damage or theft of products and equipment.

Breaches of security at our British Columbia facilities may occur and could result in damage to or theft of products and equipment. A security breach at our British Columbia facilities could result in a significant loss of inventory or work in process, expose us to liability under applicable regulations and increase expenses relating to the investigation of the breach and implementation of additional preventative security measures, any of which could have an adverse effect on our business, financial condition and results of operations.

We may incur significant costs to defend our intellectual property and other proprietary rights.

The ownership and protection of trademarks, patents, trade secrets and intellectual property rights are significant aspects of our future success. Unauthorized parties may attempt to replicate or otherwise obtain and use our products and technology. Policing the unauthorized use of our current or future trademarks, patents, trade secrets or intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others.

In addition, other parties may claim that our products infringe on their proprietary rights such as trade secrets. Such claims, regardless of their merit, may result in the expenditure of significant financial and managerial resources, legal fees, injunctions, temporary restraining orders and/or require the payment of damages. Additionally, we may need to obtain licenses from third parties who allege that we have infringed on their lawful rights. Such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property that we do not own.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches that disrupt our operations or result in the unintended dissemination of protected personal information or proprietary or confidential information, or if we are found by regulators to be non-compliant with statutory requirements for the protection and storage of personal data, we could suffer a loss of revenue, increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

As our operations expand, we may process, store and transmit large amounts of data in our operations, including protected personal information as well as proprietary or confidential information relating to our business and third parties. Experienced computer programmers and hackers may be able to penetrate our layered security controls and misappropriate or compromise our protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and our customer’s data.

Risks Related to Our International Operations

As a company based outside of the United States, we are subject to economic, political, regulatory and other risks associated with international operations.

Our business is subject to risks associated with conducting business outside of the United States. Our operations are based primarily in Canada. Our principal office in Ontario, and we own certain property in British Columbia for cultivation purposes. Accordingly, our future results could be harmed by a variety of factors, including, without limitation, the following:

●	economic weakness, including inflation, or political instability in non-U.S. economies and markets;

●	differing and changing regulatory requirements for product licenses and approvals;

●	differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

●	difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

●	changes in applicable non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in applicable non-U.S. currency exchange rates and currency controls;

●	changes in a specific country’s or region’s political or economic environment, including the implications of the decision of the tariffs imposed on Canadian exports to the U.S.;

●	trade protection measures, import or export licensing requirements or other restrictive actions by governments;

●	differing reimbursement regimes and price controls in certain non-U.S. markets;

●	negative consequences from changes in tax laws;

●	compliance with applicable tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under our share option schemes or equity incentive plans;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	difficulties associated with staffing and managing international operations, including differing labor relations;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including droughts, floods and fires.

Political, social and geopolitical conditions can adversely affect our existing and planned business.

Political, social and geopolitical conditions in the markets in which our products are expected to be sold have been and could continue to be difficult to predict, resulting in adverse effects on our business. The results of elections, referendums or other political conditions (including government shutdowns), geopolitical events and tensions, wars and other military conflicts in these markets have in the past impacted and could continue to impact how existing laws, regulations and government programs or policies are implemented or result in uncertainty as to how such laws, regulations, programs or policies may change, including with respect to the negotiation of new trade agreements, new, expanded or retaliatory tariffs against certain countries or covering certain products or ingredients, sanctions, environmental and climate change regulations, taxes, benefit programs, the movement of goods, services and people between countries, relationships between countries, customer or consumer perception of a particular country or its government and other matters. Such conditions have resulted in and could continue to result in exchange rate fluctuation, limitations on access to credit markets and other corporate banking services, including working capital facilities, volatility in global stock markets and global economic uncertainty and heightened risk to employee safety, any of which can adversely affect our existing and planned business.

Political uncertainty may have an adverse impact on our operating performance and results of operations.

General political uncertainty may have an adverse impact on our operating performance and results of operations. In particular, the U.S. continues to experience significant political events that cast uncertainty on global financial and economic markets, especially following the recent presidential election. It is presently unclear as to all of the actions the second Trump administration in the U.S. will implement, and if implemented, how these actions may impact us or how we intend to operate in or with the U.S.. Any actions taken by the Trump administration, including the many recent executive orders, may have a negative impact on the U.S. or World economy in general and on our business, financial condition, and results of operations in particular. Political, social and geopolitical conditions can adversely affect our existing and planned business.

We may seek international sales in the future, and such sales may be subject to unexpected exchange rate fluctuations, regulatory requirements and other barriers.

We currently expect that any sales we may have will be denominated in U.S. Dollars or Canadian Dollars and that we may, in the future, have sales denominated in the currencies of additional countries in which we may establish operations or distribution. In addition, we expect to incur the majority of our operating expenses in U.S. Dollars and Canadian Dollars. Our international sales may be subject to unexpected regulatory requirements and other barriers. Any fluctuation in the exchange rates of foreign currencies may negatively affect our business, financial condition and results of operations. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide from foreign currency fluctuations and can themselves result in losses.

Tax regulations and challenges by tax authorities could have a material adverse effect on our business.

We expect to operate in a number of countries and will therefore be regularly examined by and remain subject to numerous tax regulations. Changes in our global mix of earnings could affect our effective tax rate. Furthermore, changes in tax laws could result in higher tax-related expenses and payments. Legislative changes in any of the countries in which we operate could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in some regions in which we operate may limit our ability to successfully challenge an adverse determination by any local tax authorities. We expect to operate in countries with complex tax rules, which may be interpreted in a variety of ways and could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

In addition, our subsidiaries operate in, are incorporated in and are tax residents of, various jurisdictions. The tax authorities in the various jurisdictions in which we and our subsidiaries operate, or are incorporated, may disagree with and challenge our assessments of our transactions, tax position, deductions, exemptions, where we or our subsidiaries are tax resident, or other matters. If we are unsuccessful in responding to any such challenge from a tax authority, we may be required to pay additional taxes, interest, fines or penalties, we may be subject to taxes for the same business in more than one jurisdiction or may also be subject to higher tax rates, withholding or other taxes. A successful challenge could potentially result in payments to the relevant tax authority of substantial amounts that could have a material adverse effect on our financial condition and results of operations.

Even if we are successful in responding to challenges by taxing authorities, responding to such challenges may be expensive, consume time and other resources, or divert management’s time and focus from our business operations. Therefore, a challenge as to our tax position or status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition, results of operations or liquidity or the business, financial condition, and results of operations.

We face the risk of disruption from labor disputes and changes to labor laws, which could result in significant additional operating costs or alter our relationship with our employees.

We are required to comply with extensive labor regulations in each of the countries in which we have employees, including with respect to wages, social security benefits and termination payments. Labor or employee led disruptions could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Akanda’s Regulatory Framework of its Cannabis Business

The cannabis regulatory regime is relatively new in Canada, and laws and enforcement could rapidly change again.

In Canada, cannabis regulation is primarily managed by individual provinces and territories, although the federal government sets the framework through the Cannabis Act. Each province or territory has its own regulatory agency responsible for the sale, distribution, and use of cannabis within its jurisdiction. From a federal perspective, Health Canada is responsible for administering the federal regulatory program for cannabis production and medical purposes, including granting licenses, setting licensure requirements, and enforcing compliance.

On September 5, 2024, Akanda’s wholly-owned subsidiary, 1468243 B.C. Ltd., was issued a hemp license by Health Canada to propagate industrial hemp. The license is valid through September 5, 2027.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. Due to the current regulatory environment in Canada, new risks may emerge; management may not be able to predict all such risks.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities.

Cannabis laws, regulations, and guidelines are dynamic and subject to changes.

Cannabis laws and regulations are dynamic and subject to evolving interpretations which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. It is also possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. Management expects that the legislative and regulatory environment in the cannabis industry in the Canada and internationally will continue to be dynamic and will require innovative solutions to try to comply with this changing legal landscape in this nascent industry for the foreseeable future. Failure to comply with any such legislation may have a material adverse effect on our business, financial condition and results of operations.

Public opinion can also exert a significant influence over the regulation of the cannabis industry. A negative shift in the public’s perception of the cannabis industry could affect future legislation or regulation in different jurisdictions.

There are risks associated with the regulatory regime and permitting requirements of our operations.

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the cultivation, processing and sale of our products. Our wholly-owned subsidiary, 1468243 B.C. Ltd., currently holds a hemp license for propagating industrial hemp. We may not be able to obtain or maintain the necessary licenses, permits, quotas, authorizations, certifications or accreditations to operate our business going forward, or may only be able to do so at great cost. We cannot predict the time required to secure all appropriate regulatory approvals for our products, or the extent of testing and documentation that may be required by local governmental authorities.

Our officers and directors must rely, to a great extent, on our local legal counsel and local consultants retained in the Canada in order to keep abreast of material legal, regulatory and governmental developments as they pertain to and affect our business operations, and to assist us with governmental relations. We must rely, to some extent, on those members of management and the Board who have previous experience working and conducting business in the Canada in order to enhance our understanding of and appreciation for the local business culture and practices in such jurisdictions.

We also rely on the advice of local experts and professionals in connection with any current and new regulations that develop in respect of banking, financing and tax matters in the jurisdictions in which we operate. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices in such jurisdictions are beyond our control and may adversely affect our business.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage by reason of our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on our business, results of operations and financial condition.

Any failure on our part to comply with applicable regulations or to obtain and maintain the necessary licenses and certifications could prevent us from being able to carry on our business, and there may be additional costs associated with any such failure.

Our business activities are heavily regulated in all jurisdictions where we do business. Our operations are subject to various laws, regulations and guidelines by governmental authorities relating to the cultivation, processing, manufacture, marketing, management, distribution, transportation, storage, sale, packaging, labelling, pricing and disposal of cannabis and cannabis products. In addition, we are subject to laws and regulations relating to employee health and safety, insurance coverage and the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services.

Any failure by us to comply with applicable regulatory requirements could:

●	require extensive changes to our operations;

●	result in regulatory or agency proceedings or investigations;

●	result in the revocation of our licenses and permits, the imposition of additional conditions on licenses to operate our business, and increased compliance costs;

●	result in product recalls or seizures;

●	result in damage awards, civil or criminal fines or penalties;

●	result in the suspension or expulsion from a particular market or jurisdiction of our key personnel;

●	result in restrictions on our operations or the imposition of additional or more stringent inspection, testing and reporting requirements;

●	harm our reputation; or

●	give rise to material liabilities.

There can be no assurance that any future regulatory or agency proceedings, investigations or audits will not result in substantial costs, a diversion of management’s attention and resources or other adverse consequences to our business.

In addition, changes in regulations, government or judicial interpretation of regulations, or more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increase compliance costs or give rise to material liabilities or a revocation of our licenses and other permits. Furthermore, governmental authorities may change their administration, application or enforcement procedures at any time, which may adversely affect our ongoing regulatory compliance costs. There is no assurance that we will be able to comply or continue to comply with applicable regulations.

The legal cannabis market is a relatively new industry. As a result, the size of our target market is difficult to quantify, and investors will be reliant on their own estimates on the accuracy of market data.

Because the cannabis industry is in a nascent stage, there is a lack of information about comparable companies available for potential investors to review in deciding whether to invest in us and, few, if any, established companies whose business model we can follow or upon whose success we can build. Accordingly, investors should rely on their own estimates regarding the potential size, economics and risks of the cannabis market in deciding whether to invest in the Akanda Shares. We are an early-stage company that has not generated net income. There can be no assurance that our growth estimates are accurate or that the cannabis market will be large enough for our business to grow as projected.

Although we are committed to researching and developing new markets and products and improving existing products, there can be no assurances that such research and market development activities will prove profitable or that the resulting markets or products, if any, will be commercially viable or successfully produced and marketed. We must rely largely on our own market research to forecast sales and design products as detailed forecasts and consumer research are not generally obtainable from reliable third-party sources in the United Kingdom, the European market, Canada and in other international jurisdictions.

In addition, there is no assurance that the industry and market will continue to exist and grow as currently estimated or anticipated or function and evolve in the manner consistent with management’s expectations and assumptions. We could also be subject to other events or circumstances that adversely affect the cannabis industry, such as the imposition of further restrictions on sales and marketing or further restrictions on sales in certain areas and markets. In this respect, we may determine that exiting the industry is in the best financial interests of the company and may undertake all necessary actions to effectuate a shift to another industry.

Marijuana remains illegal under U.S. federal law, and the enforcement of U.S. cannabis laws could change.

There are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana remains a Schedule I drug under the Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. As of 2024, 47 states, the District of Columbia, and the U.S. Territories of Guam, Puerto Rico, and the U.S. Virgin Island allow the of cannabis for medical purposes. 24 states and the District of Columbia have legalized cannabis for recreational purposes. In those states in which the use of marijuana has been legalized, its use remains a violation of federal law pursuant to the Controlled Substances Act. The Controlled Substances Act classifies marijuana as a Schedule I controlled substance, and as such, medical and adult use cannabis use is illegal under U.S. federal law.

In August 29, 2023, the Department of Health and Human Services (“HHS”) recommended to the Drug Enforcement Administration (“DEA”) that marijuana be rescheduled from Schedule I to Schedule III under the Controlled Substances Act. Subsequently, on April 30, 2024, the DEA proposed a rule to reschedule marijuana from Schedule 1 to Schedule III under the Controlled Substance Act. The public comment period for the proposed rule has now closed, but there is no anticipated date, if any, for the rescheduling to become effective. A DEA hearing on the Biden Administration’s cannabis rescheduling proposal began on December 2, 2024 and is ongoing, which will clarify procedural matters around the proposed rule. The recommendation by both HHS and the DEA to reschedule marijuana to Schedule III indicates evidence supporting accepted medical use and the moderate to low potential for physical and psychological dependence.

However, until this proposed rule is finalized or until the U.S. Congress amends the Controlled Substances Act with respect to marijuana (and the President approves such amendment), there is a risk that federal authorities may enforce current federal law. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation. While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis regulatory programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve us of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against us should we expand our operations into the U.S. However, since U.S. federal law criminalizing the use of marijuana pre-empts state laws that legalize its use, enforcement of federal law regarding marijuana may be a significant risk and could greatly harm our business, prospects, revenue, results of operation and financial condition if we were to expand our operations into the United States. We currently have no operations in the United States and no plans to expand our operations into the United States in the foreseeable future.

Our activities are, and will continue to be, subject to evolving regulation by governmental authorities. The legality of the production, cultivation, extraction, distribution, retail sales, transportation and use of cannabis differs among states in the United States. Due to the current regulatory environment in the United States, new risks may emerge; management may not be able to predict all such risks. Due to the conflicting views between state legislatures and the federal government regarding cannabis, cannabis businesses are subject to inconsistent laws and regulations. There can be no assurance that the federal government will not enforce federal laws relating to marijuana and seek to prosecute cases involving marijuana businesses that are otherwise compliant with state laws in the future. To date, federal enforcement agencies have taken little or no action against state-compliant cannabis businesses in the United States. However, the DOJ may change its enforcement policies at any time, with or without advance notice. The uncertainty of U.S. federal enforcement practices going forward and the inconsistency between U.S. federal and state laws and regulations may present risks for us if we expand our operations into the United States in the future.

Risks Related to Tax and Accounting

There are tax risks we may be subject to in carrying out our business in multiple jurisdictions.

We will operate and, accordingly, will be subject to income tax and other forms of taxation in multiple jurisdictions. We may be subject to income taxes and non-income taxes in a variety of jurisdictions and our tax structure may be subject to review by both domestic and foreign taxation authorities. Those tax authorities may disagree with our interpretation and/or application of relevant tax rules. A challenge by a tax authority in these circumstances might require us to incur costs in connection with litigation against the relevant tax authority or reaching a settlement with the tax authority and, if the tax authority’s challenge is successful, could result in additional taxes (perhaps together with interest and penalties) being assessed on us, and as a result an increase in the amount of tax payable by us. In addition, we may be subject to different taxes imposed by the local governments in the jurisdictions where we operate, and changes within such tax, legal and regulatory framework may have an adverse effect on our financial results.

Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates are also subject to change. Therefore, our earnings may be affected by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities and changes in the amount of other forms of taxation. The determination of our provision for income taxes and other tax liabilities will require significant judgment (including based on external advice) as to the interpretation and application of these rules. We may have exposure to greater than anticipated tax liabilities or expenses.

There is a risk that we will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. Holder.

If we (or any of our non-U.S. subsidiaries) are a PFIC for any taxable year during which a U.S. Holder owns Common Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year generally can only be made after the close of such taxable year. Therefore, it is possible that we could be classified as a PFIC for our initial taxable year or in future years due to changes in the nature of our business, composition of our assets or income, as well as changes in our market capitalization. In particular, our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Based upon the foregoing, it is uncertain whether we will be a PFIC for our current taxable year or any future taxable year. We have not determined, if we (or any of our non-U.S. subsidiaries) were to be classified as a PFIC for a taxable year, whether we will provide information necessary for a U.S. Holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. Holders should assume that they will not be able to make a qualified electing fund election with respect to the Akanda Shares. The PFIC rules are complex, and each U.S. Holder should consult his, her or its own tax advisor regarding the PFIC rules, the elections which may be available, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of the Akanda Shares.

Failure to develop our internal controls over financial reporting as we grow could have an adverse effect on our operations.

As we mature, we will need to continue to develop and improve our current internal control systems and procedures to manage our growth. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish appropriate controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.

Risks Related to Akanda Shares

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product and business development efforts or other operations.

We expect to have sufficient capital to fund our current operations at least through the middle of 2025. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert the attention of our management team from their day-to-day activities, which may adversely affect our ability to launch our business and develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of our shareholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing shareholders.

The incurrence of indebtedness would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our shareholders and could cause the price of Akanda Shares to decline.

We may issue additional securities. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing shareholders. We may sell Akanda Shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of Akanda Shares.

We incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we incur and will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including requirements to file periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with compliance. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we are required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for ICFR. If our management and/or auditors determine that there are one or more material weaknesses in our ICFR, such a determination could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company and complying with applicable rules and regulations make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

We may not be able to maintain a listing of Akanda Shares on Nasdaq. If we fail to meet applicable listing requirements, Nasdaq may delist Akanda Shares from trading, in which case the liquidity and market price of Akanda Shares could decline.

Although the Akanda Shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, the Akanda Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell Akanda Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, Akanda Shares. The delisting of Akanda Shares could significantly impair our ability to raise capital and the value of your investment.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Common Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for Akanda Shares;

●	reduced liquidity for Akanda Shares;

●	a determination that Akanda Shares are “penny stock”, which would require brokers trading in Akanda Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Akanda Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

On September 27, 2022, we received a letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2). It resulted from the fact that the closing bid price of the Company’s Akanda Shares, was below $1.00 per share for a period of 30 consecutive business days. We effected a reverse share split at a ratio of 1-for-10 shares on March 9, 2023 in order to regain compliance.

On July 3, 2023, we received a new letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is again not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2). It resulted from the fact that the closing bid price of the Company’s Akanda Shares was below $1.00 per share for a period of 30 consecutive business days. As a result, we implemented a 1-for-40 reverse stock split on the Akanda Shares effective May 23, 2024 in order to regain compliance.

On May 14, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, indicating that based on the Company’s shareholders’ equity of $(3,828,892) for the fiscal year ended December 31, 2023, the Company was no longer in compliance with the minimum shareholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders Equity Requirement”) for continued listing on Nasdaq. Between February 2024 and October 2024, the Company raised an aggregate of approximately $11.5 million from the public sales of its securities. Also, on March 24, 2024, the Company sold RPK for gross proceeds of $2.0 million, before fees and expenses. As a result of the foregoing events, the Company believes it has regained compliance with the Stockholders Equity Requirement. Nevertheless, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

The Company can give no assurance that it will not again be subject to delisting as a result of the Minimum Bid Price Requirement, the Stockholders Equity Requirement, or any other listing requirement. Additionally, the Company is again considering another reverse stock split subject to the parameters proposed at our 2025 shareholder’s meeting, which could have a material adverse effect on our liquidity and stock price.

We are a foreign private issuer and take advantage of the less frequent and detailed reporting obligations applicable to foreign private issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer files with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws, if applicable. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, if and when applicable, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and are not required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers with regard to certain corporate governance matters.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose our status as a foreign private issuer in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

We will cease to qualify as a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50% of the outstanding Akanda Shares are directly or indirectly owned by residents of the United States and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we determine that we fail to qualify as a foreign private issuer, we will cease to be eligible to avail ourselves of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if we are required to register the Akanda Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic issuer. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject us to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms, or at all.

Investors may be unable to enforce judgments against certain of our directors and officers because they reside outside of the United States.

We are incorporated under the laws of the Province of Ontario, Canada and most of our assets are located outside of the United States. Furthermore, most of our directors and officers reside outside of the United States in Canada. As a result, investors may not be able to effect service of process within the United States upon such of our directors or officers or enforce against them in U.S. courts, judgments predicated on U.S. securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts, judgments obtained against these persons in courts located in jurisdictions outside of the United States.

As a result of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our Board of Directors or controlling shareholders than they would as public shareholders of a U.S. based company.

We do not intend to pay dividends on Akanda Shares in the near future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Akanda Shares.

We have never declared or paid any cash dividend on Akanda Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in Akanda Shares will depend upon any future appreciation in their value. There is no guarantee that Akanda Shares will appreciate in value or even maintain the price at which you purchased them.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our share price and trading volume could decline.

The trading market for Akanda Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our operations. We do not have any control over these analysts and their research and reports. Securities and industry analysts do not currently, and may never, publish research on our business. If no security or industry analysts commence coverage on us, the trading price for Akanda Shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

Risks Related to First Towers’ Business

First Towers has a limited operating history and operates in an innovative and steady sector with long-term commitments. Its future earnings, if any, and cash flows are subject to these long-term commitments, resulting in uncertainty about the prospects of Akanda post-Transaction.

First Towers was founded in February 2017 and is focused on tower development and operating its 700+km fiber optic network in the attractive wireless market of Mexico, with an intention to expand to other Latin American countries. Consequently, First Towers is subject to all the risks and uncertainties inherent in a new business and in connection with the development and sale of new services. In addition, the fiber optic/telecommunications industry is an innovative sector. Accordingly, investors should consider First Towers’ prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development and operating in a changing and evolving sector. Investors should carefully consider the risks and uncertainties that a company, such as First Towers, with a limited operating history will face. In particular, investors should consider that First Towers cannot provide assurance that it will be able to:

●	successfully implement or execute First Towers’ current business plan;

●	maintain First Towers’ management team;

●	raise sufficient funds in the capital markets to effectuate First Towers’ business plan;

●	attract, enter or maintain contracts with, and retain clients; and/or

●	compete effectively in the extremely competitive environment in which First Towers operates.

If First Towers cannot successfully accomplish any of the foregoing objectives, First Towers’ business may not succeed.

First Towers is highly dependent on its management team, and the loss of any of its senior executive officers or other key employees could harm its ability to implement its strategies, impair its relationships with clients and adversely affect the business, results of operations and growth prospects of Akanda post-Transaction.

First Towers’ success depends, to a large degree, on the skills of its management team and the ability to retain, recruit and motivate key officers and employees. First Towers’ senior executive leadership team has significant experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and First Towers cannot predict whether significant resignations will occur or whether First Towers will be able to recruit additional qualified personnel. The cost of hiring, paying incentives and retaining skilled personnel as a provider of technology products and services is often high. First Towers’ ability to effectively compete for senior executives and other qualified personnel by offering competitive compensation and benefit arrangements may be restricted by cash flow and other operational restraints. In order to attract and retain personnel with appropriate skills and knowledge, First Towers may offer a variety of benefits which could reduce its earnings or have a Material Adverse Effect on its business, financial condition, or results of operations. Likewise, the loss of the services of any senior executive or other key personnel, or the inability to recruit and retain qualified personnel in the future, could also have a Material Adverse Effect on the business, financial condition, or results of operations of Akanda post-Transaction.

First Towers’ insurance may not adequately cover its operating risk and Akanda post-Transaction may have difficulty obtaining insurance at economically viable rates.

First Towers has insurance to protect its assets, operations and employees. While First Towers believes its insurance coverage addresses all material risks to which First Towers is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for all the risks and hazards to which First Towers is exposed. In addition, no assurance can be given that such insurance will be adequate to cover its liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If First Towers were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if First Towers were to incur such liability at a time when First Towers is not able to obtain liability insurance, its business, results of operations and financial condition could be materially adversely affected. First Towers’ limited operating history may make it difficult to obtain insurance policies at competitive rates. Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for First Towers to find and more expensive because of its involvement in emerging areas. There are no guarantees that Akanda post-Transaction, particularly with Akanda’s continued business in hemp and cannabis cultivation, will be able to find insurance coverage at otherwise competitive, or even economically viable terms.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Accounting principles generally accepted in IFRS and related pronouncements, implementation of guidelines and interpretations with regard to a wide variety of matters that are relevant to First Towers’ business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, and income taxes, are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change First Towers’ reported results.

Disease outbreaks or public health emergencies could adversely affect our future operations.

Our operations could be significantly and adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events and the related economic repercussions. We cannot accurately predict the effects global pandemics or other public health emergencies will have on our operations and the ability of others to meet their obligations with us, including uncertainties relating to the ultimate geographic spread of the disease, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. Additionally, COVID-19 has caused significant disruptions to the global financial markets, some of which are ongoing, which could impact First Towers’ ability to raise additional capital. The ultimate impact on First Towers and its significant suppliers and prospective customers is unknown, but First Towers’ operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require First Towers to pay substantial amounts, which would adversely affect its business, results of operations, financial condition and cash flows.

First Towers’ growth and financial health are subject to substantial uncertainty due to extreme market volatility in securities prices, reduced liquidity and credit availability, rating downgrades of certain investments and declining values.

The financial markets in the United States have experienced substantial uncertainty during recent years, particularly following the COVID-19 outbreak and potential onset of reciprocal U.S. tariffs. This uncertainty has included, among other things, extreme volatility in securities prices, reduced liquidity and credit availability, rating downgrades of certain investments and declining values with respect to others. If capital and credit markets continue to experience uncertainty and available funds remain limited, Akanda post-Transaction may not be able to obtain debt or equity financing or to refinance its existing indebtedness on favorable terms or at all, which could affect its strategic operations, financial performance and force modifications to its operations. These conditions currently have not precluded Akanda post-Transaction from accessing credit markets or financing its operations, but there can be no assurance that financial markets and confidence in major economies will not deteriorate. In addition, Akanda post-Transaction may be vulnerable to changes in market preferences or other market changes, such as general economic conditions, recession and fears of recession, interest rates, tax rates, policies, and inflation. The U.S. is currently experiencing unusually high rates of inflation, and Akanda post-Transaction may experience a compression in its margins as a result. The U.S. and global economies have in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, the existing and potential customers of Akanda post-Transaction may choose not to expend the amounts that Akanda post-Transaction anticipates based on its expectations with respect to the addressable market for the services offered. There could also be a number of other effects from adverse general business and economic conditions on the business of Akanda post-Transaction, including insolvency of any of third-party suppliers or contractors, decreased market confidence, decreased interest in communications solutions, decreased discretionary spending and reduced customer demand for the services offered, any of which could have a Material Adverse Effect on the business, financial condition and results of operations.

The current and future state of the domestic and global economy, including increased costs and inflation may adversely affect the operations and anticipated revenue of Akanda post-Transaction.

The business of Akanda post-Transaction may be adversely affected by changes in domestic and international economic conditions, including inflation, which can adversely affect Akanda post-Transaction due to the increasing costs of critical materials, equipment, labor, and other services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact the profitability of Akanda post-Transaction. Inflation may also affect the ability to enter into future traditional debt financing, as high inflation may result in an increase in costs related to any future financing.

The U.S. Congress, the Canadian House of Commons, the General Congress of the United Mexican States, the Organization for Economic Co-operation and Development, and other government agencies in jurisdictions where Akanda and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada and Mexico and other countries in which Akanda and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the Akanda post-Transaction.

A significant failure or deterioration in the First Towers’ dark fiber optic network and its control systems could have a Material Adverse Effect on its business and operating results.

The quality and integrity of First Towers’ dark fiber optic networks are critical to the success of our business and operations. As such, it is imperative that First Towers (and First Towers’ service providers’) network and its control systems operate effectively and successfully. The network and its control systems can be negatively impacted by the design of the control systems, the quality training programs and adherence by employees to control guidelines. Although First Towers strives to ensure that all of its service providers have implemented and adhere to high-quality control systems, any significant failure or deterioration of such systems could have a Material Adverse Effect on its infrastructure, business, and operating results.

First Towers may experience breaches of security at its facilities or on its networks or losses as a result of the theft of its products.

A security breach or any theft at one of First Towers’ facilities or to its networks could result in a significant loss of available service/coverage, expose First Towers to additional liability under applicable regulations and to potentially costly litigation or increase expenses relating to the resolution and future prevention of these thefts or breaches and may deter potential customers from choosing First Towers’ services, any of which could have an adverse effect on its business, financial condition and results of operations.

First Towers’ networks and services may be affected from time to time by design and manufacturing defects that could cause a Material Adverse Effect on First Towers’ business and result in harm to First Towers’ reputation.

First Towers offers telecommunication infrastructure and provides networks and service connections that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, as well as hardware on its networks can often have issues that can unexpectedly interfere with the intended operation of hardware or software products and give rise to connectivity or service connection issues. Defects can also exist in components and products First Towers purchases from third parties. Component defects could make First Towers’ infrastructure unsafe and create a risk of environmental or property damage and personal injury. As a result, First Towers’ infrastructure may from time to time not perform as anticipated and may not meet customer expectations. There can be no assurance First Towers will be able to detect and fix all issues and defects in its available infrastructure and it cannot guarantee that one tenant’s defect or malfunction will not affect other tenants utilizing the infrastructure.. Failure to conduct timely repairs can result in widespread technical and performance issues affecting First Towers’ infrastructure and the network providers utilizing it. In addition, First Towers can be exposed to product liability claims, recalls, product replacements or modifications, write-offs of inventory, property, plant and equipment, and/or intangible assets, and significant warranty and other expenses, including litigation costs and regulatory fines. Quality problems can also adversely affect the experience for users of First Towers’ infrastructure, and result in harm to First Towers’ reputation, loss of competitive advantage, poor market acceptance, reduced demand for products and services, delay in new product and service introductions and lost sales.

First Towers will need to raise substantial additional funds in the future, which funds may not be available or, if available, may not be available on acceptable terms.

Changing circumstances may cause First Towers to consume capital more rapidly than anticipated. The continued growth of First Towers’ business, including development, regulatory approval and leasing space, will significantly increase First Towers’ expenses going forward, regardless of First Towers’ ability to generate revenue. As a result, First Towers will be required to seek substantial additional funds to continue its business. First Towers’ future capital requirements will depend on many factors, including:

●	the cost of building towers and installing fiber;

●	obtaining and maintaining any regulatory clearance or approvals;

●	maintenance of current infrastructure;

●	any change in development priorities;

●	the revenue generated by use of towers and fiber;

●	the cost of ongoing compliance with regulatory requirements;

●	expenses incurred in connection with potential litigation or governmental investigations;

●	anticipated or unanticipated capital expenditures; and

●	unanticipated general and administrative expenses.

First Towers may need to raise additional funds in the future to support its operations. If First Towers is required to secure additional financing, such additional fundraising efforts may divert First Towers’ management from their day-to-day activities. If First Towers is unable to raise additional capital in sufficient amounts or on terms acceptable to First Towers, First Towers may be prevented from carrying out its business plan. This would have a Material Adverse Effect on First Towers’ business, financial condition and results of operations.

First Towers may be subject to risks associated with climate change, including the potential increased impact of severe weather events on First Towers’ operations and infrastructure.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, hail, freezing conditions, sea-level rise and other climate-related events, could affect First Towers’ operations, infrastructure and financial results. First Towers could incur significant costs to improve the climate resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. First Towers is not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

First Towers and its third-party suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how First Towers does, or interrupt First Towers’ business.

First Towers’ and its third-party manufacturers’ and suppliers’ activities may involve the generation, use, storage and disposal of hazardous materials. First Towers may work with materials, compounds and samples that could be hazardous to human health and safety and the environment. First Towers’ operations may also produce waste products. Accordingly, First Towers and its third-party manufacturers and suppliers are subject to federal, state, local and foreign environmental, health and safety laws and regulations, and permitting and licensing requirements,. If First Towers does not comply with applicable laws and regulations, and permitting and licensing requirements, First Towers may be subject to fines, penalties, a suspension of our business or other sanctions.

First Towers’ networks, service coverage, and telecommunication infrastructure may be subject to regulation, or local municipal approvals, which may limit demand for First Towers’ infrastructure in particular locations and harm our business and operating results.

Operating a telecommunications infrastructure company in Mexico presents several risk factors, particularly regarding regulatory challenges. The Mexican government has implemented reforms aimed at increasing competition and digital inclusion, which can lead to stricter compliance requirements and potential market shifts. First Towers’ infrastructure may be subject to regulatory approval, particularly by local governments, which may impact First Towers’ ability to site infrastructure in particular advantageous locations. Additionally, geopolitical concerns, including the presence of foreign technology providers, could lead to policy changes that impact infrastructure investments and customer commitments, which may cause outages if new suppliers need to be obtained or legacy equipment needs to be updated. Such outages may limit demand for First Towers’ services and consequently materially harm its business and results of operations. Depending on the height of certain telecommunication infrastructure, First Towers may also need to cooperate with the Federal Aviation Administration (FAA) and Agencia Federal de Aviación Civil (AFAC) for necessary safety standards.

Infrastructure development and maintenance is a long, expensive and uncertain process.

The infrastructure development and maintenance process is a costly, complex and time-consuming process, and investments in infrastructure development and maintenance often involve a long wait until a return, if any, can be achieved on such an investment. First Towers might face difficulties or delays in the infrastructure development and maintenance process that will result in First Towers’ inability to timely offer services that satisfy the market, which might allow competing services to emerge during the developing new infrastructure and maintaining existing infrastructure development. First Towers anticipates making significant investments in construction and development to expand its services and coverage, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that First Towers encounters in the research and development, permitting, construction, and/or associated processes could result in delays in or the abandonment of a particular service or coverage area, may substantially increase development costs, and may negatively affect its results of operations.

Rapid technological changes may adversely affect the market acceptance of First Towers’ networks and services and could adversely affect its business, financial condition and results of operations.

The telecommunications market is subject to technological changes, introduction of new products and services, change in customer demands and evolving industry standards. First Towers’ future success will depend upon its ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of its customers by supporting existing and new technologies and by developing and introducing enhancements to its current products and new products. First Towers may not be successful in developing and marketing its infrastructure in response to technological change, evolving industry standards or customer requirements, particularly satellite-based internet/communication infrastructure. In addition, First Towers may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of its infrastructure may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of First Towers’ new products or infrastructure are delayed or, if when released, they fail to achieve market acceptance, First Towers’ business, operating results and financial condition may be adversely affected.

First Towers may face competition from other telecommunications companies, many of which have substantially greater resources.

The telecommunications industry is evolving rapidly and is highly competitive. There are many telecommunication companies, both with and without their own infrastructure, which have substantially greater resources, expertise and capital. First Towers’ failure to compete with such industry participants could have a material adverse effect on First Towers’ ability to grow its business and consequently its results of operations and financial condition.

If First Towers’ services do not experience significant growth, if First Towers cannot create and expand its customer base, or if its services do not achieve broad acceptance, then First Towers may not be able to achieve its anticipated level of growth.

We cannot accurately predict the future growth rates or sizes of the markets for First Towers’ services. Demand for First Towers’ services may not increase, or may decrease, either generally or in specific markets, for particular types of services or during particular time periods. The expansion of the telecommunication market in general, and the market for First Towers’ services in particular, depends on a number of factors, including the following:

●	customer satisfaction with telecommunication provider;

●	customer satisfaction with First Towers’ specific services;

●	First Towers’ ability to technologically reduce maintenance costs;

●	the cost, performance and reliability of First Towers’ services and services offered by First Towers’ competitors;

●	customer perceptions regarding the effectiveness and value of First Towers’ network and use of physical telecommunication infrastructure;

●	obtaining timely regulatory approvals, including, access to airspace, right of ways, and the wireless spectrum; and

●	marketing efforts and publicity regarding First Towers’ services.

If First Towers’ services specifically, do not gain wide market acceptance, then First Towers may not be able to achieve its anticipated level of growth and our revenue and results of operations would decline.

If First Towers’ long-term contracts are not maintained, First Towers may not earn enough revenue to become profitable.

First Towers relies on long-term contracts to build its tower infrastructure and for the lease of its fiber network. Economic downturns, changing consumer preferences, or unexpected disruptions may make these commitments difficult to uphold or less profitable overtime. Additionally, failure to adapt to new industry trends or renegotiate contracts effectively could result in declining revenue, reputational damage, or financial strain. First Towers inability to be flexible in agreements, continuously assess market dynamics to mitigate risks, or adapt to consumer preferences could result in the loss of long-term contracts underpinning its revenue generation.

First Towers may engage in transactions with businesses that may be affiliated with our officers, directors or significant stockholders, and which may involve actual or potential conflicts of interest.

First Towers may decide to make investments in one or more businesses affiliated with its officers, directors or significant stockholders. Although First Towers will not specifically focus on, or target, any particular transaction with any affiliates or affiliated entities, First Towers would pursue such a transaction if First Towers determined that such an affiliated investment was attractive from a risk-adjusted return perspective, and such transaction were approved by a majority of Combined Corporation’s independent and disinterested directors. Any such activity would involve actual or potential conflicts of interest. Although First Towers is confident that it can navigate these conflicts consistent with best practices and applicable law, the existence or appearance of such conflicts of interest could make First Towers’ publicly traded securities less attractive and thereby reduce their trading prices.

Adverse global economic, market and industry conditions and other geopolitical issues may impact First Towers’ operations which could have a negative effect on First Towers’ business results and financial condition and liquidity.

First Towers’ performance may be affected by global economic market and industry conditions (including the current inflationary economic environment, rising interest rates and disruptions related to the banking industry) as well as geopolitical issues and other conditions with global reach. In recent years, concerns about the global economic outlook have adversely affected market and business conditions in general. Macroeconomic weakness and uncertainty make it more difficult for First Towers to manage its operations and accurately forecast revenue, gross margin and operating expenses. Further, recent bank failures and other adverse developments that affect financial institutions, transactional counterparties, or other third parties, or concerns or rumors about these events, have led to market-wide liquidity problems. While First Towers has no borrowings with or deposit exposure to these recently failed banks and has not experienced an adverse impact to First Towers’ liquidity or to its business operations, financial conditions, geopolitical issues, such as the Russian invasion of Ukraine, armed conflict between Israel and groups based in surrounding regions, relations between the U.S. and China, tariff and trade policy changes, and increasing potential of conflict involving countries in Asia that are critical to First Towers’ supply-chain operations, such as Taiwan and China, have resulted in increasing global tensions and create uncertainty for global commerce. In addition, rising inflation has affected businesses across many industries, including First Towers’ business industry, by increasing the costs of labor, employee healthcare, components and freight and shipping, which may further constrain First Towers’ customers’ or prospective customers’ budgets. To the extent there is a sustained general economic downturn, and First Towers’ platform and services are perceived by customers or potential customers as costly, or too difficult to deploy or migrate to, First Towers’ revenue may be disproportionately affected by delays or reductions in spending. Sustained or worsening of global economic conditions and geopolitical issues may increase First Towers’ cost of doing business, materially disrupt its supply chain operations, cause its customers to reduce or delay spending and intensify pricing pressures. First Towers cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which First Towers operates worsen from present levels, demand for First Towers’ products, and First Towers’ business, financial condition and results of operations, could be adversely affected.

Risks Related to First Towers’ Business and Operations — Regulations and Compliance

Operating a telecommunications infrastructure businesses requires significant resources.

First Towers operates a telecommunications infrastructure businesses. As a result, First Towers expects a significant amount of its management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact First Towers’ business, and changes thereto, and such compliance may place a significant burden on First Towers’ management and other resources. Additionally, First Towers may be subject to a variety of local laws, regulations and guidelines in each of the jurisdictions in which First Towers operates, which may differ among these various jurisdictions. Complying with multiple regulatory regimes will require additional resources and may impair our ability to expand into certain jurisdictions.

The growth of First Towers’ business continues to be subject to new and changing federal, state, and local laws and regulations.

Changes in applicable federal, state, and local regulations, including zoning restrictions, environmental requirements, FAA and AFAC compliance, security requirements, or permitting requirements and fees, could restrict the products and services First Towers may offer or impose additional compliance costs on First Towers. Violations of applicable laws, or allegations of such violations, could disrupt First Towers’ business and result in a Material Adverse Effect on First Towers’ operations. First Towers cannot predict the nature of any future laws, regulations, interpretations or applications, including local, state or federal, and it is possible that regulations may be enacted in the future that will be materially adverse to First Towers’ business or which would have materially significant costs of compliance which could negatively impact First Towers’ business.

First Towers is subject to Canadian Privacy and Data Security Laws, which impose a range of obligations on First Towers. Failure to comply with PIPEDA and other provincial privacy legislation could expose First Towers to significant liability and reputational harm.

First Towers is subject to Canadian federal and, where applicable, provincial privacy legislation, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and substantially similar provincial laws in British Columbia, which govern the collection, use, and disclosure of personal information in the course of commercial activities and impose a range of obligations on First Towers. Failure to comply with PIPEDA and other provincial privacy legislation could expose First Towers to significant liability and reputational harm.

Increasingly, companies are subject to a wide variety of attacks on their networks and information technology infrastructure on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, denial of service attacks, ransomware attacks and sophisticated nation-state and nation-state supported actors engage in intrusions and attacks that create risks for our (and our suppliers’) internal networks, vehicles, infrastructure, and cloud deployed products and the information they store and process. Although First Towers has implemented security measures to prevent such attacks, its networks and systems may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and as a result, an unauthorized party may obtain access to our systems, networks, or data.

First Towers may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our data security could create system disruptions or slowdowns and provide malicious parties with access to information stored on our networks, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our financial condition. Further, any breach in our data security could allow malicious parties to access sensitive systems, such as our product lines and the vehicles themselves. Such access could adversely impact the safety of our employees and customers.

In addition, First Towers may incur significant financial and operational costs to investigate, remediate and implement additional tools, devices and systems designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely impact the market perception of First Towers’ products and customer and investor confidence in our company, and would materially and adversely affect business, prospects, financial condition, results of operations, and cash flows.

Risks Related to First Towers’ Business and Operations — Intellectual Property

First Towers may be subject to risks related to information technology systems, including cyber-security risks; successful cyber-attacks or technological malfunctions can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential information and reputational risk, all of which would negatively impact First Towers’ business, financial condition or results of operations.

First Towers’ use of technology is critical to its continued operations. First Towers may be susceptible to operational, financial and information security risks resulting from cyber-attacks or technological malfunctions. Successful cyber-attacks or technological malfunctions affecting First Towers or its service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of confidential or proprietary information and reputational risk. As cyber-security threats continue to evolve, First Towers may be required to use additional resources to continue to modify or enhance protective measures or to investigate security vulnerabilities, which could have a Material Adverse Effect on First Towers’ business, financial condition or results of operations.

Maintaining the integrity of First Towers’ computer systems and protecting confidential information and personal identifying information may become increasingly costly, as cyber-security incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact First Towers’ reputation and results of operations.

Global cyber-security threats and incidents can range from uncoordinated individual attempts that gain unauthorized access to information technology systems, both internally and externally, to sophisticated and targeted measures, known as advanced persistent threats, directed at First Towers and its affiliated agents. In the ordinary course of First Towers’ business, First Towers intends to collect and store sensitive data, including its proprietary business information and IP, and personally identifiable information of First Towers’ customers. Additionally, First Towers may rely on third-party providers, including cloud storage solution providers. The secure processing, maintenance and transmission of this information are critical to First Towers’ operations and with respect to information collected and stored by First Towers’ third-party service providers, First Towers may be reliant upon their security procedures. First Towers’ systems and the confidential information on them may also be compromised by employee misconduct or employee error. First Towers and third-party service providers may experience these types of internal and external threats and incidents, which can result in the misappropriation and unavailability of critical data and confidential or proprietary information (First Towers’ own and that of third parties, including personally identifiable information) and the disruption of business operations. Depending on their nature and scope, these incidents could potentially also result in the destruction or corruption of such data and information. The potential consequences of a material cyber-security incident include reputational damage, litigation with third parties, diminution in the value of the services First Towers provides to our customers, and increased cyber-security protection and remediation costs, which in turn could adversely affect First Towers’ competitiveness and results of operations. Developments in the laws and regulations governing the handling and transmission of personal identifying information in the United States may require First Towers to devote more resources to protecting such information, which could in turn adversely affect First Towers’ results of operations and financial condition.

Losses or unauthorized access to or releases of confidential information, including personal information, could subject First Towers to significant reputational, financial, legal and operational consequences.

First Towers intends to use and store confidential information, including personal information, with respect to First Towers’ customers and employees. First Towers intends to devote significant resources to network and data security, including through the use of encryption and other security measures intended to protect its systems and data, but these measures cannot provide absolute security, and losses or unauthorized access to or releases of confidential information occur and could materially adversely affect First Towers’ business, reputation, results of operations and financial condition. First Towers’ business also intends to share confidential information with suppliers and other third parties. First Towers may rely on global suppliers that are also exposed to ransomware and other malicious attacks that can disrupt business operations. Although First Towers intends to take steps to secure confidential information that is provided to or accessible by third parties working on First Towers’ behalf, such measures may not always be effective and losses or unauthorized access to or releases of confidential information occur. Such incidents and other malicious attacks could materially adversely affect First Towers’ business, reputation, results of operations and financial condition.

Any material disruption in our information systems could adversely affect First Towers’ business.

First Towers may rely on information technology networks and systems to operate and manage its business. First Towers’ information technology networks and systems will process, transmit and store personal and financial information, proprietary information of First Towers’ business, and also allow First Towers to coordinate its business across its operation bases, and allow First Towers to communicate with its employees and externally with customers, suppliers, partners, and other third parties. While First Towers believes it takes reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, First Towers’ proprietary information. Any of the foregoing could cause substantial harm to First Towers’ business, require First Towers to make notifications to governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject First Towers to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to First Towers’ information technology systems and networks.

First Towers Risks Related to Third Parties

First Towers may be subject to liability arising from any fraudulent or illegal activity by its employees, contractors and consultants.

First Towers may be exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless, or negligent conduct or disclosure of unauthorized activities to First Towers that violate (i) government regulations, (ii) manufacturing standards, (iii) federal and state laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for First Towers to identify and deter misconduct by its employees and other third parties, and the precautions taken by First Towers to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting First Towers from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any actions are brought against First Towers, including by former employees, independent contractors or consultants, and First Towers is not successful in defending itself or asserting its rights, those actions could have a significant impact on First Towers’ business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment of First Towers’ operations, any of which would have an adverse effect on its business, financial condition and results from operations.

First Towers’ dependence on suppliers and service partners for the parts and components in its development and maintenance of telecommunication infrastructure may result in shortages of key components necessary for First Towers’ products and services.

First Towers intends to rely on purchased parts and services which First Towers sources from several suppliers and service partners, some of whom are currently single source suppliers for these components and services. First Towers’ supply and service base may be located globally, and many of the components used in First Towers’ telecommunication infrastructure must be custom made for First Towers. This supply chain exposes First Towers to multiple potential sources of delivery failure or component shortages for First Towers’ services. First Towers has not historically maintained long-term agreements with its suppliers, though First Towers is taking steps to put in place certain long-term agreements. While First Towers believes that it may be able to establish alternate supply relationships and can obtain replacement components and services, First Towers may be unable to do so in the short term or at all at prices that are favorable to First Towers. First Towers may experience source disruptions in its supply and service chains which may cause delays in its production process for both prototype and commercial production of telecommunication infrastructure components and parts. First Towers is also in some cases subject to sole source suppliers for certain pieces of equipment for which First Towers relies on, or may be reliant on to achieve our network coverage in particular areas. Changes in business conditions, wars, governmental changes, political intervention, and other factors beyond First Towers’ control or which First Towers does not presently anticipate, could also affect First Towers’ suppliers’ ability to deliver components and services to First Towers on a timely basis. Furthermore, if First Towers experiences significantly increased demand for infrastructure development or maintenance of its telecommunication infrastructure, or need to replace its existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are acceptable to First Towers, or at all, or that any supplier would allocate sufficient supplies to First Towers in order to meet First Towers’ requirements or fill our orders in a timely manner. The disruption in the supply of components from suppliers could lead to delays in First Towers’ offered services, which could materially adversely affect First Towers’ business prospects and operating results.

If First Towers or First Towers’ third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to First Towers’ customers’ data, First Towers’ reputation may be harmed, demand for services may be reduced, and First Towers may incur significant liabilities.

First Towers’ services may involve the storage, processing and transmission of data, including certain confidential and sensitive information. Any security breach, including those resulting from a cyber-security attack, phishing attack, or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss or destruction of or unauthorized access to, or use, alteration, disclosure, or acquisition of, data, damage to First Towers ’s reputation, litigation, regulatory investigations, or other liabilities. These attacks may come from individual hackers, criminal groups, and state-sponsored organizations. If First Towers’ security measures are breached as a result of third-party action, employee error, a defect or bug in First Towers’ products or those of its third-party service providers, malfeasance or otherwise and, as a result, someone obtains unauthorized access to First Towers’ data, including First Towers’ confidential, sensitive, or other information about individuals, or any of these types of information is lost, destroyed, or used, altered, disclosed, or acquired without authorization, First Towers’ reputation may be damaged, First Towers’ business may suffer, and First Towers could incur significant liability. Even the perception of inadequate security may damage First Towers’ reputation and negatively impact its ability to win new customers and retain and receive timely payments from existing customers. Further, First Towers could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by First Towers’ insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement, or other services. First Towers may engage third-party vendors and service providers to store and otherwise process First Towers’ data, including confidential, sensitive, and other information about individuals. First Towers’ vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. First Towers’ ability to monitor its vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of our data, including confidential, sensitive, and other information about individuals. Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until after they have been launched against a target. First Towers and its service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative and mitigating measures. If First Towers is unable to efficiently and effectively maintain and upgrade its system safeguards, First Towers may incur unexpected costs and its systems may become more vulnerable to unauthorized access or disruption.

For certain of the components and services included in First Towers’ products there may be a limited number of suppliers First Towers can rely upon and if First Towers is unable to obtain these components and services when needed, First Towers could experience delays in repairing or maintaining its telecommunication infrastructure and providing services, and its financial results could be adversely affected.

First Towers intends to acquire most of the components for the repair and maintenance of its telecommunication infrastructure from suppliers and subcontractors. Suppliers of some of the components may require First Towers to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. Delays in supply, or unavailability of services, may significantly hurt First Towers’ ability to fulfill our contractual obligations and may significantly hurt First Towers’ business and result of operations. In addition, First Towers may not be able to continue to obtain such components or services from these suppliers on satisfactory commercial terms. Disruptions of our offered services could ensue if First Towers was required to obtain components or services from alternative sources, which would have an adverse effect on First Towers’ business, results of operations and financial condition.

First Towers may pursue strategic transactions in the future, which could be difficult to implement, disrupt First Towers’ business or change First Towers’ business profile significantly.

First Towers intends to consider potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to First Towers’ current or future business. Should First Towers’ relationships fail to materialize into significant agreements, or should First Towers fail to work efficiently with these companies, First Towers may lose sales and marketing opportunities and First Towers’ business, results of operations and financial condition could be adversely affected. These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with First Towers’ own business and products; (ii) additional demands on First Towers’ resources, systems, procedures and controls; (iii) disruption of First Towers’ ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of First Towers’ existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources First Towers committed to such activities will not be available to First Towers for other purposes. Moreover, if First Towers is unable to access the capital markets on acceptable terms or at all, First Towers may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. First Towers’ inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect First Towers’ operating results. Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or changes to earnings associated with any acquisition or investment activity, may materially reduce First Towers’ earnings. Future acquisitions or joint ventures may not result in their anticipated benefits, and First Towers may not be able to properly integrate acquired products, services, technologies or businesses with First Towers’ existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive First Towers of the intended benefits of those acquisitions.

First Towers’ telecommunication infrastructure may be at risk of unexpected technical failure due to the unavailability of third-party information and infrastructure services such as communications, data processing, computing power, SaaS, and other information and infrastructure services or technical issues with third party dependent data and software platforms.

First Towers’ telecommunication infrastructure may experience technical difficulties that prevent customers from collecting and processing data in near real-time or a timely manner. The most common technical problem First Towers’ customers may experience is the unavailability of third-party communications, data processing, computing power, SaaS, and other information and infrastructure services which is necessary to process and collect data through First Towers’ offered services. While this may not affect the performance of First Towers’ telecommunication infrastructure or the collection of the data, it could potentially prevent customers from being able to access their data, services, and analysis in near real-time or a timely manner.

First Towers is subject to privacy laws in each jurisdiction in which it operates and First Towers may face risks related to breaches of the applicable privacy laws.

First Towers collects and stores personal information about its users, clients and partners and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly user and partner lists, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach could have a Material Adverse Effect on its business, financial condition or results of operations.

First Towers is exposed to cyber-security incidents resulting from deliberate attacks or unintentional events.

Cyber-security incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, service providers, suppliers, and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include, but are not limited to, unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users).

A cyber incident that affects First Towers’ business or its service providers might cause disruptions and adversely affect their respective business operations and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm and reimbursement and other compensation costs. In addition, substantial costs might be incurred to investigate, remediate, and prevent cyber incidents.

Failure to attract, retain and motivate key employees may adversely affect First Towers’ ability to compete and the loss of the services of key personnel could have a Material Adverse Effect on its business.

First Towers depends on the services of a few key executive officers. The loss of any of these key people could have a Material Adverse Effect on its business, financial condition and results of operations. First Towers’ success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and we cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. Stock options and other share-based compensation plans may comprise a significant component of key employee compensation, and if the price of the Akanda declines, it may be difficult to retain such individuals. Similarly, changes in the share price may hinder its ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. First Towers’ inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its future growth and profitability. First Towers’ retention and recruiting may require significant increases in compensation expenses, which would adversely affect its results of operation.

First Towers’ executive officers and other members of senior management have substantial experience and expertise in the business and have made significant contributions to its growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect the business, financial condition and results of operations. First Towers is not protected by key man or similar life insurance covering members of senior management.

Litigation costs and the outcome of litigation could have a Material Adverse Effect on its business.

From time to time, First Towers may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of client and employee personal information, contractual relations with clients and marketing and infringement of trademarks. Litigation to defend against claims by third parties, or to enforce any rights that First Towers may have against third parties, may be necessary, which could result in substantial costs and diversion of First Towers’ resources, causing a Material Adverse Effect on First Towers’ business, financial condition, and results of operations.

First Towers is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against First Towers. However, given the nature of its business, First Towers is, and may from time to time in the future be, party to various, and at times numerous, legal investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against us for amounts in excess of its expectations, First Towers’ business, financial condition and results of operations could be materially adversely affected.

General Risks

Because Akanda is a corporation incorporated in Ontario and some of its directors and officers are resident in Canada, it may be difficult for investors in the United States to enforce civil liabilities against Akanda based solely upon the federal securities laws of the United States.

Akanda is a corporation incorporated under the laws of Ontario with its principal place of business in British Columbia, Canada. Some of Akanda’s directors and officers and the auditors or other experts named herein are residents of Canada and all or a substantial portion of Akanda’s assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon Akanda or its directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. Investors should not assume that Canadian courts: (i) would enforce judgments of U.S. courts obtained in actions against Akanda or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States; or (ii) would enforce, in original actions, liabilities against Akanda or such persons predicated upon the U.S. federal securities laws or any such state securities or “blue sky” laws.

Future cash flow fluctuations may affect Akanda’s ability to fund Akanda’s working capital requirements or achieve Akanda’s business objectives in a timely manner.

Akanda’s working capital requirements and cash flows have decreased now that the Canmart business has been discontinued, while continuing to depend on factors such as timing and size of capital expenditures, acquisitions, levels of sales and collection of receivables and client payment terms and conditions. As Akanda’s revenues and cash flows have effectively ceased pending development of its British Columbia farming facility, Akanda may be required to reduce its capital expenditures and investments or take other measures in order to meet its cash requirements. Presently, Akanda will require milestone payments and capital expenditures to continue to develop the British Columbia property into a THC/CBD and hemp cultivation facility. Akanda may also seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financing). Akanda cannot provide any assurance that the net cash requirements will be as it currently expects. Akanda’s inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on its ability to fund its pre-revenue cultivation opportunity in British Columbia.

Future acquisitions and strategic investments could be difficult to integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and harm our results of operations and financial condition.

We may in the future seek to acquire or invest in, businesses, products, or technologies that we believe could complement our operations or expand our breadth, enhance our capabilities, or otherwise offer growth opportunities. While our growth strategy includes broadening our product offerings, implementing an aggressive marketing plan and employing product diversification, there can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of our planned growth and diversified product offerings, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. Additionally, the integration of our acquisitions and pursuit of potential future acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In addition, we have limited experience in acquiring other businesses. Specifically, we may not successfully evaluate or utilize the acquired products, assets or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized, or we may be exposed to unknown risks or liabilities associated with our acquisitions.

We may not be able to find and identify desirable acquisition targets or we may not be successful in entering into an agreement with any one target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could harm our results of operations. In addition, if an acquired business fails to meet our expectations, our business, results of operations, and financial condition may suffer. In some cases, minority shareholders may exist in certain of our non-wholly-owned acquisitions (for businesses we do not purchase as an 100% owned subsidiary) and may retain minority shareholder rights which could make a future change of control or necessary corporate approvals for actions more difficult to achieve and/or more costly.

We may also make strategic investments in early-stage companies developing products or technologies that we believe could complement our business or expand our breadth, enhance our technical capabilities, or otherwise offer growth opportunities. These investments may be in early-stage private companies for restricted stock. Such investments are generally illiquid and may never generate value. Further, the companies in which we invest may not succeed, and our investments could lose their value.

We are dependent upon our management and key employees, and the loss of any member of our management team or any key employee could have a material adverse effect on our operations.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management and key employees, including, without limitation, Katie Field, our Interim Chief Executive Officer and Executive Director, and Gurcharn Deol, our Chief Financial Officer. The loss of any member of our management team or any of our key employees could have a material adverse effect on our business and results of operations. While employment agreements and incentive programs are customarily used as primary methods of retaining the services of key employees, these agreements and incentive programs cannot assure the continued services of such employees. Any loss of the services of such individuals, or an inability to attract other suitably qualified persons when needed, could have a material adverse effect on our business, operating results or financial condition. We do not currently maintain key-person insurance on the lives of any of our key employees or members of management. Competition for qualified technical, sales and marketing staff, as well as officers and directors can be intense, and no assurance can be provided that we will be able to attract or retain such qualified individuals in the future, which may adversely affect our operations.

Our directors and officers may have conflicts of interest in conducting their duties.

We may be subject to various potential conflicts of interest because of the fact that some of our officers and directors may be engaged in the cannabis industry through their participation in corporations, partnership or joint ventures, which are potential competitors of our company. Situations may arise in connection with potential acquisitions in investments where the other interests of these directors and officers may conflict with the interests of our company. Our directors and officers with conflicts of interest will be subject to the procedures set out in the related Canadian law and regulations.

Our executive officers are engaged in other business activities and, accordingly, may not devote sufficient time to our business affairs, which may affect our ability to conduct operations.

In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors. For example, our Interim Chief Executive Officer and Executive Director, Ms. Katie Field, is the Chief Executive Officer and Chairman of Halo.

We may incur significant costs to defend our intellectual property and other proprietary rights.

The ownership and protection of trademarks, patents, trade secrets and intellectual property rights are significant aspects of our future success. Unauthorized parties may attempt to replicate or otherwise obtain and use our products and technology. Policing the unauthorized use of our current or future trademarks, patents, trade secrets or intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others.

In addition, other parties may claim that our products infringe on their proprietary rights such as trade secrets. Such claims, regardless of their merit, may result in the expenditure of significant financial and managerial resources, legal fees, injunctions, temporary restraining orders and/or require the payment of damages. Additionally, we may need to obtain licenses from third parties who allege that we have infringed on their lawful rights. Such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on terms that are favorable to us, or at all, licenses or other rights with respect to intellectual property that we do not own.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches that disrupt our operations or result in the unintended dissemination of protected personal information or proprietary or confidential information, or if we are found by regulators to be non-compliant with statutory requirements for the protection and storage of personal data, we could suffer a loss of revenue, increased costs, exposure to significant liability, reputational harm and other serious negative consequences.

As our operations expand, we may process, store and transmit large amounts of data in our operations, including protected personal information as well as proprietary or confidential information relating to our business and third parties. Experienced computer programmers and hackers may be able to penetrate our layered security controls and misappropriate or compromise our protected personal information or proprietary or confidential information or that of third parties, create system disruptions or cause system shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Our facilities may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and our customer’s data.

Risks Related to Our Common Shares

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product and business development efforts or other operations.

Assuming we close this offering for the maximum amount, we expect to have sufficient capital to fund our current operations through at least November 2024. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert the attention of our management team from their day-to-day activities, which may adversely affect our ability to launch our business and develop and commercialize our products. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of our shareholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing shareholders.

The incurrence of indebtedness would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect our ability to conduct our business. For example, as of the date of this offering, the Company has incurred aggregated outstanding loans, including accrued interest, of approximately $315,000 from Halo (the “Halo Debt”) making Halo a significant creditor of the Company. Even though the Halo Debt is unsecured, Halo may be able to influence our strategic goals, management and affairs, including use of available capital, capital raising opportunities, borrowing, recapitalization, and any acquisition, sale, merger, or consolidation transactions. The interests of Halo may not always coincide with the interests of the Company or the interests of shareholders and Halo may act in a manner that advances its best interests and not necessarily our Company. Additionally, there may be an inherent conflict of interest because our interim Chief Executive Officer and director, Ms. Katie Field, is serving as the Chief Executive Officer and Chairman of Halo.

We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

The sale of currently-restricted Common Shares acquired or that may be acquired by the Company’s stockholders, or the perception that such sales may occur, could cause the price of our Common Shares to fall.

Depending on a number of factors, including market liquidity, sales of currently-restricted Common Shares held by our stockholders or that may be held by our stockholders may cause the trading price of our Common Shares to fall. The stockholders may resell all, some, or none of those shares at its discretion upon registration or an exemption from registration. Therefore, sales by the stockholders could result in substantial dilution to the interests of other holders of our Common Shares. Additionally, the sale of a substantial number of Common Shares, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price. The resale of Common Shares by stockholders in the public market or otherwise or the perception that such sales could occur, could also harm the prevailing market price of our Common Shares.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our shareholders.

We may issue additional securities. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing shareholders. We may sell Common Shares, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our Common Shares.

We incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we incur and will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including requirements to file periodic and event-driven reports with respect to our business and financial condition and operations and establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. Our existing management team will need to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with compliance. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we are required to furnish a report by our management on our ICFR, which, after we are no longer an emerging growth company, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for ICFR. If our management and/or auditors determine that there are one or more material weaknesses in our ICFR, such a determination could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some public company required activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Being a public company and complying with applicable rules and regulations make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

We may not be able to maintain a listing of our Common Shares on Nasdaq. If we fail to meet applicable listing requirements, Nasdaq may delist our Common Shares from trading, in which case the liquidity and market price of our Common Shares could decline.

Although our Common Shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Common Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Shares from Nasdaq may materially impair our shareholders’ ability to buy and sell our Common Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Shares. The delisting of our Common Shares could significantly impair our ability to raise capital and the value of your investment.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Common Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Shares;

●	reduced liquidity for our Common Shares;

●	a determination that our Common Shares are “penny stock”, which would require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

On September 27, 2022, we received a letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is not in compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). It resulted from the fact that the closing bid price of the Company’s Common Shares, was below $1.00 per share for a period of 30 consecutive business days. We effected a reverse share split at a ratio of 1-for-10 shares on March 9, 2023 in order to regain compliance.

On July 3, 2023, we received a new letter from the staff of the Listing Qualifications Department of the Nasdaq, notifying the Company that it is again not in compliance with the Minimum Bid Price Requirement. It resulted from the fact that the closing bid price of the Company’s Common Shares, below $1.00 per share for a period of 30 consecutive business days. As a result, the Company implemented a 1-for-40 reverse stock split on its Common Shares effective May 23, 2024 in order to regain compliance.

On May 14, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, indicating that based on the Company’s shareholders’ equity of $(3,828,892) for the fiscal year ended December 31, 2023, the Company was no longer in compliance with the minimum shareholders’ equity requirement of $2.5 million as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders Equity Requirement”) for continued listing on Nasdaq. Between February 2024 and May 2024, the Company raised an aggregate of approximately $10.0 million from the public sales of its securities. Also, on April 1, 2024, the Company sold RPK for gross proceeds of $2.0 million, before fees and expenses. As a result of the foregoing events, the Company believes it has regained compliance with the Stockholders Equity Requirement. Nevertheless, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report it does not evidence compliance, that it may be subject to delisting.

The Company can give no assurance that it will not again be subject to delisting as a result of the Minimum Bid Price Requirement, the Stockholders Equity Requirement, or any other listing requirement. Additionally, the Company is again considering another reverse stock split subject to the parameters approved at our last shareholder’s meeting, which could have a material adverse effect on our liquidity and stock price.

We are a foreign private issuer and take advantage of the less frequent and detailed reporting obligations applicable to foreign private issuers.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer files with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws, if applicable. In addition, our officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, if and when applicable, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, we have more time than U.S. domestic companies after the end of each fiscal year to file our annual report with the SEC and are not required under the Exchange Act to file quarterly reports with the SEC.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers, except to the extent that such practices would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We may in the future elect to follow home country practices in Canada instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers with regard to certain corporate governance matters.

As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

We may lose our status as a foreign private issuer in the United States, which would result in increased costs related to regulatory compliance under United States securities laws.

We will cease to qualify as a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act, if, as of the last business day of our second fiscal quarter, more than 50% of our outstanding Common Shares are directly or indirectly owned by residents of the United States and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we determine that we fail to qualify as a foreign private issuer, we will cease to be eligible to avail ourselves of the forms and rules designated for foreign private issuers beginning on the first day of the fiscal year following such determination. Among other things, this will result in loss of the exemption from registration under the Exchange Act provided by Rule 12g3-2(b) thereunder, and, if we are required to register our Common Shares under section 12(g) of the Exchange Act, we will have to do so as a domestic issuer. Further, any securities that we issue in unregistered or unqualified offerings both within and outside the United States will be “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and will continue to be subject to United States resale restrictions notwithstanding their resale in “offshore transactions” pursuant to Regulation S under the Securities Act. As a practical matter, this will likely require us to register more offerings of our securities under the Securities Act on either a primary offering or resale basis, even if they take place entirely outside the United States. The resulting legal and administrative costs of complying with the resulting regulatory requirements are anticipated to be substantial, and to subject us to additional exposure to liability for which we may not be able to obtain insurance coverage on favorable terms, or at all.

If our share price fluctuates, you could lose a significant part of your investment.

The market price of our Common Shares could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Shares. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Volatility in the market price of our Common Shares may prevent investors from being able to sell their shares at or above the purchase price. As a result, you may suffer a loss on your investment.

Investors may be unable to enforce judgments against certain of our directors and officers because they reside outside of the United States.

We are incorporated under the laws of the Province of Ontario, Canada and most of our assets are located outside of the United States. Furthermore, most of our directors and officers reside outside of the United States in Canada and the United Kingdom. As a result, investors may not be able to effect service of process within the United States upon our directors or officers or enforce against them in U.S. courts, judgments predicated on U.S. securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts, judgments obtained against these persons in courts located in jurisdictions outside of the United States.

As a result of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our Board of Directors or controlling shareholders than they would as public shareholders of a U.S. based company.

We do not intend to pay dividends on our Common Shares in the near future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.

We have never declared or paid any cash dividend on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in our Common Shares will depend upon any future appreciation in their value. There is no guarantee that our Common Shares will appreciate in value or even maintain the price at which you purchased them.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our share price and trading volume could decline.

The trading market for our Common Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our operations. We do not have any control over these analysts and their research and reports. Securities and industry analysts do not currently, and may never, publish research on our business. If no security or industry analysts commence coverage on us, the trading price for our Common Shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our shares could decrease, which might cause our share price and trading volume to decline.

USE OF PROCEEDS

All of the Common Shares being offered under this prospectus are being sold by or for the account of the Selling Stockholders. We will not receive any proceeds from the sale of the Common Shares.

DIVIDEND POLICY

We have never paid dividends on our Common Shares. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. As such, we do not intend to declare or pay cash dividends on our Common Shares in the foreseeable future.

Any future determination to pay dividends will be made at the discretion of our Board of Directors subject to applicable laws and will depend upon, among other factors, our earnings, operating results, financial condition and current and anticipated cash needs. Our future ability to pay cash dividends on our Common Shares may be limited by the terms of any then-outstanding debt or preferred securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AKANDA

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this prospectus entitled “Business” and our consolidated financial statements, and related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Our fiscal year begins on January 1 and ends on December 31. Unless otherwise noted, references to year pertain to our fiscal year. For example, 2024 refers to fiscal 2024 which is the period from January 1, 2024 and to December 31, 2024.

Our audited financial statements for the years ended December 31, 2024 and 2023, respectively, for Akanda Corp. as a group (the “Akanda Group”), have been prepared in accordance with International Financial Reporting Standards (IFRS) and are presented in millions of US dollars except where otherwise indicated. Our historical results are not necessarily indicative of the results that should be expected in any future period.

We have derived the consolidated statements of operations data for Akanda Group for the years ended December 31, 2024 and 2023, respectively, and the consolidated financial position information as at December 31, 2024 and 2023, respectively, from the Akanda Group’s audited financial statements included in this prospectus.

Akanda was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. On November 3, 2021, Akanda acquired Cannahealth, which owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which, in turn, owned all the issued and outstanding equity interests of Bophelo. As a result of the Acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth acquired Holigen, which owned all the issued and outstanding equity interests of RPK. As a result of the acquisition, RPK became our indirect wholly-owned subsidiary. We have consolidated all our then-subsidiary companies, Cannahealth in Malta, Bophelo in the UK, Canmart in the UK, Holigen in Portugal, RPK in Portugal and 1371011 B.C. Ltd and 1468243 BC Ltd in Canada, in the Akanda Group audited financial statements and financial information presented on December 31, 2024.

As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our inquiry into the liquidation confirms that the process is complete. In March 2024, we sold RPK.

Operating Results

Results of Operations

The discussion below summarizes Akanda Group’s consolidated historical operation results.

On March 24, 2024, Akanda Group completed the transaction with Somai Pharmaceuticals Ltd. for the sale of RPK. As a result, Akanda Group accounted for the operating results of RPK which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023.

The following table sets forth key components of Akanda Group’s results of operations for the year ended December 31, 2024 compared to the year ended December 31, 2023.

	Years ended December 31,
	2024	2023
Sales	$836,664	$423,683
Cost of sales	628,282	364,346
Gross Profit	208,382	59,337

Operating expenses
Depreciation and amortization	141,054	209,183
Consulting and professional fees	2,693,399	2,699,100
Personnel expenses	495,699	486,505
General and administrative expenses	1,260,712	323,347
Total operating expenses	4,590,864	3,718,135

Operating loss	(4,382,482)	(3,658,798)

Other (expense) income:
Finance income	6,492	39
Finance expense	(100,107)	(121,396)
Foreign exchange gain (loss), net	(133,015)	41,711
Gain on debt settlement	27,554	113,037
Other income	238,553	7,055
Change in fair value of financial assets measured at FVTPL	—	(264,655)
Gain on sale of subsidiary	198,780	—
Write-off of AP, net	475,816	170,630
Write-off of holdback payable	400,000	—
	1,114,073	(53,579)
Net loss from continuing operations	(3,268,409)	(3,712,377)
Loss from discontinued operations	(827,620)	(28,562,693)
Net loss	$(4,096,029)	$(32,275,070)
Translation adjustment	(101,188)	(39,412)
Comprehensive loss	$(4,197,217)	$(32,314,482)
Loss per share from continuing operations – basic and diluted	(9.80)	(206.00)
Loss per share – basic and diluted	$(12.28)	$(1,790.96)
Weighted average common shares outstanding	333,444	18,021

Revenue

The revenue of $836,664 for the year ended December 31, 2024 as compared to $423,683 for 2023 came from Canmart in UK. The revenue increase in 2024 was due to higher sales earned in the current year. Canmart sold, during the current year, a variety of different CBPM product types, including cannabis oil and cannabis flower for medical use. Canmart has access to use a 30,000 square foot logistics warehouse in SE England. Canmart has obtained the necessary licenses to import CBPMs to supply the patients in the U.K. domestic market. As part of the cessation of operations, Canmart did not renew its importation licenses or its leasing agreement for the 30,000 square foot logistics warehouse in SE England and In April 2025, we commenced the dissolution of Canmart and ceased all operations in the UK. We do not expect any material revenue in 2025 as a result of Canmart operations.

Cost of Sales

Cost of sales increased from $364,346 in 2023 to $628,282 in 2024. The increase is directly related to the increase in sales activities and its continuous effort in selling and marketing its products during the 2024. This increase in sales represents the associated cost of CBPMs imported by Canmart and supplied to its patients. The increase also essentially commensurate with increased purchases and sales of CBPMs in the current year due to the fact that Canmart commenced more meaningful sales activity in the year ended December 31, 2024 compared to the low level of sales in the previous periods.

Amortization and Depreciation

Amortization and depreciation expenses decreased from $209,183 for 2023 to $141,054 for the year ended December 31, 2024. The decrease in the amortization and depreciation expenses recorded during the year ended December 31, 2024 was mainly attributable to the amortization from lease assets in the current year. The lease assets had ended in August 2024 and was not renewed in the current year. As a result, amortization recorded from lease is lower in the current year as compared in the previous year.

Consulting and Professional Fees

The consulting and professional fees incurred decreased from $2,699,100 in 2023 to $2,693,399 for the year ended December 31, 2024. This decrease in consulting and professional fees resulted from lower fees incurred during the current year as compared to previous year. Consulting and professional fees incurred were mainly related to the engagement of various professional advisors and consultants in relation to Akanda’s completion of disposal of its subsidiary and completed financings.

Personnel Expenses

The Akanda group incurred personnel expenses of $495,699 for the year ended December 31, 2024 compared to $486,505 for 2023. The increase in personnel expenses was due to settlement to a former senior management of the Company, partially offset by the decrease in fees accrued to directors due to resignation of one director in the current year.

General and Administration Expenses

The Akanda group incurred general and administration expenses of $1,260,712 and $323,347 for the years ended December 31, 2024 and 2023, respectively. These costs consisted mainly of a broad range of site related operational expenses such as utilities, fuel costs, import duties, security expenses, repairs and maintenance and consumables and office related operational expenses for its day to day business activities. These costs increased compared to the prior year mainly due to higher investor relations expenses incurred in the current year.

Interest Expense

The Company incurred interest expense of $100,107 for the year ended December 31, 2024 compared to interest expense of $121,396 for 2023. The decrease in expense during the year ended December 31, 2024 was primarily due to the settlement of a few interest-bearing loans held by the Company which resulted to lower interest expenses paid or accrued during the current year as compared to the previous year.

Interest income

Interest income for the year ended December 31, 2024 was $6,492 compared to $39 for 2023. This increase was mainly related to the accrual of interest receivables from the existing and additional Bridge loans during the current year.

Foreign Currency Translation

The foreign exchange gain (loss) is recognized on the translation of the consolidated financial statements from their functional currencies to United States Dollar. The Euro is the functional currency of Cannahealth, Holigen and RPK, Great British Pounds is the functional currency of Canmart and Canadian dollars is the functional currency of Akanda and 1371011 B.C. Ltd. while the United States Dollar is its reporting currency. The exchange gains and losses have not been incurred on any transactions or balances held by these companies in a different currency.

Net Loss and Total Comprehensive Loss

For the years ended December 31, 2024 and 2023, respectively, the group incurred a net loss of $4,096,029 and $32,275,070, respectively, and a comprehensive loss of $4,197,217 and $32,314,482, respectively, which consisted primarily of depreciation and amortization of $141,054 and $209,183, respectively, consulting and professional fee expenses of $2,693,399 and $2,699,100, respectively, personnel expenses of $495,699 and $486,505, respectively, general and administrative expenses of $1,260,712 and $323,347, respectively, and loss from discontinued operation of $827,620 and $28,562,693, respectively. The significant decrease in losses for the year ended December 31, 2024 was mainly due to no impairment loss recognized during the current year as compared to the impairment loss of $24,665,564 incurred in the previous year that have been reclassified and accounted as part of loss from discontinued operation.

Off-Balance Sheet Arrangements

Akanda did not have, during the reporting period, and we do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

Liquidity and Capital Resources

Cash Flows

The Akanda Group’s principal liquidity requirements are for corporate operating expenses, working capital and capital expenditures. Historically, we have funded our liquidity requirements primarily through shareholder loans, loans from third parties and from the issuance of shares. We did not have, during the reporting period, and we do not currently have any contractual obligations for ongoing capital expenditures.

The following table summarizes our cash flows from operating, investing and financing activities for the years ended December 31, 2024 and 2023:

	Year Ended December 31, 2024
	2024	Change	2023
Cash used by operating activities	$(3,980,365)	$(2,479,791)	$(1,500,574)
Cash used in investing activities	$(1,016,165)	$(1,041,053)	$24,888
Cash provided by financing activities	$8,989,434	$7,502,867	$1,486,567

	Year Ended December 31, 2023
	2023	Change	2022
Cash used by operating activities	$(1,500,574)	$9,968,822	$(11,469,396)
Cash provided by investing activities	$24,888	$4,243,550	$(4,218,662)
Cash provided by financing activities	$1,486,567	$(12,652,069)	$14,138,636

Cash Flows from Operating Activities

For the year ended December 31, 2024, Akanda Group’s cash flow from operating activities increased by $2,479,791 due to higher corporate expenses incurred as a result of corporate activity such as disposal of RPK, completion of a few financings and gain from write-off of payables recognized during the current year, resulting for a decrease in accounts payable.

Cash Flows from Investing Activities

Cash used in investing activities was $1,016,165 for the year ended December 31, 2024, which were attributable to acquisition costs of farmland and additional purchases of computer equipment, furniture and fixtures and leasehold improvements, cash surrendered upon disposal of RPK, cash lent out for Bridge loan entered in the current year and loan receivable, partially offset by cash proceeds from the sale of RPK. The cash provided by investing activities during the year ended December 31, 2023 were attributable to proceeds from disposal of property, plant and equipment, partially offset by leasehold improvements and purchase of computer and furniture and fixtures and loan receivable.

Cash Flows from Financing Activities

Cash provided by financing activities was $8,989,434 for the year ended December 31, 2024, which was mainly attributable to the proceeds from public offerings and short term loans, as discussed below, and partially offset by repayment of loans and lease payments. Cash provided by financing activities during the year ended December 31, 2023 was attributable to proceeds from short-term loans and partially offset by repayment of loans and lease payments.

Share Capital and Financing

During the year ended December 31, 2024, Akanda Group completed the following financings:

(i)	On February 2, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on February 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,123 common shares at a purchase price of $101.50 per share and prefunded warrants to purchase 5,852 common shares at a price of $101.475 per share for gross proceeds of $708,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(ii)	On March 4, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $51.36 per share and prefunded warrants to purchase 1,448 common shares at a price of $51.335 per share for gross proceeds of $150,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(iii)	On March 5, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 4, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $42.18 per share and prefunded warrants to purchase 1,492 common shares at a price of $42.155 per share for gross proceeds of $125,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(iv)	On March 27, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on March 25, 2024, the Company announced closing of underwritten public offering with the issuance of 12,350 common shares at a purchase price of $30.425 per share and prefunded warrants to purchase 199,489 common shares at a price of $30.40 per share for gross proceeds of $5,000,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(v)	On May 17, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on the same day, the Company announced the 1st closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share and prefunded warrants to purchase 87,028 common shares at a price of $25.75 per share for gross proceeds of $2,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(vi)	On May 20, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on May 17, 2024, the Company announced the 2nd closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share, and prefunded warrants to purchase 48,230 common shares at a price of $25.75 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

(vii)	On October 3, 2024, pursuant to an underwriting agreement entered with Univest as the underwriter on October 2, 2024, the Company announced closing of underwritten public offering with the issuance of 41,430 common shares at a purchase price of $6.25 per share, and prefunded warrants to purchase 198,570 common shares at a price of $6.2494 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.0006 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. All of the pre-funded warrants have been exercised in accordance with their terms.

No equity financing was completed during the year ended December 31, 2023.

Short Term Loans

During the year ended December 31, 2024, Akanda Group received additional loans of $110,236 for its capital as well as working capital needs, of which $44,954 was advances from related parties. During the year ended December 31, 2023, Akanda received total loans of $2,312,736 for its capital as well as working capital needs, of which $1,570,145 was advances from related parties.

Disclosure of Contractual Arrangements

On December 31, 2024, Akanda Group was committed to minimum lease payments as follows:

Contractual Obligation	Less than One Year	1 – 5 Years	Over 5 Years
Office lease	$40,000	$—	$—

The amounts above are undiscounted and include the total amounts due, including the interest component, that has been reclassified to accounts payable.

On December 31, 2023, Akanda Group was committed to minimum lease payments as follows:

Contractual Obligation	Less than One Year	1 – 5 Years	Over 5 Years
Office lease	$140,000	$—	$—

The amounts above are undiscounted and include the total amounts due, including the interest component.

Subsequent to the year ended December 31, 2024, the Company:

i.	Lent out the following loans, pursuant to the Company’s $1,000,000 aggregate loan facility to First Towers & Fiber Corp.:

a.	On January 24, 2025, the Company has lent an amount of $30,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

b.	On February 14, 2025, the Company has lent an amount of $170,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

c.	During April 2025, the Company has lent an amount of $200,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

ii.	Enter into the Transaction:

On March 5, 2025, the Company entered into a Share Exchange Agreement (the “SEA”) with First Towers & Fibers Corp., a corporation existing under the laws of the Province of British Columbia (“FTFC”) and the common shareholders of FTFC (the “Shareholders”). Subject to the terms and conditions set forth in the SEA, the parties will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, all of the common shares of FTFC (the “Exchanged Shares”) shall be exchanged for either common shares, no par value, of the Company (the “Purchaser Shares”), or cash, and FTFC shall be continuing as a wholly owned subsidiary of the Company.

FTFC is a private company that develops, constructs and owns telecommunications infrastructure in Mexico. The Company and FTFC have previously entered into and announced a non-binding letter of intent with respect to the Business Combination which set out the basic terms and conditions of the Business Combination. A co-founder, shareholder, executive and director of FTFC is Christopher Cooper, a director of the Company. The Company can give no assurance when or if the Business Combination will be consummated.

Substantially all of the Shareholders will receive consideration equal to one Purchaser Share for every 2.5 Exchanged Shares held immediately prior to the closing so exchanged in the Business Combination, or an aggregate of approximately 15.3 million Purchaser Shares, subject to adjustment as described in the SEA, including adjustments as a result of any reverse stock split or consolidation of the Purchaser Shares. The remaining Shareholders will instead receive as consideration an aggregate of $14,100,000, payable by the Company 18 months after the closing of the Business Combination. The Company also agreed to assume outstanding options granted by FTFC and certain indebtedness of FTFC.

The Company agreed to advance to FTFC $1,000,000 on the same terms as the Company’s November 21, 2024 Bridge Loan Agreement with FTFC, pursuant to which the Company loaned to FTFC $350,000. Through April 2025, First Towers has borrowed an aggregate of $423,000 under such facility. The loans are unsecured, bear interest of 20% per annum and are payable within 12 months.

Following the closing of the Business Combination, the Company agreed to use commercially reasonable efforts to raise additional funds of at least $4,000,000 and a maximum of $10,000,000 compromising of: (i) a debt or equity financing by the Company of at least $2,000,000 and a maximum $5,000,000 within four months of the closing date; and (ii) a subsequent debt or equity financing to raise an additional amount of at least $2,000,000 and a maximum of $5,000,000 within seven months of the closing date, of which the type of securities offered and offering price will be determined in the context of the market by the Company.

On March 31, 2025, the Company entered into a First Amendment to the SEA with FTFC pursuant to which the “End Date” specified in the SEA has been amended to June 30, 2025.

iii.	Issued the following shares:

Commencing on March 25, 2025, the Company entered into a series of Subscription Agreements with the investors signatory thereto pursuant to which the Company sold to the investors an aggregate of 73,143 restricted common shares of the Company at a subscription price per share of $4.38, or aggregate gross proceeds to the Company of approximately $320,000.

iv.	Cease its UK operation:

On March 25, 2025, after evaluating the current state of the Company’s business of importing and distributing cannabis-based products in the United Kingdom through its Canmart subsidiary, the Company’s Board of Directors has determined to discontinue and cease its U.K operations and shut down Canmart. The Board came to this conclusion after receiving notification from Canmart’s directors that they intend to resign and the difficulty in finding qualified replacements, determining that the expense and timing of renewing its license to operate in the U.K. when compared to projected near-term future revenues is not cost effective, and evaluating the continued potential exposure to Canmart’s existing lawsuits, among other things.

iv.	Appointed a new director:

On April 10, 2025, the Company appointed Usama Chaudhry to the Board of Directors.

Research and Development, Patents and Licenses

Not applicable.

Trend Information

Because we ceased our European operations and should still be considered in the startup phase, we are unable to identify any recent trends in revenue or expenses. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this prospectus to not be indicative of future operating results or financial condition.

Material Accounting Policies and Estimates

Please refer to Note 3 of Akanda Group’s audited consolidated financial statements included in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF FIRST TOWERS

The following discussion of First Towers’ financial condition and results of operations should be read in conjunction with First Towers’ financial statements and notes to those statements included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “Company” and similar terms are to First Towers prior to the consummation of the Transaction.

Overview and History

First Towers is a British Columbia, Canada-based company that develops, constructs, and owns wireless towers in Central and Latin America.

First Towers is the largest owner of 5G dark fiber optic networks in Central Mexico, possess regional tower development expertise in Mexico’s largest telecommunications infrastructure projects, and is the first telecommunication infrastructure company to have dark fiber with a 20-year anchor tenant.

As the demand for internet access grows throughout Central and Latin America, First Towers is looking to expand into neighboring countries to expand their network. First Towers anticipates the need to develop and own approximately 1,100 towers in Central America under an existing agreement with Altan Redes and CFE. First Towers also notes Mexico’s need to construct up to 50,000 new wireless towers to give at least 4G LTE coverage to 92% of Mexico’s population. First Towers is positioning itself to be the regional leader in developing dark fiber optic networks to meet the growing demand of Central and Latin America leveraging its industry expertise, its tower pipeline for rapid scalability, and its demonstrated economic forecasts.

First Towers expects to have two primary revenue streams:

●	Anchor Leases. 20-year leases with large multinational telecommunications providers for our fiber optic networks.

●	Additional Tenants. Additional leases with other tenants that can utilize the available 24 pairs of fiber optic network.

Since First Towers’ inception, it has incurred operating losses. Our net loss was $6.4 and $3.1 million for the years ended December 31, 2024, and 2023, respectively. First Towers expects to incur significant expenses and operating losses for the foreseeable future as we continue to pursue market penetration. There are a number of milestones and conditions that we must satisfy before we are able to generate sufficient revenue to fund our operations.

Factors Affecting our Business and Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the year ended December 31, 2024 and the year ended December 31, 2023. We have derived this data from our annual financial statements included elsewhere in this prospectus.

First Towers has completed an audit of its 2024 and 2023 financial performance in accordance with the standards of the PCAOB. First Towers has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growth, and improvements to those properties. These expenses include legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, First Towers reported a net loss in all reporting periods. An analysis of the First Towers’ operating performance for the periods from incorporation through December 31, 2024, together with the First Towers’ income statement summarizing income and expense items are presented below.

Results of Operations

Comparison of Year Ended December 31, 2024, and Year Ended December 31, 2023

	Years Ended December 31,
	2024	2023
Sales	694,725	667,854
Expenses
Cost of Sales	$673,471	$680,047
Wages & Salaries	90,426	63,778
Amortization	603,956	618,360
Professional Fees	1,356,367	1,434,382
Other Operating Expenses	235,660	188,600
Total Operating Expenses	2,959,880	2,985,167
Interest and Bank Charges	(2,683,661)	(1,683,621)
Foreign exchange gain (loss), net	(1,456,898)	877,372
Other Expenses	(34,680)	-
Other Income	-	67,355
Total Other Income and Expenses	(4,175,238)	(738,894)
Net Loss	$(6,440,394)	$(3,056,207)

Liquidity and Capital Resources

As of December 31, 2024, First Towers had cash of $677,784 compared to $177,388 as of December 31, 2023. Since its inception, First Towers has incurred net losses and funded its operations primarily through the issuance of equities. As at December 31, 2024, the Company had a total stockholders’ equity of $5,105,073 compared to $2,032,000 as of December 31, 2023.

The Company has incurred recurring losses from operations, and as at December 31, 2024, had an accumulated deficit of $(13,202,142) (2023 — $(6,811,419)) and working capital of $(12,555,665) (2023 — $(11,847,563)). The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds, and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operation. During the years ended December 31, 2024, December 31, 2023 and December 31, 2022, the Company raised $3,073,073, $773,519 and $1,150,490, respectively, through common stock issuances and other capital raising transactions.

On September 12, 2025, the Company raised gross proceeds of $12,000,000 in the September Offering. After payment of $350,000 in fees and expesnes to the placement agent in the September Offering, the Company intends to use the net proceeds (i) for marketing purposes of up to $3.5 million, (ii) for the renewal and continued development of the Company’s Gabriola, B.C. site, (iii) working capital and general corporate purposes of up $3 million and (iv) of up to $7 million for the repayment of certain indebtedness, of which approximately $6,500,000 was applied towards the prepayment of the Consideration Note.

The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore all available options. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

The following table summarizes First Towers’ cash flows from operating, investing, and financing activities for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(2,599,808)	$(582,633)
Net cash used by investing activities	(158,836)	(47,296)
Net cash provided by financing activities	3,249,892	76,197

Inflation

Although First Towers’ operations are influenced by general economic conditions, its does not believe that inflation had a material effect on its results of operations during the years ended December 31, 2024 and 2023.

Significant Accounting Judgements and Estimates

The discussion and analysis of the financial condition and results of operations of First Towers are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted internationally. The preparation of these financial statements requires First Towers to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, First Towers evaluates its estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While there are a number of significant accounting policies affecting First Towers’ consolidated financial statements, management believes the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments.

Leases – Determination of Lease Terms and Discount Rates

The Company applies judgment in determining the lease term for contracts with renewal or termination options. Management considers all facts and circumstances that create an economic incentive to exercise (or not to exercise) such options, including strategic location, leasehold improvements, and market conditions. Lease liabilities are measured using the Company’s incremental borrowing rate, which requires estimation based on the subsidiary’s borrowing capacity and economic environment, particularly in Mexico.

Revenue Recognition – Estimates of Percentage Completion

Some of the Company’s revenue is derived from fixed price service contracts that may extend beyond one reporting period. Management must use estimates to determine the percentage of work completed and revenue to recognize at the financial reporting period end date.

Expected Credit Losses – Trade Receivables

The Company provides services to customers primarily on credit terms. Estimates based on historical experience and economic conditions are used to determine the expected credit losses for trade receivables. Management considers factors such as customer aging, macroeconomic trends, and industry-specific risks.

Foreign Exchange – Translation of Mexican Operations

The Company’s Mexican operations use the Mexican Peso (MXN) as their functional currency. Translating these results to the USD presentation currency involves exchange rate fluctuations that can materially impact reported balances and equity. The determination of functional currency and treatment of intercompany balances requires significant judgment.

Property and Equipment – Impairment Indicators

Management reviews the carrying value of property and equipment, including telecom towers and fiber infrastructure, for indicators of impairment at each reporting date. The recoverable amount is based on the higher of value in use and fair value less costs of disposal, which requires management to estimate future cash flows, discount rates, and asset-specific risks.

Allocation of Proceeds – Liability vs. Equity Classification

Instruments such as convertible debt and share-based payments require bifurcation of proceeds between liability and equity components. This allocation is based on estimated fair values using discounted cash flows or option pricing models. Changes in assumptions may significantly affect the relative allocation and subsequent accounting treatment.

Deferred Tax Assets – Recoverability

Deferred tax assets are recognized only to the extent it is probable that taxable income will be available to utilize deductible temporary differences or carryforward losses. This assessment involves assumptions about future profitability, tax planning strategies, and jurisdiction-specific tax rules, particularly in Mexico and Canada. If actual taxable income differs from estimated amounts, future tax provisions may require adjustment.

Significant Judgments

In addition to areas involving estimation, management makes the following key judgments in applying accounting policies:

●	Going Concern: As discussed in Note 2, management has assessed the Company’s ability to continue as a going concern, taking into account the then-planned First Towers Transaction and expected access to financing.

●	Consolidation Decisions: Determining whether the Company controls an investee (particularly in joint ventures or related-party structures) involves judgment regarding decision-making rights and exposure to returns.

●	Lease Classification and Scope: Determining whether certain contracts contain leases, and the appropriate accounting treatment under IFRS 16, involves judgment particularly in contracts with variable payments or multiple components.

●	Financial Instrument Classification: The Company assesses whether instruments should be classified as debt or equity based on the substance of the contractual terms.

●	Subsequent Events: Determining whether events after the reporting period are adjusting or non-adjusting in nature (see Note 27).

●	Contingencies: Determining whether a provision should be recognized or disclosed as a contingent liability.

Quantitative and Qualitative Disclosures About Market Risk

First Towers has not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. Its management believes that adequate controls are in place to monitor any hedging activities. First Towers does not intend to hedge any existing or future borrowings and, consequently, does not expect to be affected by changes in market interest rates.

Foreign exchange risk is the risk that the fair value of future cash flows for financial instruments will fluctuate because of changes in foreign exchange rates. First Towers has not entered into any foreign exchange hedging contracts. First Towers is exposed to currency risk from the Mexican Peso and Canadian dollar through its foreign currency denominated financial assets and liabilities.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that we have not yet adopted that management believes are applicable or would have a material impact on our financial statements.

BUSINESS

Our Company

History

Akanda Corp. was incorporated in the Province of Ontario, Canada on July 16, 2021 in connection with the plan of Halo to reorganize its medical cannabis market focused international business assets. In September 2021, we entered into a share purchase agreement with Halo, a publicly-traded, vertically integrated multinational cannabis company (NEO: HALO) (OTCQX: HCANF) (Germany: A9KN). Pursuant to this agreement, we acquired all the issued and outstanding equity interests of Cannahealth Limited, a Republic of Malta company (“Cannahealth”), from Halo (the “Cannahealth Acquisition”).

At the closing of the Cannahealth Acquisition on November 3, 2021, Cannahealth owned all the issued and outstanding equity interests of Canmart and Bophelo Holdings, which owned all the issued and outstanding equity interests of Bophelo. As a result of the Acquisition, both Bophelo and Canmart became our indirect wholly-owned subsidiaries. As consideration for this Acquisition, we issued 5,250 Akanda Shares to Halo at a price of $2,500.00 per share (pre-reverse stock split price per share), resulting in Halo owning approximately 68.3% of all our outstanding Akanda Shares at the closing of the Cannahealth Acquisition.

On November 12, 2021, Halo transferred 840 Akanda Shares to an unaffiliated party, 1306077B.C. LTD. (the “Halo Transferee”), which resulted in Halo owning 49.6% of our issued and outstanding Akanda Shares (the “Halo Transfer”) at the time. On March 14, 2022, and pursuant to a convertible debenture agreement between Akanda and Halo, Akanda issued 658 Akanda Shares to Halo to settle the principal amount and accrued interest (at the time of conversion) of $6,582,980 owing to Halo as per the terms of the convertible debenture agreement.

On April 20, 2022, Akanda, Cannahealth, The Flowr Corporation (“Flowr”) and Holigen Limited (“Holigen”), a wholly-owned subsidiary of Flowr entered into a share purchase agreement (the “Holigen Agreement”) whereby Cannahealth would acquire 100% of the ordinary shares of Holigen, which is the holding company of RPK Biopharma, Unipessoal, LDA, a cultivator and manufacturer of medical cannabis products based in Portugal (the “Holigen Acquisition”). The Holigen Acquisition closed on April 29, 2022. The purchase price for the Holigen Acquisition was comprised of (i) of $3,000,000 in cash and (ii) 760 Akanda Shares. Concurrent with the closing of the Holigen Acquisition, Akanda purchased 14,285,714 ordinary shares of Flowr for an aggregate purchase price of CAD$999,999.98.

On July 15, 2022, our indirect wholly-owned subsidiary Bophelo, a Lesotho company, was placed into liquidation by the High Court of Lesotho (the “Lesotho Court”) pursuant to an unauthorized application and request (the “Liquidation Application”) that was filed by Louisa Mojela, our former Executive Chairman, who was terminated as Executive Chairman of Akanda in July 2022, and the Mophuti Matsoso Development Trust, which we believe was established by Ms. Mojela. Mr. Chavonnes Cooper of Cape Town, South Africa, was appointed by the Lesotho Court as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. We intend to seek to recover significant loans made to Bophelo to fund the execution of Bophelo’s business plan, including payment of rents and staffing costs in the event that the Lesotho Court does not reverse its determination to place Bophelo in liquidation. As a result of Bophelo’s liquidation, during the year ended December 31, 2022, Bophelo ceased operations and we derecognized its assets and have since determined that it is no longer a significant subsidiary. We will continue to report about Bophelo, until such time as our Inquiry into the liquidation confirms that the process is complete.

On August 9, 2022, we entered into a cooperation agreement with Cansativa GmbH to allow the Cansativa platform to supply the German market with dried flowers from Akanda’s then EU-GMP certified indoor grow facility in Sintra, Portugal. In April 2024, the Company completed the transaction with Somai for the sale of RPK and as a result will not continue with the cooperation agreement.

On September 22, 2023, the Company entered an amended and restated option to purchase agreement with 1107385 B.C. LTD., pursuant to which the Company acquired an option to purchase a Canadian THC and CBD farming facility located at 1900 Ferne Road, Gabriola Island, British Columbia and related operations and licenses, pursuant to which, the key deal terms are as follows:

●	Akanda will issue a non-refundable payment equal to US$1,800,000 and if paid in Common Shares of Akanda will be based on formula to calculate the per share price as set forth in the agreement. The initial payment will be broken up into the First Option Payment, the Second Option Payment and the Third Option Payment, upon signing, 15 days after signing, 30 days after signing respectively.

●	This buys Akanda the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site. Additional payments will be made based upon milestones achieved from the development. Additional milestones include THC cultivation, sales of product, CBD cultivation, and Hemp cultivation. In the event all of the milestone payments are made or otherwise pays the full purchase price in the timeframes specified in the option agreement, the Company will have purchased the farming facility.

To date, Akanda has made the first three option payments and an additional $750,000 milestone payment as a result of our obtaining a hemp license from Health Canada in September 2024. We also anticipate making additional payments once the remaining milestones are achieved, of which we can give no assurance of success. To date, we have not yet cultivated any product from this farming facility.

On February 28, 2024, the Company entered into a share purchase agreement with Somai, Cannahealth and Holigen to sell all the shares of RPK to Somai for a consideration of $2,000,000. In addition, Somai agreed to assume up to 1,000,000 Euros of current liabilities and RPK’s debt with the senior secured lender bank, Caixa Agricola. In total, Somai agreed to assume approximately 4,000,000 Euros of debt. On April 1, 2024, the Company completed the transaction with Somai for the sale of RPK.

On June 12, 2021, we entered into a finder’s fee agreement with Cannera Holdings LTD, a British Columbia corporation, pursuant to which we agreed to pay to it a finder’s fee of 5% of the gross sales price of RPK payable at closing for identifying and introducing or otherwise assisting us with completing the sale of RPK. On February 28, 2024, we paid an invoice of $425,000 to Cannera.

On August 21, 2025, we acquired all of the common shares of First Towers, and First Towers became our direct wholly-owned subsidiary. See below “Acquisition of First Towers and Related Transactions”.

Our principal executive offices and mailing address are located at c/o Gowling WLG (Canada) LLP, 100 King St. W, Suite 1600, Toronto, ON M5X 1G5, Canada, and our telephone number is +1 (416) 862-7525.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on www.sec.gov. You can also find information on our website akandacorp.com. The information contained on our website is not a part of this prospectus.

Acquisition of First Towers and Related Transactions

First Towers Closing

On March 5, 2025, we entered into a Share Exchange Agreement (the “SEA”) with First Towers and the common shareholders of First Towers (the “Shareholders”). Subject to the terms and conditions set forth in the SEA, the parties agreed to enter into a business combination transaction (the “First Towers Transaction”), pursuant to which, among other things, all of the common shares of First Towers shall be exchanged for either our common shares (the “Purchaser Shares”), or cash payable over time and evidenced by a promissory note (the “Consideration Note”), and First Towers shall continuing as a wholly owned subsidiary of the Company.

On August 21, 2025 but dated as of August 19, 2025, the Company and First Towers, individually and on behalf of the Shareholders, entered into an amendment to the SEA (the “Amendment”, and combined with the SEA as amended, the “Amended SEA”), which amends certain terms of the SEA, including the following:

1.	Instead of issuing Purchaser Shares to the Shareholders at the closing pursuant to the SEA, the Company will issue instead, subject to post-closing shareholder approvals as described below, (a) newly authorized Class A Special Shares of the Company (the “Class A Special Shares”), that convert into an aggregate number of common shares of the Company equal to 19.9% of the common shares of the Company issued and outstanding at the Closing (as defined below) and (b) newly authorized Class B Special Shares of the Company (the “Class B Special Shares” and, with the Class A Special Shares, the “Special Shares”), that convert into the remaining Purchaser Shares otherwise issuable to the Shareholders under the SEA.

2.	The closing date, as defined in the SEA, has been amended to mean the date the Amendment was entered into. Accordingly, the closing of the First Towers Transaction was August 21, 2025 but dated as of August 19, 2025 (the “Closing”), and First Towers is a wholly-owned subsidiary of the Company as of such date.

3.	The common shares underlying the Class A Special Shares and the Class B Special Shares (collectively, the “Common Shares”), shall be registered for resale pursuant to the terms of a Registration Rights Agreement entered into at the Closing by the Company and First Towers on behalf of the Shareholders (the “Registration Rights Agreement”).

4.	The Company will convene and conduct a special meeting of shareholders (the “First Shareholder Meeting”) within forty-five days of the Closing, to solicit proxies in support of a special resolution of the Company’s shareholders approving an amendment of the articles of incorporation of the Company to provide for the issuance of the Special Shares (the “Proposal”). The First Shareholder Meeting took place on August 29, 2025, at which time a majority of the votes cast at the First Shareholder Meeting approved the Proposal and the Class A Special Shares were thereafter issued to the Shareholders.

5.	The Company’s Board of Directors and its executive officers as of immediately prior to the Closing, will remain as the Company’s Board of Directors and executive officers. Management of First Towers, as a wholly-owned subsidiary of the Company, will include Christopher Cooper, President, Francisco Juarez, VP and Chief Operating Officer, and Edgar Contreras, Country Manager.

6.	Certain closing conditions in the SEA, including with respect to a pre-closing financing and the filing of a Registration Statement on Form F-4, have been either waived or deleted as a covenant in the Amendment.

7.	In addition to holding the First Shareholder Meeting, the Company shall hold a special meeting of shareholders (the “Second Shareholder Meeting”), for the purpose of obtaining such approval as may be required by the applicable rules and regulations of Nasdaq from the common shareholders of the Company with respect to the issuance of (a) the Common Shares issuable upon conversion of the Class B Special Shares and (b) common shares of the Company underlying certain promissory notes of First Towers to be recapitalized at Closing and assumed by the Company pursuant to the terms of the Amended SEA, as described further below. If the Company does not obtain such shareholder approval at the first such meeting, the Company shall call a meeting every thirty days thereafter to seek such approval until obtained.

Assumption of First Towers Indebtedness

Dated as of August 19, 2025, in connection with the First Towers Transaction and the Closing, the Company entered into a Debt Settlement Agreement (the “PGC DSA”) and a Convertible Promissory Note (the “PGC Note”) with PGC Finco Inc. (“PGC”), and a Debt Settlement Agreement (the “Dunstan DSA”) and a Convertible Promissory Note (the “Dunstan Note”) with Dunstan Holdings Ltd. (“Dunstan”).

Pursuant to the PGC DSA, in satisfaction of all indebtedness of First Towers to PGC through the Closing, the Company assumed indebtedness of First Towers in the aggregate principal amount of US$4,153,078 which is evidenced by the PGC Note, and the Company agreed to pay to PGC a cash payment of $500,000 and issue to PGC, upon shareholder approval therefor, 1,741,129 Class B Special Shares.

Pursuant to the Dunstan DSA, in satisfaction of all indebtedness of First Towers to Dunstan through the Closing, the Company assumed indebtedness of First Towers in the aggregate principal amount of US$756,917.28 which is evidenced by the Dunstan Note, and the Company agreed to issue to PGC, upon shareholder approval therefor, 547,569 Class B Special Shares.

Each of the PGC Note and the Dunstan Note (collectively, the “Notes”) has a maturity date of August 19, 2031, has an interest rate of 8-1/2% per annum payable semiannually in arrears, and are secured by all of the assets of the Company. The Notes are subject to customary events of default.

Each Note may be converted from time to time by either the Company or the holder of the Note, into common shares of the Company, subject to first obtaining approval from the shareholders of the Company at the Second Shareholder Meeting. The conversion price shall be a price per share equal to the greater of (a) $0.2720 and (b) a ten percent discount to the seven trading day VWAP immediately prior to receipt of the conversion notice.

A copy of each of the PGC DSA, the Dunstan DSA, the PGC Note and the Dunstan Note is filed with this Form 6-K as Exhibit 10.3. 10.4, 10.5 and 10.6, respectively, and the foregoing description of the PGC DSA, the Dunstan DSA, the PGC Note and the Dunstan Note is qualified in its entirety by reference thereto.

Consideration Note

Dated as of August 19, 2025, in connection with the First Towers Transaction and the Closing, the Company entered into the Consideration Note with a Shareholder. The Consideration Note is in the principal amount of US$14,133,966. It has a maturity date of August 19, 2027 and has an interest rate of 16% per annum payable quarterly. The Notes are subject to customary events of default.

In addition, the Company paid to the holder of the Consideration Note a commitment fee of $424,018.98.

The Consideration Note is secured by all of the assets of the Company pursuant to a General Security Agreement dated as of August 19, 2025, but such security interest has been subordinated to the Notes and the security interest held by PGC and Dunstan. Subsequent to the closing of the September Offering described below under “Other Recent Developments-Convertible Note Transaction,” the Company prepaid approximately $6.5 million of the Consideration Note out of the proceeds from the September Offering.

Other Recent Developments

Convertible Note Transaction

On September 12, 2025, the Company entered into a Securities Purchase Agreement dated September 11, 2025 (the “Purchase Agreement”) with the Selling Stockholders, to issue and sell to each of the Selling Stockholders a convertible promissory note (each, individually, a “September Note” and collectively, the “September Notes”), for aggregate gross proceeds to the Company of $12.0 million (the “Purchase Price”), before deducting fees to the Placement Agent (as defined below) and other expenses payable by the Company in connection with the offering (the “September Offering”). The closing of the September Offering was September 12, 2025.

The Company intends to use the net proceeds from the sale of the September Note for (i) marketing purposes of up to $3.5 million, (ii) for the renewal and continued development of the Company’s Gabriola, B.C. site, (iii) working capital and general corporate purposes of up $3 million and (iv) up to $7 million to be used for the repayment of certain indebtedness.

Univest Securities, LLC (the “Placement Agent”) acted as placement agent for the September Offering.

The maturity date of each September Note is the 12-month anniversary of the issuance date of such September Note, and is the date upon which the principal amount, as well as any other fees, shall be due and payable. The September Notes bear interest at a rate of 10% per annum.

Each Investor has the right, at any time, to convert all or any portion of the then outstanding and unpaid principal amount and interest if any (including any costs, fees and charges) into the Company’s common shares, no par value (the “Common Shares”) at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.88 per share (the “Initial Conversion Price”), (ii) 85% of the VWAP (as defined in the September Notes) of the Common Shares during the five consecutive Trading Day (as defined in the September Notes) period ending and including the Trading Day immediately preceding the delivery of the Conversion Notice (as defined in the September Notes); or (iii) 85% of the Closing Sale Price (as defined in the September Notes) on the Trading Day prior to the Conversion Notice being submitted; provided, however, that in no event shall the Conversion Price equal a price per share that is less than $0.678.

Any such conversion is subject to conversion limitations so each Investor beneficially owns less than 4.99% (or at the election of an Investor, up to 9.99%) of the Common Shares.

Subject to exceptions described in the Purchase Agreement and the September Notes (the “Excluded Securities”), the Company may not issue any September Notes (other than to the Selling Stockholders as contemplated by the Purchase Agreement) and the Company shall not issue any other securities that would cause a breach or default under the September Notes during the term of the September Notes without the Selling Stockholders consent. If, at any time while the September Notes are outstanding, the Company shall carry out one or more Subsequent Placements (as defined in the September Notes), the Company shall first use 20% of the net proceeds of such Subsequent Placement to redeem all or a portion of the September Notes at a price in cash equal to 105% multiplied by the sum of the principal amount subject to such redemption, plus accrued but unpaid interest, plus a Make-Whole Amount (as defined in the September Notes), plus Late Charges (as defined in the September Notes), if any, plus liquidated damages, if any, and any other amounts, if any, then owing to the Selling Stockholders in respect of the September Notes, subject to an exception for Excluded Securities.

The September Notes contain customary Events of Default for transactions similar to the transactions contemplated by the Purchase Agreement and the September Notes, which entitle each Investor, among other things, to accelerate the due date of the unpaid principal amount of the September Note. Upon the first occurrence of an Event of Default with respect to the September Note, such Note shall bear interest at a rate of eighteen percent (18.0%) per annum of the then-outstanding principal amount. Additionally, from and after the occurrence of any Event of Default, each Investor may elect to cause the Company to redeem its September Note upon the terms and at prices described in the September Notes.

The September Notes also permit the Selling Stockholders to (a) redeem their September Notes upon certain change of control events, and (b) subject to the Excluded Securities exceptions, contain customary adjustments upon certain events such as upon a subdivision or combination of the Common Shares, subsequent equity sales, and other events as described in the Notes.

The Purchase Agreement contains certain representations, warranties and covenants made by each of the Company and the Investor, as set forth therein.

As part of the September Offering, the Company entered into a Registration Rights Agreement with the Selling Stockholders, whereby the Company agreed to register for resale the Common Shares underlying the September Notes. The Registration Statement on Form F-1, of which this prospectus forms a part, is being filed to satisfy the Company’s obligations under such Registration Rights Agreement.

On August 11, 2025, the Company entered into an engagement letter (the “Engagement Letter”) with the Placement Agent, pursuant to which the Placement Agent agreed to serve as the placement agent for the issuance and sale of securities of the Company. As compensation for such placement agent services, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 2.5% of the gross proceeds received by the Company from the September Offering, plus $50,000 for its fees and expenses. Accordingly, the Company paid the Placement Agent $300,000 in cash fees in relation to the September Offering.

Further, pursuant to the Engagement Letter, the Company granted to the Placement Agent a six month right of first refusal to provide capital raising investment banking services to the Company on an exclusive basis in all matters for which such investment banking services are sought by the Company. The Engagement Letter also includes indemnification obligations of the Company and other provisions customary for transactions of this nature.

The September Notes were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction to accredited investors by an issuer not involving any public offering.

Shareholder Meeting

On April 30, 2025, the Company held its Annual General and Special Meeting of Shareholders for the fiscal year 2024, at which the shareholders of the Company approved the following proposals:

●	A proposal to fix the number of directors for the Corporation at five.

●	A proposal to elect five directors to serve until the next meeting of shareholders at which the election of directors is considered, or until his or her successor is duly elected or appointed, unless he or she resigns, is removed or becomes disqualified in accordance with the articles of the Company or the Business Corporations Act. The nominees, Christopher Cooper, David Jenkins, Jatinder Dhaliwal, Katharyn Field, and Usama Chaudhry, were elected to serve as directors.

●	A proposal to re-appoint GreenGrowth CPAs, as auditors of the Company for the 2025 fiscal year, and to authorize the audit committee of the Company to fix the auditors’ remuneration and the terms of their engagement.

●	A proposal to consider and, if deemed appropriate, to pass, a special resolution, approving one or more amendments to the articles of the Company for one or more future consolidations of the Company’s issued and outstanding common shares on the basis of consolidation ratios to be selected by the Board of Directors of the Company within a range between two pre-consolidation common shares for one post-consolidation common share and 100 pre-consolidation common shares for one post-consolidation common share, provided that, (A) the cumulative effect of the share consolidation shall not result in a consolidation ratio that exceeds 100 pre-share consolidation common shares for one post-share consolidation common share, and (B) such share consolidation occurs prior to the earlier of the 12 month anniversary of the meeting and the next annual meeting of shareholders; and file the articles of amendment to give effect to the share consolidation at the selected consolidation ratio(s).

Reverse Stock Split

On August 26, 2025, we implemented a 1-for-3.125 reverse stock split of our Common Shares. Every 3.125 shares of our issued and outstanding common shares were automatically converted into one issued and outstanding common share. No fractional shares were issued as a result of the reverse stock split. Instead, any fractional shares that resulted from the split were rounded down to the next whole number. The reverse stock split affected all shareholders uniformly and did not alter any shareholder’s percentage interest in the Company’s outstanding Common Shares, except for adjustments that resulted from the treatment of fractional shares.

Cessation of Canmart Ltd.

On March 5, 2025, the Company announced that after evaluating the current state of the Company’s business of importing and distributing cannabis-based products in the United Kingdom through its Canmart Ltd. subsidiary, the Company’s Board of Directors has determined to discontinue and cease its U.K operations and shut down Canmart Ltd. The Board came to this conclusion after receiving notification from Canmart’s directors that they intend to resign and the difficulty in finding qualified replacements, determining that the expense and timing of renewing its license to operate in the U.K. when compared to projected near-term future revenues is not cost effective, and evaluating the continued potential exposure to Canmart’s existing lawsuits, among other things.

Financing Transaction

Commencing on March 25, 2025, the Company entered into a series of Subscription Agreements with the investors signatory thereto pursuant to which the Company sold to the investors an aggregate of 73,143 restricted common shares of the Company at a subscription price per share of $4.38, or aggregate gross proceeds to the Company of approximately $320,000.

Our Cannabis Business

Background

Our cannabis segment relates to cannabis cultivation, manufacturing and distribution company. We have a limited operating history and minimal revenues to date. We expect to expand our cultivation operations and develop sales channels of our cannabis products.

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, Akanda entered an option to purchase agreement for Canadian farming property in British Columbia, including related operations and licenses, from 1107385. On September 22, 2023, Akanda entered an amended and restated purchase agreement with 1107385 for the property. We plan to develop THC and CBD facilities at this site. We agreed to issue a non-refundable payment equal to $1,800,000, broken up into three payments, and if paid in our Common Shares will be based on a formula to calculate the per share price as set forth in the agreement. On September 22, 2023, we paid the first payment by issuing 3,519 Common Shares. On April 4, 2024, we paid the second payment of $600,000 and the third payment of $600,000. Additional payments to the seller will be made based upon milestones achieved from the development, including THC cultivation, sales of product, CBD cultivation, and hemp cultivation. On September 5, 2024, Health Canada approved a hemp license for Akanda’s subsidiary, 1468243 B.C. LTD, which triggered another milestone. As a result, Akanda was required to pay an additional $750,000 to the seller within ten business days of the milestone event and made the payment on September 16, 2024. To date, we have not yet cultivated any product from this land.

CBD

The industry in which we operate is subject to intense and increasing competition. The Canadian hemp industry has stabilized around 29,309 acres in 2023, and Canada has established a global leadership position in producing hemp grain for food. The Hemp industry maintains that hemp could become Canada’s next “canola”. Innovation and technology development in this industry has been almost exclusively privately funded and enabled to date. CBD competitors include Charlotte’s Web, Cresco Labs, and the Valens Company.

THC

Some of the larger competitors in this segment include Aurora Cannabis, Canopy Growth, Aphria, CannTrust Holdings, and Aleafia Health. We believe this market is worthwhile to enter as long as we can keep costs down and deliver high yields. According to Health Canada, as of 2023, there was 63.2 million square feet of outdoor area licensed for cannabis production and 16.3 million square feet of greenhouse and indoor areas for cannabis production. These numbers are down from the peak of 76.7 million square feet of outdoor area in 2021 and the peak of 23.9 million square feet of indoor area in 2020.

Research and Development

We do not have any research and development policies nor have we had any for the last three fiscal years.

Regulation

Regulatory Framework in Canada

On October 17, 2018, the Cannabis Act (S.C. 2018, c. 16) (the “Cannabis Act”) and the regulations enacted under the Cannabis Act, which set out the rules and standards that apply to the production, distribution, sale, importation and exportation of cannabis by federal license holders (the “Cannabis Regulations”), came into force, legalizing the sale of cannabis for adult recreational use. Cannabis in Canada is subject to a complex regulatory framework arising from federal, provincial, and territorial legislation. The Cannabis Act and the Cannabis Regulations provide the framework for legal access to medical and non-medical cannabis, and control and regulate its production, distribution, sale, import and export. The provinces and territories of Canada have enacted legislation to control and regulate how non-medical cannabis is distributed and sold within their respective jurisdictions.

On October 17, 2019, October 17, 2020 and December 2, 2022, subsequent amending regulations titled the came into force that, among other things, expanded the scope of the Cannabis Act and Cannabis Regulations to enable the sale of certain categories of cannabis, including cannabis extracts, topicals and edibles, and set THC content limits for certain categories of cannabis products.

Prior to the Cannabis Act and the Cannabis Regulations coming into force, only the sale of medical cannabis was permitted and it was regulated by the Access to Cannabis for Medical Purposes Regulations (the “ACMPR”) made under the Controlled Drugs and Substances Act (Canada) (the “CDSA”). The Cannabis Act and the Cannabis Regulations replaced the CDSA and the ACMPR as the governing laws and regulations in respect of the cultivation, processing, sale and distribution of cannabis (including cannabis oil extract) in Canada.

Canada’s regulatory framework for cannabis is constantly evolving and both the Canadian Ministry of Health for Canada (“Health Canada”), which has regulatory oversight over and administration of the Cannabis Act, and provincial and territorial regulators frequently release and update guidance to assist the industry in interpreting and applying the applicable laws to their operations.

Licensing

The Cannabis Regulations establish six classes and various sub-classes of licenses that authorize specific activities, namely: (1) cultivation (standard cultivation, micro-cultivation, nursery); (2) processing (standard processing, micro-processing); (3) sales (sale for medical purposes); (4) analytical testing; (5) research; and (6) and cannabis drug license. Licensing requirements and authorized activities vary by class and sub-class, and authorized activities can also be narrowed by conditions described in individual licenses when they are issued.

Health Canada is responsible for reviewing and approving all federal licensing applications. While Health Canada does provide service standards for new applications, renewals, and amendments, they are not guaranteed and may not always be met. The volume of applications in queue or under review by Health Canada, the complexity of an application or amendment, and the quality of the submission, among other factors, can impact the duration of the review process, creating uncertainty in timelines. After a license is issued, it is the holder’s responsibility to comply with all applicable requirements in the Cannabis Act and Cannabis Regulations, including periodic inspections by Health Canada to ensure continued compliance.

Security Clearances

Certain people associated with cannabis licensees, including individuals occupying a “key position” such as directors, officers, large shareholders, and individuals identified by the Minister of Health (the “Minister”), must hold a valid security clearance issued by the Minister. The Minister considers many factors and may refuse to grant security clearances to individuals with, among other things, organized crime associations or past convictions for, or in association with, drug trafficking, corruption, or violent offences. Individuals who have a history of nonviolent, lower-risk criminal activity (for example, simple possession of cannabis, or small-scale cultivation of cannabis plants) are not precluded by legislation from participating in the legal cannabis industry, and the granting of security clearance to such individuals is at the discretion of the Minister.

Cannabis Tracking System

The Cannabis Tracking and Licensing System (“CTLS”) was established by Health Canada to, among other things, track cannabis throughout the supply chain to help prevent diversion of cannabis into, and out of, the illicit market. Under the CTLS, holders of a cultivation, processing and/or sale for medical purposes licenses are required to submit monthly reports to Health Canada setting out inventory levels of finished and unfinished cannabis for each cannabis class.

Cannabis Products

The Cannabis Act differentiates between cannabis depending on its form (referred to as “classes” of cannabis in the Cannabis Act) and only permits the sale of specified classes of cannabis. Upon enactment of the Cannabis Act on October 17, 2018, these classes included dried cannabis, fresh cannabis, cannabis plants, cannabis seeds, and cannabis oil. On October 17, 2019, edible cannabis, cannabis extracts and cannabis topicals were added to the authorized classes of cannabis, also known as “Cannabis 2.0”). Cannabis oil was subsumed into cannabis extracts and ceased to exist as a standalone class as of October 17, 2019.

Health Products and Cosmetics Containing Cannabis

Health Canada has taken a scientific, evidence-based approach to the oversight of health products containing cannabis that are approved with health claims, including prescription and non-prescription drugs (human and veterinary), medical devices, natural health products (“NHPs”), and veterinary health products. Drugs, NHPs, and veterinary health products may only contain parts of the cannabis plant that are not subject to the Cannabis Act, and Industrial Hemp derivatives that do not contain isolated or concentrated phytocannabinoids or synthetic duplicates thereof (e.g. THC, CBD, etc.). Per Health Canada’s Cosmetic Ingredient Hotlist, the use of cannabis species (hemp) derivatives (other than certain hemp seed derivatives containing no more than 10 parts per million THC) in cosmetics, are permitted, subject to the provisions of the Cosmetic Ingredient Hotlist and the Industrial Hemp Regulations. Cosmetics must not contain isolated or concentrated phytocannabinoids or synthetic duplicates thereof.

Packaging and Labelling

The Cannabis Regulations set out a comprehensive approach to the packaging and labelling of cannabis products. This approach helps to promote informed consumer choice and encourage the safe handling and storage of cannabis. All cannabis products must be packaged in plain packaging that is child-resistant and tamper-evident and displays a variety of information such as the standardized cannabis symbol, THC and CBD potency, and prescribed health warning messages.

Promotion

The Cannabis Act and Cannabis Regulations outline several prohibitions that can potentially apply to anyone who may be involved in the promotion of cannabis, cannabis accessories and services related to cannabis, or related activities. These prohibitions are intended to protect public health and safety, including by protecting the health of young persons by restricting their access to cannabis, and young persons and others from inducements to use cannabis.

Cannabis for Medical Purposes

With the Cannabis Act and the Cannabis Regulations coming into force on October 17, 2018, the medical cannabis regime migrated from the CDSA and the ACMPR to the Cannabis Act and the Cannabis Regulations. The medical cannabis regulatory framework under the Cannabis Act and the Cannabis Regulations remains substantively the same as under the CDSA and the ACMPR, with adjustments to create consistency with rules for non-medical use, improve patient access, and reduce the risk of abuse within the medical access system.

Under Part 14 of the Cannabis Regulations, patients maintain three options for obtaining cannabis for medical purposes: (i) they can continue to access cannabis by registering with licensees holding a license to sell for medical purposes; (ii) they can register with Health Canada to produce a limited amount of cannabis for their own medical purposes; or (iii) they can designate someone else to produce cannabis for them. With respect to (ii) and (iii), starting materials, such as plants or seeds, must be obtained from licensees. Starting materials for personal production, such as plants or seeds, must be obtained from a license holder.

Provincial and Territorial Regulatory Regimes

Provinces and territories of Canada are authorized to license and oversee the distribution and sale of non-medical cannabis to adult consumers in their respective jurisdictions. As a result, regulations pertaining to the sale and distribution of non-medical cannabis vary from province to province and territory to territory.

The Cannabis Act prohibits individuals aged 18 years or older from possessing more than 30 grams of dried cannabis (or its equivalent) in public and from the personal cultivation of more than four plants at any one time. Provinces and territories have the flexibility to increase the minimum age of consumption, lower possession limits, and set added requirements on personal cultivation within their respective jurisdictions. Provinces and territories can also restrict where cannabis can be consumed in public.

The following chart outlines basic details regarding the current regulatory regime by province and territory. The possession limit of 30 grams remains unchanged in all provinces.

Province/Territory	Legal Age	Where it is Legal to Purchase
Alberta	18	Private licensed stores or government-operated online store
British Columbia	19	Government-operated stores or online, or private licensed stores
Manitoba	19	Private licensed stores or online
New Brunswick	19	Government-operated stores or online, or private licensed stores
Newfoundland and Labrador	19	Private licensed stores or government-operated online store
Northwest Territories	19	Government-operated stores or online, or private licensed stores
Nova Scotia	19	Government-operated stores or online
Nunavut	19	Government-operated online store
Ontario	19	Private licensed stores or government-operated online store
Prince Edward Island	19	Government-operated stores or online
Quebec	21	Government-operated stores or online
Saskatchewan	19	Private licensed stores or online
Yukon	19	Government-operated online store or private licensed stores

Industrial Hemp

The regulatory framework for industrial hemp is set out in the Industrial Hemp Regulations. Industrial hemp is defined under the Industrial Hemp Regulations as a cannabis plant — or any part of the plant — in which the concentration of THC is 0.3% (weight by weight) or less in the flowering heads and leaves.

Under this framework, a license from Health Canada is required in order to conduct various activities with industrial hemp. These activities include the cultivation, sale, import, export, cleaning, preparing, and processing of certain parts of the industrial hemp plant. Not every activity that involves industrial hemp falls within the scope of the Industrial Hemp Regulations and may instead fall under the Cannabis Regulations. For example, the extraction of phytocannabinoids from the flowering heads, leaves and branches of the plant requires a processing license under the Cannabis Regulations. Additionally, only seeds of approved industrial hemp varieties which have a THC level lower than 0.3% in their leaves and flowering heads, can be planted.

In addition to obtaining a license, industrial hemp license holders must comply with the Cannabis Act and Cannabis

Regulations, and with other applicable federal, provincial and territorial legislation and municipal by-laws.

Inflation and Seasonality

The planned facility in British Columbia is an indoor facility. Seasonality is not expected to have an effect on the harvest month to month or season to season; however, as the property is located in British Columbia, seasonality can be reasonably expected to impact logistics on occasion due to weather. Inflation has increased operating and production costs globally. Increased labor costs, as well electrical and material costs such as fertilizer have had an impact on net revenue.

Our First Towers Business

First Towers is a company incorporated in the province of British Columbia, Canada on February 24, 2017 under the name Canadian Towers and Fiber Optics Inc. On September 3, 2024, it changed its name to First Towers & Fiber Corp. First Towers’ principal office is located at 1170-1040 West Georgia Street, Vancouver, British Columbia V6E 4H1, Canada.

Description of Business

First Towers is focused on tower development and operating a 700+km fiber optic network in the wireless market of Mexico, with an intention to expand to other Latin American countries. First Towers:

●	Owns the largest 5G dark fiber optic network in Central Mexico.

●	Is in possession of 20-year master lease agreements for both tower development and fiber network.

●	Is a preferred partner in providing coverage to the rural regions of Mexico.

●	Has a veteran tower development team with 20+ years of experience in telecommunications infrastructure development.

●	Has 24 towers deployed to date and an additional 6 under construction, with the opportunity to continue to develop in key Mexican markets.

First Towers generates revenue from owning telecommunications equipment and towers and leasing the equipment and space to telecommunications companies.

Growth Strategies

First Towers’ development strategy is focused across five states in Central Mexico which feature strong economic and demographic drivers, and where First Towers has regional expertise and relationships, and an established 5G fiber network that can be leveraged for backhaul.

First Towers seeks to increase infrastructure sharing contracts in lieu of build to suit contracts to enable construction of more tower sites in rural and urban areas.

Competitive Strengths

There are many telecommunication infrastructure companies in the marketplace. Competitors in developing telecommunication towers include: Centennial Towers, QMC, Torrecom, MX Towers, MTP, and American Tower. On the fiber optic network side, competitors include: Neutral Networks, Summit1G, National Fiber Networks, Fermaca Networks, and ICOM Construcciones. First Towers strategically differentiates in:

●	Existing Infrastructure with anchor telecommunication companies — First Towers has 700+ kms of 5G dark fiber network in central Mexico with a telecommunications giant serving as an anchor with a 20 year leasing contract.

●	Tower Ownership — First Towers owns the telecommunications equipment and towers and shares in revenues with telecommunication companies leasing space on the towers, generating more revenue than traditional build to suit (“BTS”) contracts.

●	Key Locations — First Towers’ opportunities are located in critical areas of economic growth where there is an expected need for over 1,000 new towers over a three-year timeframe.

●	National Need — First Towers is strategically located in Latin America, whose countries have a national need for increased telecommunication infrastructure, with Latin America’s fiber optic networks being two years behind other more developed countries. The Mexico telecom regulator IFT has committed to awarding 5G frequencies to develop this needed infrastructure.

Industry Overview and Opportunity

Mexico Opportunity

The telecommunication industry in Latin America is worth an estimated US$81 billion, with Mexico being the second largest market and on a GDP per capita basis, Mexico ranks 11th across the region. Mexico has 93 mobile cellular subscriptions per 100 habitants compared to just 18 fixed phone subscriptions per 100 habitants. Mexico is an OECD nation with an investment-grade sovereign credit rating, controlled public debt, stable inflation and currency offering an attractive market for investment.

First Towers estimates that several thousand new wireless towers need to be built in Mexico to give at least 4G LTE coverage to 96.4% of Mexico’s population.

First Towers owns and operates 700+kms 5G dark fiber network in central Mexico, where some of the strongest industrial and fastest growing state economies in Mexico are located, with multinational telecommunications giant Telefonica as anchor under a 20 year leasing contract.

Latin America Opportunity

Through relationships in Latin America, First Towers expects to expand into other Latin American countries, as coverage in the Latin American region is also still limited to certain neighborhoods of major cities.

●	4G penetration is still below 70% in Latin America.

●	By 2026, 5G is expected to represent less than 43% of mobile subscriptions in Latin America and the average traffic per smartphone is forecast to be approximately 35GB per month.

An estimated 244 million people in Latin America, which is close to one third of the population, do not have access to the internet. Deployment of 5G networks represents a significant opportunity as it is projected that the digitalization of industries could develop into a market of more than US$21 billion annually.

Regulatory Background

The regulatory landscape for 5G and 4G in Mexico and Latin America is marked by progress and challenges. Mexico has actively worked on 5G deployment, with spectrum auctions and planning led by the Federal Telecommunications Institute, although high costs and regulatory uncertainty hinder its adoption. Across Latin America, 4G remains dominant, but insufficient spectrum allocation and economic instability slow further expansion. Telecommunication companies like América Móvil, Telefónica, and AT&T are investing heavily in infrastructure, focusing on expanding 5G networks and upgrading 4G services. These companies are also exploring innovative solutions, such as fixed wireless access and digital services, to enhance connectivity and bridge the digital divide. Streamlined regulations and increased investment remain crucial for technological growth in the region.

Market Growth

The dark fiber network market in Mexico is projected to grow at a compound annual growth rate (CAGR) of 10.8% from 2023 to 2030. Revenue in the Mexican dark fiber network market is expected to increase from approximately $156 million in 2022 to $355 million by 2030. Mobile internet users in Latin America exceeded 380 million by the end of 2021, equating to 60% of the population. As of 2023, 4G LTE connections in Latin America reached approximately 565 million, with a quarterly growth rate of 1.9%. While 4G adoption is peaking, it is expected to remain a key technology in the region until 2028, as 5G adoption gradually increases.

Market Activity Timeline

2017

Altán Redes signs PPP with Mexican Government for deployment and operation of wholesale wireless network. Installation begins.

$2.3B initial capital committed to Altán Redes, including $800mm equity from lead investors Morgan Stanley, CDPQ and IFC.

2018

First Towers completed 700km+ fiber network and signs agreement to lease fiber to leading communications provider Telefonica.

First Towers signs Master Agreement with Altán Redes to construct and own towers.

Altán Redes begins service operations after surpassing initial coverage commitments of 30% of population.

2019

First Towers completes development of its 700km+ fiber network in Central Mexico.

First Towers completes first 6 towers for Altán Redes.

2020

First Towers completes construction of 2 new towers in Q3 2020.

First Towers completes construction of 4 new towers in Q4 2020.

2021

First Towers completes construction of 9 new towers in first half of 2021.

Altán Redes investors increase capital commitment for ongoing network deployment.

Coverage of 63% of population (70mm people) achieved.

2022

First Towers owned 24 towers at the end of 2022, of which 17 were BTS towers (Build to Suit) and 7 were shared infrastructure towers.

First Towers owned 552.98 Kms of fiber at the end of 2022. The fiber was leased by Telefonica (527 Kms) and Marcatel (25.98 Kms).

2023

First Towers owned 24 towers at the end of 2023, of which 17 were BTS towers (Build to Suit) and 7 were shared infrastructure towers.

First Towers owned 558.68 Kms of fiber at the end of 2023. The fiber was leased by Telefonica (527 Kms) and Marcatel (31.68 Kms).

2024

First Towers owned 24 towers at the end of 2023, of which 17 were BTS towers (Build to Suit) and 7 were shared infrastructure towers.

First Towers owned 568.68 Kms of fiber at the end of 2024. The fiber was leased by Telefonica (537 Kms) and Marcatel (31.68 Kms).

2025

First Towers owned 27 towers as of the date of this prospectus, of which 20 were BTS towers (Build to Suit) and 7 were shared infrastructure towers.

First Towers owns 568.68 Kms of fiber as of the date of this prospectus. The fiber is leased by Telefonica (537 Kms) and Marcatel (31.68 Kms).

Intellectual Property

First Towers’ intellectual property consists primarily of trade secrets. First Towers’ trade secrets consist of research and development and know-how, all of which it seeks to protect, in part, by confidentiality agreements. To protect First Towers’ intellectual property, First Towers relies on a combination of laws and regulations, as well as contractual restrictions. First Towers does not own or have any rights to any patents or trademarks. First Towers also relies on the protection of laws regarding unregistered copyrights for certain content First Towers creates and trade secret laws to protect First Towers’ proprietary technology.

Government Regulation

First Towers is subject to local, state, federal and international laws, statutes, rules, policies, and regulations (collectively “Regulations”) that relate directly or indirectly to First Towers’ operations. These include privacy and data protection regulations. First Towers’ business operations involve the permitting, contracting, construction, and development of fiber optic networks and towers that transmit both public information, as well as personal or sensitive information. As a result, First Towers’ business is subject to complex and evolving Latin American and international laws and regulations regarding construction, environmental permitting, labor, frequency usage, other telecommunication-related matters. Other Regulations that First Towers is subject to, include the following: licensing, permitting, and zoning requirements for the operations of First Towers’ offices and other facilities; health, safety, and sanitation requirements; working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor and employments laws and regulations; marketing activities; and environmental protection regulations. First Towers is also subject to common business and tax rules and regulations pertaining to the operation of its business.

Property, Plants and Equipment

On September 19, 2023, Akanda entered an option to purchase agreement for Canadian farming property in British Columbia, at 1900 Ferne Road, Gabriola Island, British Columbia, including farming land and related operations and licenses, from 1107385. The agreement was amended and restated on September 22, 2023 and provides the Company a two-year option to purchase. We plan to develop THC and CBD facilities at this site. Additional payments to the seller will be made based upon milestones achieved from the development, including THC cultivation, sales of product, CBD cultivation, and hemp cultivation. To date, three option payments have been made and an additional milestone was achieved and paid in September 2024 with the issuance of a hemp license.

First Towers corporate headquarters is located at 1170-1040 West Georgia Street, Vancouver, British Columbia V6E 4H1 Canada. First Towers also owns towers and rights-of-way in several Mexican states.

Legal Proceedings

On January 29, 2024, Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia against Akanda, Halo Collective Inc., and ANM, Inc. Mr. Bhushan alleges that Akanda failed to pay salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. He also claims unpaid salary and invoices in the amount of CAD $251,193 from Halo and CAD $56,700 from ANM. and alleges that Akanda, Halo, and ANM are related employers who may be jointly and severally liable for payment. The Employment Standards Branch has not yet requested a response to the complaint from Akanda. The Company intends to dispute the claim, including the allegations that the three companies are related employers.

On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages.

In the same claim, Mr. Bhushan alleges constructive dismissal against Halo Collective Inc., and claims severance pay, general damages, aggravated and punitive damages, allegedly unpaid salary and bonus, allegedly unpaid moving expenses, and alleges that the Halo stock he received as compensation lost value due to a share dilution. He has named certain current and former Halo directors as defendants and alleges they are personally liable for unpaid wages. He also seeks special costs against Halo. Mr. Bhushan alleges that Akanda and Halo are a common employer and may be jointly and severally liable for payment of damages.

The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

Dentons UK and Middle East LLP (“Dentons”) filed a debt claim against Canmart for legal services and advice invoiced between July 2022 and November 2022. Dentons sought £204,391.98 plus interest in the amount of £30,730.49 and other costs. Although Canmart admits retaining Dentons’s services, Canmart denies any outstanding invoices and has asserted a counterclaim for costs incurred in defending a prior claim, any damages awarded to the claimant in the prior claim, any applicable interest, and costs. Dentons has replied to the counterclaim and this claim remains open.

See Notes 23 of our audited financial statements for the year ended December 31, 2024 for a description of other claims by and against the Company.

We may, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Other than as set forth above, we are not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

Exchange Controls

Akanda and, to the knowledge of Akanda, its representatives in their capacities as such, have been in compliance with all applicable Export Laws, except as would not be material to the Company. The Company has not (a) received written notice of any actual, alleged or potential violation of any applicable Export Law or (b) been a party to or the subject of any Action that is pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority related to any actual, alleged or potential violation of any applicable Export Law, in each case, except as would not be material to the Company.

Human Capital Resources

Our Commitments and Values

Our Company’s motto of “Grow. Move. Heal.” relays Akanda’s vision to create a climate embodying positive change in the cannabis industry. Our Company is committed to building a quality cultivation facility, connecting consumers in Canada with diverse products including cultivated cannabis products. We create an atmosphere of positive change by relying on diverse opinions and perspectives, leveraging cross-cultural competencies, and achieving the full potential of the business.

We intend to continue to focus on developing a culture of compliance, which includes training for the Company’s employees on applicable corporate policies, including our Code of Conduct, Insider Trading and Trading Window Policy, and Corporate Governance Guidelines.

As of April 30, 2025, and as a result of the discontinuance of our Canmart operations and our transition to cultivating cannabis products at our British Columbia facilities, Akanda ceased having any full time employees and has a total of 2 part-time executives, since it had not yet begun cultivation operations at its British Columbia location. As of August 6, 2025, we increased our full-time employee headcount with the assumption of six employees from First Towers. As of September 26, 2025, none of our employees were represented by labor unions or subject to collective bargaining agreements.

Our human capital resource management approach is based on the following:

●	Talent Acquisition and Development. We rely on talented employees and will need to more knowledgeable and passionate talent as our operations expand throughout our subsidiaries in both Mexico and Canada.

●	Diversity and Inclusion. We are committed to creating a diverse and inclusive workplace, where all employees feel valued, respected, and supported. We are focused on strategies for increasing diversity, promoting inclusivity, and reducing biases across the organization. Diversity and inclusion is a priority for our Company, and Akanda wants talented people from a variety of backgrounds both in our team and in our subsidiaries’ teams.

●	Health and Safety. We are committed to providing a safe and healthy workplace for all employees.

●	Compensation and Benefits. We strive to provide competitive compensation and benefits that align with industry standards and reflect the value that our employees bring to the organization.

●	Employee Engagement. We want our employees to be satisfied and engaged in their career with Akanda, as we believe that engaged employees are more productive, innovative, and committed to the Company’s success as a whole.

MANAGEMENT

Our Executive Officers and Directors

The following table sets forth our directors and senior management, their age and the positions they held at the time of the offering.

Name	Age	Position
Katharyn Field	41	Interim Chief Executive Officer and Executive Director
Gurcharn Deol	56	Chief Financial Officer
Christopher Cooper	55	Director, and President of First Towers
Jatinder Dhaliwal(1)	35	Director
David Jenkins(1)	43	Director
Usama Chaudhry(1)	34	Director
Francisco Juarez	47	VP and Chief Operating Officer of First Towers
Edgar Contreras	52	Country Manager of First Towers

(1)	Independent Director.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Katharyn Field has served as our Executive Director since July 2022 and Interim Chief Executive Officer since February 2023. Ms. Field is also currently CEO and Chairman of Halo, a position she has held since June 2022. Ms. Field is currently a director of LogProstyle and since February 2025 has been President of iSpecimen Inc., which are both publicly traded companies. From February 2020 to June 2022, Ms. Field served as the president of Halo Collective Inc., a cannabis company, and from April 2019 through February 2020, she served as its Chief Strategy Officer. Ms. Field’s resume includes positions at the Brookings Institution, from October 2005 to May 2009 and Bain & Company from September 2011 to March 2013. In 2014, she entered the cannabis industry and led the procurement, build out, and sale of one of five original vertically integrated companies with state licenses in Florida. Subsequently, Ms. Field operated a strategy consulting practice focused on cannabis and also worked at MariMed from May 2018 to January 2019 as Executive Vice President of Corporate Development. Ms. Field also completed an internship in the public liaison’s office of The White House during the George W. Bush administration. Ms. Field holds an MBA from Columbia Business School and a BA with honors from Stanford University.

Gurcharn Deol has served as our Chief Financial Officer since December 4, 2023. Mr. Deol is a multi-industry executive with over 35 years of public company management experience. Mr Deol is currently a director of Green Battery Metals Corp, Trilogy AI Corp and Bayridge Resources Corp., which are all public companies trading on the Canadian Stock Exchanges. Mr. Deol’s recent experiences include being a director or in management of numerous Canadian private and public companies including CEO of Bayridge Resources Inc., a director of Trilogy AI Corp (new name for Ambari Brands Inc.), Green Battery Minerals Inc., Argyle Resources Corp and Neotech Metals Inc. He has been involved in initial IPOs being established which required taking private companies in Canada through the regulatory process of going public. Mr. Deol holds a B.A., M.A., PhD in Physiological and Counseling Psychology.

Christopher Cooper has served as one of our directors since April 2024. Effective as of September 25, 2025, Mr. Cooper was hired as a consultant for the Company to oversee compliance with rules and regulations of the cannabis business. Mr. Cooper has over 20 years of business experience in all facets of corporate development, senior management, finance and operations, in both the private and public sectors. His experience includes spearheading growth strategies, financial reporting, quarterly and annual budgets, overseeing corporate administration, while achieving company objectives and maintaining internal cost controls. Mr. Cooper’s current primary occupation is a business consultant, and he serves as the president of Number 2 Capital Corp. He is also a co-founder and director of First Towers and was its Chief Executive Officer until the First Towers Transaction. Mr. Cooper has been serving as a director and CEO of Reparo Energy Partners Corp. since 2003, a director and CFO of Sweet Earth Holdings Corp since 2020, and an officer of Navco Pharmaceuticals Inc. since 2023. Mr. Cooper presently serves as a director of the following publicly traded companies: Planet Ventures Inc., Coloured Ties Capital, Manning Ventures Inc., Xcite Resources Inc., Atco Mining Inc., Starlo Ventures Ltd., American Salars Lithium Inc., and Goldhaven Resources Corp. He has previously been a director of Bullion Gold Resources Corp., StartMonday Technology Corp., Anthem United Inc., Aroway Energy Inc., Edge Resources Inc., Fusion Gold Ltd., Harry Manufacturing Inc., Inform Resources Corp., Leocor Ventures Inc., Magnitude Mining Ltd., Valens Groworks Corp., Level 14 Ventures Ltd., New Leaf Ventures Inc., Savannah Minerals Corp., Global Helium Corp., and Spod Lithium Corp. Mr. Cooper was also a director of Counterpath Corporation (Nasdaq: CPAH) from 2005 to 2021, a Nasdaq listed company which was acquired by Alianza, Inc. in March 2021 for USD$25.6 million. Mr. Cooper was a director of Alpha Lithium Corporation from 2018 to 2023, which was acquired by Tecpetrol in October 2023 for approximately CAD$313 million. In addition, Mr. Cooper received his Bachelor of Business Administration from Hofstra University and his Master’s in Business Administration from Dowling College in New York.

Jatinder Dhaliwal has served as one of our directors and as a member of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee since July 2022. Mr. Dhaliwal is a registered pharmacist and has significant capital markets experience, having served as CEO and director of multiple publicly traded cannabis companies. Mr. Dhaliwal is currently a director and Chief Executive and Financial Officer at Binovi Technologies Corp., a position that he has held since January 2022; a director at LQR House Inc., a position that he has held since August 2023; a director at Virpax Pharmaceutical Inc, a position that he has held since July 2024; was a director and Chief Executive at Kiaro Holdings Corp., a position that he held from August 2022 to May 2023; was a director at Makara Mining Corp., a position that he held from August 2021 to March 2022; a director and CEO at Global Health Clinics Ltd., a position that he has held since March 2019; a director and CEO at EGF Theramed Health Corp., a position that he held from January 2022 to August 2022; a director at Ravenquest Biomed Inc, a position that he has held since November 2019; and a director at Intact Gold Corp., a position that he held from November 2019 to June 2020. Mr. Dhaliwal holds a Bachelor of Pharmacy from the University of British Columbia and a Bachelor of Science in Biology from the University of Victoria.

David Jenkins has served as one of our directors and as a member of our Audit Committee and our Compensation Committee since February 2023. Mr. Jenkins is currently a director at Binovi Technologies Corp., a position that he has held since December 2021; a director at Kiaro Holdings Corp. (TSXV: KO), a position that he has held since August 2022 and intern CEO and CFO of Kiaro since June 2023; a director at Levitee Labs, a position that he has held since January 2022; a director at Pontus Protein Ltd. (TSXV: HULK), a position that he has held since March 2022; a director at Boundary Gold & Copper Mining Ltd., a position that he has held since July 2020; a director at Montego Resources Inc., a position that he has held since January 2020; and a director at Quantum Battery Metals Corp., a position that he has held since January 2020.

Usama Chaudhry has served as one of our directors since 2025. He is a seasoned executive with a broad expertise in corporate management, currently serving on several public company boards. He is the principal of Chaudhry U Consulting Inc., since 2016, and he has been the CFO and a director of Peakbirch Logic since June 2019, of EGF Theramed Health Corp. (OTCPink: EVAHF) since February 2020 and of Global Health Clinics Ltd. (OTCPink: LRSNF) since January 2020. He was the CFO of Virpax Pharmaceuticals, Inc. (OTCPink:VRPX) from November 2024 to April 2025. He is also a director of Binovi Technologies Corp. (OTC Expert Market: BNVIF) and Vantex Resources Ltd. (OTCPink: VANTF). His specialty areas encompass corporate development, investor relations, financial reporting, and corporate governance. He excels at aligning strategic objectives with rigorous cost control measures to enhance organizational performance. Mr. Chaudhry earned his Bachelor of Commerce degree, majoring in accounting, from the University of Northern British Columbia.

Francisco Juarez is a co-founder of First Towers and its Chief Operating Officer and a director since 2018. He is also a director and founder of IGS Corp. since 2008. He brings over 15 years of experience creating business models for companies to become the best business partner for their clientele.

Edgar Contreras has 30 years of experience as a corporate lawyer, specializing in the telecommunication industry since 2002. He is regarded as an expert in negotiating the purchase of strategic telecommunication sites, money flow, and income. Mr. Contreras has worked with leading companies, such as American Tower and Nokia, on operational matters and serves as operations director for Mexico’s APWireless, a leader in the world for the purchase of money flow on telecommunication sites. His extensive experience has included the construction of more than 1,000 BTS sites in Mexico and over 5,000 negotiations rentals of telecommunication siting locations. Mr. Contreras previously owned and operated Nextel de Mexico, which accomplished 100 property leases to install telecommunications infrastructure in only 3 months. Mr. Contreras previously managed First Towers’ fiber optic business prior to becoming its National Manager.

Family Relationships

There are no familial relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, none of our directors or executive officers have, during the past ten years:

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Contemporaneously with this offering, we anticipate that our Board of Directors will be composed of four directors. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to effectively satisfy its oversight responsibilities in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in the directors’ respective biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Board Practices

Election of Directors

Each of our officers holds office until his or her successor is appointed. Directors are elected to serve until the close of the next annual meeting of shareholders or until their successors have been elected or appointed.

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. Our Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. The Board of Directors, with the help of its nominating and corporate governance committee, will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Corporate Governance

We are a “foreign private issuer” under the federal securities laws of the United States and The Nasdaq Stock Market listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Nasdaq listing standards.

Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under the Nasdaq Rules applicable to U.S. domestic issuers.

In particular, as a foreign private issuer, in accordance with and pursuant to the authority contained in Nasdaq Listing Rule 5615(a)(3), we may follow certain Canadian law and corporate practice in lieu of certain corporate governance provisions set out under the Nasdaq Rule 5600 Series, the requirement in Listing Rule 5250(b)(3) to disclose third party director and nominee compensation, and the requirement in Listing Rule 5250(d) to distribute annual and interim reports. Of particular note, the following rules under the Nasdaq Listing Rule 5600 Series may differ from Canadian law requirements:

●	Nasdaq Listing Rule 5605(b)(1) requires that at least a majority of the Company’s Board of Directors shall be independent directors, and Nasdaq Listing Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. We have three independent directors. Our independent directors meet regularly with other members of the Board and meet in executive session at least two (2) times per year.

●	Nasdaq Listing Rule 5620(c) sets out a quorum requirement of at least 33-1/3% of the outstanding shares with respect to meetings of shareholders. In accordance with Canadian law and generally accepted business practices, our bylaws (the “Bylaws”) provide that a quorum is met when at least two persons are present in person and are holding or representing by proxy not less than 10% of the votes attached to all shares entitled to vote at the meeting of shareholders. The quorum requirement provided in our Bylaws is consistent with applicable Canadian laws and corporate practices.

●	Nasdaq Listing Rule 5605(c)(2)(A) requires that the Company shall have an audit committee composed entirely of not less than three directors, each of whom must be independent. Our audit and risk committee is comprised of three directors, and each member of the audit and risk committee meets the independence requirements of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act.

●	Nasdaq Listing Rule 5605(d)(2)(A) requires, among other things, that the Company’s compensation committee include at least two members, each of whom is an independent director as defined under Nasdaq Listing Rule 5605(a)(2). Our compensation committee is comprised of three directors, and each member of the compensation committee meets the independence requirements of Nasdaq Listing Rule 5605(a)(2).

●	Nasdaq Listing Rule 5605(e) requires that the nominations committee include solely independent directors or is constituted by a majority of independent directors in a vote in which only independent directors participate. Our nominating committee is comprised of two directors, who meets the independence requirements of Nasdaq Listing Rule 5605(a)(2).

We followed home country rules with regard to the requirement to hold an annual shareholders meeting no later than one year after the Company’s fiscal year end, under Nasdaq Listing Rule 5620. With regard to the underwritten public offering on March 27, 2024, we followed home country rules with regard to the requirement for shareholder approval for transactions other than “public offerings” under Nasdaq Listing Rule 5635. We may in the future elect to follow additional home country practices in Canada with regard to certain corporate governance matters.

Indemnification of Directors and Officers

In accordance with the Business Corporations Act (Ontario) and pursuant to the Bylaws of the Company, subject to certain conditions, the Company shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall not indemnify an individual unless the individual:

●	acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and

●	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

●	An individual referred to above is entitled to an indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Company or other entity as described above, if the individual seeking an indemnity:

●	acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request;

●	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

●	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Committees of the Board

Audit Committee

Jatinder Dhaliwal, David Jenkins and Usama Chaudhry currently serve as the members of our audit committee. Our board of directors has determined that each of them meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. David Jenkins serves as the chairman of the audit committee.

Our audit committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm any financial statements that we file with the SEC;

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Jatinder Dhaliwal and David Jenkins currently serve as the members of our compensation committee. Our board of directors has determined that each of Jatinder Dhaliwal and David Jenkins meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Jatinder Dhaliwal serves as the chairman of the compensation committee.

Our compensation committee is responsible for, among other things:

●	determining and recommending to the Board of Directors for approval, the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;

●	reviewing or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;

●	reviewing all employment agreement and severance arrangements for our executive officers;

●	reviewing and making recommendations to our Board of Directors regarding the compensation of our directors; and

●	retaining and overseeing any compensation consultants.

Nominating Committee

Jatinder Dhaliwal currently serve as the sole the member of our nominating and corporate governance committee. Our board of directors has determined that Jatinder Dhaliwal and another to be determined committee member, meet or will meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Jatinder Dhaliwal is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by our Board of Directors;

●	overseeing succession planning for our executive officers;

●	periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;

●	overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees;

●	developing and recommending to our Board of Directors a set of corporate governance guidelines;

●	developing and recommending to our Board of Directors our ESG initiatives and programs.

Board Leadership Structure and Risk Oversight

Our Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. Our Board of Directors currently implements its risk oversight function as a whole. Each of the Board committees also provides risk oversight in respect of its areas of concentration and report material risks to the Board for further consideration.

Conflicts of Interest

There are potential conflicts of interest to which the directors, officers, and insiders of our Company will be subject in connection with the operations of our company. Some of the directors, officers and insiders are engaged in and will continue to be engaged in corporations or businesses which may be in competition with the business of our Company. Accordingly, situations may arise where the directors, officers and insiders will be in direct competition with our Company. The directors and officers of our Company have a fiduciary obligation to act in the best interests of our company, avoid conflicts of interest and to disclose to all other board members any relevant information about potential conflicts. They have the same obligations to the other companies in respect of which they act as directors and officers. Discharge by the directors and officers of their obligations to our company may result in a breach of their obligations to the other companies, and in certain circumstances this could expose our Company to liability to those companies. Similarly, discharge by the directors and officers of their obligations to the other companies could result in a breach of their obligation to act in the best interests of our Company. Such conflicting legal obligations may expose our company to liability to others and impair our ability to achieve our business objectives. Conflicts, if any, will be subject to the procedures and remedies as provided under the Code of Ethics and Related Party Transaction Policy and applicable securities laws, regulations and policies.

Terms of Office

Each of our officers holds office until his or her successor is appointed. Directors are elected to serve until the close of the next annual meeting of shareholders or until their successors have been elected or appointed.

Director Independence

We use the definition of “independence” under applicable Nasdaq Listing Rules to make determinations regarding director independence. Under such definitions, the Company’s Board of Directors has affirmatively determined that each of Christopher Cooper, Jatinder Dhaliwal and David Jenkins is independent.

Code of Ethics

We have adopted a code of conduct that applies to our directors, chief executive officer and all senior financial officers of our company, including the chief financial officer, chief accounting officer or controller, or persons performing similar functions. The code of conduct is publicly available on our website at www.akandacorp.com/investors.

Written copies are available upon request. If we make any substantive amendment to the code of conduct or grant any waivers, including any implicit waiver, from a provision of the code of conduct, we will disclose the nature of such amendment or waiver on our website.

Shareholder Communications

We do not have a formal policy regarding shareholder communications with our Board of Directors. A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Chief Financial Officer, at Akanda Corp., 1a, 1b Learoyd Road New Romney TN28 8XU, United Kingdom.

MANAGEMENT COMPENSATION

Compensation of our Executive Officers and Directors

The following table sets forth information concerning the compensation of our executive officers and members of our Board of Directors for the fiscal years ended December 31, 2024 and 2023.

	Year	Salary ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Tejinder Virk	2024	-	-	-	-	-	-	-
(Former Chief Executive Officer)	2023	73,341	-	-	-	-	-	73,341
Katharyn Field	2024	96,000	-	-	-	-	-	96,000
(Interim CEO and Executive Director)	2023	111,968	-	-	-	-	-	111,968
Jatinder Dhaliwal	2024	96,000	-	-	-	-	-	96,000
(Director)	2023	111,968	-	-	-	-	-	111,968
Harvinder Singh	2024	30,400	-	-	-	-	-	30,400
(Former Director)	2023	111,968	-	-	-	-	-	111,968
David Jenkins	2024	96,000	-	-	-	-	-	96,000
(Director)	2023	79,949	-	-	-	-	-	79,949
Christopher Cooper	2024	20,000	-	-	-	-	-	20,000
(Director)	2023	-	-	-	-	-	-	-
Usama Chaudhry	2024	-	-	-	-	-	-	-
(Director)	2023	-	-	-	-	-	-	-
Gurcharn Deol	2024	27,594	-	-	-	-	-	27,594
(Chief Financial Officer)	2023	3,407	-	-	-	-	-	3,407
Louisa Mojela	2024	129,705	-	-	-	-	-	129,705
(Former Chairman)	2023	-	-	-	-	-	-	-
Total	2024	495,699	-	-	-	-	-	495,699
	2023	520,298	-	-	-	-	-	520,298

Director Compensation

We have five directors. We currently do not pay our directors who are executive officers additional compensation. We expect to compensate our non-executive directors for their director services. which will be settled in cash or partly in equity awards at the election of the non-executive director. Total non-executive director compensation is as follows:

●	an annual retainer of $75,000 ($112,500 for the lead independent director);

●	an initial equity award equal to the value of $100,000;

●	an additional $5,000 per annum for any non-executive director serving on a board committee ($6,000 if serving as chair of a board committee other than the audit and risk committee and $10,000 if serving as chair of the audit and risk committee).

Executive Employment Agreements, Arrangements or Plans

There are currently no executive employment agreements entered into and currently in place between the Company or any subsidiary of the Company, and its executive officers.

Stock Option Plan

The Company has a 2021 Equity Incentive Plan (the “Stock Option Plan” or the “Plan”) whereby it may grant options for the purchase of Common Shares, or Restricted Share Units, to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Plan will not exceed 20% of the issued Common Shares of the Company. The options are non-transferable and non-assignable and may be granted for a term not exceeding 5 years. The exercise price of the options will be determined by our Board of Directors at the time of grant but may not be less than the closing price of such shares on Nasdaq on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements.

Please refer to Note 15 of Akanda Group’s audited financial statements included in this prospectus for a discussion of Restricted Share Units issued in fiscal year 2024.

On March 22, 2024, the shareholders of the Company approved the 2024 Equity Incentive Plan (the “2024 Plan”, together with the 2021 Plan, the “Stock Option Plan”) whereby it may grant options for the purchase of Common Shares, or Restricted Share Units, to any director, consultant, employee or officer of the Company or its subsidiaries. The aggregate number of shares that may be issuable pursuant to options granted under the Plan will not exceed 30% of the issued Common Shares of the Company. The options are non-transferable and non-assignable and may be granted for a term not exceeding 10 years. The exercise price of the options will be determined by our Board of Directors at the time of grant but may not be less than the closing price of such shares on Nasdaq on the trading date immediately preceding the date of grant, subject to all applicable regulatory requirements.

PRINCIPAL SHAREHOLDERS

Major Shareholders Share Ownership

The following table sets forth information about the beneficial ownership of our Common Shares as of September 26, 2025 by:

●	each of our executive officers and directors;

●	all of our executive officers and directors; and

●	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our Common Shares.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of our Common Shares shown as “beneficially owned” (as determined by the rules of the SEC) by such shareholder, subject to applicable community property laws and except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.

Percentages of beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) are based on approximately 728,289 Common Shares outstanding as of September 26, 2025.

Common Shares which may be acquired upon conversion of convertible securities or exercise of stock options or warrants which are currently exercisable or convertible or which become exercisable or convertible within 60 days after the date indicated in the table are deemed beneficially owned by the holder thereof.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Akanda, c/o Gowling WLG (Canada) LLP, 100 King St. W, Suite 1600, Toronto, ON M5X 1G5, Canada.

	Percentage of Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage
Executive Officers & Directors:
Katharyn Field	–	–
Gurcharn Deol	–	–
Christopher Cooper(2)	92,712	11.29%
Jatinder Dhaliwal	–	–
David Jenkins	–	–
Usama Chaudhry	–	–
Francisco Juarez(3)	76,530	9.51%
Edgar Contreras(4)	53,178	6.81%
All executive officers and directors as a group (6 persons)(2)(3)(4)	222,420	23.40%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any Common Shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days. Does not include the issuance of an aggregate of 4,775,972 Class B Special Shares, which convert into our common shares on a one-for-one basis, which we are obligated to issue pursuant to the Transaction, but that is subject to future shareholder approval of the Transaction.
(2)	Includes (a) common shares underlying our Series A Special Shares issued to Mr. Cooper, Mr. Cooper’s spouse and an entity owned by him, as a result of the Transaction and (b) options to purchase 50,351 of our common shares. Does not include 446,714 common shares underlying our Class B Special Shares such parties are entitled to, also as a result of the Transaction, which have not yet been issued and the issuance thereof is subject to future shareholder approval of the Transaction.
(3)	Includes (a) common shares underlying our Series A Special Shares issued to Mr. Juarez, as a result of the Transaction and (b) options to purchase 50,351 of our common shares. Does not include 276,067 common shares underlying our Class B Special Shares such parties are entitled to, also as a result of the Transaction, which have not yet been issued and the issuance thereof is subject to future shareholder approval of the Transaction.
(4)	Includes (a) common shares underlying our Series A Special Shares issued to Mr. Contreras, as a result of the Transaction and (b) options to purchase 50,351 of our common shares. Does not include 29,815 common shares underlying our Class B Special Shares such parties are entitled to, also as a result of the Transaction, which have not yet been issued and the issuance thereof is subject to future shareholder approval of the Transaction.

For additional information about our principal shareholders, please see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management Compensation” above, the following includes a description of those transactions with related parties to which we are a party and which we are required to disclose pursuant to the disclosure rules of the SEC. Specifically, the following includes summaries of transactions or agreements, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Management Compensation” and “Principal Shareholders.”

Transactions with Related Parties

First Towers Transaction

Chris Cooper, a member of our Board of Directors, was the co-founder, CEO and a director of First Towers. Mr. Cooper recused himself from all Board matters of Akanda relating to First Towers and the First Towers Transaction. As a result of the First Towers Transaction, Mr. Cooper and his affiliates received the same proportionate consideration as all other shareholders of First Towers. As a result of the closing of the First Towers Transaction, he, his spouse and an affiliate received an aggregate of 42,361 Class A Special Shares that convert into our common shares on a one-for-one basis, and are to receive subject to shareholder approval, an aggregate of 446,714 Class B Special Shares that convert into our common shares on a one-for-one basis. Mr. Cooper also had certain stock options he owned in First Towers convert into 50,351 stock options of the Company. Mr. Cooper remains a member of our Board of Directors, and further is the president and a director of our First Towers subsidiary.

On November 21, 2024, the Company entered into a Bridge Loan Agreement with First Towers, pursuant to which the Company agreed to loan to First Towers $350,000. Interest of the prime rate (as defined in the Loan Agreement) plus 2% will accrue and be calculated daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first business day of each month. During the year ended December 31, 2024, the Company recorded an accrued interest receivable of $2,953. As at December 31, 2024, the loan receivable balance including interest was $352,953. Through May 2025, First Towers has borrowed an aggregate of $423,000 under such facility. This loan was terminated in consolidation as of the closing of the First Towers Transaction on August 21, 2025.

Transactions with Key Management Personnel

The Company has identified its Board of Directors, Chief Executive Officer (“CEO”), and its Chief Financial Officer (“CFO”) as its key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s main activities.

For the fiscal year ended December 31,	2024
Key Management Remuneration	$365,994
Former Management Fees	129,705
Short term accommodation expense	-
$495,699

The Key Management remuneration is included in Professional and Consulting fees and Personnel Expenses in the Statement of Operations.

As of December 31, 2024, the Company has balances payable to related parties of $302,232 (2023 - $2,255,522) as below:

●	Included within accounts payable and accrued liabilities at December 31, 2024 is remuneration payable to key management totaling $244,933 (2023 - $889,367), which includes amounts owing to the following current and former directors and officers of the Company:

○	current directors and officers:

▪	$8,000 owing to J Dhaliwal (2023 - $99,051);
▪	$2,192 owing to G Deol (2023 - $nil);
▪	$72,000 owing to K Field (2023 - $81,384);
▪	$160,241 owing to D Jenkins (2023 - $81,384); and
▪	$2,500 owing to C Cooper (2023 - $nil).

○	former directors and officers:

▪	$nil owing to H Singh (2023 - $81,384);
▪	$nil owing to K. Sidhu (2023 - $375,445);
▪	$nil owing to T Scott (2023 - $85,733); and
▪	$nil owing to Y. Liang (2023 - $28,196).

●	The former director and officer of RPK, Kiranjit Sidhu is also the owner of Catalyst Capital LLC (“Catalyst”).

○	On November 14, 2022, the Company received a loan of £25,000 ($30,224) from Catalyst. The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024. As of December 31, 2024, the loan balance including accrued interest was $nil (2023 - $46,811).

○	On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from Catalyst. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024. As of December 31, 2024, the loan balance was $nil (2023 - $49,664).

○	On January 23, 2023, the Company entered into an independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development and strategic matters to the Company for $550,000. The payment for the services was settled by the issuance of 1,157 RSU converted to 1,157 Common Shares of the Company to Mr. Sidhu in January 2023.

○	On February 5, 2023, the Company entered into another independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development, legal and strategic matters to the Company for $650,000. The payment for the services was partially settled by the issuance of 645 RSUs converted to 645 Common Shares in May 2023 and 562 RSUs converted to 562 Common Shares in July 2023. As of December 31, 2023, the balance of the payable was $350,395, and was recorded under due to related parties’ account. During the year ended December 31, 2024, the Company paid this payable in full as part of the debt settlement entered in April 2024.

○	On April 4, 2024, the Company entered into debt settlement agreement with Mr. Sidhu to settle up all amounts owing of $487,295, which includes outstanding loans and other consulting payables. Pursuant to the agreement, Mr. Sidhu agreed to accept $136,757 in full settlement of the outstanding debt. On April 10, 2024, the Company paid the agreed amounts and recognized a gain on debt settlement of $353,159 in the consolidated statements of loss and comprehensive loss.

●	The Company has the following loans outstanding to 1248787 B.C. Ltd. (“1248787”), a company controlled by Jatinder Dhaliwal, a director of the Akanda:

○	On August 18, 2023, the Company received a loan of C$24,000 ($17,714) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $3,157 (2023 - $1,181) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $20,814 (2023 - $19,306) remains outstanding.

○	On September 27, 2023, the Company received a loan of C$3,000 ($2,219) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $395 (2023 - $104) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $2,561 (2023 - $2,369) remains outstanding.

○	On October 13, 2023, the Company received a loan of C$40,000 ($29,258) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $5,259 (2023 - $1,152) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $33,924 (2023 - $31,346) remains outstanding.

●	The Company entered into the following loans transactions with Halo, a company of which Katharyn Field, the executive director and interim CEO of Akanda, is CEO and Chairman:

○	Unsecured debenture

▪	On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000. The note bears an interest rate of 7% per annum and matured on June 25, 2023. During the year ended December 31, 2023, the Company entered into a note conversion agreement and settled this loan through the issuance of 2,328 common shares.

▪	During the year ended December 31, 2023, the Company received additional loans from Halo in the aggregate principal amount of $1,192,953. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. During the year ended December 31, 2024, the Company received additional loans from Halo in the aggregate principal amount of $44,954. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. The Company recorded interest expense of $39,170 (2023 - $125,013) from these loans and also made a full repayment during the year ended December 31, 2024. As of December 31, 2024, the outstanding balance, including accrued interest was $nil (2023 - $1,420,963).

●	On April 24, 2024, Mr. Harvinder Singh resigned as an independent director of the Board of Directors of the Company. A Resignation and Mutual Release Agreement dated April 24, 2024 was entered between the Company and Mr. Singh, pursuant to which the Company agreed to pay Harvinder Singh a separation and release amount of $50,000. The Company has paid the amount in full on April 25, 2024. During the year ended December 31, 2024, the Company recognized a gain on debt settlement of $48,592 in the consolidated statements of loss and comprehensive loss.

Advances - Halo

During the year ended December 31, 2024, the Company paid and accrued an amount of $15,969 (CAD21,875) of fees for services rendered by certain legal firms to Halo, a company controlled by the interim CEO of the Company. The transactions were accounted by the Company as advances or loans to Halo. The loans are non-interest bearing, unsecured and has no specific terms of repayment. As at December 31, 2024, the loan receivable balance was $15,219.

Outstanding Claims

On January 29, 2024, Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia against Akanda, Halo Collective Inc., and ANM, Inc. Mr. Bhushan alleges that Akanda failed to pay salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. He also claims unpaid salary and invoices in the amount of CAD $251,193 from Halo and CAD $56,700 from ANM. and alleges that Akanda, Halo, and ANM are related employers who may be jointly and severally liable for payment. The Employment Standards Branch has not yet requested a response to the complaint from Akanda. The Company intends to dispute the claim, including the allegations that the three companies are related employers.

On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages.

In the same claim, Mr. Bhushan alleges constructive dismissal against Halo Collective Inc., and claims severance pay, general damages, aggravated and punitive damages, allegedly unpaid salary and bonus, allegedly unpaid moving expenses, and alleges that the Halo stock he received as compensation lost value due to a share dilution. He has named certain current and former Halo directors as defendants and alleges they are personally liable for unpaid wages. He also seeks special costs against Halo. Mr. Bhushan alleges that Akanda and Halo are a common employer and may be jointly and severally liable for payment of damages.

The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

Dentons UK and Middle East LLP (“Dentons”) filed a debt claim against Canmart for legal services and advice invoiced between July 2022 and November 2022. Dentons sought £204,391.98 plus interest in the amount of £30,730.49 and other costs. Although Canmart admits retaining Dentons’s services, Canmart denies any outstanding invoices and has asserted a counterclaim for costs incurred in defending a prior claim, any damages awarded to the claimant in the prior claim, any applicable interest, and costs. Dentons has replied to the counterclaim and this claim remains open.

See Notes 23 of our audited financial statements for the year ended December 31, 2024 for a description of other claims by and against the Company.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

The following is a summary of the material terms of our share capital and our articles of incorporation. Because it is a summary, this discussion should be read together with our articles of incorporation and the applicable share handling regulations.

General

The Company’s Articles of Incorporation, as amended by Articles of Amendment dated as of August 30, 2021, and as further amended by Articles of Amendment dated as of March 8, 2023, as of May 23, 2024 and as of August 25, 2025 (the “Articles”), provide that our authorized capital consists of an unlimited number of Common Shares, an unlimited number of Class A Special Shares, an unlimited number of Class B Special Shares, and an unlimited number of preferred shares (the “Preferred Shares”), issuable in series.

As of the date of this prospectus, the Company has approximately 728,289 Common Shares issued and outstanding, 144,930 Class A Special Shares issued and outstanding, and no Preferred Shares issued and outstanding. The Company also has 4,775,972 Class B Special Shares it is obligated to issue as a result of the First Towers Transaction, but only after shareholder approval of the Transaction.

Rights, Preferences and Restrictions Attaching to Our Common Shares

The Articles provide the following rights, privileges, restrictions and conditions attaching to our Common Shares:

●	to vote at any meetings of shareholders, except meetings at which only holders of a specified class of shares other than the Common Shares are entitled to vote;

●	subject to the prior rights of the holders of the Preferred Shares, to share equally in the remaining assets of our Company on liquidation, dissolution or winding-up of our Company; and

●	subject to the prior rights of the holders of the Preferred Shares, the Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of our shareholders and to one vote in respect of each Common Share held at the record date for each such meeting, except a meeting of holders of a particular class of shares other than Common Shares who are entitled to vote separately as a class at such meeting. Subject to the prior rights of the holders of the Preferred Shares, the holders of Common Shares are entitled, at the discretion of our Board of Directors, to receive out of any or all of our profits or surplus properly available for the payment of dividends, any dividend declared by our Board of Directors and payable by the Company on the Common Shares. The holders of the Common Shares will participate in any distribution of the assets of the Company upon liquidation, dissolution or winding-up or other distribution of the assets of the Company, subject to the prior rights of the holder of the Preferred Shares.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Class A Special Shares

On August 29, 2025, shareholders of the Company approved an amendment to the Company’s Articles to create a new class of special common shares without nominal or par value (the “Class A Special Shares).

The holders of the Class A Special Shares shall be entitled to one vote for each Class A Special Shares held at all meetings of shareholders of the Corporation and shall vote as a single class with the Common Shares and the Class A Special Shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series, provided that the holders of Class A Special Shares may not cast a vote in respect of a resolution intended to allow the Corporation to issue Class B Special Shares pursuant to the transactions contemplated in the SEA in accordance with applicable Nasdaq Listing Rules.

Subject to the prior rights of any other class ranking senior to the Class B Special Shares and equal in rank to the Common Shares and Class B Special Shares, Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

In the event of any Liquidation Distribution, subject to the prior rights of the holders of the shares of any other class ranking senior to the Common Shares and equal in rank to the Common Shares and Class B Special Shares, the holders of the Class A Special Shares shall be entitled to receive all remaining property and assets of the Corporation.

The Class B Special Shares

On August 29, 2025, shareholders of the Company approved an amendment of the Articles to create a new class of special common shares without nominal or par value (the “Class B Special Shares”); provided that no Class B Special Shares may be issued until Akanda’s shareholders (other than the holders of the Class A Special Shares) and the Nasdaq Stock Market have approved the transactions contemplated pursuant to the SEA.

The holders of the Class B Special Shares shall be entitled to one vote for each Class B Special Share held at all meetings of shareholders of the Corporation and shall vote as a single class with the Common Shares and the Class A Special Shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.

Subject to the prior rights of any other class ranking senior to the Common Shares and equal in rank to the Class A Special Shares and Class B Special Shares, Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

In the event of any Liquidation Distribution, subject to the prior rights of the holders of the shares of any other class ranking senior to the Common Shares and equal in rank to the Class A Special Shares and Common Shares, the holders of the Class B Special Shares shall be entitled to receive all remaining property and assets of the Corporation.

Shareholder Meetings

The Business Corporations Act (Ontario) provides that: (i) a general meeting of shareholders shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of our Company is located; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of a meeting of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or by less than 30 days, the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; and (v) if for any reasons it impracticable to call a meeting of shareholders in the matter in which it may be called or to conduct the meeting in the matter prescribed by the by-laws, the Articles or the Business Corporations Act (Ontario), or for any other reason the court thinks fit, the court, upon the application of a director or shareholder entitled to vote at the meeting, may order a meeting to be called, held and conducted in a manner that the court directs. The Company’s by-laws provide that a quorum is met when at least two persons are present in person and holding or representing by proxy not less than 10% of the votes attached to all shares entitled to be voted at the meeting.

The holders of our Common Shares are entitled to attend and vote at all meetings of the shareholders of the Company, except a meeting of holders of a particular class of shares other than the Common Shares who are entitled to vote separately as a class at such meeting.

Fully Paid and Non-assessable

All outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Purchasers under this offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Preferred Shares

The Preferred Shares may at any time and from time to time be issued in one or more series. The Board of Directors will, by resolution, from time to time, before the issue thereof, fix the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.

Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Shares may be subject to such penny stock rules, purchasers in this offering will in all likelihood find it more difficult to sell their Common Shares in the secondary market.

Limitations on Liability and Indemnification of Officers and Directors

In accordance with the Business Corporations Act (Ontario) and pursuant to the by-laws of the Company, subject to certain conditions, the Company shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall not indemnify an individual unless the individual:

●	acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request; and

●	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

The Company shall also indemnify an individual referred to above in such other circumstances as the Business Corporations Act (Ontario) permits or requires. Nothing in the by-laws of the Company limits the right of any individual entitled to indemnity to claim indemnity apart from the provisions therein.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is Vstock Transfer, LLC.

Listing

Our Common Shares are listed on The Nasdaq Capital Market under the symbol “AKAN”.

There is no established trading market for the Company’s Class A Special Common Shares or the Class B Special Common Shares expected to be issued by the Company, all of which (subject to certain limited exceptions) vote with, or will vote with upon issuance, the Common Shares. We do not intend to list the Class A Special Common Shares or the Class B Special Common Shares on Nasdaq or any other national securities exchange or any other nationally recognized trading system.

SECURITIES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Shares in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Common Shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our Common Shares and our ability to raise equity capital in the future.

After completion of this offering, we will have 19,489,351 Common Shares issued and outstanding, assuming no issuances of our Common Shares other than pursuant to the conversion of the September Notes.

All of the Common Shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Common Shares then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of our Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased shares of our Common Shares pursuant to a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144.

Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES OR THE COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares, including the Common Shares in this offering. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign (including Canada and the United Kingdom), or other taxing jurisdiction.

Certain Material Canadian Federal Income Tax Considerations

In the opinion of Gowling WLG (Canada) LLP, Canadian counsel to the Company, the following summary describes the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) generally applicable to the acquisition, holding and disposition of the Common Shares by a holder who acquires, as beneficial owner, the Common Shares pursuant to the offering and who, for purposes of the Tax Act and at all relevant times, holds the Common Shares as capital property, deals at arm’s length with the Company and is not affiliated with the Company (a “Holder”). Generally, the Common Shares will be considered to be capital property to a Holder provided the Holder does not acquire or hold the Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii), an interest in which would be, or for whom a Common Share would be, a “tax shelter investment” as defined in the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act to report in a currency other than the Canadian currency; (v) that has or will enter into a “derivative forward agreement”, a “synthetic disposition arrangement” or a “dividend rental arrangement”, each as defined under the Tax Act, with respect to the Common Shares. (vi) that carries on, or is deemed to carry on, an insurance business in Canada or elsewhere. Such Holders should consult their own tax advisors with respect to an investment in the Common Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and that is or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person or group of non-resident persons not dealing with each other at arm’s length for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the possible application of these rules.

In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law or the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including dividends, must be determined in Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder or prospective holder of the Common Shares, and no representations with respect to the income tax consequences to any holder or prospective holder are made. Consequently, holders and prospective holders of the Common Shares should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the Common Shares, having regard to their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have the Common Shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and any subsequent taxation year, treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors regarding the availability or advisability of this election.

Dividends on the Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will generally be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally also be deductible in computing its taxable income for that taxation year. In certain circumstances, a dividend received or deemed to be received by a Resident Holder that is a corporation may be deemed to be proceeds of disposition or a capital gain pursuant to subsection 55(2) of the Tax Act. Resident Holders that are corporations should consult their own tax advisors having regard to their own particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Common Shares to the extent such dividends are deductible in computing its taxable income for the taxation year. Such additional tax may be refundable in certain circumstances.

Dispositions of Common Shares

Upon a disposition (or a deemed disposition) of a Common Share, a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition of such Common Share, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Common Share to the Resident Holder.

The adjusted cost base to a Resident Holder of Common Shares acquired hereunder will be determined by averaging the cost of such Common Shares to the Resident Holder with the adjusted cost base of all other Common Shares, if any, held by the Resident Holder as capital property immediately before the acquisition.

Taxation of Capital Gains and Capital Losses

Generally, two-thirds of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year and two-thirds of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by it on such Common Share, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Aggregate Investment Income

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay a refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains and dividends or deemed dividends that are not deductible in computing such corporation’s income. Pursuant to Proposed Amendments released on April 7, 2022 in a Notice of Ways and Means Motion (the “Notice”) released with the federal budget, it is proposed that the refundable tax on investment income will also apply to corporations that are “substantive CCPCs” as defined in the Notice.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by an individual (including certain trusts) may give rise to liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention (i) is neither resident nor deemed to be resident in Canada, and (ii) does not, and is not deemed to, use or hold the Common Shares in a business carried on in Canada (a “Non-Resident Holder”). In addition, this portion of the summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act) and such Non-Resident Holders should consult their own tax advisors.

Dividends on the Common Shares

Any dividends paid or credited, or deemed to be paid or credited, on the Common Shares, as the case may be, to a Non-Resident Holder will generally be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend, subject to any reduction in the rate of withholding to which that Non-Resident Holder may be entitled under an applicable income tax treaty or convention. For instance, where the Non-Resident Holder is a resident of the United States that is entitled to applicable benefits under the Canada-United States Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. Non-Resident Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of the Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of a Common Share unless such share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Generally, the Common Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at any particular time provided that the Common Shares are then listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the Nasdaq), unless at any time during the 60-month period immediately preceding such time: (i) at least 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to any combination of (x) the Non-Resident Holder, (y) persons with whom the Non-Resident Holder did not deal at arm’s length (for the purposes of the Tax Act), and (z) partnerships in which the Non-Resident Holder or a person described in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one, or any combination of, real or immovable property situated in Canada, Canadian resource property (as defined in the Tax Act), timber resource property (as defined in the Tax Act) or options in respect of, interests in or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, the Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of a Common Share that is “taxable Canadian property” to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention, the consequences described above under the headings “Holders Resident in Canada - Dispositions of Common Shares” and “Taxation of Capital Gains and Capital Losses” will generally be applicable to such disposition. Non-Resident Holders for whom a Common Share is, or may be, “taxable Canadian property” should consult their own tax advisors.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our Common Shares. This summary is based on current U.S. federal income tax laws (including provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions, all in effect as of the date hereof), all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of one or more of our Common Shares that is for U.S. federal income tax purposes one of the following:

●	an individual citizen or resident of the United States, including individuals treated as residents of the United States solely for tax purposes;

●	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or;

●	a trust if (1) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust

●	the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion applies only to a U.S. Holder that holds Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the net investment income tax, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

●	are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

●	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

●	are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method; have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

●	own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

●	acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

●	are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

●	are required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement;

●	own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

●	are controlled foreign corporations;

●	are passive foreign investment companies;

●	hold the Common Shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

●	are former U.S. citizens or former long-term residents of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

We have not sought, and do not expect to seek, a ruling from the United States Internal Revenue Service (the “IRS”), as to any United States federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

Except as otherwise noted, this summary assumes that the Company (nor any of its subsidiaries) is not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. A non-U.S. entity’s possible status as a PFIC must be determined annually and therefore may be subject to change. If the Company (or any of its subsidiaries) were to be a PFIC in any year, materially adverse consequences could result for U.S. Holders.

All prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of the Common Shares.

WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON SHARES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES.

U.S. Holders

Taxation of Distributions to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution of cash or other property (other than certain distributions of the Company’s shares or rights to acquire the Company’s shares) paid on the Company’s Common Shares to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Shares (the treatment of which is described under “- Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders” below). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions, if issued, will generally be reported to U.S. Holders as dividends.

Dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to individuals and other non-corporate U.S. Holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “- Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders” below) applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our Common Shares on which the dividends are paid are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of the U.S.-Canada income tax treaty (the “Treaty”), (2) we are not a PFIC (nor treated as such with respect to a U.S. Holder) at the time the dividend was paid or in the previous year, and (3) certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Common Shares.

For U.S. foreign tax credit purposes, dividends paid on our Common Shares generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Canadian income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Canadian income taxes withheld from dividends on the Common Shares, at a rate not exceeding any reduced rate pursuant to the Treaty, will be creditable against the U.S. Holder’s U.S. federal income tax liability. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Canadian income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received, calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of Common Shares, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollar will be treated as U.S. source ordinary income or loss.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Common Shares. The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Shares so disposed of. A U.S. Holder’s adjusted tax basis in its Common Shares generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

Any capital gain or loss recognized generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder may be taxed at rates of taxation lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations.

Any gain or loss recognized by a U.S. Holder will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any non-U.S. tax imposed on the disposition of the Common Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.

Passive Foreign Investment Company (“PFIC”) Rules

A non-U.S. corporation will be classified as a PFIC for United States federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.

Although our PFIC status is determined annually, an initial determination that our Company is a PFIC generally will apply for subsequent years to a U.S. Holder who held Company Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Common Shares and the U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Common Shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares (which may include gain realized by reason of transfers of Common Shares that would otherwise qualify as nonrecognition transactions for United States federal income tax purposes) and any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares). Under these special tax rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid application of the PFIC tax consequences described above in respect to our Common Shares by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. There is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. We, therefore, have not determined whether, if we were to be classified as a PFIC for a taxable year, we will provide information necessary for a U.S. Holder to make a QEF election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. Holders should assume that they will not be able to make a QEF election with respect to the Common Shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Common Shares in us and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above in respect to its Common Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of Common Shares at the end of its taxable year over its adjusted basis in its Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also generally will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).

The U.S. Holder’s basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Common Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Common Shares under their particular circumstances.

If we are or become a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621, or any successor form, (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS (potentially including with respect to items that do not relate to a U.S. Holder’s investment in Common Shares).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Common Shares should consult their own tax advisors concerning the application of the PFIC rules to our Common Shares under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends or sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

Reporting Obligations for Certain Owners of Foreign Financial Assets

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of United States federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include the Common Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of United States federal income taxes may be extended in the event of a failure to comply. Potential investors are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in our Common Shares.

The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. Holder. A failure to satisfy certain reporting obligations may result in an extension of the period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. Holders should consult with their own tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Shares that is for United States federal income tax purposes that is not a U.S. Holder, as defined above.

Taxation of Distributions to Non-U.S. Holders

A Non-U.S. Holder of our Common Shares will generally not be subject to U.S. federal income or withholding tax on dividends received on our Common Shares, unless such income is effectively connected with the conduct by the holder of a U.S. trade or business.

Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the Non-U.S. Holder’s shares of our Common Shares and, to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s shares of our Common Shares, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “- Gain on Sale or Other Disposition of our Common Shares to Non-U.S. Holders”.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares to Non-U.S. Holders

A Non-U.S. Holder of our Common Shares will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of our Common Shares of Common Shares, unless: such gain is effectively connected with the conduct by the holder of a U.S. trade or business; or in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 18,761,062 Common Shares by the Selling Stockholders. We are registering the Common Shares in order to permit the selling shareholders to offer the Common Shares for resale from time to time. Except for the ownership of the Convertible promissory Notes and the Common Shares issuable thereunder, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Common Shares by each of the Selling Shareholders. The second column lists the number of Common Shares beneficially owned by each Selling Shareholder, based on its ownership of the Common Shares, as of September 26, 2025. The third column lists the Common Shares being offered by this prospectus by the Selling Shareholders.

Because a Selling Stockholder may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by the Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholder and further assumed that the Selling Stockholder will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholder has sole voting and investment power with respect to all Common Shares, that it beneficially owns, subject to applicable community property laws. To our knowledge, none of the Selling Stockholders are a broker-dealer or an affiliate of a broker-dealer.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholder list and the securities that may be resold.

Name	Number of Common Shares Owned Prior to Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(1)	Number of Common Shares Owned After Offering (2)	Percent Outstanding After Offering
Alternative Investment Capital Inc.(3)	14,306,785	14,306,785	-	-
Corbo Capital Inc.(4)	2,987,631	2,949,853	37,778	*
Lioness Limited(5)	442,478	442,478	-	-

*	Less than 1%
(1)	Assumes the September Notes convert at the floor price of $0.678 per share.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus.
(3)	Represents the maximum number of our common shares that may be issued upon conversion of a convertible promissory note in the principal amount of $9.7 million. The securities are directly held by Alternative Investment Capital Inc. and may be deemed to be beneficially owned by Connor Yuen, the CEO of Alternative Investment Capital Inc., who has voting and dispositive control over such common shares. The convertible promissory note is subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from converting that portion of the convertible promissory note that would result in it and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitations. The address of Alternative Investment Capital Inc. is 201-850 New Burton Roard, Dover, Delaware 19904.
(4)	Represents (a) 37,778 common shares and (b) the maximum number of our common shares that may be issued upon conversion of a convertible promissory note in the principal amount of $2.0 million. The securities are directly held by Corbo Capital Inc. and may be deemed to be beneficially owned by Adam Chambers, the President of Corbo Capital Inc., who has voting and dispositive control over such common shares. The convertible promissory note is subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from converting that portion of the convertible promissory note that would result in it and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitations. The address of Corbo Capital Inc. is 1130 3rd Ave S, Unit 414, Naples, Florida 34102.
(5)	Represents the maximum number of our common shares that may be issued upon conversion of a convertible promissory note in the principal amount of $0.3 million. The securities are directly held by Lioness Limited and may be deemed to be beneficially owned by Lim Kien Leong, the President of Lioness Limited, who has voting and dispositive control over such common shares. The convertible promissory note is subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from converting that portion of the convertible promissory note that would result in it and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitations. The address of Lioness Limited is RM4, 16/F Ho King Comm Ctr, 2-16 Fayuen St, Mongkok, Kowloon, Hong Kong.

PLAN OF DISTRIBUTION

We are registering an aggregate of 18,761,062 Common Shares held by the Selling Stockholders, to permit the resale of these Common Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Shares. We will bear all fees and expenses incident to our obligation to register the Common Shares.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses payable in connection with this offering. All amounts shown are estimates and subject to future contingencies, except the SEC registration fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$9,389.23
Accounting and Audit fees and expenses	$25,000.00
Legal fees and expenses	$20,000.00
Miscellaneous	$5,610.77
Total	$60,000.00

LEGAL MATTERS

We are being represented by Ruskin Moscou Faltischek, P.C., with respect to certain legal matters as to United States federal securities and state securities law. The validity of the Common Shares offered in this offering and certain legal matters as to Canadian law will be passed upon for us by Gowling WLG (Canada) LLP.

EXPERTS

Green Growth CPAs (“Green Growth”), an independent registered public accounting firm, has audited our financial statements as set forth in their respective reports thereon. We have included such consolidated financial statements in this prospectus in reliance on the report of such firm given on their authority as experts in accounting and auditing. Green Growth is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. Green Growth’s headquarters are located at 10250 Constellation Blvd, Los Angeles, CA 90067.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of Ontario, Canada. Most of our directors and executive officers reside in Canada and the United Kingdom, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in foreign jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, six-month and current reports, and other information with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 under the Securities Act relating to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further with respect to us and our securities, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may access and read the registration statement and this prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Akanda Corp.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Akanda Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Akanda Corp. (the “Company”), as of December 31, 2024 and 2023, the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses and cash outflows raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022

April 30, 2025, except for Note 25 as to which the date is September 18, 2025

Los Angeles, California

PCAOB ID Number 6580

Akanda Corp.

Consolidated Statements of Financial Position

(Expressed in United States Dollars)

As at		December 31,	December 31,
	Note	2024	2023
ASSETS
Current
Cash		$3,838,650	$82,816
Cash held in trust		3,216	11,059
Trade and other receivables	6	370,537	284,513
Prepayments		391,649	140,583
Inventory	7	—	1,286,894
Loans receivable	12,16	451,529	—
Total Current Assets		5,055,581	1,805,865

Non-Current
Property, plant and equipment	9	2,339,182	2,519,232
Intangible assets	11	15,827	3,799,682
Loan receivable	12	503,493	593,232
Right-of-use assets	10	—	121,982
Total Non-Current Assets		2,858,502	7,034,128
Total Assets		$7,914,083	$8,839,993

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current
Trade and other payables		$2,982,499	$6,014,572
Lease liability	13	—	135,337
Loans and borrowings	14	352,814	1,366,299
Holdback payable	4	—	400,000
Due to related parties	16	302,232	2,255,522
Total Current Liabilities		3,637,545	10,171,730

Non-Current
Loans and borrowings	14	—	2,497,155
Total Non-Current Liabilities		—	2,497,155
Total Liabilities		3,637,545	12,668,885

Shareholders’ Equity (Deficit)
Share capital	15	63,319,398	51,020,121
Other reserves		24,423	21,053
Accumulated deficit		(57,459,061)	(53,363,032)
Accumulated other comprehensive loss		(1,608,222)	(1,507,034)
Total Shareholders’ Equity (Deficit)		4,276,538	(3,828,892)
Total Liabilities and Shareholders’ Equity (Deficit)		$7,914,083	$8,839,993

Subsequent Events (Note 24)

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in United States Dollars)

		Years ended
		December 31,
	Note	2024	2023

Sales		$836,664	$423,683
Cost of sales		628,282	364,346
Gross Profit		208,382	59,337

Operating expenses
Depreciation and amortization	9,10	141,054	209,183
Consulting and professional fees		2,693,399	2,699,100
Personnel expenses	16	495,699	486,505
General and administrative expenses		1,260,712	323,347
Total operating expenses		4,590,864	3,718,135

Operating loss		(4,382,482)	(3,658,798)

Other income (expenses):
Finance income		6,492	39
Finance expense	13,14,16	(100,107)	(121,396)
Foreign exchange gain (loss), net		(133,015)	41,711
Gain on debt settlement	15,16,23	27,554	113,037
Other income		238,553	7,055
Change in fair value of financial assets measured at FVTPL		—	(264,655)
Gain on sale of subsidiary	5	198,780	—
Write-off of AP, net		475,816	170,630
Write-off of holdback payable	4	400,000	—
		1,114,073	(53,579)

Net loss from continuing operations		(3,268,409)	(3,712,377)

Loss from discontinued operation	5	(827,620)	(28,562,693)
Net loss		$(4,096,029)	$(32,275,070)
Translation adjustment		(101,188)	(39,412)
Comprehensive loss		$(4,197,217)	$(32,314,482)

Loss per share from continuing operations – basic and diluted	15	$(9.80)	$(206.00)
Loss per share – basic and diluted	15	$(12.28)	$(1,790.96)
Weighted average common shares outstanding	15	333,444	18,021

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.

Consolidated Statements of Shareholders’ Equity (Deficit)

(Expressed in United States Dollars)

	Note	Share capital	Other reserves	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance, December 31, 2022		$49,434,692	$21,053	$(21,087,962)	$(1,467,622)	$26,900,161

Fair value of RSUs issued at $460 per share	15	774,736	—	—	—	774,736
Fair value of RSUs issued at $277.50 per share	15	179,037	—	—	—	179,037
Fair value of RSUs issued at $153 per share	15	86,137	—	—	—	86,137
Cancelled shares	15	(200,014)	—	—	—	(200,014)
Issuance of shares upon conversion of note	15	314,384	—	—	—	314,384
Issuance of shares pursuant to the first option payment to acquire a certain land property	15	431,149	—	—	—	431,149
Net loss		—	—	(32,275,070)	—	(32,275,070)
Translation adjustment		—	—	—	(39,412)	(39,412)
Balance, December 31, 2023		51,020,121	21,053	(53,363,032)	(1,507,034)	(3,828,892)

Issuance of shares from private placement	15	1,396,702	11,531,486	—	—	12,928,188
Issuance of shares upon exercise of prefunded warrants	15	11,528,116	(11,528,116)	—	—	—
Cancelled shares	15	(1,445,188)	—	—	—	(1,445,188)
Share issuance costs	15	(728,056)	—	—	—	(728,056)
Fair value of RSUs redeemed at $25.69 per share	15	1,547,703	—	—	—	1,547,703
Net loss		—	—	(4,096,029)	—	(4,096,029)
Translation adjustment		—	—	—	(101,188)	(101,188)
Balance, December 31, 2024		$63,319,398	$24,423	$(57,459,061)	$(1,608,222)	$4,276,538

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

		Years ended December 31,
	Note	2024	2023
Cash flows from operating activities:
Net loss from continuing operations		$(3,268,409)	$(3,712,377)
Net loss from discontinued operation		(827,620)	(28,562,693)
Net loss for the year		(4,096,029)	(32,275,070)
Adjustments for non-cash items:
Depreciation and amortization	9,10	141,054	209,183
Depreciation and amortization from discontinued operation	9	261,501	4,074,548
Change in fair value of biological assets		—	140,088
Change in fair value of financial asset at fair value through profit or loss		—	264,655
Interest expenses	13,14,16	100,107	237,319
Interest expenses from discontinued operation	14	124,205	—
Interest income from Bridge loans	12	(6,446)	—
Fair value of RSUs granted and exercised	15	1,547,703	839,896
Gain on settlement on debt		(27,554)	(113,037)
Loss on disposal of asset		—	4,495
Gain on sale of subsidiary	5	(198,780)	—
Write-off of AP, net		(475,816)	(2,697,719)
Write-off of holdback payable	4	(400,000)	—
Impairment loss		—	24,665,564
Working capital adjustments (net of amounts acquired/disposed):
Trade and other receivables		(254,676)	973,382
Prepayments		(285,588)	64,635
Inventory		366,215	482,716
Trade and other payables		(733,363)	1,537,397
Due to related parties		(42,898)	91,374
Cash flows used in operating activities		(3,980,365)	(1,500,574)

Cash flows from investing activities:
Additions to property, plant and equipment	9	(2,098,138)	(1,502)
Cash surrendered on sale of RPK	5	(105,175)	—
Net cash proceeds from sale of subsidiary	5	1,553,750	—
Proceeds from disposal of property, plant and equipment		—	110,410
Loan receivable	12	(16,602)	(84,020)
Cash lent for Bridge loan	12	(350,000)	—
Cash flows provided by (used in) investing activities		(1,016,165)	24,888

Cash flows from financing activities:
Proceeds from private placement, net of costs	15	10,754,944	—
Advances from related parties	16	44,954	1,570,145
Repayment of advances from related parties		(1,470,826)	—
Loans received		65,282	742,591
Loans repaid		(104,920)	(766,169)
Lease payments	13	(300,000)	(60,000)
Cash flows provided by financing activities		8,989,434	1,486,567

Net increase in cash and cash equivalents		3,992,904	10,881
Effects of exchange rate changes on cash and cash equivalents		(244,913)	(172,809)
Cash and cash equivalents at the beginning of the year		93,875	255,803
Cash and cash equivalents at the end of the year		$3,841,866	$93,875

The accompanying notes are an integral part of these consolidated financial statements.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

1.	Nature of Operations and Going Concern

Akanda Corp. (the “Company”) is domiciled in Canada and was incorporated on July 16, 2021. The Company’s registered office is 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto Canada, Ontario, M5K 0A1.

Prior to the liquidation event on July 15, 2022 described below, the Company, through its indirectly held subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. is in the business of cultivating and manufacturing cannabis biomass and medical cannabis products in Lesotho (specifically near Ts’akholo, in the Mafeteng district of the Kingdom of Lesotho, Southern Africa), for export to international markets. At December 31, 2022, the Company determined that it no longer controlled Bophelo Bio Science and Wellness (Pty) Ltd. as a result of the insolvent liquidation order signed by the Lesotho Court on July 15, 2022 (note 22). As a result of the loss of control, the Company derecognized all assets and liabilities at their book values on December 31, 2022 and wrote down all balances receivable from the entity to $nil. During the year ended December 31, 2022, the Company recorded a loss on loss of control of Bophelo Bio Science and Wellness (Pty) Ltd. of $2,085,624, which included $739,947 of cash held by Bophelo Bio Science and Wellness (Pty) Ltd. The Company accounted for the operating results of Bophelo Bio Science and Wellness (Pty) Ltd. as a discontinued operation during the years ended December 31, 2022 and 2021. At the date of these consolidated financial statements, the Company believes that the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd. is still ongoing. The Company is also in the business of sales and distribution of cannabis-based products for medical use, through its subsidiary Canmart Ltd. (“Canmart”) which is based in the UK.

The Company was incorporated for the designed purpose of becoming the ultimate parent company of Cannahealth Ltd. (“Cannahealth”), through a reorganization of entities with common control. The share purchase agreement became unconditional on or about November 3, 2021 and the Company acquired the shares in the aforementioned entities from Halo Collective Inc. (“Halo”).

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the ordinary shares of Holigen Limited (“Holigen”) and its wholly-owned subsidiary, RPK Biopharma Unipessoal, LDA (“RPK”) from the Flowr Corporation (note 4).

On February 28, 2024, the Company incorporated a new subsidiary – 1468243 B.C. Ltd.

On March 24, 2024, the Company completed the transaction with Somai Pharmaceuticals Ltd. (“Somai”) for the sale of RPK (note 5). The Company accounted for the operating results of RPK which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company incurred a net cash outflow of $3,980,365 from operating activities for the year ended December 31, 2024. As of December 31, 2024, the Company had working capital of $1,418,036 and has accumulated losses of $57,459,061. The continuing operations of the Company are dependent upon its ability to raise further cash funding by way of issuing debt and/or equity, as well as its ability to generate cash profits from its investments in Canmart and Holigen Ltd. in the near future.

The Company is an early-stage company and is primarily dependent on externally provided financing to continue as a going concern. Additional funds will be required to enable the Company to pursue such an initiative and the Company may be unable to obtain such financing on satisfactory terms. Furthermore, there is no assurance that the Company will be profitable. Management intends to finance operating costs over the next twelve months with its cash on hand, and/or additional cash that will be generated from operations. The Company does not at this stage have any firm plans or commitments regarding further financing.

These uncertainties may cast significant doubt upon the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities which might be necessary should the Company be unable to continue in existence.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

2.	Basis of Preparation

(a)	Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

(b)	Basis of preparation

These consolidated financial statements have been prepared on an accrual basis, except for cash flow information, and are based on the historical cost, modified where applicable and related to the valuation of certain financial assets and financial liabilities to fair value.

(c)	Functional and presentation currency

The Company and its subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates - the functional currency. The Euro is the functional currency of RPK, Holigen and Cannahealth, Great British Pounds is the functional currency of Canmart and Canadian Dollars is the functional currency of 1371011 and Akanda while the United States Dollars is its reporting currency.

These consolidated financial statements are prepared and presented in United States Dollars (“USD” or “$”), which is the Company’s reporting currency. All financial information has been rounded to the nearest dollar except where indicated otherwise.

(d)	Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses during the year. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include the determination of the Company’s and its subsidiaries’ functional currencies. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year is presented in the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023:

●	Note 3(d): Estimates of variable consideration receivable from revenue from contracts with customers

●	Note 3(f): Estimates of the net realizable value of the Company’s inventories

●	Note 3(g): Estimates of the fair value of the Company’s biological assets

●	Note 3(h): Measurement and useful lives of the Company’s property, plant and equipment

●	Note 3(i): Measurement and useful lives of the Company’s intangible assets

●	Note 3(k): Estimates and assessment of the income tax assets/liabilities

●	Note 3(l): Estimates of the Company’s incremental borrowing rate used in the valuation of its leases

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies

(a)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are entities that are controlled by the Company. Control exists when the Company has power over the investee and the Company is exposed or has the rights to variable returns from the investee. Subsidiaries are included in the consolidated financial results of the Company from the effective date of acquisition up to the effective date of disposition or loss of control. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany transactions and balances and unrealized gains and losses from intercompany transactions have been eliminated.

The subsidiaries of the Company are as follows:

	Country of Incorporation	Holding	Functional Currency
Cannahealth Ltd. (“Cannahealth”)	Malta	100%	EUR
Bophelo Holdings Ltd. (“Bophelo H”)	United Kingdom	100%	GBP
Bophelo Bio Science and Wellness (Pty) Ltd. (“Bophelo”)	Lesotho	100%	LSL
Canmart Ltd. (“Canmart”)	United Kingdom	100%	GBP
Holigen Holdings Limited (“Holigen”)	Portugal	100%	EUR
RPK Biopharma Unipessoal Lda. (“RPK”)*	Portugal	0%	EUR
1371011 BC Ltd. (“1371011”)	Canada	100%	CAD
1468243 BC Ltd. (“1468243”)	Canada	100%	CAD

*	RPK was sold during the year ended December 31, 2024

(b)	Foreign currency

Items included in the financial statements of each of the Company’s consolidated subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates (the functional currency). The consolidated financial statements are presented in USD. All assets and liabilities in each statement of financial position are translated at the closing rate at the date of that statement of financial position. All income and expenses are translated at exchange rates at the dates of the transactions.

Foreign currency transactions are translated into the respective functional currencies of the Company and its subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss. Non-monetary items that are not carried at fair value are translated using the exchange rates as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The results and financial position of the Company’s foreign subsidiaries that have a different functional currency from the Company’s functional and presentation currency are translated into USD as follows:

(i)	Assets and liabilities of the foreign subsidiary are translated at the closing exchange rate on the date of the consolidated statement of financial position;

(ii)	Revenue and expenses of the foreign subsidiary are translated at the average closing exchange rate for the period reported in the consolidated statement of profit or loss. When the average exchange rate does not provide a reasonable approximation of the cumulative effect of the rates prevailing on the transaction date, the Company utilizes the closing exchange rate on the date of the transaction; and

(iii)	The exchange rate differences for foreign subsidiaries are recognized in other comprehensive income in the cumulative translation account.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(c)	Financial instruments

(i)	Financial assets

The Company initially recognizes a financial asset on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Upon recognition of a financial asset, classification is made based on the business model for managing the asset and the asset’s contractual cash flow characteristics. The financial asset is initially recognized at its fair value and subsequently classified and measured as (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) FVTPL. Financial assets are classified as FVTPL if they have not been classified as measured at amortized cost or FVOCI.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Financial assets and liabilities are offset and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously. The Company has classified all of its financial assets as financial assets measured at amortized cost or FVTPL. The Company has not classified any financial assets as FVTPL or FVOCI.

Financial assets measured at amortized cost

A non-derivative financial asset is measured at amortized cost when both of the following conditions are met: (i) the asset is held within a business model whose objective is to hold assets in order to collect the contractual cash flows; and (ii) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Such assets are recognized initially at fair value plus any directly attributable transaction costs and measured at amortized cost using the effective interest method subsequent to initial recognition, loans and receivables are measured at amortized cost. Financial assets measured at amortized cost are comprised of cash, trade and other receivables and loans receivable.

(ii)	Financial liabilities

The Company recognizes a financial liability on the trade date in which it becomes a party to the contractual provisions of the instrument at fair value plus any directly attributable costs. Financial liabilities are subsequently measured at amortized cost or FVTPL and are not subsequently reclassified. The Company’s financial liabilities are trade and other payables and loans and borrowings which are recognized on an amortized cost basis.

Financial liabilities measured at amortized cost

All financial liabilities are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. All financial liabilities are measured at amortized cost, except for financial liabilities measured at FVTPL. A financial liability may no longer be reclassified subsequent to initial recognition. Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method.

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or when they expire. The Company has the following non-derivative financial liabilities which are classified as financial liabilities measured at amortized cost: trade and other payables and loans and borrowings.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(d)	Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer. The Company records revenue upon transfer of promised goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services based on the following five step approach:

Step 1: Identify the contracts with customers;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue as performance obligations are satisfied.

The Company typically satisfies its performance obligations at a point in time, upon completion of sale. The Company primarily acts as principal in contracts with its customers. The Company does not have material obligations for returns, refunds and other similar obligations, nor warranties and related obligations.

Revenue is recognized at the amount of the transaction price that is allocated to the performance obligation. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

The Company has a single revenue stream currently that relates to the sale of cannabis-based products for medicinal use. This revenue stream is assessed as one performance obligation. Revenue from cannabis based medicinal product sales is recognized once the performance obligation has been satisfied, which would be upon the customer taking the delivery of the product. The transaction price for each product and service will be determined based on the respective invoice.

The Company exercises judgments in determining the amount of the costs incurred to obtain or fulfil a contract with a customer, which includes, but is not limited to (a) the likelihood of obtaining the contract, (b) the estimate of the profitability of the contract, and (c) the credit risk of the customer. An impairment loss will be recognized in profit or loss to the extent that the carrying amount of the asset exceeds (a) the remaining amount of consideration that the entity expects to receive in exchange for the goods or services to which the asset relates, less (b) the costs that relate directly to providing those goods or services and that have not been recognized as expenses.

(e)	Cash and cash equivalents

The Company considers all liquid investments purchased with a maturity of three months or less at acquisition to be cash and cash equivalents, which are carried and classified at amortized cost. The Company did not hold any cash equivalents as of December 31, 2024 and 2023.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(f)	Inventories

Inventories consist of raw materials and are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage, or declining selling prices. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. When the circumstances that previously caused inventories to be written down below cost no longer exist, or when there is clear evidence of an increase in selling prices, the amount of the write-down previously recorded is reversed.

(g)	Biological assets

Biological assets are measured at their fair value less costs to sell in the consolidated statement of financial position. The Company’s method of accounting for biological assets attributes value accretion on a straight-line basis throughout the life of the biological asset from initial cloning to the point of harvest. All direct and indirect costs of biological assets are capitalized as they are incurred.

Biological assets and produce held by the Company is planned to be used in four possible ways:

●	Sale to the export market;

●	Sale to the local market;

●	Repurposed for use in research and development; and

●	Written off for being obsolete.

(h)	Property, plant and equipment

(i)	Recognition and measurement

Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. When parts of an item of property and equipment have different estimated useful lives, they are accounted for as separate items within property and equipment. The costs of the ongoing regular servicing of property and equipment are recognized in the period in which they are incurred.

(ii)	Depreciation

Depreciation is recognized in profit or loss over the estimated useful lives of each part of an item of property and equipment in a manner that most closely reflects management’s estimated future consumption of the future economic benefits embodied in the asset. The estimated useful lives for the current and comparative periods are as follows:

Plant and equipment	10 years
Leasehold improvements	5 years
Motor Vehicles	4 years
Computers	3 years
Furniture and fixtures	6 years

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(i)	Intangible assets

Intangible assets are recorded at cost less amortization and impairment losses, if any. The Company had a cannabis operator’s license in Lesotho, held by its subsidiary Bophelo, which was valid for 10 years and was subject to a renewal at the end of the 10 years. The license automatically renewed annually on payment of necessary fees as well as submission of operational documents to the Ministry of Health. As a result of loss of control of Bophelo, the license was derecognized and recorded as a loss on the consolidated statement of loss and comprehensive loss. The Company also had a cannabis API manufacturing and GMP license in Portugal, held by its subsidiary Holigen-RPK, which is valid for 10 years. Concurrent to the sale of RPK, the Company derecognized the value of the license.

Currently, the Company has cannabis distribution licenses in the United Kingdom held by its subsidiary, Canmart which have been assessed as having an indefinite useful life. As such, these licenses are not amortized but their recoverable amounts are tested annually for impairment. The indefinite intangible assets are recorded at cost less impairment losses, if any. The Company capitalizes the initial license application cost as the cost of intangible assets while the annual license renewal fees are expensed in the year during which they occur.

(j)	Impairment of non-financial assets

The Company assesses at each reporting period whether there is an indication that a non-financial asset may be impaired. An impairment loss is recognized when the carrying amount of an asset, or its cash generating unit (“CGU”), exceeds its recoverable amount. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount is the greater of the assets or CGU’s fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less cost to sell, an appropriate valuation model is used. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss had been recognized.

(k)	Income taxes

Income tax expense comprises current and deferred taxes. Current taxes and deferred taxes are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current taxes are the expected tax receivable or payable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax receivable or payable in respect of previous years. Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(k)	Income taxes (continued)

Deferred taxes are not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

In addition, deferred taxes are not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred taxes are measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(l)	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company assesses whether the contract involves the use of an identified asset, whether the right to obtain substantially all of the economic benefits from use of the asset during the term of the arrangement exists, and if the Company has the right to direct the use of the asset. At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

As a lessee, the Company recognizes a right-of-use asset and a lease liability at the commencement date of a lease. The right-of-use asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. In addition, the right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by the interest rate implicit in the lease, or if that rate cannot be readily determined, the incremental borrowing rate. Lease payments included in the measurement of the lease liability are comprised of:

a)	fixed payments, including in-substance fixed payments, less any lease incentives receivable;

b)	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(l)	Leases (continued)

c)	amounts expected to be payable under a residual value guarantee;

d)	exercise prices of purchase options if the Company is reasonably certain to exercise that option; and

e)	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if there is a change in the estimate or assessment of the expected amount payable under a residual value guarantee, purchase, extension or termination option.

Variable lease payments not included in the initial measurement of the lease liability are charged directly to profit or loss.

(m)	Loss per share

The Company presents basic loss per share (“LPS”) data for its ordinary shares. Basic LPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the year, adjusted for the Company’s own shares held. Diluted LPS is computed similar to basic LPS except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of any exercisable instruments, if dilutive. The number of additional shares is calculated by assuming that outstanding exercisable instruments were exercised and that the proceeds from such exercise were used to acquire common shares at the average market price during the reporting periods.

(n)	New standards issued and adopted

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting policies

The amendments require that an entity discloses its material accounting policy information, instead of its significant accounting policies. Further amendments explain how an entity can identify a material accounting policy. Examples of when an accounting policy is likely to be material are added. To support the amendment, the IASB has also developed guidance and examples to explain and demonstrate the application of the ‘four-step materiality process’ described in IFRS Practice Statement 2. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. The adoption of this amendment did not have a significant impact to the Company’s consolidated financial statements.

In January 2020, the IAS issued an amendment to IAS 1 Presentation of Financial Statements that clarifies the criterion for classifying a liability as non-current relating to the right to defer settlement of a liability for at least 12 months after the reporting period.

1.	Liabilities are classified as non-current if the entity has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendment no longer refers to unconditional rights. The assessment determines whether a right exists, but it does not consider whether the entity will exercise the right.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Material Accounting Policies (continued)

(n)	New standards issued and adopted (continued)

2.	’Settlement’ is defined as the extinguishment of a liability with cash, other economic resources or an entity’s own equity instruments. There is an exception for convertible instruments that might be converted into equity, but only for those instruments where the conversion option is classified as an equity instrument as a separate component of a compound financial instrument.

In October 2022, the IASB issued amendments to IAS 1 that specified how an entity assesses whether it has the right to defer settlement of a liability when that right is subject to compliance with covenants within twelve months after the reporting period. The amendment applies to annual reporting periods beginning on or after January 1, 2024 and is applied retrospectively upon adoption. The adoption of this amendment did not have a significant impact to the Company’s consolidated financial statements.

(o)	Recent accounting pronouncements

Certain new IFRS standards and interpretations have been issued but are not shown as they are not expected to have a material impact on the Company’s consolidated financial statements.

4.	Business Combination

On April 29, 2022, the Company, through its wholly owned subsidiary, Cannahealth, acquired 100% of the ordinary shares of Holigen and its wholly-owned operating subsidiary, RPK from the Flowr Corporation (“Flowr”). Consideration for the acquisition consisted of a payment of $3,000,000 in cash and 760 common shares of the Company’s share capital. Of the total cash purchase price, $2,600,000 has been paid and $400,000 as holdback payable. The holdback payable represents funds withheld until resolution of a potential liability between the vendor and a service provider, of which the Company expects resolution within the next twelve (12) months.

The purchase of Holigen has been accounted for by the acquisition method, with the results of Holigen included in the Company’s results of operation from the date of acquisition. The purchase of Holigen was determined as being a business combination in accordance with the requirements of IFRS 3 - Business Combinations, due to the fact that the Company acquired control over Holigen on the acquisition date through the purchase of 100% of its voting securities and consequent transfer of the purchase consideration to the sellers of the Holigen, namely Flowr.

On February 28, 2024, the Company signed a definitive Share Purchase Agreement and Escrow Agreement with Somai Pharmaceuticals Ltd. (“Somai”), pursuant to which Somai will acquire RPK for a total consideration of $2,000,000. The transaction was completed during the year ended December 31, 2024 (note 5).

Status of Holigen’s seller

In October 2022, Flowr commenced Court-supervised restructuring proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) in order to receive a stay of proceedings that will allow Flowr to conduct a Sale and Investment Solicitation Process (“SISP”). The Court granted an Initial Order in these CCAA proceedings and appointed Ernst & Young Inc. as ‘the Monitor’.

During the year ended December 31, 2023, Flowr completed the sale of all of the shares of its subsidiaries, The Flowr Group (Okanagan) Inc. and certain other assets, comprising substantially all of the assets of Flowr. As a result, and pursuant to an Order dated July 21, 2023, the Monitor completed cash and share distributions to Flowr’s debenture holders. There is no recovery available for Flowr’s unsecured creditors and shareholders. For this reason, the Company recognized a write-off of holdback payable of $400,000 during the year ended December 31, 2024.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

5.	Sale of RPK

During the year ended December 31, 2024, the Company commenced plans to sell its subsidiary - RPK, and on March 24, 2024, pursuant to the signed definitive Share Purchase Agreement and Escrow Agreement with Somai in February 2024, the Company completed the transaction with Somai for the sale of RPK.

Under the terms of the Share Purchase Agreement, Somai acquired RPK for a total cash consideration of Two Million United States Dollars ($2,000,000). In addition, Somai assumed up to One Million Euros of current liabilities and RPK’s debt with the senior secured lender Bank, Caixa Agricola. In total, Somai assumed approximately 4,000,000 Euros of debt. In accordance with the agreement, a deposit of Five Hundred Thousand United States Dollars ($500,000) was released from a joint escrow account and the remainder of the purchase price was paid directly to the Company.

In connection with the closing, the Company paid a cash finder’s fee for an aggregate of $446,250.

The Company recognized a gain on sale of subsidiary of $198,780 in the consolidated statements of loss and comprehensive loss. The gain on sale was computed as follows:

Cash received	$2,000,000
Finder’s fee – transaction cost	(446,250)
Consideration received, net	$1,553,750

Cash	$105,175
Accounts receivable (note 6)	158,812
Inventory (note 7)	895,715
Prepayments	33,762
Property, plant and equipment, net (note 9)	1,769,221
Intangible licenses (note 11)	3,783,117
Accounts payable	(2,016,744)
Bank loans (note 14)	(3,374,088)
Net assets sold	$1,354,970

Gain on sale of subsidiary	$198,780

The Company accounted for the operating results of RPK which was a net loss of $827,620 as a discontinued operation during the year ended December 31, 2024 and has reclassified the operating results of RPK as a discontinued operation for the year ended December 31, 2023.

6.	Trade and Other Receivables

	December 31,	December 31,
	2024	2023
Trade accounts receivable	$356,105	$155,785
Sales taxes receivable	14,432	39,111
Other receivables	—	89,617
	$370,537	$284,513

As at December 31, 2024, there were two customers (2023 – four customers) with an amount greater than 10% of the Company’s trade accounts receivable which represented 74% of the balance (2023 – 81%). The Company did not recognize any bad debt expense during the years ended December 31, 2024 and 2023.

During the year ended December 31, 2024, the Company derecognized accounts receivable with a net book value of $158,812 in connection with the sale of RPK (note 5).

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

7.	Inventory

The Company’s inventory as of December 31, 2023 included consumer packaging inventory and dried cannabis flower finished product at RPK in Portugal with a total carrying amount of $1,286,894. During the year ended December 31, 2023, inventories with a cost of $1,544,169 were recorded as cost of sales.

During the year ended December 31, 2024, concurrent to the sale of RPK (note 5), the Company derecognized inventory with a net book value of $895,715.

Biological assets

Set out below is a reconciliation of the Company’s biological assets as at December 31, 2024 and 2023:

For the years ended December 31,	2024	2023
Balance, beginning of the year	$—	$809,180
Loss on change in fair value of biological assets	—	(822,942)
Movement in exchange rate	—	13,762
Balance, end of the year	$—	$—

At December 31, 2023, there were no cannabis plants in the ground and only the mother plants remained. Hence, there were no biological assets recognized during the year ended December 31, 2023.

As at December 31, 2024, in connection with the sale of RPK, the Company no longer owns any cannabis plants.

8.	Marketable Securities

During the year ended December 31, 2022, concurrent to the acquisition of Holigen (note 4), the Company subscribed for, and purchased 14,285,714 ordinary shares of The Flowr Corporation (“Flowr”) by way of a private placement for a consideration of approximately $801,160 (CDN$ 1,000,000). The subscription for the 14,285,714 ordinary shares of Flowr was a closing deliverable requirement in terms of the sale and purchase agreement between the Company and Flowr with respect to the acquisition of Holigen.

Given the status of Flowr (note 4), the Company disposed of all the 14,285,714 ordinary shares of Flowr held by the Company. As the shares held no value during the year ended December 31, 2023, no gain or loss was recognized on the disposal of the shares.

Set out below is a reconciliation of the movement of the Company’s investment during the years ended December 31, 2024 and 2023:

Balance, December 31, 2022	$263,691
Change in fair value	(264,655)
Movement in exchange rate	964
Balance, December 31, 2024 and 2023	$—

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Property, Plant and Equipment

Cost	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2022	$885,237	$12,135,221	$—	$92,255	$42,439	$129,235	$13,284,387
Additions	434,344	—	1,502	—	412	37	436,295
Disposal	—	(93,002)	—	(57,668)	—	—	(150,670)
Foreign exchange movements	35,756	459,804	36	(1,871)	6,011	5,684	505,420
Balance, December 31, 2023	1,355,337	12,502,023	1,538	32,716	48,862	134,956	14,075,432
Additions	1,950,000	—	141,806	—	3,776	2,556	2,098,138
Impact of sale of RPK	(909,551)	(12,148,749)	—	(28,983)	(25,610)	(126,346)	(13,239,239)
Foreign exchange movements	(180,786)	(353,274)	(6,683)	(3,733)	(15,610)	(6,227)	(566,313)
Balance, December 31, 2024	$2,215,000	$—	$136,661	$—	$11,418	$4,939	$2,368,018

Accumulated depreciation	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2022	$—	$1,053,249	$—	$30,519	$26,344	$14,771	$1,124,883
Depreciation	—	1,541,644	300	29,928	12,757	21,330	1,605,959
Disposal	—	(14,771)	—	(36,316)	—	—	(51,087)
Foreign exchange movements	—	143,044	8	(2,767)	5,660	2,469	148,414)
Balance, December 31, 2023	—	2,723,166	308	21,364	44,761	38,570	2,828,169
Depreciation	—	—	19,216	—	2,528	1,261	23,005
Depreciation - RPK	—	255,023	—	2,202	1,040	3,236	261,501
Impact of sale of RPK	—	(2,662,688)	—	(19,866)	(24,764)	(34,669)	(2,741,987)
Foreign exchange movements	—	(315,501)	(899)	(3,700)	(15,932)	(5,820)	(341,852)
Balance, December 31, 2024	$—	$—	$18,625	$—	$7,633	$2,578	$28,836

Impairment	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2022	$—	$—	$—	$—	$—	$—	$—
Impairment	737,994	7,902,730	—	9,174	1,135	76,998	8,728,031
Balance, December 31, 2023	737,994	7,902,730	—	9,174	1,135	76,998	8,728,031
Impact of sale of RPK	(737,994)	(7,902,730)	—	(9,174)	(1,135)	(76,998)	(8,728,031)
Balance, December 31, 2024	$—	$—	$—	$—	$—	$—	$—

Net book value	Land	Plant and equipment	Leasehold Improvements	Motor Vehicles	Computers	Furniture and fixtures	Total
Balance, December 31, 2023	$617,343	$1,876,127	$1,230	$2,178	$2,966	$19,388	$2,519,232
Balance, December 31, 2024	$2,215,000	$—	$118,036	$—	$3,785	$2,361	$2,339,182

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Property, Plant and Equipment (continued)

During the year ended December 31, 2023, the Company sold some of its equipment held in Portugal and recognized a loss on disposal of $4,495 in the consolidated statements of loss and comprehensive loss. Pursuant to the sale of RPK, its Portuguese subsidiary, the Company impaired a portion of its property, plant and equipment and recognized an impairment loss of $8,728,031 in the consolidated statements of loss and comprehensive loss during the year ended December 31, 2023.

As at December 31, 2024, the Company derecognized property, plant and equipment with a net book value of $1,769,221 in connection with the sale of RPK (note 5).

During the year ended December 31, 2024, the Company recognized depreciation of its property, plant and equipment of $284,506 (2023 — $1,605,959) of which $261,501 (2023 — $nil) was related to the operations of RPK and was recorded within discontinued operations.

1900 Ferne Road, Gabriola Island, British Columbia

On September 19, 2023, and as amended on September 22, 2023, the Company entered into an option agreement with 1107385 B.C. Ltd (“1107385”) to purchase farming land property and related operations and licenses from 1107385. To acquire the property, the Company must pay the following:

A.	The Company will issue a non-refundable payment equal to $1,800,000 and if paid in common shares of the Company will be based on formula to calculate the per share price as set forth in the agreement. The payment will be broken up into following:

●	the First Option Payment, upon signing (issued 3,519 with a fair value of $431,149) (note 15)

●	the Second Option Payment, 15 days after signing (paid $600,000)

●	the Third Option Payment, 30 days after signing (paid $600,000)

This buys the Company the right to develop the property for two years. The Company plans during this time period to develop Tetrahydrocannabinol (THC) and CBD facilities at this site.

B.	Additional payments will be made based upon milestones achieved from the development. Further payment milestones include:

●	Upon approval or a license for THC cultivation on the property from the applicable regulatory authority, $500,000 will be paid to the Owner.

●	Upon sale of THC product cultivated from the property, $500,000 will be paid

●	Upon Hemp cultivation approval from the application regulatory authority, $750,000 will be paid (paid in September 2024)

●	Upon CBD cultivation approval from the application regulatory authority, $750,000 will be paid

During the year ended December 31, 2024, the Company completed the initial payment and acquired the right to develop the farming property.

On September 5, 2024, Health Canada approved a hemp license for the Company. As a result, the Company was paid an additional $750,000 to 1107385 for completing one of the milestone event on September 16, 2024. To date, the Company have not yet cultivated any product from this land.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

10.	Right-of-use Assets

On August 1, 2022, the Company entered into a lease agreement for an office space with a monthly lease payment of $20,000 over a period of two years. The right-of-use assets recognized was measured at an amount equal to the recognized lease liabilities (note 13).

The details of the right-of-use assets recognized as at December 31, 2024 are as follows:

Office lease
Balance, December 31, 2022	$324,070
Amortization	(205,424)
Movement in exchange rates	3,336
Balance, December 31, 2023	121,982
Amortization	(118,049)
Movement in exchange rates	(3,933)
Balance, December 31, 2024	$—

During the year ended December 31, 2024, the Company recorded amortization on its right-of-use assets of $118,049 (2023 – $205,424).

11.	Intangible Assets

Cost:	Software	Licences	Total
Balance, December 31, 2022	$18,181	$24,663,489	$24,681,670
Movement in exchange rates	1,373	809	2,182
Balance, December 31, 2023	19,554	24,664,298	24,683,852
Impact of sale of RPK	(18,663)	(24,648,225)	(24,666,888)
Movement in exchange rates	(891)	(246)	(1,137)
Balance, December 31, 2024	$—	$15,827	$15,827

Accumulated amortization:	Software	Licences	Total
Balance, December 31, 2022	$8,254	$2,464,822	$2,473,076
Amortization	7,525	2,464,823	2,472,348
Movement in exchange rates	1,213	—	1,213
Balance, December 31, 2023	16,992	4,929,645	4,946,637
Amortization	—	—	—
Impact of sale of RPK	(16,593)	(4,929,645)	(4,946,238)
Movement in exchange rates	(399)	—	(399)
Balance, December 31, 2024	$—	$—	$—

Impairment:	Software	Licences	Total
Balance, December 31, 2022	$—	$—	$—
Impairment	2,070	15,935,463	15,937,533
Balance, December 31, 2023	2,070	15,935,463	15,937,533
Impact of sale of RPK	(2,070)	(15,935,463)	(15,937,533)
Balance, December 31, 2024	$—	$—	$—

Net book value	Software	Licences	Total
Balance, December 31, 2023	$492	$3,799,190	$3,799,682
Balance, December 31, 2024	$—	$15,827	$15,827

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

11.	Intangible Assets (continued)

During the year ended December 31, 2023, the Company’s intangible assets consists of computer software program with a carrying value of $492, and licenses consisting of a cannabis distribution license with a carrying value of $16,073 at December 31, 2024 and a cannabis API manufacturing and GMP license with a carrying value of $3,783,117.

The Company considered indicators of impairment at December 31, 2023. Pursuant to the sale of RPK, the Company impaired a portion of its intangible assets and recognized an impairment loss of $15,937,533 in the consolidated statements of loss and comprehensive loss during the year ended December 31, 2023.

During the year ended December 31, 2024, concurrent to the sale of RPK, the Company derecognized RPK’s cannabis API manufacturing and GMP license with a net book value of $3,783,117 (note 5). As of December 31, 2024, the Company’s remaining intangible asset consist of cannabis distribution license with a carrying value of $15,827.

At December 31, 2024, Company’s cannabis distribution license has been classified as an indefinite-life intangible asset as the Company expects to maintain this asset and the end point of the useful life of such asset cannot be determined. The Company evaluates the assumption of the indefinite life of the cannabis distribution license at least annually.

12.	Loan Receivable

Included in the loans receivable at December 31, 2024 is an amount owed by Cellen Life Sciences Limited to the Company pursuant to a Bridge Loan Arrangement entered into in December 2021, an amount owed by a non-related party, an amount owed by First Towers & Fiber Corp. pursuant to a Bridge Loan Agreement entered into in November 2024, and an amount owed by Halo.

	December 31,	December 31,
	2024	2023
Loan to Cellen Life Sciences Limited (a)	$503,493	$509,212
Loan to an arm’s length party (b)	83,357	—
Loan to First Towers & Fiber Corp. (c)	352,953	—
Advances to Halo (d)	15,219	84,020
	$955,022	$593,232

(a)	On November 10, 2022, the Company entered into an agreement (the “Loan Restructuring Agreement”) with Cellen Life Sciences Limited and Cellen Biotech Limited (collectively referred to as “Cellen”) which entails the restructuring of the payment terms applicable to the $500,000 loan payable by Cellen to the Company pursuant to a Bridge Loan Facility Agreement previously entered into on December 2, 2021. In terms of the Loan Restructuring Agreement, Cellen shall repay the $500,000 by no later than the fourth anniversary of the Loan Restructuring Agreement, namely by November 10, 2026. The loan shall not bear interest until the 2nd anniversary (namely November 10, 2024) of the Loan Restructuring Agreement, where thereafter, it shall bear interest at a rate of 5% per annum on the principal amount of the loan ($500,000). The loan is secured over the assets of Cellen. During the year ended December 31, 2024, the Company recorded an accrued interest receivable of $3,493. As at December 31, 2024, the loan receivable balance including interest was $503,493.

(b)	During the year ended December 31, 2023, the Company loaned an amount of $84,020 (£66,000) to an arm’s length party. This loan is non-interest bearing, unsecured and has no specific terms of repayment. During the year ended December 31, 2024, the Company loaned out an additional $633 (£500). The additional loan is non-interest bearing, unsecured and has no specific terms of repayment. As at December 31, 2024, the loan receivable balance was $83,357.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

12.	Loan Receivable (continued)

(c)	On November 21, 2024, the Company entered into a Bridge Loan Agreement with First Towers & Fiber Corp., a corporation incorporated under the laws of the Province of British Columbia (“First Towers”) and a company controlled by a director of the Company (note 16), pursuant to which the Company loaned out $350,000 (the “Loan”) to First Towers. Interest of the prime rate (as defined in the Loan Agreement) plus 2% will accrue and be calculated daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first business day of each month.

The obligations under the Loan will rank as the third ranking and most senior secured debt of First Towers. The Loan, together with all accrued interest, fees and other amount payable pursuant to the Loan Agreement, will be due and payable by First Towers in full on demand by the Company. In addition, First Towers has the right at any time to repay the Loan or any part of the Loan without premium, penalty or bonus. As general and continuing collateral security for the obligations under the Loan Agreement, First Towers agreed to execute and deliver to and in favor of the Company, a general security agreement creating a third-ranking security interest over all of First Towers’ property, an investment property pledge agreement creating a third-ranking security interest in all present and after acquired shares owned in First Towers (the “Pledged Shares”), a control agreement for the Pledged Shares, and an insurance transfer and consent, assigning certain insurance of First Towers to the Company as mortgagee, third loss payee and additional named insured as required by the Loan Agreement. During the year ended December 31, 2024, the Company recorded an accrued interest receivable of $2,953. As at December 31, 2024, the loan receivable balance including interest was $352,953.

(d)	During the year ended December 31, 2024, the Company paid and accrued an amount of $15,969 (CAD21,875) of fees for services rendered by certain legal firms to Halo, a company controlled by the interim CEO of the Company (note 16). The transactions were accounted by the Company as advances or loans to Halo. The loans are non-interest bearing, unsecured and has no specific terms of repayment. As at December 31, 2024, the loan receivable balance was $15,219.

The details of the loans receivable recognized as at December 31, 2024 are as follows:

Balance, December 31, 2022	$483,588
Addition	84,020
Movement in exchange rates	25,624
Balance, December 31, 2023	593,232
Addition	366,602
Interest Receivable	6,446
Movement in exchange rates	(11,258)
Balance, December 31, 2024	$955,022

	Maturity	December 31, 2024	December 31, 2023
Current	2025	$451,529	$—
Non-current	2026	503,493	593,232
		$955,022	$593,232

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

13.	Lease Liability

	Maturity	Incremental borrowing rate	December 31, 2023	December 31, 2022
Current	2023	10.25%	$135,337	$214,058
Non-current	2024	10.25%	—	116,763
			$135,337	$330,821

On August 1, 2022, the Company entered into a lease agreement for an office space with a monthly lease payment of $20,000 over a period of two years. Under IFRS 16, the Company recognizes lease liabilities measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate.

The details of the lease liability recognized as at December 31, 2024 are as follows:

Office lease
Balance, December 31, 2022	$330,821
Accrued interest	25,942
Cash payments	(60,000)
Accounts payable	(180,000)
Movement in exchange rates	18,574
Balance, December 31, 2023	135,337
Accrued interest	4,663
Lease payables transferred back from AP for cash settlement, net of amounts reclass to AP	160,000
Cash payments	(300,000)
Movement in exchange rates	—
Balance, December 31, 2024	$—

14.	Loans and Borrowings

(a)	Bank loans:

The loans below have been granted to Holigen Ltd. and its subsidiaries in order to fund their capital and operational needs on site.

(i)	Short term loans

As at December 31, 2023, the balance of the loans from Caixa was $875,016 which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment. As of December 31, 2024, pursuant to the sale of RPK, the Company derecognized short term loans with a net book value of $918,198 (note 5).

(ii)	Long term loans

As at December 31, 2023, the balance of the loans from Caixa was $2,497,155 which consisted of loans for the purpose of building construction and purchase of equipment. The repayment date on these loans are February 22, 2026 and June 5, 2026 respectively. These loans are charged with interest at the rate of 3% and are secured by mortgage of building and equipment. As at December 31, 2024, pursuant to the sale of RPK, the Company derecognized long term loans with a net book value of $2,455,890 (note 5).

During the year ended December 31, 2024, the Company recognized interest expense of $124,205 from these loans which was recorded within discontinued operations.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

14.	Loans and Borrowings (continued)

(b)	Other loans:

(i)	In connection with the acquisition of Holigen, the Company assumed a total loan of €124,890 from an arm’s length parties. The loans are non-interest bearing, unsecured and have no specific terms of repayment. As at December 31, 2024, the loan balance of $129,716 (2023 – $137,834) remains outstanding.

(ii)	During the year ended December 31, 2022, the Company received a loan of £25,000 ($30,224) from a former related party (note 16). The loan is unsecured and bears interest of £200 per week. The loan matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late.

On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from the same former related party. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan.

During the year ended December 31, 2024, the Company recorded interest expense of $9,210 (2023 – $14,638) and paid these loans in full, including late fees amounting to $15,591 (2023 – $nil). As at December 31, 2024, the loans balance including accrued interest was $nil (2023 – $96,475).

(iii)	On April 26, 2023, the Company received loan of €500,000 ($551,399) from an arm’s length party. The loan is not interest-bearing, provided that if the loan is not repaid within 90 days from the date of the loan agreement (“Maturity Date”), the loan will be subject to an interest rate of 4% per annum, commencing from the Maturity Date. The loan was fully repaid on May 17, 2023.

(iv)	During the year ended December 31, 2023, the Company received loans of CAD$105,000 ($77,450) from an arm’s length parties. The loans bear interest of 18% per annum, unsecured and payable within 12 months. The Company recorded interest expense of $13,808 (2023 – $4,047) from these loans during the year ended December 31, 2024. As at December 31, 2024, the loans balance including accrued interest was $90,015 (2023 – $83,325).

(v)	During the year ended December 31, 2023, the Company received loans of CAD$86,880 ($65,507) from an arm’s length parties. The loans bear interest of 7% per annum, unsecured and payable within 12 months.

During the year ended December 31, 2024, the Company received additional loans of CAD$87,133 ($65,282) from an arm’s length parties. These loans bear the same interest of 7% per annum, unsecured and payable within 12 months.

The Company recorded interest expense of $8,854 (2023 – $138) from these loans during the year ended December 31, 2024. As at December 31, 2024, the loans balance including accrued interest was $133,083 (2023 – $65,820).

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital

(a)	Authorized

The Company has authorized share capital of an unlimited number of common shares with no par value.

On May 21, 2024, the Company implemented a 1-for-40 Reverse Stock Split on its ordinary shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number.

On November 14, 2024, the Company implemented a 1-for-2 Reverse Stock Split on its ordinary shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number.

On August 26, 2025, the Company implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number. All share and per share data in these consolidated financial statements have been retroactively restated to reflect the effect of the Reverse Stock Split.

(b)	Shares issued and outstanding

	Number of shares	Capital
Balance, December 31, 2022	13,854	$49,434,692
Fair value of RSUs issued at $460 per share	1,684	774,736
Fair value of RSUs issued at $277.50 per share	645	179,037
Fair value of RSUs issued at $153 per share	562	86,137
Cancelled shares	(82)	(200,014)
Issuance of shares upon conversion of note	2,328	314,384
Issuance of shares pursuant to the first option payment to acquire a certain land property (note 9)	3,519	431,149
Balance, December 31, 2023	22,510	51,020,121
Issuance of shares from private placement	77,775	1,396,702
Issuance of shares upon exercise of prefunded warrants	542,109	11,528,116
Cancelled shares	(47,499)	(1,445,188)
Share issuance costs	—	(728,056)
Fair value of RSUs redeemed at $25.69 per share	60,251	1,547,703
Balance, December 31, 2024	655,146	$63,319,398

During the year ended December 31, 2024, the Company had the following share capital transactions:

(i)	On February 2, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on February 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,123 common shares at a purchase price of $101.50 per share and prefunded warrants to purchase 5,852 common shares at a price of $101.475 per share for gross proceeds of $708,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. Under the residual method, the Company allotted $3,370 to the prefunded warrants and recorded the value under other reserves in the consolidated statements of financial position. During the year ended December 31, 2024, the Company issued 5,852 common shares pursuant the exercise of above prefunded warrants.

(ii)	On March 4, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 1, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $51.36 per share and prefunded warrants to purchase 1,448 common shares at a price of $51.335 per share for gross proceeds of $150,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 1,448 common shares pursuant the exercise of above prefunded warrants.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(b)	Shares issued and outstanding (continued)

During the year ended December 31, 2024, the Company had the following share capital transactions (continued):

(iii)	On March 5, 2024, pursuant to the securities purchase agreement entered with Corbo Capital Inc. on March 4, 2024, the Company announced closing of registered direct offering with the issuance of 1,471 common shares at a purchase price of $42.18 per share and prefunded warrants to purchase 1,492 common shares at a price of $42.155 per share for gross proceeds of $125,000. The prefunded warrants were immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 1,492 common shares pursuant the exercise of above prefunded warrants.

(iv)	On March 27, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on March 25, 2024, the Company announced closing of underwritten public offering with the issuance of 12,350 common shares at a purchase price of $30.425 per share and prefunded warrants to purchase 199,489 common shares at a price of $30.40 per share for gross proceeds of $5,000,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 199,489 common shares pursuant the exercise of above prefunded warrants.

(v)	On April 26, 2024, the Company cancelled 47,499 common shares with a fair value of $1,445,188.

(vi)	On May 17, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on the same day, the Company announced the 1st closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share and prefunded warrants to purchase 87,028 common shares at a price of $25.75 per share for gross proceeds of $2,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 87,028 common shares pursuant the exercise of above prefunded warrants.

(vii)	On May 20, 2024, pursuant to the securities purchase agreement entered with DRNK Beverage Corp. on May 17, 2024, the Company announced the 2nd closing of registered direct offering with the issuance of 9,965 common shares at a purchase price of $25.775 per share, and prefunded warrants to purchase 48,230 common shares at a price of $25.75 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.025 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. No value has been allotted to the prefunded warrants under the residual method. During the year ended December 31, 2024, the Company issued 48,230 common shares pursuant the exercise of above prefunded warrants.

(viii)	On May 24, 2024, the Company issued 60,251 common shares at a fair value of $1,547,703 on the RSUs granted to consultants of the Company to settle up consulting fees amounting to $900,000. As a result of the settlement, the Company recognized a loss on debt settlement of $647,703 in the consolidated statements of loss and comprehensive loss.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(b)	Shares issued and outstanding (continued)

During the year ended December 31, 2024, the Company had the following share capital transactions (continued):

(ix)	On October 3, 2024, pursuant to an underwriting agreement entered with Univest Securities, LLC (“Univest”) as the underwriter on October 2, 2024, the Company announced closing of underwritten public offering with the issuance of 41,430 common shares at a purchase price of $6.25 per share and prefunded warrants to purchase 198,570 common shares at a price of $6.2494 per share for gross proceeds of $1,500,000. The prefunded warrants are immediately exercisable for $0.0006 per share and may be exercised at any time until all of the prefunded warrants are exercised in full, subject to certain beneficial ownership limitations as set forth in the prefunded warrant. During the year ended December 31, 2024, the Company issued 198,570 common shares pursuant the exercise of above prefunded warrants.

(x)	In connection with the closed direct offerings and underwriting public offerings completed during the year ended December 31, 2024, the Company incurred a total share issuance cost of $728,056.

During the year ended December 31, 2023, the Company had the following share capital transactions:

(i)	On January 26, 2023, the Company issued 1,684 common shares at a fair value of $774,736 on the RSUs granted in accordance with the Company’s ESOP.

(ii)	On May 2, 2023, the Company issued 2,548 common shares at a fair value of $707,352 on the RSUs granted in accordance with the Company’s ESOP, of which 1,903 of these common shares with a fair value of $528,315 were cancelled and returned on June 30, 2023 and recorded on accounts payable.

(iii)	On June 6, 2023, the Company cancelled 82 common shares at a fair value of $200,014 that were issued in August 2022.

(iv)	On July 26, 2023, the Company issued 562 common shares at a fair value of $86,137 in replacement to the cancelled shares issued to a consultant of the Company on June 30, 2023.

(v)	On August 14, 2023, the Company issued 2,328 common shares at a fair value of $314,384 to Halo Collective Inc. (“Halo”) to settle the principal amount of $328,000 plus accrued interest and overdue fees of $32,960 pursuant to the Note Conversion Agreement entered with Halo Collective Inc. in July 2023, which totaled $360,960 at the time of conversion.

(vi)	On October 11, 2023, the Company issued 3,519 common shares at a fair value of $431,149 pursuant to the terms of the option agreement in relation to the purchase farming land properties (note 9).

(c)	Loss per share

The weighted average number of common shares outstanding for basic and diluted loss per share for the year ended December 31, 2024 was 333,444 (2023 – 18,021). The Company did not have any potential dilution during the years ended December 31, 2024 and 2023.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(d)	Restricted stock units

In order to incentivize senior executive management and key staff, the Company makes use of equity incentives awarded pursuant to the Employee Share Ownership Plan (“ESOP”). In terms of the ESOP, the Company may award up to 20% of the Company’s issued share capital (at any point in time) in qualifying ESOP incentives.

On April 22, 2022, the Company granted 993 restricted stock units (“RSUs”) to former directors, officers, and employees of the Company, of which service cost of $561,285 was included in general and administrative expenses during the year ended December 31, 2022. Each of the RSUs vest monthly over 36 months beginning April 22, 2022. All of these RSUs were forfeited and wrote-off during the year ended December 31, 2023.

On August 11, 2022, the Company granted 82 restricted stock units (“RSUs”) at a market price of $2,575 per unit to directors of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest three days following the release of Q2 2022 financials. The fair value of the granted RSUs was estimated to be $212,386. All of these RSUs were forfeited and wrote-off during the year ended December 31, 2023.

On September 21, 2022, the Company granted 395 restricted stock units (“RSUs”) in reserve at a market price of $1,512.50 to former directors, officers, and consultants of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $598,321. All of these RSUs in reserve were forfeited and wrote-off during the year ended December 31, 2023.

On September 22, 2022, the Company granted 120 restricted stock units (“RSUs”) in reserve at a market price of $1,400 to a former officer of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $168,000. All of these RSUs in reserve were forfeited and wrote-off during the year ended December 31, 2023.

On January 24, 2023, the Company granted 1,684 restricted stock units (“RSUs”) at a market price of $460 to consultants of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $774,736. 1,684 of the granted RSUs were exercised during the year ended December 31, 2023.

On May 2, 2023, the Company granted 2,548 restricted stock units (“RSUs”) at a market price of $277.50 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. 2,548 of the granted RSUs were initially exercised however 1,903 RSUs were cancelled due to RSU room restrictions. The fair value of the remaining granted RSUs was estimated to be $179,037.

On July 26, 2023, the Company granted 562 restricted stock units (“RSUs”) at a market price of $153 to a consultant of the Company in accordance with the Company’s RSU plan. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $86,137. 562 of the granted RSUs were exercised during the year ended December 31, 2023.

On May 24, 2024, the Company granted 60,251 restricted stock units (“RSUs”) at a market price of $25.69 to consultants of the Company to settle consulting payables of $900,000. Each of the RSUs vest immediately. The fair value of the granted RSUs was estimated to be $1,547,703. 60,251 of the granted RSUs were exercised during the year ended December 31, 2024.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

15.	Share Capital (continued)

(d)	Restricted stock units (continued)

A summary of the Company’s outstanding RSUs as at December 31, 2024 are as follows:

Number of RSUs
Balance, December 31, 2022	1,588
Granted	4,796
Exercised	(2,891)
Forfeited/Cancelled	(3,493)
Balance, December 31, 2023	—
Granted	60,251
Exercised	(60,251)
Balance, December 31, 2024	—

During the year ended December 31, 2024, the Company recorded $798,795 (2023 – $1,249,986) of expenses related to the RSUs as consulting and accounting fees, $100,000 remains as prepaid expenses, $647,703 recognized as gain on debt settlement and the remaining $1,205 due to foreign currency translation was recorded to accumulated other comprehensive income.

16.	Related Party Transactions

Transactions with Key Management Personnel

The Company has identified its Board of Directors, Executive Chairman, Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”) and its President as its key management personnel who have the authority and responsibility for planning, directing and controlling the Company’s main activities.

For the years ended December 31,	2024	2023
Key Management Remuneration	$365,994	$522,669
Former Management Fees	129,705	—
Short term accommodation expense	—	—
	$495,699	$522,669

The Key Management remuneration is included in Professional and Consulting fees and Personnel Expenses in the Statement of Operations.

As of December 31, 2024, the Company has balances payable to related parties of $302,232 (2023 – $2,255,522) as below:

a.	Included within accounts payable and accrued liabilities at December 31, 2024 is remuneration payable to key management totaling $244,933 (2023 – $889,367), which includes amounts owing to the following current and former directors and officers of the Company:

●	current directors and officers:

i.	$8,000 owing to J Dhaliwal (2023 — $99,051);

ii.	$2,192 owing to G Deol (2023 — $nil);

iii.	$72,000 owing to K Field (2023 — $81,384);

iv.	$160,241 owing to D Jenkins (2023 — $81,384); and

v.	$2,500 owing to C Cooper (2023 — $nil).

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions (continued)

●	former directors and officers:

i.	$nil owing to H Singh (2023 — $81,384);

ii.	$nil owing to K. Sidhu (2023 — $375,445);

iii.	$nil owing to T Scott (2023 — $85,733); and

iv.	$nil owing to Y. Liang (2023 — $28,196).

b.	The former director and officer of RPK, Kiranjit Sidhu is also the owner of Catalyst Capital LLC (“Catalyst”).

i.	On November 14, 2022, the Company received a loan of £25,000 ($30,224) from Catalyst. The loan is unsecured and bears interest of £200 per week. The loan has matured on January 31, 2023 and is due on demand. Any unpaid amount is charged with late fees of £200 for each week the payment is late. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024. As of December 31, 2024, the loan balance including accrued interest was $nil (2023 — $46,811).

ii.	On January 17, 2023, the Company received an additional loan of €45,000 ($48,666) from Catalyst. The loan is unsecured and bears interest of 0.75% per day, compounding daily. The loan has matured on February 1, 2023 and is due on demand. Any unpaid amount is charged with late fees of 1% compounding interest for each day the payment is late. During the year ended December 31, 2023, the lender has willingly forgone any interest arising from this loan. During the year ended December 31, 2024, the Company paid this loan in full as part of the debt settlement entered in April 2024. As of December 31, 2024, the loan balance was $nil (2023 — $49,664).

iii.	On January 23, 2023, the Company entered into an independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development and strategic matters to the Company for $550,000. The payment for the services was settled by the issuance of 1,157 RSU converted to 1,157 Common Shares of the Company to Mr. Sidhu in January 2023.

iv.	On February 5, 2023, the Company entered into another independent contractor agreement with Mr. Sidhu, pursuant to which, he agreed to provide services regarding the business operations, business development, legal and strategic matters to the Company for $650,000. The payment for the services was partially settled by the issuance of 645 RSUs converted to 645 Common Shares in May 2023 and 562 RSUs converted to 562 Common Shares in July 2023. As of December 31, 2023, the balance of the payable was $350,395, and was recorded under due to related parties’ account. During the year ended December 31, 2024, the Company paid this payable in full as part of the debt settlement entered in April 2024.

iii.	On April 4, 2024, the Company entered into debt settlement agreement with Mr. Sidhu to settle up all amounts owing of $487,295, which includes outstanding loans and other consulting payables. Pursuant to the agreement, Mr. Sidhu agreed to accept $136,757 in full settlement of the outstanding debt. On April 10, 2024, the Company paid the agreed amounts and recognized a gain on debt settlement of $353,159 in the consolidated statements of loss and comprehensive loss.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions (continued)

c.	The Company has the following loans outstanding to 1248787 B.C. Ltd. (“1248787”), a company controlled by Jatinder Dhaliwal, a director of the Akanda:

i.	On August 18, 2023, the Company received a loan of C$24,000 ($17,714) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $3,157 (2023 — $1,181) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $20,814 (2023 — $19,306) remains outstanding.

ii.	On September 27, 2023, the Company received a loan of C$3,000 ($2,219) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $395 (2023 — $104) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $2,561 (2023 — $2,369) remains outstanding.

iii.	On October 13, 2023, the Company received a loan of C$40,000 ($29,258) from 1248787. The loan is unsecured, bears interest of 18% per annum and payable within 12 months. The Company recorded interest expense of $5,259 (2023 — $1,152) from this loan during the year ended December 31, 2024. As of December 31, 2024, the loan balance including accrued interest of $33,924 (2023 — $31,346) remains outstanding.

d.	The Company has the following loans transactions with Halo, a company controlled by Katharyn Field, the executive director and interim CEO of Akanda:

Unsecured debenture

On January 26, 2023, the Company issued a promissory note to Halo for a principal amount of $328,000. The note bears an interest rate of 7% per annum and matured on June 25, 2023. During the year ended December 31, 2023, the Company entered into a note conversion agreement and settled this loan through the issuance of 2,328 common shares.

During the year ended December 31, 2023, the Company received additional loans from Halo in the aggregate principal amount of $1,192,953. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment.

During the year ended December 31, 2024, the Company received additional loans from Halo in the aggregate principal amount of $44,954. These loans are unsecured and bears the same interest rate of 7% per annum and have no specific terms of repayment. The Company recorded interest expense of $39,170 (2023 — $125,013) from these loans and also made a full repayment during the year ended December 31, 2024. As of December 31, 2024, the outstanding balance, including accrued interest was $nil (2023 — $1,420,963).

e.	On April 24, 2024, Mr. Harvinder Singh resigned as an independent director of the Board of Directors of the Company. A Resignation and Mutual Release Agreement dated April 24, 2024 was entered between the Company and Mr. Singh, pursuant to which the Company agreed to pay Harvinder Singh a separation and release amount of $50,000. The Company has paid the amount in full on April 25, 2024. During the year ended December 31, 2024, the Company recognized a gain on debt settlement of $48,592 in the consolidated statements of loss and comprehensive loss.

As of December 31, 2024, the Company has balances receivable from related parties of $368,172 (2023 — $nil) as below:

a.	Advances - Halo

During the year ended December 31, 2024, the Company paid and accrued an amount of $15,969 (CAD21,875) of fees for services rendered by certain legal firms to Halo, a company controlled by the interim CEO of the Company. The transactions were accounted by the Company as advances or loans to Halo. The loans are non-interest bearing, unsecured and has no specific terms of repayment. As at December 31, 2024, the loan receivable balance was $15,219.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

16.	Related Party Transactions (continued)

b.	The Company has the following loan receivable from First Towers & Fiber Corp. (“First Towers”), a company controlled by Christopher Cooper, a director of Akanda:

On November 21, 2024, the Company entered into a Bridge Loan Agreement with First Towers & Fiber Corp., a corporation incorporated under the laws of the Province of British Columbia (“First Towers”), pursuant to which the Company agreed to loan to First Towers $350,000 (the “Loan”). Interest of the prime rate (as defined in the Loan Agreement) plus 2% will accrue and be calculated daily on the principal amount of the Loan on the basis of the actual number of days the Loan is outstanding in a year of 365 or 366 days, as applicable, and will be compounded and payable monthly in arrears on the first business day of each month. During the year ended December 31, 2024, the Company recorded an accrued interest receivable of $2,953. As at December 31, 2024, the loan receivable balance including interest was $352,953.

The Company’s related party transactions are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

17.	Income Taxes

The components of income tax expense (benefit) are as follows:

Years ended December 31,	2024	2023
Current:	$—	$—
Kingdom of Lesotho	—	—
Republic of Malta	—	—
United Kingdom	—	—
	$—	$—

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

Deferred tax assets and liabilities have not been recognized for the following:

Years ended December 31,	2024	2023
Net loss before income taxes:	$(4,096,029)	$(32,275,070)
Statutory income tax rate	26.50%	26.50%

Income tax benefit	(1,085,448)	(8,552,894)
Non-deductible items	37,379	7,671,563
Non-taxable items	(371,570)	(759,559)
Foreign rate differential	9,859	1,630,735
Unrecognized loss carryforwards	1,409,780	10,155
	$—	$—

The Company has reconciled to the average statutory tax rate of the Kingdom of Lesotho (10%), the Republic of Malta (35%), the United Kingdom (25%), and the Republic of Portugal (21%).

Deferred tax assets

At December 31,	2024	2023
Net operating loss before carryforwards	$—	$—
Unrecognized loss carryforwards	$—	$—

Deferred tax assets have not been recognized in respect of unutilized tax losses carried forward because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

18.	Financial Instruments

Determination of Fair Values

IFRS 13, Fair Value Measurement, establishes a fair value hierarchy that reflects the significance of the inputs used in measuring fair value. The fair value hierarchy has the following levels:

Level 1 – Quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3 – Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions market participants would use in pricing.

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following models. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The following is a comparison by class of the carrying amounts and fair value of the Company’s financial instruments as at December 31, 2024 and 2023:

		December 31, 2024		December 31, 2023
	Level	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Financial assets measured at amortised cost:
Cash and cash held in trust	1	3,841,866	3,841,866	93,875	93,875
Trade and other receivables	2	370,537	370,537	284,513	284,513
Loan receivable	2	955,022	955,022	593,232	593,232

Financial liabilities
Financial liabilities measure at amortised cost:
Trade and other payables	2	2,982,499	2,982,499	6,014,572	6,014,572
Loans and borrowings	2	352,814	352,814	3,863,454	3,863,454
Holdback payable	2	—	—	400,000	400,000
Lease liabilities	2	—	—	135,337	135,337
Due to related parties	2	302,232	302,232	2,255,522	2,255,522

19.	Risks Arising from Financial Instruments and Risk Management

The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange and interest rate risks), credit risk and liquidity risk. Risk management is the responsibility of the Company, which identifies, evaluates and, where appropriate, mitigates financial risks.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

19.	Risks Arising from Financial Instruments and Risk Management (continued)

(a)	Market risk

Foreign exchange risk: is the risk that the fair value of future cash flows for financial instruments will fluctuate because of changes in foreign exchange rates. The Company has not entered into any foreign exchange hedging contracts. The Company is exposed to currency risk from the British Pound (“GBP”), Euro (“EUR”) and Canadian dollar (“CAD”) through the following foreign currency denominated financial assets and liabilities:

As at (expressed in GBP)	December 31, 2024	December 31, 2023
Financial assets
Cash	£16,558	£20,087
Trade and other receivables	293,055	104,753
Loan receivable	469,233	466,000
	£778,846	£590,840
Financial liabilities
Trade and other payables	£820,809	£998,092
Loans and borrowings	—	36,771
	£820,809	£1,034,863

As at (expressed in EUR)	December 31, 2024	December 31, 2023
Financial assets
Cash	€12,504	€46,202
Trade and other receivables	3,076	136,963
	€15,580	€183,165
Financial liabilities
Trade and other payables	€838	€2,171,878
Loans and borrowings	124,890	3,225,389
	€125,728	€5,397,267

As at (expressed in CAD)	December 31, 2024	December 31, 2023
Financial assets
Cash and cash held in trust	$5,473,500	$22,949
Loans receivable	515,197	—
	$5,988,697	$22,949
Financial liabilities
Trade and other payables	$2,809,356	$3,356,916
Due to related party	425,962	2,744,510
Holdback payable	—	511,238
Lease liabilities	—	179,412
Loans and borrowings	315,557	340,469
	$3,550,875	$7,132,545

Based on the above net exposures as at December 31, 2024, assuming that all other variables remain constant, a 5% appreciation or deterioration of the USD against the GBP would result in a corresponding increase or decrease, respectively on the Company’s net income of approximately $2,000 (2023 — $17,000), EUR — $5,000 (2023 — $236,000) and — $85,000 (2023 — $268,000).

(b)	Credit risk

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligation and arises principally from the Company’s cash and accounts receivable. The carrying amounts of the financial assets represents the maximum credit exposure. The Company limits its exposure to credit risk on cash by placing these financial instruments with high-credit quality financial institutions.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

19.	Risks Arising from Financial Instruments and Risk Management (continued)

(b)	Credit risk (continued)

At December 31, 2024, the Company was subject to a concentration of credit risk related to its accounts receivable as 74% (2023 — 81% from four customers) of the balance of amounts owing is from two customers. The Company did not record any bad debt expense during the years ended December 31, 2024 and 2023. As at December 31, 2024 and 2023, the expected credit lifetime credit losses for accounts receivable aged as current were nominal amounts. The Company considers a financial asset in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

(c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities and to ensure that it will have sufficient liquidity to meet its liabilities and commitments when due and to fund future operations. The Company’s trade and other payables are due within the current operating year.

20.	Capital Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to continue the business of the Company. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share and warrant issuances, granting of stock options, the issuance of debt or by undertaking other activities as deemed appropriate under the specific circumstance. The Board of Directors does not establish a quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to provide capital to pursue the development and commercialization of its products. In the management of capital, the Company includes cash, short-term debt and capital. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares or new debt.

At the current stage of the Company’s development, in order to maximize its current business activities, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

The Company’s overall strategy with respect to capital risk management remains unchanged for the years ended December 31, 2024 and 2023.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

21.	Segmented Information

The Company has three reportable segments: Cultivation, Distribution & Corporate. Cultivating activities which comprise the “cultivation” segment is made up of the medical cannabis cultivation operations at RPK/Holigen in Portugal up until the sale completion in March 2024 (refer to note 5). Distributing activities relate to the distribution of medical cannabis by Canmart Ltd in the United Kingdom. Corporate activities entail head office costs and other general corporate expenses related to the administration of the broader group. The accounting policies of the operating segments are the same as those described in the summary of material accounting policies. The reportable segments have been determined by management on the basis that these are strategic business units that offer different products and services. The business units in Portugal (up until the sale of subsidiary described in note 5) which fall under the cultivation segment were focused on the cultivation of medical cannabis and medical cannabis biomass respectively, while the business unit in the United Kingdom, which falls under the distribution segment, undertakes the sale and distribution of medical cannabis products. The corporate segment undertakes management and treasury services within the group and for the benefit of all group companies. They are managed separately as each business unit requires different strategies, risk management and technologies.

Set out below is information about the assets and liabilities as at December 31, 2024 and 2023 and profit or loss from each segment for the years ended December 31, 2024 and 2023:

	As at December 31, 2024
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$17,785	$1,052,080	$6,844,218	$7,914,083
Reportable segment liabilities	133,163	1,026,211	2,478,171	3,637,545

	As at December 31, 2023
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Reportable segment assets	$7,421,320	$831,714	$586,959	$8,839,993
Reportable segment liabilities	5,949,793	1,314,705	5,404,387	12,668,885

	For the year ended December 31, 2024
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$—	$836,664	$—	$836,664
Intersegment revenues	—	—	—	—
Other income (expense)	(879,154)	411,198	1,675,644	1,207,688
Finance income	—	3,539	2,953	6,492
Finance expense	—	(19,024)	(81,083)	(100,107)
Depreciation & amortization	—	3,783	137,271	141,054
Discontinued operations	(827,620)	—	—	(827,620)
Reportable segment income (loss)	(206,397)	43,414	(3,933,046)	(4,096,029)

	For the year ended December 31, 2023
Financial statement line item:	Cultivation	Distribution	Corporate	Total
Revenues from external customers	$—	$423,683	$—	$423,683
Intersegment revenues	—	—	—	—
Other income (expense)	(990,870)	117,785	940,863	67,778
Finance income	—	39	—	39
Finance expense	—	(14,638)	(106,758)	(121,396)
Depreciation & amortization	—	3,759	205,424	209,183
Discontinued operations	(28,562,693)	—	—	(28,562,693)
Reportable segment loss	(29,566,625)	(355,688)	(2,352,757)	(32,275,070)

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

21.	Segmented Information (continued)

Set out below are reconciliations of each reportable segment’s revenues, profit or loss for the years ended December 31, 2024 and 2023, and assets and liabilities as at December 31, 2024 and 2023:

	For the year ended December 31, 2024
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$—	$836,664	$—	$836,664
Elimination of inter segment revenue	—	—	—	—
Total revenue	$—	$836,664	$—	$836,664

	For the year ended December 31, 2023
Revenues	Cultivation	Distribution	Corporate	Total
Total revenues	$—	$423,683	$—	$423,683
Elimination of inter segment revenue	—	—	—	—
Total revenue	$—	$423,683	$—	$423,683

	For the year ended December 31, 2024
Loss	Cultivation	Distribution	Corporate	Total
Total profit or loss for reportable segments	$621,223	$43,414	$(3,933,046)	$(3,268,409)
Total loss on discontinued operations	(827,620)	–	–	(827,620)
Elimination of inter segment profit or loss	–	–	–	–
Income (loss) before income tax expense	$(206,397)	$43,414	$(3,933,046)	$(4,096,029)

	For the year ended December 31, 2023
Loss	Cultivation	Distribution	Corporate	Total
Total loss for reportable segments	$(1,003,932)	$(355,688)	$(2,352,757)	$(3,712,377)
Total loss on discontinued operations	(28,562,693)	–	–	(28,562,693)
Elimination of inter segment profit or loss	–	–	–	–
Loss before income tax expense	$(29,566,625)	$(355,688)	$(2,352,757)	$(32,275,070)

	As at December 31, 2024
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$17,785	$1,052,080	$52,703,643	$53,773,508
Elimination of inter segment assets	–	–	(45,859,425)	(45,859,425)
Segments’ assets	$17,785	$1,052,080	$6,844,218	$7,914,083

	As at December 31, 2023
Assets	Cultivation	Distribution	Corporate	Total
Total assets for reportable segments	$7,421,320	$19,962,714	$13,716,171	$41,100,205
Elimination of inter segment assets	–	(19,131,000)	(13,129,212)	(32,260,212)
Segments’ assets	$7,421,320	$831,714	$586,959	$8,839,993

	As at December 31, 2024
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$883,397	$11,169,051	$25,958,535	$38,010,983
Elimination of inter segment liabilities	(750,234)	(10,142,840)	(23,480,364)	(34,373,438)
Entity’s liabilities	$133,163	$1,026,211	$2,478,171	$3,637,545

	As at December 31, 2023
Liabilities	Cultivation	Distribution	Corporate	Total
Total liabilities for reportable segments	$16,163,821	$31,223,085	$(25,505,597)	$21,881,309
Elimination of inter segment liabilities	(10,214,029)	(29,908,380)	30,909,985	(9,212,424)
Entity’s liabilities	$5,949,792	$1,314,705	$5,404,388	$12,668,885

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

22.	Insolvency Proceedings

In July 2022, the Company announced that the High Court of Lesotho (the “Lesotho Court”) has placed in liquidation the Company’s, wholly-owned subsidiary, Bophelo Bio Science and Wellness (Pty) Ltd. (“Bophelo”). The action to place Bophelo in liquidation was taken by the Lesotho Court pursuant to an application and request (the “Liquidation Application”) that was filed by Louisa Mojela, the former Executive Chairman of the Company, who was terminated as Executive Chairman of Akanda, and the Mophuti Matsoso Development Trust (“MMD Trust”). Akanda had intended to convene a special committee to investigate Ms. Mojela’s actions and conduct, including actions and conduct taken by her prior to her filing of the Liquidation Application, and further intended to pursue all of its available legal rights and remedies against Ms. Mojela and the MMD Trust for taking this unauthorized action. The Company also intended to contest and seek to reverse the determination by the Lesotho Court to place Bophelo in liquidation and seek to recover significant loans that it has made to Bophelo to fund the execution of Bophelo’s business plan; however, due to lack of funds and resources, the Company is not at this time actively contesting the matter and cannot give no assurance that it will do so in the future. . Finally, Ms. Mojela has been summarily terminated as Chairman of Bophelo for Cause, as a “bad leaver”, as a result of her action to seek to place Bophelo in liquidation. Ms. Mojela has instituted legal proceedings against the Company as a result of the termination of her employment. In an action taken without the Company’s knowledge, the Lesotho Court has ordered an insolvent liquidation of Bophelo, and has appointed Mr. Chavonnes Cooper of Cape Town, South Africa, as liquidator of Bophelo for purposes of maintaining the value of the assets owned or managed by Bophelo. The order was signed by the Honorable Mr. Justice Mokhesi on July 15, 2022.

At the date of these consolidated financial statements, the Company believes the liquidation of Bophelo Bio Science and Wellness (Pty) Ltd. is still ongoing.

23.	Contingencies

On October 20, 2022, Louisa Mojela filed a claim against Canmart and the Company for wrongful termination of her Service Agreement. The claimant sought £1,832,150.62 plus further administrative and legal fees. The Company denied her claim and lodged a counterclaim lodged for losses caused by the Claimant including a loan of US $6,849,935.69 (The loan we cited in the proceedings was $3m USD) Akanda advanced to Bophelo. On 31 January 2023, Mojela applied for summary judgment in respect of some but not all of these amounts. On October 30, 2023, Mojela’s entire application for summary judgment failed. On January 15, 2024, a Consequentials hearing was held at which the High Court subsequently awarded Akanda and Canmart £60,000 for legal costs. On 5 February 2024, Mojela sought permission to appeal of the summary judgment decision but her application for permission to appeal was refused on 11 April 2024. On 17 April, 2024, Mojela applied for a hearing to renew her application to appeal. In the meanwhile, proceedings are stayed as parties await the results of this hearing.

On December 2, 2024, the Company entered into a settlement agreement to settle this dispute for a sum of £100,000 ($129,705) and accounted the full amount as former management fees (note 16). During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $9,670 in the consolidated statements of loss and comprehensive loss.

On April 29, 2023, Trevor Scott, former CFO of the Company, issued a claim against the Company for amounts owing under his employment agreement totaling £420,659.95. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. The final hearing conflicts with Mojela’s Consequentials hearing and thus the Company has applied to postpone it. During the year ended December 31, 2023, the parties entered into an agreement to settle this dispute for a sum of £67,392 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full.

On May 12, 2023, Tejinder Virk, former CEO of the Company, issued a claim for Detriment and dismissal for alleged protected disclosures totaling £1,630,302.22 net. The claim has been denied in its entirely. Witness statements were exchanged on 30 April 2024 and the Tribunal hearing is scheduled to take place by video between 8-10, 13-17 and 20 – 22 May 2024. On May 10, 2024, the Company entered into a settlement agreement with Tejinder Virk to settle the claims for a sum of £30,000 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $25,969 in the consolidated statements of loss and comprehensive loss.

On May 15, 2023, Vidya Iyer, the Company’s former SVP of Finance issued a claim for amounts owing under her employment agreement totaling £151,774. Claim has been denied in its entirety and a counter-claim lodged for losses caused by the Claimant. Final hearing by video is slated between April 3, 2024 to April 5, 2024. Claimant updated her schedule of loss on December 19, 2023. Documents to be exchanged by January 8, 2024 with bundle to be produced by January 29, 2024. Witness statements to be exchanged by March 18, 2024. On March 27, 2024, the Company entered into a settlement agreement with Vidya Iyer to settle the claims for a sum of £30,000 to be paid in installment. During the year ended December 31, 2024, the Company paid the amount in full and recognized a gain on debt settlement of $147,437 in the consolidated statements of loss and comprehensive loss.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

23.	Contingencies (continued)

On January 29, 2024, the Company was informed that Mr. Shailesh Bhushan, the former Chief Financial Officer of the Company, filed a complaint with the Employment Standards Branch of British Columbia claiming unpaid salary and invoices in the aggregate amount of CAD $271,990 from the period December 2022 through November 2023. The Company previously offered to Mr. Bhushan an annual salary of CAD $60,000 and as such, believes the claim to be frivolous, strongly disputes the amount claimed, and intends to vigorously defend itself. On February 23, 2024, Mr. Bhushan filed a Notice of Civil Claim in the Supreme Court of British Columbia against Akanda alleging constructive dismissal and claiming severance pay, general damages, aggravated and punitive damages, and allegedly unpaid salary and bonus. He also seeks special costs. Mr. Bhushan has named Akanda directors Jatinder Dhaliwal, Katharyn Field, David Jenkins, and Harvinder Singh as defendants, whom he alleges are personally liable for unpaid wages. The Company and the other defendants filed their Response to Civil Claim on May 2, 2024. The Company denies all liability and takes the position that Mr. Bhushan was terminated for just cause. The Company also disputes the amounts claimed, and denies that Akanda and Halo are a common employer. The proceeding is at the discovery stage.

On September 10, 2024, Dallas Dunkley filed a claim against the Company for wrongful dismissal. The Company served its Statement of Defense on November 20, 2024. The total amount claimed in the Statement of Claim is $200,000 on account of wrongful dismissal damages, damages for loss of vacation pay, and general, aggravated, and punitive damages, plus interest and costs. The Company’s position is that Mr. Dunkley was never an employee of the Company, and therefore, is not entitled to any damages. The parties intend on proceeding to mediation to explore potential settlement. Liability is undetermined at this time in light of the early stage of litigation.

24.	Subsequent Events

Subsequent to the year ended December 31, 2024, the Company:

i.	Lent out the following loans, pursuant to the Company’s $1,000,000 aggregate loan facility to First Towers & Fiber Corp.:

a.	On January 24, 2025, the Company has lent an amount of $30,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

b.	On February 14, 2025, the Company has lent an amount of $170,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

c.	During April 2025, the Company has lent an amount of $200,000 to First Towers & Fiber Corp., a company controlled by Chris Cooper, a director of the Company. The loan is unsecured, bears interest of 20% per annum and payable within 12 months.

ii.	Enter into a Business Combination Transaction:

On March 5, 2025, the Company entered into a Share Exchange Agreement (the “SEA”) with First Towers & Fibers Corp., a corporation existing under the laws of the Province of British Columbia (“FTFC”) and the common shareholders of FTFC (the “Shareholders”). Subject to the terms and conditions set forth in the SEA, the parties will enter into a business combination transaction (the “Business Combination”), pursuant to which, among other things, all of the common shares of FTFC (the “Exchanged Shares”) shall be exchanged for either common shares, no par value, of the Company (the “Purchaser Shares”), or cash, and FTFC shall be continuing as a wholly owned subsidiary of the Company.

FTFC is a private company that develops, constructs and owns telecommunications infrastructure in Mexico. The Company and FTFC have previously entered into and announced a non-binding letter of intent with respect to the Business Combination which set out the basic terms and conditions of the Business Combination. A co-founder, shareholder, executive and director of FTFC is Christopher Cooper, a director of the Company. The Company can give no assurance when or if the Business Combination will be consummated.

Substantially all of the Shareholders will receive consideration equal to one Purchaser Share for every 2.5 Exchanged Shares held immediately prior to the closing so exchanged in the Business Combination, or an aggregate of approximately 15.3 million Purchaser Shares, subject to adjustment as described in the SEA, including adjustments as a result of any reverse stock split or consolidation of the Purchaser Shares. The remaining Shareholders will instead receive as consideration an aggregate of US$14,100,000, payable by the Company 18 months after the closing of the Business Combination. The Company also agreed to assume outstanding options granted by FTFC and certain indebtedness of FTFC.

Within three business days of the execution date, the Company shall advance to FTFC a $1,000,000 loan on the same terms as the Company’s November 21, 2024 Bridge Loan Agreement with FTFC, pursuant to which the Company loaned to FTFC US$350,000. See above clause i. for additional information regarding amounts drawn down under this obligation.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

24.	Subsequent Events (continued)

Following the closing of the Business Combination, the Company agreed to use commercially reasonable efforts to raise additional funds of at least $4,000,000 and a maximum of $10,000,000 compromising of: (i) a debt or equity financing by the Company of at least $2,000,000 and a maximum $5,000,000 within four months of the closing date; and (ii) a subsequent debt or equity financing to raise an additional amount of at least $2,000,000 and a maximum of $5,000,000 within seven months of the closing date, of which the type of securities offered and offering price will be determined in the context of the market by the Company.

On March 31, 2025, the Company entered into a First Amendment to the SEA with FTFC pursuant to which the “End Date” specified in the SEA has been amended to June 30, 2025.

iii.	Issued the following shares:

Commencing on March 25, 2025, the Company entered into a series of Subscription Agreements with the investors signatory thereto pursuant to which the Company sold to the Investors an aggregate of 73,143 restricted common shares of the Company at a subscription price per share of $4.38, or aggregate gross proceeds to the Company of approximately $320,000.

iv.	Cease its UK operation:

On March 25, 2025, after evaluating the current state of the Company’s business of importing and distributing cannabis-based products in the United Kingdom through its Canmart subsidiary, the Company’s Board of Directors has determined to discontinue and cease its U.K operations and shut down Canmart. The Board came to this conclusion after receiving notification from Canmart’s directors that they intend to resign and the difficulty in finding qualified replacements, determining that the expense and timing of renewing its license to operate in the U.K. when compared to projected near-term future revenues is not cost effective, and evaluating the continued potential exposure to Canmart’s existing lawsuits, among other things.

v.	Appointed a new director:

On April 10, 2025, the Company appointed Usama Chaudhry to the Board of Directors.

25.	Event Subsequent to the Date of the Independent Auditor’s Report

On August 26, 2025, the Company implemented a 1-for-3.125 Reverse Stock Split on its common shares. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number. All share and per share data in these consolidated financial statements have been retroactively restated to reflect the effect of the reverse stock split.

Akanda Corp.

Notes to the Consolidated Financial Statements

(Expressed in United States Dollars)

26.	Events Unaudited Subsequent to the Date of the Independent Auditor’s Report

i.	First Towers Closing:

On August 22, 2025, the Company consummated the transactions pursuant to the Share Exchange Agreement, dated March 5, 2025 and as amended on August 19, 2025, with FTFC, pursuant to which all of the common shares of FTFC have been acquired by Akanda and in exchange, Akanda will issue Class A Special Shares and Class B Special Shares and cash payable over time and evidenced by a promissory note.

As a result of the closing, which was effective on August 21, 2025 but dated as of August 19, 2025, FTFC became a wholly owned subsidiary of the Company.

The Company did not issue any of its common shares as of the closing, as originally contemplated by the Share Exchange Agreement. On August 29, 2025, the Company held a Special Meeting of Shareholders and approves the issuance of 144,930 Class A Special Shares in accordance with the terms of the Share Exchange Agreement, as amended. Akanda intends to hold a second special meeting of shareholders to seek approval for the issuance of the Class B Special Shares as part of the terms of the Share Exchange Agreement, which are expected to be convertible into the remaining common shares otherwise issuable to the former FTFC shareholders pursuant to the terms of the Share Exchange Agreement.

ii.	Assumption of FTFC Indebtedness:

In connection with the Business Combination and the closing, the Company entered into a Debt Settlement Agreements and a Convertible Promissory Notes with PGC Finco Inc. (“PGC”) and Dunstan Holdings Ltd. (“Dunstan”).

Pursuant to the PGC Settlement Agreement, in satisfaction of all indebtedness of FTFC to PGC through the closing, the Company assumed indebtedness of FTFC in the aggregate principal amount of US$4,153,078 which is evidenced by a Note Agreement, and the Company agreed to pay to PGC a cash payment of $500,000 and issue to PGC, upon shareholder approval therefor, 1,741,129 Class B Special Shares.

Pursuant to the Dunstan Settlement Agreement, in satisfaction of all indebtedness of FTFC to Dunstan through the closing, the Company assumed indebtedness of FTFC in the aggregate principal amount of US$756,917.28 which is evidenced by a Note Agreement, and the Company agreed to issue to PGC, upon shareholder approval therefor, 547,569 Class B Special Shares.

Each of the PGC Note and the Dunstan Note (collectively, the “Notes”) has a maturity date of August 19, 2031, has an interest rate of 8-1/2% per annum payable semiannually in arrears, and are secured by all of the assets of the Company. Each Note may be converted from time to time by either the Company or the holder of the Note, into common shares of the Company, subject to first obtaining approval from the shareholders of the Company at the Second Shareholder Meeting. The conversion price shall be a price per share equal to the greater of (a) $0.2720 and (b) a ten percent discount to the seven trading day VWAP immediately prior to receipt of the conversion notice.

iii.	Consideration Note:

In connection with the Business Combination and the closing, the Company entered into the Consideration Note with a Shareholder. The Consideration Note is in the principal amount of US$14,133,966. It has a maturity date of August 19, 2027 and has an interest rate of 16% per annum payable quarterly. In addition, the Company paid to the holder of the Consideration Note a commitment fee of $424,018.98.

The Consideration Note is secured by all of the assets of the Company pursuant to a General Security Agreement dated as of August 19, 2025, but such security interest has been subordinated to the Notes and the security interest held by PGC and Dunstan.

FIRST TOWERS & FIBER CORP.

Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

Prepared in accordance with International Financial Reporting Standards (IFRS)

FIRST TOWERS & FIBER CORPORATION

Management’s Responsibility for the Consolidated Financial Statements

The management of First Towers & Fibers Corp. (the “Company”) is responsible for the preparation and fair presentation of the accompanying consolidated financial statements and the other information contained in this annual report. The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and include estimates and judgments that are reasonable and prudent in the circumstances.

Management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial information and the safeguarding of assets.

The Company’s Board of Directors is responsible for overseeing management’s fulfillment of its financial reporting responsibilities. The Audit Committee of the Board meets regularly with management and the Company’s independent auditors to review financial reporting matters, audit findings, and internal controls. The Audit Committee recommends approval of the annual consolidated financial statements to the Board of Directors, who have approved the accompanying statements.

Signed on behalf of management:

/s/ Chris Cooper	/s/ Francisco Juarez
Chris Cooper	Francisco Juarez
Chief Executive Officer and Director	Chief Operating Officer and Director

August 1, 2025

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

FIRST TOWERS & FIBER CORPORATION

Report of Independent Registered Public Accounting Firm

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS:

First Towers & Fiber Corporation,

Suite 1300-1030 West Georgia Street, Vancouver, BC,

Canada V6E 2Y3

Opinion on the Financial Statement

We have audited the accompanying statements of financial position of First Towers & Fiber Corporation as of December 31, 2024 and 2023, and the related statements of loss and comprehensive loss, changes in equity and cash flows for each of the three years period ended December 31, 2024, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of First Towers & Fiber Corporation as of December 31, 2024 and 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

This financial statement is the responsibility of the entity’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to First Towers & Fiber Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. First Towers & Fiber Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as First Towers & Fiber Corporation ’s auditor since 2025.

Henderson, Nevada

August 1, 2025

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

FIRST TOWERS & FIBER CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,	December 31,
	Note	2024	2023
ASSETS
Current
Cash	6	$677,784	$177,388
Trade and other receivables	7	947,261	1,001,215
Prepayments	8	83,174	101,116
Current assets		1,708,220	1,279,718

Non-current
Property, plant and equipment	9	3,938,124	4,393,736
Right-of-use assets	10	195,478	235,290
Non-current assets		4,133,601	4,629,025

Total assets		$5,841,821	$5,908,743

LIABILITIES AND EQUITY

LIABILITIES
Current
Trade and other payables	11	$1,111,073	$1,428,614
Due to related parties	12	195,114	1,034,166
Loans and borrowings	13	12,938,157	10,652,987
Lease liabilities	14	19,540	21,514
Current liabilities		14,263,884	13,137,281

Non-current
Loans and borrowings	13	3,888	-
Lease liabilities	14	163,557	223,653
Non-current liabilities		167,446	223,653

Total liabilities		$14,431,330	$13,360,933

EQUITY
Share capital	15	5,105,073	2,032,000
Reserves		106,249	106,249
Accumulated other comprehensive loss		(404,497)	(2,634,499)
Deficit		(13,202,142)	(6,811,419)
Equity attributable to owners of the parent		(8,395,317)	(7,307,669)

Non-controlling interest	21	(194,192)	(144,521)

Total equity		$(8,589,509)	$(7,452,190)

Total liabilities and equity		$5,841,821	$5,908,743

The related notes form an integral part of these consolidated financial statements.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

FIRST TOWERS & FIBER CORPORATION

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

		Year ended December 31,
	Note	2024	2023

Sales	16	$694,725	$667,854
Cost of sales		673,471	680,047
Gross profit		21,254	(12,193)

Operating expenses
Depreciation and amortization		603,956	618,360
Consulting and professional fees		1,356,367	1,434,382
Personnel expenses		90,426	63,778
General and administrative expenses	17	235,660	188,600
		2,286,409	2,305,120

Operating loss		(2,265,156)	(2,317,313)

Other income (expenses):
Finance expense	18	(2,683,661)	(1,683,621)
Finance exchange gain (loss), net		(1,456,898)	877,372
Other expenses		(34,680)	-
Other income		-	67,355
		(4,175,238)	(738,894)

Net loss		$(6,440,394)	$(3,056,207)

Net income (loss) attributable to:
Owners of the parent		(6,390,723)	(3,081,154)
Non-controlling interests		(49,671)	24,947

Other comprehensive loss:
Foreign currency translation adjustment		2,230,002	(1,532,389)

Total comprehensive loss		$(4,210,392)	$(4,588,596)

Comprehensive loss attributable to:
Owners of the parent		(5,046,284)	(4,405,053)
Non-controlling interests		835,892	(183,544)

Basic and diluted earnings (loss) per share	23	$(0.08)	$(0.09)

The related notes form an integral part of these consolidated financial statements.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Note	Share Capital	Reserves	Deficit	Total accumulated other comprehensive (loss) income (“AOCI”)	Equity attributable to owners	NCI	Total
Balance at December 31, 2022		$1,258,481	$106,249	$(3,730,265)	$(1,102,110)	$(3,467,645)	$(169,468)	$(3,637,113)

Issue of Share Capital	15	773,519	-	-	-	773,519	-	773,519
Net loss for the year		-	-	(3,081,154)	-	(3,081,154)	24,947	(3,056,207)
Translation adjustments		-	-	-	(1,532,389)	(1,532,389)	-	(1,532,389)
Balance at December 31, 2023		2,032,000	106,249	(6,811,419)	(2,634,499)	(7,307,669)	(144,521)	(7,452,190)

Issuance of Share Capital	15	3,073,073	-	-	-	3,073,073	-	3,073,073
Net loss for the year		-	-	(6,390,723)	-	(6,390,723)	(49,671)	(6,440,394)
Translation adjustments		-	-	-	2,230,002	2,230,002	-	2,230,002
Balance at December 31, 2024		$5,105,073	$106,249	$(13,202,142)	$(404,497)	$(8,395,317)	$(194,192)	$(8,589,509)

The related notes form an integral part of these consolidated financial statements.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
	Note	2024	2023
OPERATING ACTIVITIES
Net loss		$(6,440,394)	$(3,056,207)
Non-cash adjustments
Depreciation and amortization		603,956	618,360
Net losses (gains) on foreign exchange		2,230,002	(1,532,389)
Net changes in non-cash working capital	26	1,006,628	3,387,603
Net cash provided by operating activities		(2,599,808)	(582,633)

INVESTING ACTIVITIES
Purchase of property, plant and equipment	9	(158,836)	(47,296)
Net cash used in investing activities		(158,836)	(47,296)

FINANCING ACTIVITIES
Proceeds from loans and borrowings	13	197,733	(677,666)
Repayments of borrowings and leasing liabilities	13	(20,915)	(19,656)
Proceeds from issue of share capital	15	3,073,073	773,519
Net cash used in financing activities		3,249,892	76,197

Net change in cash and cash equivalents		491,248	(553,732)
Cash, beginning of year		177,388	669,477
Exchange differences on cash		9,149	61,643
Cash, end of year		$677,784	$177,388

The related notes form an integral part of these consolidated financial statements.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

FIRST TOWERS & FIBER CORPORATION

Notes to Consolidated Financial Statements

NOTE 1: NATURE OF OPERATIONS

First Towers& Fibers Corp. (“FT” or the “Company”) is cellular tower owner, operator, and developer of multitenant communications structures. The Company is also an owner operator and developer of a multitenant dark fiber optic network. The Company’s two primary businesses which are the leasing of space on communications sites to mobile network operators (“MNOs”) and the leasing of dark fiber to telecommunication network operators, planned network operators or any entity that requires the use of fiber optics to transmit secure high-speed data. The Company offers its two primary businesses currently in Mexico.

CTFO was incorporated under the laws of the Province of British Columbia, Canada on February 24, 2017. The Company’s registered office is located at Suite 1300-1030 West Georgia Street, Vancouver, BC, Canada V6E 2Y3.

The consolidated financial statements of the Company as at and for the years ended December 31, 2024 and 2023 include the accounts of the Company and its subsidiaries, as disclosed in Note 3.

NOTE 2: GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue its operations for the foreseeable future and meet its obligations as they come due.

For the year ended December 31, 2024, the Company incurred a net loss of $6.3 million and had a shareholders’ deficit of $13.1 million. Although these conditions indicate the existence of material uncertainties, management has taken active steps to improve the Company’s financial position.

Subsequent to year-end, the Company entered into a binding agreement to complete a reverse takeover transaction (“RTO”) with Akanda Corp., a U.S.-listed public company. The RTO is expected to result in a recapitalization of the Company and improved access to capital markets. Management believes this transaction, combined with ongoing operational initiatives, will support the Company’s ability to continue as a going concern.

The consolidated financial statements do not reflect any adjustments that may be required should the Company be unable to continue as a going concern.

NOTE 3: BASIS OF PREPARATION

(a)	Statement of compliance

The Company’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgement in applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where significant assumptions and estimates are made are disclosed in Note 4.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments carried at fair value, as disclosed in the applicable accounting policies.

The consolidated financial statements are presented in U.S. dollars (USD), which is the Company’s presentation currency. The functional currency of the Canadian parent is CAD, and the functional currency of the Mexican subsidiaries is MXN.

(c)	Approval of the financial statements

These consolidated financial statements were approved by the Audit Committee and the Board of Directors of the Company on August 1, 2025.

(d)	Basis of consolidation

The financial statements include the accounts of First Towers & Fiber Corporation (the “Company”) and its subsidiaries:

●	Canadian Towers & Fiber Optics S.A. de C.V. (“CTFO Mexico”), and

●	Canadian Towers S.A. de C.V. (“CT Mexico”).

Subsidiaries are entities controlled by the Company, where control exists when the Company is exposed to, or has rights to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are consolidated from the date control is obtained and are deconsolidated from the date control ceases.

Although CT Mexico is legally controlled by a third party, the Company has power over its relevant activities and is therefore deemed to have control for accounting purposes under IFRS 10. The results of CT Mexico are fully consolidated, and the associated non-controlling interest (“NCI”) is presented separately within equity and comprehensive income.

All intra-group balances, transactions, income, and expenses are eliminated on consolidation. The following table summarizes the Company’s ownership interests in its consolidated subsidiaries. See Note 21 – Interests in Subsidiaries and Non-Controlling Interest for further details:

Entity Name	Country of Incorporation	Principal Activity	2024 Ownership	2023 Ownership	Consolidation Method
Canadian Towers & Fiber Optics S.A. de C.V.	Mexico	Infrastructure administration	96%	96%	Full consolidation
Canadian Towers S.A. de C.V.	Mexico	Tower owner, operator, and developer	0% (structured entity)	0% (structured entity)	Consolidated under IFRS 10 (control without ownership)

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(e)	Recently Issued Accounting Standards

There are no IFRS or IFRIC interpretations that are not yet effective and that would be expected to have a material impact on the Company’s financial statements.

(f)	First-time adoption of IFRS

These consolidated financial statements are the first that the Company has prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

Prior to the year ended December 31, 2024, the Company had not prepared general purpose financial statements in accordance with any specific accounting framework. Accordingly, these financial statements represent the Company’s first IFRS financial statements under IFRS 1 – First-time Adoption of International Financial Reporting Standards.

The Company has applied the IFRS 1 transition provisions as of January 1, 2023 (the “Transition Date”), and has not presented comparative information prepared under any previous accounting framework.

The Company has elected not to apply any of the optional exemptions available under IFRS 1, and has applied all mandatory exceptions. As such, no reconciliations of equity or total comprehensive income are presented.

NOTE 4: SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, income, and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Management considers the following areas to involve the most significant judgments and estimation uncertainty:

Significant Estimates and Assumptions

Leases – Determination of Lease Terms and Discount Rates

The Company applies judgment in determining the lease term for contracts with renewal or termination options. Management considers all facts and circumstances that create an economic incentive to exercise (or not to exercise) such options, including strategic location, leasehold improvements, and market conditions. Lease liabilities are measured using the Company’s incremental borrowing rate, which requires estimation based on the subsidiary’s borrowing capacity and economic environment, particularly in Mexico.

Revenue Recognition – Estimates of Percentage Completion

Some of the Company’s revenue is derived from fixed price service contracts that may extend beyond one reporting period. Management must use estimates to determine the percentage of work completed and revenue to recognize at the financial reporting period end date.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Expected Credit Losses – Trade Receivables

The Company provides services to customers primarily on credit terms. Estimates based on historical experience and economic conditions are used to determine the expected credit losses for trade receivables. Management considers factors such as customer aging, macroeconomic trends, and industry-specific risks.

Foreign Exchange – Translation of Mexican Operations

The Company’s Mexican operations use the Mexican Peso (MXN) as their functional currency. Translating these results to the USD presentation currency involves exchange rate fluctuations that can materially impact reported balances and equity. The determination of functional currency and treatment of intercompany balances requires significant judgment.

Property and Equipment – Impairment Indicators

Management reviews the carrying value of property and equipment, including telecom towers and fiber infrastructure, for indicators of impairment at each reporting date. The recoverable amount is based on the higher of value in use and fair value less costs of disposal, which requires management to estimate future cash flows, discount rates, and asset-specific risks.

Allocation of Proceeds – Liability vs. Equity Classification

Instruments such as convertible debt and share-based payments require bifurcation of proceeds between liability and equity components. This allocation is based on estimated fair values using discounted cash flows or option pricing models. Changes in assumptions may significantly affect the relative allocation and subsequent accounting treatment.

Deferred Tax Assets – Recoverability

Deferred tax assets are recognized only to the extent it is probable that taxable income will be available to utilize deductible temporary differences or carryforward losses. This assessment involves assumptions about future profitability, tax planning strategies, and jurisdiction-specific tax rules, particularly in Mexico and Canada. If actual taxable income differs from estimated amounts, future tax provisions may require adjustment.

Significant Judgments

In addition to areas involving estimation, management makes the following key judgments in applying accounting policies:

●	Going Concern: As discussed in Note 2, management has assessed the Company’s ability to continue as a going concern, taking into account the planned RTO transaction and expected access to financing.

●	Consolidation Decisions: Determining whether the Company controls an investee (particularly in joint ventures or related-party structures) involves judgment regarding decision-making rights and exposure to returns.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

●	Lease Classification and Scope: Determining whether certain contracts contain leases, and the appropriate accounting treatment under IFRS 16, involves judgment particularly in contracts with variable payments or multiple components.

●	Financial Instrument Classification: The Company assesses whether instruments should be classified as debt or equity based on the substance of the contractual terms.

●	Subsequent Events: Determining whether events after the reporting period are adjusting or non-adjusting in nature (see Note 27).

●	Contingencies: Determining whether a provision should be recognized or disclosed as a contingent liability.

NOTE 5: SIGNIFICANT ACCOUNTING POLICIES

(a)	Foreign currency translation

Each entity within the Group determines its own functional currency, which reflects the primary economic environment in which it operates:

●	The functional currency of the Canadian parent is the Canadian dollar (CAD).

●	The functional currency of the Mexican subsidiaries is the Mexican peso (MXN).

The consolidated financial statements are presented in United States dollars (USD), the Group’s presentation currency, selected in anticipation of a planned listing on a U.S. stock exchange following a reverse takeover transaction (“RTO”) subsequent to year-end.

Foreign currency transactions are initially recorded in the functional currency at exchange rates in effect at the transaction date.

●	Monetary items are remeasured at period-end exchange rates.

●	Non-monetary items measured at historical cost are not remeasured.

●	Non-monetary items at fair value are translated at the rate on the fair value measurement date.

Exchange differences on monetary items are recognized in profit or loss. Upon consolidation, assets and liabilities of foreign operations are translated into USD using the closing rate at the reporting date; income and expenses are translated at average exchange rates. Translation differences are recognized in other comprehensive income (OCI) and accumulated in equity under accumulated other comprehensive income (AOCI).

(b)	Basic and diluted loss per share

Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution from convertible instruments, options, and warrants. For periods in which the Company reports a loss, all potentially dilutive instruments are considered anti-dilutive and excluded from the calculation. As the Company incurred a net loss for the years presented and has no potentially dilutive instruments outstanding, basic and diluted loss per share are the same.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(c)	Cash

Cash includes cash on hand and demand deposits held at banks. The Company does not hold any cash equivalents.

(d)	Trade receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, net of any expected credit losses. The Company applies the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance for all trade receivables.

(e)	Prepayments

Prepayments represent amounts paid in advance for goods or services that will be consumed or received in future periods. These are initially recognized as assets and are expensed on a straight-line basis over the period of benefit. Prepaid expenses are presented as current assets unless the benefit extends beyond twelve months from the reporting date.

(f)	Trade payables and accrued liabilities

Trade payables are obligations to pay for goods and services acquired in the ordinary course of business. These liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

Trade payables and accrued liabilities are non-interest bearing and are normally settled within 30 to 90 days.

(g)	Revenue recognition

The Company earns revenue from long-term contracts for the leasing and construction of telecommunications infrastructure, including towers and fiber networks.

Leasing Revenue (IFRS 16)

Revenue from the lease of tower and fiber assets is recognized on a straight-line basis over the lease term, in accordance with IFRS 16. Lease agreements are classified as operating leases, typically ranging from five to thirteen years, and generally include fixed payments without significant variable components.

Construction and Services Revenue (IFRS 15)

Revenue from infrastructure construction and related services is recognized over time as performance obligations are satisfied, based on input methods such as costs incurred relative to total expected costs. These are typically fixed-price contracts governed by IFRS 15.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Revenue Composition

For the years ended December 31, 2024 and 2023, substantially all revenue was derived from leasing arrangements. No revenue was earned from contracts containing variable consideration or significant financing components.

(h)	Share capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects. Common shares issued for consideration other than cash, are valued based on their market value at the date the shares are issued. The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The Company considers the fair value of common shares issued in a private placement to be the more easily measurable component and the common shares are valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, is allocated to the attached warrants. Any fair value attributed to the warrants is recorded as reserves.

(i)	Income taxes

Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes; the initial recognition of assets or liabilities that affect neither accounting or taxable loss; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(j)	Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the acquisition or construction of the assets and bringing them to the location and condition necessary for their intended use.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, commencing when the assets are available for use:

●	Fiber optic network: 10% declining balance

●	Telecom towers: 10% declining balance

●	Machinery and equipment: 10% declining balance

●	Other equipment: 20 - 33% declining balance

Construction in progress represents capitalized costs related to the construction of telecommunications towers and fiber optic infrastructure that are not yet available for use. These amounts are transferred to the appropriate asset category when construction is complete and the asset is ready for its intended use, at which point depreciation commences. Construction in progress is not depreciated.

The Company reviews the carrying values of property and equipment for indicators of impairment at each reporting period.

(k)	Impairment of non-financial assets

The Company reviews the carrying amounts of non-financial assets at each reporting date to determine whether indicators of impairment exist. If such indicators are identified, the recoverable amount of the asset or the related cash-generating unit (“CGU”) is estimated.

A CGU is the smallest group of assets that generates largely independent cash inflows. If the carrying amount exceeds the recoverable amount, an impairment loss is recognized in profit or loss. The recoverable amount is the higher of:

●	Fair value less costs of disposal, and

●	Value in use, which is the present value of future expected cash flows, discounted using a pre-tax rate that reflects current market assessments.

Impairment losses are allocated to reduce the carrying amount of assets within the CGU on a pro-rata basis.

Impairment losses are reassessed at each reporting date. If there is an indication that a previously recognized loss has decreased or no longer exists, the carrying amount is increased to the revised estimate of recoverable amount. However, the asset’s carrying amount cannot exceed the amount that would have been determined, net of depreciation, had no impairment loss been recognized.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(l)	Loans and borrowings

Loans and borrowings are initially recognized at fair value, net of transaction costs incurred. They are subsequently measured at amortized cost using the effective interest method. Any difference between the proceeds (net of transaction costs) and the settlement amount is recognized in profit or loss over the term of the borrowing.

(m)	Compound financial instruments

The Company may issue financial instruments that contain both liability and equity components. When the initial proceeds from such instruments are received, the liability component is recognized at the fair value of a similar liability that does not have an equity conversion option. The residual amount is allocated to the equity component and recorded in equity as a conversion feature reserve. Transaction costs are allocated proportionately to the liability and equity components. The liability is subsequently measured at amortized cost using the effective interest method.

(n)	Leases

The Company accounts for leases in accordance with IFRS 16 – Leases, which requires recognition of a right-of-use (“ROU”) asset and a lease liability for most lease arrangements.

Lease Identification

At contract inception, the Company assesses whether a contract is, or contains, a lease. A contract is classified as a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control exists if the Company obtains substantially all economic benefits and has the right to direct the asset’s use.

Lessee Accounting

At the lease commencement date:

●	A ROU asset is recognized, initially measured at cost, which includes:

○	The initial lease liability,

○	Lease payments made at or before commencement,

○	Initial direct costs, and

○	An estimate of dismantling/restoration costs,

○	Less any lease incentives received.

The ROU asset is subsequently amortized on a straight-line basis over the shorter of the lease term or the asset’s useful life and is subject to impairment testing under IAS 36.

●	A lease liability is recognized, initially measured at the present value of lease payments not yet paid. Discounting is based on the interest rate implicit in the lease, or, if not readily determinable, the Company’s incremental borrowing rate (“IBR”).

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Lease payments include:

●	Fixed payments (including in-substance fixed payments),

●	Variable payments based on an index or rate,

●	Amounts expected under residual value guarantees,

●	Purchase options (if reasonably certain to be exercised), and

●	Penalties for terminating (if termination is reasonably certain).

The lease liability is subsequently measured at amortized cost using the effective interest method, and remeasured when lease terms or expected payments change.

Practical Expedients

The Company has elected:

●	Not to separate non-lease components from lease payments for premises leases.

●	Not to recognize ROU assets and lease liabilities for:

○	Short-term leases (lease terms of 12 months or less), and

○	Low-value leases.

Payments on these leases are recognized in profit or loss on a straight-line basis over the lease term.

Use of Judgments and Estimates

The Company applies judgment in determining the lease term (including renewal options) and the incremental borrowing rate used to discount lease liabilities. There were no significant changes in accounting estimates during the year ended December 31, 2024.

(o)	Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

Provisions are measured as the best estimate of the expenditure required to settle the present obligation at the reporting date, considering relevant risks and uncertainties. If the time value of money is material, provisions are measured at the present value of expected future cash flows using a pre-tax discount rate that reflects current market conditions.

Where the Company expects to recover some or all of the provision from a third party (e.g., under an insurance contract or indemnity), the reimbursement is recognized as a separate asset only when it is virtually certain that the reimbursement will be received and the amount can be measured reliably.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

(p)	Financial instruments

The Company recognizes financial assets and financial liabilities when it becomes a party to the contractual provisions of the instrument. All financial instruments are initially measured at fair value, plus transaction costs for items not classified at fair value through profit or loss.

Financial Assets

Financial assets are classified and measured based on:

●	the Company’s business model for managing the asset, and

●	the asset’s contractual cash flow characteristics.

The Company classifies its financial assets into the following categories:

●	Amortized Cost: Assets held to collect contractual cash flows where those cash flows are solely payments of principal and interest. These assets are measured at amortized cost using the effective interest method, net of any expected credit losses (ECLs). Examples: Cash, accounts receivable.

●	Fair Value Through Profit or Loss (FVTPL): Financial assets that do not meet the criteria for amortized cost or FVTOCI. These are measured at fair value, with changes recognized in profit or loss. The Company does not currently hold any assets in this category

●	Fair Value Through Other Comprehensive Income (FVTOCI): Certain equity investments not held for trading may be irrevocably designated in this category, with changes in fair value recognized in other comprehensive income. The Company does not currently apply this classification

Impairment of Financial Assets

The Company applies the expected credit loss (ECL) model to financial assets measured at amortized cost. Loss allowances are recognized based on either a 12-month or lifetime ECL, depending on whether there has been a significant increase in credit risk since initial recognition.

Financial Liabilities

Financial liabilities are classified as either:

●	Amortized Cost, or

●	Fair Value Through Profit or Loss (FVTPL).

All financial liabilities are classified at amortized cost, using the effective interest method. Examples: Accounts payable and accrued liabilities, loans payable.

The Company does not currently designate any liabilities at FVTPL.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Fair Value Hierarchy

When applicable, financial instruments measured at fair value are categorized using the following hierarchy in accordance with IFRS 13:

●	Level 1: Quoted prices in active markets for identical assets or liabilities.

●	Level 2: Observable inputs other than quoted prices, either directly or indirectly.

●	Level 3: Unobservable inputs.

As of the reporting date, the Company does not hold any financial instruments measured at fair value.

NOTE 6: CASH

Cash includes cash on hand and demand deposits held at banks. The Company does not hold any cash equivalents. As at December 31, 2024 and 2023, the Company did not have any restricted cash balances.

NOTE 7: TRADE AND OTHER RECEIVABLES

	2024	2023

Trade receivables	$106,626	$102,726
Less: Allowance for doubtful accounts (“AFDA”)	(28)	-
Trade receivables, net	106,598	102,726
Value-added tax (“VAT”) and other taxes recoverable	840,663	898,488
	$947,261	$1,001,215

Trade receivables represent amounts due from customers under normal credit terms, generally 30 to 90 days. The Company recorded an allowance for doubtful accounts of $28 (2023 - nil) based on its expected credit loss model, considering historical collection rates and current economic conditions.

VAT and other taxes recoverable represent Mexican VAT (IVA) balances and other indirect taxes expected to be refunded or applied against future tax liabilities.

NOTE 8: PREPAYMENTS

Prepayments consist of advance payments for insurance premiums, advances to suppliers for tower and fiber network construction, and other services expected to be utilized within the next twelve months.

Advances to suppliers primarily relate to construction and infrastructure development activities in Mexico. Prepayments are expensed on a straight-line basis over the period of benefit or reclassified to property and equipment upon transfer of control of the related asset.

As at December 31, 2024, prepayments totaled $83,174 (2023 – $101,116), all of which are expected to be expensed or applied within the next twelve months.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

NOTE 9: PROPERTY AND EQUIPMENT

	Fibre optic network	Telecom towers	Machinery and equipment	Other equipment	Construction in progress	Total

Cost
Balance, January 1, 2023	2,184,239	2,280,219	722,813	17,639	751,895	5,956,805
Additions	37,125	10,171	-	-	-	47,296
Balance, December 31, 2023	2,221,364	2,290,390	722,813	17,639	751,895	6,004,101
Additions	-	-	-	1,373	157,463	158,836
Balance, December 31, 2024	2,221,364	2,290,390	722,813	19,012	909,358	6,162,937

Accumulated depreciation
Balance, January 1, 2023	768,658	38,416	179,880	7,857	-	994,811
Additions	344,404	228,011	41,170	1,970	-	615,555
Balance, December 31, 2023	1,113,062	266,427	221,050	9,827	-	1,610,366
Additions	342,023	230,391	41,170	863	-	614,447
Balance, December 31, 2024	1,455,085	496,818	262,219	10,690	-	2,224,813

Net book value, Dec 31, 2023	1,108,302	2,023,963	501,763	7,812	909,358	4,393,736

Net book value, Dec 31, 2024	766,279	1,793,572	460,594	8,322	909,358	3,938,124

Fully depreciated assets are retained in asset and accumulated depreciation accounts until such assets are removed from service. Proceeds from disposals are netted against the related assets and the accumulated depreciation and included in earnings.

Depreciation expense for the year ended December 31, 2024 was $614,447 (2023 - $626,852), included within operating expenses in the consolidated statements of loss. No impairment losses were recognized during the year.

NOTE 10: RIGHT OF USE ASSETS

The Company’s right-of-use (“ROU”) assets consist primarily of ground leases for tower and fiber infrastructure sites in Mexico, recognized in accordance with IFRS 16 – Leases. The ROU assets are depreciated on a straight-line basis over the lease term.

The carrying amounts and movements in ROU assets during the years ended December 31, 2024 and 2023 were as follows.

Cost	Tower and Fiber Infrastructure
Balance, January 1, 2023	231,838
Additions	69,812
Balance, December 31, 2023	301,650
Additions	-
Balance, December 31, 2024	301,650

Accumulated depreciation
Balance, January 1, 2023	35,201
Additions	31,159
Balance, December 31, 2023	66,360
Additions	39,812
Balance, December 31, 2024	106,172

Net book value, Dec 31, 2023	235,290

Net book value, Dec 31, 2024	195,478

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The Company has not recognized any impairment losses on its ROU assets during the years presented.

Refer to Note 14: Lease Liabilities for additional information on the Company’s lease obligations.

NOTE 11: TRADE AND OTHER PAYABLES

As at December 31, the Company’s trade and other payables comprised the following:

	2024	2023
Trade payables	$787,902	$1,270,611
Accrued liabilities	54,818	30,236
Payroll and related accruals	135,803	100,645
Sales taxes payable	27,673	21,830
Advances from third parties	104,878	5,291

Total Trade and other payables	$1,111,073	$1,428,614

All amounts are unsecured, non-interest bearing, and due within twelve months.

As at December 31, 2024, other payables included the following non-interest bearing, unsecured advances, each of which had no fixed terms of repayment:

-	$ 100,000 from Akanda Corp., a third party at the time of the transaction. Subsequent to year-end, Akanda entered into a Share Exchange Agreement with the Company (see Note 27 – Subsequent Events).

-	$ 4,878 from Savannah Minerals Ltd., a third party with no related party relationship.

NOTE 12: AMOUNTS DUE TO RELATED PARTIES

As at December 31, the Company had the following amounts payable to related parties. All balances were unsecured, non-interest bearing, and had no fixed terms of repayment, unless otherwise noted:

Nature of Relationship	2024	2023	Financial Statement Presentation
Close family member of a member of the Board of Directors	$-	$10,331	Due to related parties
Company controlled by a close family member of key management personnel	(184,082)	(163,499)	Due to related parties
Company controlled by a member of key management personnel	42,097	795,253	Due to related parties
Member of key management personnel	39,512	-	Due to related parties
Member of key management personnel and director	154,419	87,575	Due to related parties
Member of the Board of Directors	90,859	138,530	Due to related parties
Member of the Board of Directors and former member of key management personnel	52,308	165,977	Due to related parties
Total due to related parties	$195,114	$1,034,166

Other Related party balances
Company controlled by a close family member of key management personnel	69,686	75,590	Secured loan, CAD denominated (see Note 13)
Company controlled by a close family member of key management personnel	114,564	114,564	Accrued interest payable
Member of key management personnel was a former director of the board	-	30,236	Unsecured third-party loan
Total	$379,364	$1,254,556

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

NOTE 13: LOANS AND BORROWINGS

The loans and borrowings of the Company are as follows:

		Principal	Accrued interest	Total	Total
Current liabilities	Note	31-Dec-24	31-Dec-24	31-Dec-24	31-Dec-23
Secured loans, CAD denominated	[11(a)(i) - (iv)]	$2,888,502	$4,739,003	$7,627,504	$6,847,038
Secured loan, USD denominated	[11(b)]	1,990,000	2,848,915	4,838,915	3,775,713
Secured loan, MXN denominated	[11(c)]	18,785	-	18,785	-
Secured third-party bridge loan	[11(d)]	350,000	2,953	352,953	-
Unsecured third-party loans	[11(e), 11(f)]	100,000	-	100,000	30,236

		$5,347,286	$7,590,871	$12,938,157	$10,652,987

Non-current liabilities
Secured loan, MXN denominated	[11c]	$3,888	$-	$3,888	$-

		$3,888	$-	$3,888	$-

The carrying amounts of the Group’s loans and borrowings approximate their fair values due to the short-term nature of these instruments, and because they bear interest at rates that approximate market rates.

11(a)(i) Plenary Group (Canada) Finco Inc. Secured loan (CAD)

On April 15, 2019, the Company entered into a secured loan facility agreement with Plenary Group (Canada) Finco Inc. for an aggregate principal amount of up to CAD $3,000,000, to fund the construction and marketing of the Company’s fiber optic network and other telecommunications infrastructure in Mexico.

The facility bears interest at 15% per annum, compounded monthly, with a default and post-maturity rate of 20% per annum. It also includes a commitment fee of 1.5% per annum on undrawn amounts, compounded monthly.

Repayments are required from the Borrower’s free cash flow on a monthly basis and are applied in the following order: (i) commitment fees, (ii) accrued interest, and (iii) principal. Prepayment is permitted at any time without penalty, and amounts repaid may be reborrowed.

The loan is secured by:

●	a general security agreement over all present and future personal property of the Borrower and the parent company;

●	a mortgage over any real property owned by the Borrower and the parent company;

●	a secured payment and performance guarantee from the Canadian parent company (Canadian Towers & Fiber Optics Inc.); and

●	a hypothecation of all shares owned by the guarantors in the Borrower.

The facility matured on April 14, 2024, and is therefore classified as a current liability as at December 31, 2024. The loan is presented as a secured loan, CAD denominated within loans and borrowings in the consolidated statements of financial position.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The carrying amount of the loan approximates its fair value, as the interest rate is consistent with market rates for similar borrowings.

11(a)(ii) Dunstan Holdings Ltd. Loan #1 (CAD)

On August 16, 2018, the Company entered into a loan agreement with Dunstan Holdings Ltd., a third party lender, for a principal amount of CAD $875,000 to fund the construction of the Company’s fiber optic infrastructure in Mexico.

The loan bears interest at 12% per annum, compounded monthly, not in advance. In the event of non-payment by the First Payment Date (December 31, 2018), the interest rate increases to 20% per annum, effective from that date.

The loan was originally repayable on or before March 31, 2019. As of December 31, 2024, the loan has not been repaid, is in default, and remains outstanding. Accordingly, the loan is classified as current in the consolidated statements of financial position.

The loan is secured by:

●	a general security agreement over all of the Borrower’s present and future personal property;

●	a mortgage over any real property owned by the Borrower;

●	personal performance guarantees granted by Christopher Cooper and Francisco Juarez; and

●	a hypothecation of all shares owned by the guarantors in the Borrower.

The loan is classified as a secured loan, CAD denominated within loans and borrowings.

The carrying amount of the loan approximates its fair value due to the short-term nature of the instrument and the prevailing interest rates at the time of initial recognition.

11(a)(iii) Dunstan Holdings Ltd. Loan #2 (CAD)

On February 19, 2019, the Company entered into a second loan agreement with Dunstan Holdings Ltd., a third-party lender, for a principal amount of CAD $170,000, to fund the development of the Company’s fiber optic infrastructure project in Mexico.

The loan bears interest at 15% per annum, compounded monthly, not in advance. In the event of default or non-repayment by the maturity date, the interest rate increases to 20% per annum from the maturity date onward.

The loan was initially repayable on or before May 19, 2019. As of December 31, 2024, the loan remains outstanding and is in default. Accordingly, the loan is classified as current in the consolidated statements of financial position.

The loan is secured by:

●	a general security agreement over all of the Borrower’s present and future personal property;

●	a mortgage over any real property owned by the Borrower;

●	personal performance guarantees granted by Christopher Cooper and Francisco Juarez; and

●	a hypothecation of all shares owned by the guarantors in the Borrower.

The loan is classified as a secured loan, CAD denominated within loans and borrowings.

The carrying amount of the loan approximates its fair value due to the short-term nature of the instrument and the high interest rate reflecting market terms for similar risk-based lending.

11(a)(iv) Chrisco Management Inc. Loan (CAD)

On December 3, 2018, the Company entered into a loan agreement with Chrisco Management Inc., a company controlled by a close family member of a senior officer of the Company. Accordingly, this loan is considered a related party transaction under IAS 24 (see Note 19 – Related Party Transactions).

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The loan principal was CAD $100,000, advanced in full on the effective date. It bears interest at 12% per annum, compounded monthly and not in advance. Following the First Payment Date of December 31, 2019, any unpaid amounts accrue interest at a default rate of 20% per annum, compounded monthly.

The loan was originally repayable in full on or before December 31, 2019, but remained outstanding at year-end. It is repayable on demand in the event of default, and interest continues to accrue. Interest expense on this loans is included in finance costs, and amounted to $8,436 in 2024 (2023: $33,545).

The loan is secured by:

●	a general security agreement over all present and future personal property of the Company; and

●	a mortgage over any real property owned by the Company.

As the loan was past its contractual maturity as of December 31, 2024, it is classified as a current liability in the consolidated statements of financial position. The loan is presented within secured CAD loans under loans and borrowings.

The carrying amount of the loan approximates its fair value, as the effective interest rate reflects the contractual terms and the Company’s credit risk.

11(b) Plenary Group (Canada) Finco Inc. – USD Secured Loan

On November 10, 2020, the Company entered into a secured loan facility agreement with Plenary Group (Canada) Finco Inc. for an aggregate principal amount of up to $2,000,000 USD. The proceeds were used to fund the construction of telecommunications towers in Mexico.

The facility bears interest at 15% per annum, compounded monthly. In the event of default or non-repayment by the maturity date, the interest rate increases to 25% per annum. A commitment fee of 1.5% per annum is charged on the undrawn amount, also compounded monthly. The loan was repayable on or before November 10, 2021, and the Company remains in default as at December 31, 2024.

The loan is secured by:

●	A general security agreement over all present and future personal property of the Borrower and of the parent company;

●	A mortgage over any real property owned by the Borrower and of the parent company; and

●	A secured payment and performance guarantee by the Canadian parent company (Canadian Towers & Fiber Optics Inc.).

The loan is classified as a secured bank loan, USD denominated within loans and borrowings in the consolidated statements of financial position. Given the loan remains unpaid past its maturity date, it is classified as current as at December 31, 2024.

The carrying amount of the loan approximates its fair value due to the nature and terms of the borrowing.

11(c) Konfio Ltd. Loan (MXN)

On January 24, 2024, the Company (through its Mexican operating subsidiary) entered into a credit agreement with Konfio Ltd., a registered financial institution in Mexico, for a loan facility of MXN 2,200,000 to support working capital and operational expenditures.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The loan bears interest at an effective interest rate of approximately 43% per annum, calculated on a declining balance basis, and includes an origination commission of MXN 44,000. The facility is repayable in 24 monthly installments beginning in February 2024 and maturing in January 2026.

The loan is secured by:

●	a non-possessory pledge over the Borrower’s accounts receivable and equipment;

●	Konfio’s right to withhold and apply revenues collected through connected payment systems toward monthly repayments.

There are no conversion features or prepayment penalties.

As at December 31, 2024, the loan is presented as a secured loan, MXN denominated within loans and borrowings. Based on the repayment schedule, the loan is split between current and non-current portions, with approximately 12 monthly payments remaining.

The carrying amount differs from the principal balance, as the loan is measured at amortized cost under the effective interest method in accordance with IFRS 9. The difference between principal and carrying amount reflects the high implicit interest rate on the facility.

11(d) Akanda Corp. Bridge Loan (CAD)

On November 15, 2024, the Company entered into a secured bridge loan agreement with Akanda Corp., a third-party lender, for a principal amount of USD $350,000 (CAD equivalent at recognition: $480,990), to fund general working capital requirements pending the closing of a reverse takeover transaction.

The loan bears interest at 15% per annum, compounded monthly, not in advance. The loan matures on the earlier of 12 months from the closing date (i.e., November 15, 2025); or completion of the reverse takeover (RTO) transaction between the Company and Akanda Corp.

The loan is secured by:

●	a third-ranking general security agreement (GSA) over the present and future property of the Company;

●	a pledge of all shares of Canadian Towers & Fiber Optic Mexico S. de R.L. de C.V.;

●	a share pledge agreement over the shares of Canadian Towers & Fiber Optic Canada Inc.; and

●	assignments of insurance proceeds related to the Company’s tower and fiber infrastructure assets.

There are no commitment fees or conversion rights associated with the loan. Prepayment is permitted without penalty, subject to notice requirements.

As at December 31, 2024, the loan was outstanding and classified as a current liability, as the maturity event (completion of the RTO) is expected to occur within 12 months of the reporting date. The loan is classified as a secured third-party bridge loan within loans and borrowings in the consolidated statements of financial position.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The carrying amount of the loan approximates its fair value, as the effective interest rate reflects market terms for short-term bridge financing in a comparable credit environment.

11(e) Gia Resources Inc. Loan (CAD)

On September 22, 2022, the Company entered into a promissory note with Gia Resources Inc., a company that, at the time of the loan, had a director who was also a senior executive of the Company. Although that individual is no longer a director of Gia as at year-end, the transaction is disclosed as a related party loan in accordance with IAS 24, as the relationship existed during the reporting period (see Note 12 – Amounts due to related parties).

The note was issued in the principal amount of CAD $40,000, is non-interest bearing, and is repayable on demand. There is no specified maturity date, no conversion feature, and no stated collateral or security. The loan may be prepaid at any time without penalty.

As at December 31, 2024, the loan remains outstanding and classified as a current liability in the consolidated statements of financial position. It is presented under unsecured third-party loans within loans and borrowings, and cross-referenced as a related party balance.

The carrying amount of the loan approximates its fair value due to its short-term nature and non-interest-bearing terms.

11(f) Franka Zunic Loan (USD)

On May 15, 2024, the Company received a loan in the amount of USD $100,000 from Franka Zunic, a third party with no related party relationship to the Company. The loan is non-interest bearing, unsecured, and repayable on demand. It may be repaid at any time without penalty or notice.

As at December 31, 2024, the loan remained outstanding and was classified as a current liability within loans and borrowings – unsecured third-party loans. The carrying amount approximates fair value due to the short-term and non-interest-bearing nature of the loan.

NOTE 14: LEASE LIABILITIES

Lease liabilities are presented in the consolidated statement of financial position as follows:

	31 Dec 2024	31 Dec 2023
Current	(19,540)	(21,514)
Non-current	(163,558)	(223,653)
	(183,097)	(245,167)

The Group has lease arrangements related to tower and fiber infrastructure sites in Mexico, recognized in accordance with IFRS 16 – Leases. Each lease is reflected in the consolidated statement of financial position as a right-of-use asset and a lease liability. The Group classifies its right-of-use assets in a consistent manner to its property and equipment (see Note 9).

The leases have a remaining term ranging from 6.0 to 6.5 years, with an average remaining lease term of 6.49 years as at December 31, 2024.

All leases contain extension and termination options to provide flexibility in managing the portfolio. The Company has considered the likelihood of exercising these options when determining the lease terms. The Company must keep those properties in a good state of repair and return the properties in their original condition at the end of the lease. Further, the Company must insure right-of-use assets and incur maintenance fees on such items in accordance with the lease contracts. There are no leases with options to purchase the underlying assets, and no variable lease payments linked to an index or rate.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

The following table summarizes the Group’s undiscounted lease payment obligations by maturity band, in accordance with IFRS 16.58(c). The table excludes short-term leases and leases of low-value assets. The difference between the total undiscounted lease payments and the lease liabilities recognized on the statement of financial position reflects the impact of discounting using the Group’s incremental borrowing rate.

	Within 1 year	1 - 2 years	2 - 3 years	3 - 4 years	4 - 5 years	5+ years	Total
December 31, 2024
Lease payments	(35,707)	(51,813)	(35,949)	(35,949)	(35,949)	(51,790)	(247,158)
Finance Charges	17,615	14,850	11,836	9,312	6,522	3,925	64,061
Net present value	(18,092)	(36,963)	(24,113)	(26,638)	(29,427)	(47,865)	(183,097)

December 31, 2023
Lease payments	(43,432)	(43,432)	(63,023)	(43,727)	(43,727)	(109,258)	(346,599)
Finance Charges	23,512	21,426	18,063	14,397	11,326	12,708	101,432
Net present value	(19,920)	(22,006)	(44,959)	(29,330)	(32,401)	(96,551)	(245,167)

NOTE 15: SHARE CAPITAL

The Company is authorized to issue an unlimited number of Class A common shares without par value. All issued shares are fully paid.

	2024		2023
	# of shares	Share capital (USD)	# of shares	Share capital (USD)
Shares issued and fully paid:
- Beginning of the year	45,648,413	$2,032,000	20,131,747	$1,258,481
- Shares issued	4,462,795	1,679,345	25,516,666	773,519
- Shares issued per Debt Settlement Agreement	100,000,000	1,393,728	-	-
Shares issued and fully paid	150,111,208	$5,105,073	45,648,413	$2,032,000

During the year ended December 31, 2024, the Company issued 4,462,795 common shares for cash consideration and 100,000,000 common shares at a deemed price of CAD $0.02 per share (USD $0.0146) to a third party as settlement of $1,393,728 in outstanding liabilities. These liabilities were originally owed to a company controlled by a director but were subsequently assigned to the third party prior to settlement.

These transactions are further described in Notes 13 – Loans and Borrowings, and 19 – Related Party Transactions.

There are no issued or outstanding stock options, warrants, or other equity instruments as at December 31, 2024.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

NOTE 16: REVENUE

The Company generates revenue from the leasing of telecommunications infrastructure, including tower sites and dark fiber routes. Revenue is recognized in accordance with the accounting policies disclosed in Note 5. The Group’s revenue is earned entirely in Mexico, where all of its telecommunications infrastructure assets are located.

The Company’s leasing arrangements are governed by long-term contracts, typically with fixed monthly or annual charges. These contracts relate to the provision of access to physical tower space and dark fiber, and are accounted for under IFRS 16 – Leases.

The Company does not currently provide significant services or enter into contracts with customers under IFRS 15 – Revenue from Contracts with Customers. As such, all revenue recognized during the periods presented is classified as lease income.

The table below presents disaggregated revenue by type:

	2024	2023
Tower leasing revenue	198,672	225,184
Fiber leasing revenue	476,806	372,481
Other revenue	19,246	70,189
Total revenue	694,725	667,854

NOTE 17: GENERAL AND ADMINISTRATIVE EXPENSES

The Company presents its expenses by function in the consolidated statement of profit or loss. Accordingly, the following provides a breakdown of general and administrative expenses by nature for the years ended December 31:

	2024	2023
Advertising, promotion and travel	86,470	41,314
Insurance	3,393	-
Non-deductible penalties and interest	40,041	16,040
Office and administrative	9,388	100,952
Other	2,301	32,385
Professional fees	58,305	(3,495)
Salaries, benefits and contractors	35,761	1,404
Total general and administrative expenses	235,660	188,600

Employee salaries, benefits, and short-term compensation are included within general and administrative expenses. The Company does not maintain a formal pension plan or other long-term employee benefit arrangements during the periods presented.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

NOTE 18: FINANCE COSTS

The Group incurred the following finance costs during the years ended December 31:

	2024	2023
Interest on loans and borrowings	2,654,968	1,657,666
Interest on lease liabilities (IFRS 16)	21,897	24,273
Other finance charges[1]	6,796	1,682
Total finance costs	2,683,661	1,683,621

[1]	Includes bank fees, administrative charges, and non-cash amortization of transaction costs where applicable.

NOTE 19: RELATED PARTY TRANSACTIONS

The Group’s related parties include key management personnel, entities under common control or significant influence, and companies in which directors or officers have significant ownership or governance roles its key management and others. Key management includes the CEO, CFO, and directors of the Company.

All related party loans are presented in Note 13 – Loans and Borrowings, and are measured at amortized cost.

a) Related Party Transactions

During the year ended December 31, 2024, the Company engaged related parties for management and consulting services, including amounts paid or payable to executive officers, directors, employees, and entities under their control. These transactions were measured at the exchange amount and occurred in the normal course of operations.

Some of the amounts were settled during the year, while other balances remained outstanding as at year-end and were classified as current liabilities due to their short-term or on-demand nature. All balances with related parties were unsecured and non-interest bearing.

Key management personnel compensation is disclosed below in Note 19(b), and related party loans and financing arrangements are detailed in Note 13 – Loans and Borrowings.

b) Key Management Compensation

Total compensation paid or payable to key management personnel during the year was as follows:

	Transaction values for the year ended December 31 (USD)		Amounts owed at December 31 (USD)
	2024	2023	2024	2023
Salaries and benefits	63,043	63,777	-	-
Consulting fees	259,040	131,927	121,530	115,037
Total	322,083	195,705	121,530	115,037

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

c) Debt Assignment and Derecognition of Related Party Balance

During the year ended December 31, 2024, the Company was indebted to Number 2 Capital Corp. in the amount of CAD $860,000. Number 2 Capital Corp. is a company controlled by the Chief Executive Officer of the Company and, as such, the outstanding balance was classified as a related party liability.

On July 4, 2024, the full outstanding amount was assigned by Number 2 Capital Corp. to an unrelated third party, for consideration of CAD $120,000. From the date of assignment, the amount was no longer classified as a related party balance.

Subsequent Debt Settlement by Share Issuance

On October 28, 2024, the Company entered into a debt settlement agreement with the unrelated third party noted above, pursuant to which the Company agreed to issue 100,000,000 common shares at a deemed price of $0.02 per share in full and final settlement of debt totaling CAD $2,000,000. The Company and the unrelated third party mutually released all obligations under any existing agreements as of the settlement date.

NOTE 20: INCOME TAXES

a) Income tax expense

The reconciliation of the expected income tax recovery based on the blended statutory tax rate to the actual income tax recovery is as follows:

	2024	2023
Net loss before income taxes	(6,440,394)	(3,056,207)
Blended statutory tax rate (11% Canada, 30% Mexico)	17.8%	11.4%
Expected income tax recovery	(1,148,751)	(348,140)
Effect of:
– Change in unrecognized deferred tax assets	2,638,930	1,217,534
– Effect of opening temporary differences	(1,490,179)	(869,394)
Total income tax recovery	-	-

The Company has not recognized any current income tax expense or recovery for the years ended December 31, 2024 and 2023.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

b) Deferred Tax Assets and Liabilities

The components of the deferred tax assets and liabilities are as follows:

	2024	2023
Deferred tax assets:
Property and equipment	542,144	269,499
Non-capital loss carryforwards	2,096,786	948,035
Total deferred tax assets	2,638,930	1,217,534
Less: Valuation allowance	(2,638,930)	(1,217,534)
Net deferred tax asset	-	-

A deferred tax asset has not been recognized in respect of the above items, as it is not probable that future taxable profits will be available against which the Company can utilize the benefits. The valuation allowance reflects management’s assessment of recoverability as at December 31, 2024 and 2023.

NOTE 21: INTEREST IN SUBSIDIARIES AND NON-CONTROLLING INTEREST

a)	Composition of the Group

Set out below are the details of the controlled subsidiaries held directly by the Company:

Name of the Subsidiary	Country of incorporation and principal place of business	Principal activity	Proportion of ownership interests held by the Company at period-end
			2024	2023
Canadian Towers and Fiber Optics SA de CV	Mexico	Administration	100%	100%
Canadian Towers SA de CV	Mexico	Cellular tower owner, operator, and developer	96%	96%

The financial results of these subsidiaries have been fully consolidated. The financial year-end of both Mexican subsidiaries is December 31, consistent with that of the parent company. The portion of net income and net assets attributable to the non-controlling interest has been separately presented in the consolidated financial statements.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

b)	Subsidiaries with material non-controlling interests

The Company includes two subsidiaries with material non-controlling interests (NCI):

Name of the Subsidiary	Proportion of ownership interests and voting rights held by the NCI		Total Comprehensive loss allocated to NCI		Accumulated NCI
	2024	2023	2024	2023	2024	2023
Canadian Towers and Fiber Optics SA de CV (“CT&FO SA”)	4%	4%	(553)	(2,838)	(29,243)	(115,831)
Canadian Towers SA de CV (“CT SA”)	100%	100%	(49,118)	27,785	(164,949)	(28,690)

No dividends were paid to the NCI during the years ended 31 December 2024 and 2023.

Summarized financial information for Canadian Towers and Fiber Optics SA de CV (“CT&FO SA”), before intragroup eliminations, is set out below:

	2024	2023
Current assets	$1,337,290	$892,967
Non-current assets	2,267,962	2,513,525
Total assets	3,605,252	3,406,492

Current liabilities	7,976,664	4,352,220
Non-current liabilities	125,415	164,714
Total liabilities	8,102,079	4,516,934

Equity attributable to owners of the parent	(4,467,584)	(994,611)

Non-controlling interests	(29,243)	(115,831)

Revenue	694,725	667,854
Profit (loss) for the year attributable to owners of the parent	(1,664,720)	(13,265)
Profit (loss) for the year attributable to NCI	(69,363)	(553)
Profit (loss) for the year	(1,734,084)	(13,817)

Total comprehensive income for the year attributable to owners of the parent	850,140	321,744
Total comprehensive income for the year attributable to NCI	35,422	13,406
Total comprehensive income for the year	$885,562	$335,150

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

c)	Structured Entity and Control Without Ownership Interest

The Company consolidates Canadian Towers S.A. de C.V. (“CT SA”), a Mexican-incorporated entity, over which it holds no direct or indirect ownership interest as at December 31, 2024. The Company determined that it exercises control over CT SA in accordance with IFRS 10 – Consolidated Financial Statements, as it:

-	has the power to direct the relevant activities of CT SA through contractual arrangements and operational control;

-	is exposed to variable returns through its funding, management, and operational activities with the entity; and

-	has the ability to use its power over CT SA to affect those returns.

Accordingly, CT SA has been fully consolidated in these financial statements.

The Company has determined that CT SA qualifies as a structured entity under IFRS 12 due to the nature of its design and purpose. CT SA is structured in such a way that voting or similar rights are not the dominant factor in determining control.

The Company does not provide financial support to CT SA beyond existing contractual obligations, and there are no explicit arrangements that would require the Company to do so in the future.

d)	Interests in unconsolidated structured entities

The Company has no interest in any unconsolidated structured entities during either of the reporting periods presented.

NOTE 22: FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Group is exposed to various financial risks in the normal course of its operations, including credit risk, liquidity risk, and foreign currency risk. The Company’s financial instruments are classified and measured in accordance with IFRS 9 – Financial Instruments.

a)	Classification of Financial Instruments

The carrying amount of financial assets and liabilities by classification are as follows:

	2024	2023
Financial assets at amortized cost:
Cash	677,784	177,388
Trade and other receivables	947,261	1,001,215
Total Financial Assets	1,625,045	1,178,603

Financial liabilities at amortized cost:
Trade and other payables	1,111,073	1,428,614
Due to related parties	195,114	1,034,166
Loans and borrowings	12,942,046	10,652,987
Lease liabilities	183,097	245,167
Total Financial Liabilities	14,431,330	13,360,933

The carrying amounts approximate fair value due to the short-term nature of these instruments or because they bear interest at market rates.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

b)	Credit Risk

Credit risk arises from the possibility that counterparties may default on their financial obligations. The Group is exposed to credit risk primarily on its trade receivables and cash balances. Cash is held with high-credit-quality financial institutions, and the creditworthiness of customers is monitored on an ongoing basis.

The Company applies the simplified approach to trade receivables and recognizes lifetime expected credit losses (ECL) at initial recognition. Credit risk is assessed using a provision matrix based on aging, historical loss experience, and forward-looking macroeconomic information.

A financial asset is considered to have experienced a significant increase in credit risk when it is more than 30 days past due, unless this presumption is rebutted based on reasonable and supportable information. The Company does not apply the low credit risk exemption for any financial instruments.

A financial asset is considered to be in default when it is more than 90 days past due or when there is objective evidence that the counterparty is unlikely to pay, such as significant financial difficulty or the initiation of bankruptcy proceedings. This definition is consistent with the Company’s internal credit risk management practices and is applied consistently in assessing expected credit losses.

The Company does not assign formal credit ratings to trade receivables, but uses aging and internal credit assessments as proxies for risk rating grades.

The Group is exposed to credit risk primarily in Mexico. Trade receivables are concentrated among a limited number of telecommunications infrastructure customers. Management monitors exposures on a customer-by-customer basis. As at December 31, 2024, no single customer accounted for more than 10% of the Group’s trade receivables. However, a significant concentration exists with respect to VAT receivables from the Mexican tax authorities (SAT), which represented approximately 83.7% (2023 – 94.9%) of the Group’s total receivables at year-end. This balance is considered to have low credit risk due to the nature of the counterparty.

c)	Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting its financial obligations as they become due. The Group manages this risk by maintaining adequate cash balances, monitoring cash flows, and negotiating payment terms with lenders and suppliers.

The following table summarizes the contractual maturities of the Group’s financial liabilities based on undiscounted cash flows. The Group does not have any financial instruments with terms that would result in significantly earlier or larger outflows than disclosed:

	Within 1 year	1 - 2 years	2 + years	Total
Accounts payable and accrued liabilities	1,111,073	-	-	1,111,073
Due to related parties	195,114	-	-	195,114
Loans and borrowings	12,938,157	3,888	-	12,942,046
Lease liabilities	18,092	36,963	128,043	183,097
Total	14,262,436	40,851	128,043	14,431,330

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

d)	Foreign Currency Risk

The Group is exposed to foreign currency risk primarily through its loans and payables denominated in Canadian dollars (CAD) and Mexican pesos (MXN), while its consolidated financial statements are presented in U.S. dollars (USD).

The following table summarizes the net foreign currency exposure at the reporting date:

Currency	Assets (USD)	Liabilities (USD)	Net Exposure (USD)

CAD	3,232,655	11,800,309	(8,567,654)
MXN	1,606,782	5,476,432	(3,869,650)
Total	4,839,437	17,276,742	(12,437,305)

A 10% change in the USD/CAD or USD/MXN exchange rate at year-end would result in a gain or loss of approximately $616,817.

e)	Interest Rate Risk

The Group is exposed to interest rate risk on its loans and lease liabilities. Most of the loans bear fixed interest rates; however, they are subject to changes upon renewal or refinancing. As the majority of the Group’s debt carries fixed rates, its exposure to changes in market interest rates is limited.

f)	Fair Value Hierarchy

The Group has no financial assets or liabilities measured at fair value on a recurring basis. As such, no fair value hierarchy disclosures are required under IFRS 13.

NOTE 23: EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net loss attributable to equity holders of the Company by the weighted average number of common shares outstanding during the year.

The Company had no outstanding options, warrants, convertible instruments, or other potentially dilutive equity instruments during the years ended December 31, 2024 or 2023. Accordingly, diluted loss per share is equal to basic loss per share for both periods.

	2024	2023
Net loss attributable to equity holders of the Company (USD)	(6,390,723)	(3,081,154)
Weighted average number of ordinary shares outstanding	76,999,955	35,484,669
Basic earnings (loss) per share	$(0.08)	$(0.09)

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

NOTE 24: CAPITAL MANAGEMENT

The Company’s objectives in managing capital are to ensure adequate liquidity to support its operations, preserve financial flexibility, and safeguard its ability to continue as a going concern.

The Company defines capital as the aggregate of its shareholders’ equity and total borrowings. The Board of Directors does not establish formal quantitative return on capital criteria but monitors capital resources on a regular basis.

The Company manages its capital structure by reviewing actual and projected cash flows, short- and long-term operating and capital requirements, and the cost of capital. Adjustments may include issuing new shares, renegotiating debt terms, or implementing cost control initiatives.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s capital management policies or objectives during the year.

No dividends were proposed or declared subsequent to year-end. The Company does not have any cumulative preference shares or financial instruments impacted by redemption prohibitions.

NOTE 25: SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents the changes in non-cash working capital included in the statement of cash flows:

	2024	2023
(Increase) decrease in trade and other receivables	$53,954	$(342,594)
(Increase) decrease in prepayments	17,941	44,146
Increase (decrease) in trade payables and other payables	(317,540)	628,840
Increase (decrease) in amounts due to related parties	(839,052)	1,037,189
Increase (decrease) in accrued interest payable	2,091,325	2,020,022
Net change in non-cash working capital	$1,006,628	$3,387,603

NOTE 26: COMMITMENTS AND CONTINGENCIES

As at December 31, 2024 and 2023, the Company had no material off-balance sheet commitments, contingent liabilities, or pending legal proceedings.

Management has assessed the Company’s exposure to potential claims or obligations and determined there are no matters requiring disclosure under IAS 37 – Provisions, Contingent Liabilities and Contingent Assets.

NOTE 27: SUBSEQUENT EVENTS

Business Combination with Akanda Corp.

Subsequent to year-end, on March 5, 2025, First Towers & Fibers Corp. (“First Towers” or “FTFC”) entered into Amendment No. 2 to the Share Exchange Agreement (the “SEA”) with Akanda Corp. (“Akanda”), an Ontario corporation listed on the Nasdaq Capital Market (ticker symbol: AKAN). Under the amended terms, the transaction was structured as a concurrent sign-and-close, resulting in First Towers becoming a wholly owned subsidiary of Akanda on March 5, 2025 (the “Business Combination”).

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Pursuant to the amended SEA:

●	All common shares of First Towers were exchanged at closing for either (i) common shares of Akanda or (ii) cash consideration, at the agreed exchange ratio.

●	To comply with Nasdaq’s 19.9% ownership limitation without prior shareholder approval, FTFC shareholders receiving Akanda stock at closing were issued:

○	Class A Special Shares, representing 19.99% of the total Akanda shares otherwise issuable at closing. These Class A Special Shares are identical to Akanda’s common shares except that they are not listed on Nasdaq and do not carry voting rights at Akanda shareholder meetings. Following required shareholder approvals, the Class A Special Shares will automatically convert into listed Akanda common shares.

○	Class B Special Shares, which will convert into the remaining 80.1% of Akanda common shares after (i) Nasdaq approval of the transaction and (ii) shareholder approval of the issuance of the underlying common shares. The Class B Special Shares include leak-out provisions that limit conversions and subsequent sales for a period of up to 24 months following closing.

Akanda is required to seek shareholder approval for the conversion of the Class B Special Shares and will continue to call special shareholder meetings until such approval is obtained.

All closing conditions under the SEA were satisfied or waived at the sign-and-close. Akanda’s Board of Directors and executive officers remain unchanged at closing, and the Board and officers of the First Towers subsidiary were reconstituted in connection with the transaction.

In connection with the Business Combination:

●	Akanda agreed to issue convertible debentures to Dunstan Holdings Ltd. (“Dunstan”) and Plenary Group (Canada) Finco Inc. (“Plenary”) in exchange for the restructuring of approximately $5.2 million in outstanding indebtedness owed by First Towers. These debentures will not be convertible into Akanda common shares until after shareholder approval is obtained for the conversion of the Class B Special Shares.

●	Akanda will enter into a registration rights agreement, requiring it to register the shares issued or issuable to First Towers shareholders. Akanda is required to file a registration statement within approximately 45 days following the later of (i) receipt of First Towers’ audited financial statements and (ii) Nasdaq approval of the transaction.

The Business Combination will be accounted for as a business combination for financial reporting purposes, with First Towers identified as the accounting acquiree, as Akanda met the definition of a business under IFRS 3 Business Combinations. Therefore, in accordance with IFRS 3, the excess of consideration paid over the fair value of the net assets of First Towers is recorded as goodwill.

First Towers & Fiber Corporation – Consolidated Financial Statements 2024

Akanda Corp.

Up to 18,761,062 Common Shares

PROSPECTUS

September 29, 2025